 As filed with the Securities and Exchange Commission on January 22, 1999

                                                Registration No. 333-64241
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             Amendment No. 1

                                    to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                              SPRINT CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------
               Kansas                            48-0457967
  (State or Other Jurisdiction of     (I.R.S. Employer Identification
   Incorporation or Organization)                 Number)
                                P.O. Box 11315
                          Kansas City, Missouri 64112
                                (913) 624-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              Don A. Jensen, Esq.
                         Vice President and Secretary
                              Sprint Corporation
                                P.O. Box 11315
                          Kansas City, Missouri 64112
                                (913) 624-3326
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                WITH COPIES TO:
      Bruce N. Hawthorne, Esq.               Marc S. Rosenberg, Esq.
     E. William Bates II, Esq.               Cravath, Swaine & Moore
          King & Spalding               Worldwide Plaza, 825 Eighth Avenue
    1185 Avenue of the Americas              New York, New York 10019
      New York, New York 10036                    (212) 474-1000
           (212) 556-2100

                                ---------------
  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                              Proposed Maximum
                                            Proposed Maximum      Aggregate         Amount of
    Title of Shares         Amount to be     Offering Price       Offering        Registration
    to be Registered        Registered(1)      Per Unit(2)        Price(2)           Fee(3)
----------------------------------------------------------------------------------------------
PCS Common Stock--Series     23,851,851
 1.....................        shares           $25.3125        $603,749,979        $178,107

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes shares of PCS Common Stock--Series 1 that may be sold pursuant to the Underwriters' over-allotment option.

(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933.

(3) Fee previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages. Each of these pages of the U.S. Prospectus included herein is followed by the alternate page to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 22, 1999

U.S. PROSPECTUS
                             16,985,000 Shares

                               Sprint Corporation

                           PCS Common Stock--Series 1

  Of the shares of PCS Common Stock--Series 1 ("Series 1 PCS Stock") being offered by Sprint Corporation ("Sprint"), 13,585,000 shares are being offered in the United States and Canada (the "U.S. Offering") and 3,400,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering"). Such offerings are collectively referred to herein as the "Offerings." The net proceeds of the Offerings will be attributed to the PCS Group (as defined herein).

  The Series 1 PCS Stock is listed on the New York Stock Exchange under the symbol "PCS." The last reported sale price of the Series 1 PCS Stock on the New York Stock Exchange on January 21, 1999 was $29 7/16 per share.
                                                        (continued on next page)

  See "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks" beginning on pages 22 and 28, respectively, for a discussion of certain factors that should be considered by prospective investors.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Underwriting
                                  Discounts and        Proceeds to
             Price to Public     Commissions(1)         Sprint(2)
------------------------------------------------------------------
Per Share         $                   $                   $
------------------------------------------------------------------
Total(3)         $                   $                   $
------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Sprint has agreed to indemnify the U.S. Underwriters and the International Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by Sprint, estimated at $3,000,000.

(3) Sprint has granted to the U.S. Underwriters and the International Underwriters a 30-day option to purchase up to an additional 2,547,750 shares of Series 1 PCS Stock at the public offering price (less underwriting discounts and commissions) solely to cover over-allotments, if any. If the option is exercised in full, the Price to Public, the Underwriting Discounts and Commissions and the Proceeds to Sprint will total $ , $ , and $ , respectively. See "Underwriting."

           Joint Global Coordinators and Book-Running Managers:

Warburg Dillon Read LLC                                     Salomon Smith Barney

  The shares of Series 1 PCS Stock offered by this Prospectus are offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the U.S. Underwriters and subject to such U.S. Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that the shares of Series 1 PCS Stock offered hereby will be available for delivery on or about
         ,1999 through the facilities of the Depository Trust Company, against payment in immediately available funds.

                                  -----------

Salomon Smith Barney                                     Warburg Dillon Read LLC

                              Merrill Lynch & Co.

Donaldson, Lufkin & Jenrette      Lehman Brothers              J.P. Morgan & Co.

       , 1999

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any jurisdiction in which such offer, solicitation or sale + +would be unlawful prior to registration or qualification under the securities +
+laws of any such jurisdiction.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

               SUBJECT TO COMPLETION, DATED JANUARY 22, 1999

INTERNATIONAL PROSPECTUS

                             16,985,000 Shares

                               Sprint Corporation
[LOGO] Sprint(R)
                                                                   Sprint PCS(R)

                           PCS Common Stock--Series 1

  Of the shares of PCS Common Stock--Series 1 ("Series 1 PCS Stock") being offered by Sprint Corporation ("Sprint"), 3,400,000 shares are being offered outside the United States and Canada (the "International Offering") and 13,585,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering"). Such offerings are collectively referred to herein as the "Offerings." The net proceeds of the Offerings will be attributed to the PCS Group (as defined herein).

  The Series 1 PCS Stock is listed on the New York Stock Exchange under the symbol "PCS." The last reported sale price of the Series 1 PCS Stock on the New York Stock Exchange on January 21, 1999 was $29 7/16 per share.
                                                        (continued on next page)

  See "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks" beginning on pages 22 and 28, respectively, for a discussion of certain factors that should be considered by prospective investors.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Underwriting
                                  Discounts and        Proceeds to
             Price to Public     Commissions(1)         Sprint(2)
------------------------------------------------------------------
Per Share         $                   $                   $
------------------------------------------------------------------
Total(3)         $                   $                   $
------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Sprint has agreed to indemnify the International Underwriters and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by Sprint, estimated at $3,000,000.

(3) Sprint has granted to the International Underwriters and the U.S. Underwriters a 30-day option to purchase up to an additional 2,547,750 shares of Series 1 PCS Stock at the public offering price (less underwriting discounts and commissions) solely to cover over-allotments, if any. If the option is exercised in full, the Price to Public, the Underwriting Discounts and Commissions and the Proceeds to Sprint will total $ , $ , and $ , respectively. See "Underwriting."

           Joint Global Coordinators and Book-Running Managers:

Warburg Dillon Read                           Salomon Smith Barney International

  The shares of Series 1 PCS Stock offered by this Prospectus are offered by the several International Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the International Underwriters and subject to such International Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that the shares of Series 1 PCS Stock offered hereby will be available
for delivery on or about          , 1999 through the facilities of the
Depository Trust Company, against payment in immediately available funds.

                                  -----------

Salomon Smith Barney International                           Warburg Dillon Read

                          Merrill Lynch International

Donaldson, Lufkin & Jenrette     Lehman Brothers     J.P. Morgan Securities Ltd.

       , 1999

(continued from previous page)

  The Series 1 PCS Stock is one of three series of the PCS Common Stock of Sprint (the "PCS Stock"), which is a class of common stock of Sprint intended to reflect separately the performance of the PCS Group. The PCS Group is intended to consist of all business conducted by Sprint for offering or providing domestic wireless mobile telephony services or any other domestic PCS services (other than any activities of the FON Group (defined below) pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to policies of Sprint's Board of Directors), as well as all acquisitions of domestic PCS licenses. The PCS Group includes the operations of Sprint Spectrum Holdings, PhillieCo and SprintCom, each as defined herein. France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") have agreed to purchase an aggregate of 4,246,250 shares of PCS Common Stock--Series 3 ("Series 3 PCS Stock"), or an aggregate of 4,883,188 shares if the Underwriters' over-allotment option is exercised in full, concurrently with the closing of the Offerings. See "Description of Capital Stock" for a description of the dividend policy, liquidation and other terms of the PCS Stock.

  Holders of PCS Stock are holders of common stock of Sprint and are subject to all the risks of an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The other classes of common stock of Sprint are the FON Common Stock, listed on the New York Stock Exchange under the symbol "FON" (the "FON Stock"), and the Class A Common Stock, held by FT and DT ("Class A Common"). The PCS Stock and the FON Stock each have three series: one that is publicly-traded (Series 1), a second that is for issuances to certain cable companies which were partners with Sprint in various entities now included in the PCS Group (Series 2), and a third that is for issuances to FT and DT (Series 3). Each share of Class A Common represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue initially one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. The FON Stock is intended to reflect the performance of Sprint's operations other than the operations of the PCS Group (the "FON Group").

  Except as required by applicable law or as otherwise described herein, the holders of PCS Stock and FON Stock vote together as a single class. In matters on which the holders of PCS Stock and FON Stock vote together as a single class, each outstanding share of FON Stock is entitled to one vote per share, each outstanding share of Series 1 PCS Stock and Series 3 PCS Stock is entitled to a number of votes based on the market value of a share of Series 1 PCS Stock relative to the market value of a share of Series 1 FON Stock, and each share of Series 2 PCS Stock is entitled to 1/10 of the vote per share of the Series 1 PCS Stock and Series 3 PCS Stock. Each share of Class A Common entitles the holder thereof to a vote per share equivalent to the number of votes that the share(s) of FON Stock and PCS Stock represented by such share would be entitled to receive (plus, in certain cases, an increased voting power resulting from certain antidilution protections). In matters on which the holders of PCS Stock vote as a separate class, each share of PCS Stock, including each share of Series 2 PCS Stock, will receive one vote per share. Dividends are not currently contemplated to be paid on shares of any series of PCS Stock. See "Description of Capital Stock."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES 1 PCS STOCK, INCLUDING OVER-ALLOTMENT, BIDDING FOR OR PURCHASING SUCH SECURITIES TO STABILIZE THEIR MARKET PRICE, PURCHASING SUCH SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN SUCH SECURITIES MAINTAINED BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[Inside cover: Diagram of U.S., indicating markets with Sprint PCS service as of December 31, 1998 and markets where service will be available early in 1999.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this Prospectus. See "Available Information." Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Capitalized terms not defined herein have the meanings ascribed to such terms in the Glossary. The term "PCS Group" as used herein, unless otherwise stated, refers to the entities, businesses and interests that comprise the PCS Group, which may be modified from time to time. See "Tracking Stock Policies" and the definition of "PCS Group" included in the Glossary.

                                 The PCS Group

General

  The PCS Group, which markets its wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names, operates the only 100% digital personal communications services ("PCS") wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At December 31, 1998, the PCS Group, together with certain affiliated companies, operated PCS systems in 225 metropolitan markets within the United States, including 45 of the 50 largest metropolitan areas. By the end of the first quarter of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States. The PCS Group currently provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas, (ii) affiliating with other companies, primarily in and around smaller metropolitan areas, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other CDMA-based providers. Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 2.5 million customers as of December 31, 1998.

  Management believes that there are significant growth opportunities in the wireless industry. According to the Cellular Telecommunications Industry Association, as of June 30, 1998, there were 60.8 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997. Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by 2001. Management believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. Management also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

  The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology. Management believes, based on studies by CDMA manufacturers, that its implementation of CDMA digital technology will result in significant operating and cost efficiencies relative to analog and other digital technologies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  The PCS Group uses multiple distribution channels to market its products and services, including its own retail sales and direct sales forces, third-party retail stores, an Internet site, telemarketing, private label resale and cross-marketing. The PCS Group launched its third-party retail distribution channel in 1995 with

RadioShack, which as of December 31, 1998 sold Sprint PCS products in approximately 3,250 locations and had approximately 20,000 of its employees trained in PCS sales. In addition to RadioShack, the PCS Group has third-party distribution arrangements with major national and regional retailers, including Office Max, Office Depot, Circuit City, Best Buy, Dillard's, The May Company Department Stores, Car Toys, Fred Meyer, Sam's Wholesale Clubs, Ritz Camera and The Good Guys. As of December 31, 1998, the PCS Group had opened 188 Sprint PCS retail locations and had its products for sale in approximately 7,750 third-party retail locations. The PCS Group plans to operate approximately 210 Sprint PCS retail locations and approximately 8,750 third-party retail locations by the end of the first half of 1999.

  The PCS Group consists of the following entities: (i) Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., together with their subsidiaries (collectively, "Sprint Spectrum Holdings"), including Sprint Spectrum, L.P. and its subsidiaries ("Sprint Spectrum") and American PCS, L.P. and its subsidiaries ("APC"), as well as a 59.2% interest in Cox Communications PCS, L.P. and its subsidiaries ("Cox PCS"); (ii) PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., together with their subsidiaries (collectively, "PhillieCo"); and (iii) SprintCom, Inc. and SprintCom Equipment Company, L.P. (collectively, "SprintCom"). Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. have no independent operations other than through their subsidiaries and are the general partner and limited partner, respectively, of Sprint Spectrum and APC. See "Business of the PCS Group--Members of the PCS Group."

  Certain information concerning the PCS Group, including the number of Pops covered by licenses held by the PCS Group, is set forth in the chart below:

                            Pops (1)     Sprint
         Entity           (in millions) Ownership              Licenses
         ------           ------------- ---------              --------
Sprint Spectrum Holdings
 Sprint Spectrum........      155.9       100.0%  30 MTAs
 Cox PCS(2).............       21.0        59.2   Los Angeles-San Diego-Las Vegas MTA
 APC....................        8.3       100.0   Washington D.C.-Baltimore MTA
PhillieCo...............        9.2       100.0   Philadelphia MTA
SprintCom...............       74.9       100.0   139 BTAs
                              -----
Total...................      269.3
                              =====

--------
(1) Based upon 1997 population data supplied by Equifax Inc.

(2) Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest. Sprint Spectrum Holdings and Cox, the holder of the remaining 40.8% partnership interest in Cox PCS, have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's partnership interests in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell all of its remaining partnership interests in Cox PCS to Sprint Spectrum Holdings. See "The Formation Transactions--Amendments to the Cox PCS Agreements."

Strategy of the PCS Group

  The business objective of the PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS services and products under the Sprint PCS and Sprint brand names, offering enhanced services and seeking to provide superior customer service. The principal elements of the PCS Group's strategy for achieving these goals are:

  Operate a Nationwide Digital Wireless Network. The PCS Group is the only PCS provider in the United States with a 100% digital PCS wireless network with licenses to provide services nationwide utilizing a single frequency band and a single technology. Management believes that the PCS Group's all-digital network provides its customers with consistency of service and features in all of its markets. The scope of its network also allows the PCS Group to provide its customers with flexible pricing and promotions on a national basis while retaining local flexibility. In addition, the operating scale of the PCS Group's network is expected to result in significant cost advantages in purchasing power, operations and marketing.

  Leverage Sprint's National Brand. Management believes that using the established Sprint brand contributes significantly to consumer confidence in, and acceptance of, the PCS Group's products and services. As competition in the wireless industry intensifies, management believes that the power of a strong national brand will play an increasingly important role in consumers' purchase decisions.

  Utilize State-of-the-Art CDMA Technology. The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology which, management believes, provides significant operating and customer benefits relative to analog and other digital technologies. Management believes, based on studies by CDMA manufacturers, that its implementation of CDMA digital technology will eventually provide system capacity that is approximately 7 to 10 times greater than that of analog technology and approximately 3 times greater than that of GSM and TDMA systems, resulting in significant operating and cost efficiencies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  Deliver Superior Value to its Customers. In marketing its services, the PCS Group emphasizes the superior voice quality and functional capabilities of its wireless service compared to that of analog cellular service. In addition, the PCS Group bundles its basic service offering with a package of sophisticated features which either cannot be offered by analog cellular providers or for which they typically charge their customers separately. The PCS Group recently introduced all-inclusive nationwide service plans that offer a single rate for local and long distance calls to anywhere in the United States when made on the Sprint PCS network. The PCS Group also offers several innovative pricing plans that allow its customers to select billing plans that suit their usage patterns, none of which requires customers to sign a long-term service contract. Management believes that its ability to provide wireless service at competitive prices without long-term contracts is an important marketing advantage.

  Grow Customer Base Using Multiple Distribution Channels. The PCS Group seeks to maximize customer growth in each market by utilizing multiple distribution channels. As of December 31, 1998, the PCS Group had its products for sale in approximately 7,750 third-party retail locations nationwide, including retailers such as RadioShack, Circuit City and Best Buy. The PCS Group plans to have approximately 8,750 third-party retail locations by the end of the first half of 1999. The PCS Group also seeks innovative distribution channels through which to market its products, such as the Sprint Store-Within-A-Store at RadioShack which includes an exclusive arrangement pursuant to which the only PCS products offered by RadioShack-owned stores in the markets in which the PCS Group has launched operations are the PCS Group's products. In addition, as of December 31, 1998, the PCS Group operated 188 Sprint PCS retail locations. The PCS Group plans to operate approximately 210 Sprint PCS retail locations by the end of the first half of 1999. The PCS Group also uses telemarketing, direct sales and cross-marketing and continually evaluates and tests other alternative distribution channels, including sales agency, private label resale, Internet and other arrangements.

  Continue Coverage Expansion. The PCS Group has three principal strategies for expanding the areas where its handsets are usable. First, the PCS Group intends to build several thousand additional cell sites in and around its existing markets. Second, the PCS Group is pursuing affiliation arrangements with other companies, primarily in and around smaller metropolitan areas in the United States where it does not intend to serve customers with its own network. These companies have agreed to build networks in portions of the PCS Group's licensed coverage area at such companies' own expense. Such networks are expected to be built using the same technological standards as those of the PCS Group network. These companies will sell PCS Group services under the Sprint PCS brand name in exchange for a fee and will be required to maintain certain quality standards to be established by the PCS Group. As of December 31, 1998, the PCS Group had entered into agreements with 11 companies covering an aggregate of approximately 26 million Pops in 19 states. As of December 31, 1998, the affiliation companies had launched 10 metropolitan markets covering 2 million Pops. Third, the PCS Group also markets Dual-Band/Dual-Mode Handsets which may be programmed to access analog cellular networks when the customer travels outside of the coverage of the PCS Group network. As of December 31, 1998, the PCS Group had entered into over 100 agreements with digital PCS and analog cellular providers which allow customers to use these networks automatically in most areas of the country. In other areas this service is available as manual roaming, requiring the use of a credit card or similar billing device. The PCS Group intends to continue to use this service to provide coverage in places which may not financially support the construction of a PCS network.


                               Sprint Corporation

  Sprint Corporation ("Sprint") is a diversified telecommunications service provider whose principal activities (other than those conducted through the PCS Group) include long distance service, local service, product distribution and directory publishing activities, and other telecommunications activities, investments and alliances. The businesses and operations engaged in these activities comprise the FON Group. The principal offices of Sprint are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and its telephone number is (913) 624-3000.

  Sprint's long distance division ("LDD") is the nation's third largest provider of long distance telephone services. LDD operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services. Sprint's local telecommunications division ("LTD") consists primarily of regulated LECs serving more than 7.5 million access lines in 18 states. LTD provides local services, access by telephone customers and other carriers to LTD's local exchange facilities, sales of telecommunications equipment and long distance services within specified geographic areas. Sprint's product distribution and directory publishing businesses ("PDDP") consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Sprint's other telecommunications activities include (i) emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks ("Sprint Paranet") and international development activities outside the scope of Global One ("Sprint International"), (ii) Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"), and (iii) Sprint's other telecommunications investments and alliances, such as its investment in EarthLink Network, Inc., an Internet service provider. FT and DT are European telephone companies with a combined 20% strategic equity investment in Sprint.

                        The Formation Transactions

  On November 13, 1998, Sprint's stockholders approved a proposal providing for, among other things, (i) the formation of the PCS Group and the FON Group,
(ii) the creation of the PCS Stock and the FON Stock (the "Tracking Stocks") and (iii) Sprint's acquisition of the ownership interests in the PCS Group which it did not already own, other than a minority interest in Cox PCS (the "PCS Restructuring"). Sprint acquired these ownership interests from Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox") (collectively, the "Cable Parents") in exchange for shares of a special low-voting series of PCS Stock and warrants to acquire additional shares of PCS Stock ("Warrants"). In addition, Sprint issued to the Cable Parents shares of a new class of preferred stock convertible into shares of PCS Stock. These transactions, which are collectively referred to as the "Formation Transactions," were completed on November 23, 1998 (the "PCS Restructuring Closing"). See "The Formation Transactions."

  In addition, simultaneously with the PCS Restructuring Closing, each share of Sprint's publicly-traded Common Stock outstanding prior to the Formation Transactions was reclassified into one share of FON Stock and 1/2 share of PCS Stock in a tax-free recapitalization in which the shares of Class A Common Stock held by FT and DT were also recapitalized (the "Recapitalization"). See "--Holdings and Certain Rights of FT and DT." The agreements among Sprint, FT and DT concerning their investments in Sprint were also amended and restated at the time of the Formation Transactions.

The Tracking Stocks

  The PCS Stock is intended to reflect separately the performance of the PCS Group. The FON Stock is intended to reflect the performance of the FON Group. Both the PCS Stock and the FON Stock are classes of common stock of Sprint and are subject to all of the risks of an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. See "Risk Factors--The Tracking Stocks."

  The PCS Stock and the FON Stock each have three series: one that is publicly-traded (Series 1), a second, which has 1/10th of the vote per share of the Series 1 and Series 3 shares, that is for issuances to the Cable Parents (Series 2) and a third that is for issuances to FT and DT (Series 3). See "Description of Capital Stock."

The PCS Restructuring

  Prior to the Formation Transactions, Sprint held a 40% interest in Sprint Spectrum Holdings and an approximately 47% interest in PhillieCo. On May 26, 1998, Sprint entered into a Restructuring and Merger Agreement (the "Restructuring Agreement") with the Cable Parents and various of their subsidiaries which was consummated on November 23, 1998 and pursuant to which Sprint purchased all of their respective interests in Sprint Spectrum Holdings and all of the respective interests of TCI and Cox in PhillieCo in exchange for
(i) an aggregate of approximately 195 million shares of Series 2 PCS Stock, representing approximately 46.4% of the total number of shares of PCS Stock intended to track the performance of the PCS Group as of December 31, 1998 and
(ii) Warrants to acquire an aggregate of approximately 12.5 million shares of Series 2 PCS Stock, representing approximately 3% of such total shares as of December 31, 1998. See "--Inter-Group Interest." Sprint also issued to the Cable Parents shares of a new class of preferred stock of Sprint designated "Preferred Stock--Seventh Series, Convertible" (the "PCS Preferred Stock"). Cox, in connection with the Offerings, has elected to require Sprint to repurchase its shares of PCS Preferred Stock from proceeds of the Offerings if sufficient net proceeds are received to trigger this right under the Restructuring Agreement. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

  Subject to adjustment as described under "Description of Capital Stock-- Description of Warrants; Warrant Inter-Group Interest," each Warrant will be exercisable for a share of PCS Stock at any time before November 23, 2003 at an exercise price equal to the average of the daily closing prices of a share of Series 1 PCS Stock as traded on the New York Stock Exchange for a period of 30 consecutive trading days ending on January 29, 1999. The FON Group possesses a right, with an exercise price and other terms equivalent to the Warrants, to acquire an additional Inter-Group Interest (as defined below) equivalent to approximately 3% of the total number of shares of PCS Stock intended to track the performance of the PCS Group as of December 31, 1998. See "--Inter-Group Interest." The FON Group also possesses a preferred inter-Group interest, with terms similar to those of the PCS Preferred Stock, also convertible into an additional Inter-Group Interest (the "Preferred Inter-Group Interest").

Inter-Group Interest

  As of December 31, 1998, the total number of shares of PCS Stock intended to track the performance of the PCS Group (including shares of PCS Stock that are issuable with respect to the Class A Common held by FT and DT) was approximately 420,293,000. The Cable Parents' shares of Series 2 PCS Stock represented an aggregate of 46.4% of these shares. The shares owned by FT and DT represented an aggregate of 11.5%, which consisted of shares of Series 3 PCS Stock and shares of PCS Stock issuable with respect to the Class A Common owned by FT and DT, discussed below under "--Holdings and Certain Rights of FT and DT." The publicly-traded shares of PCS Stock represented 41.0% of these shares. The remaining, unissued 1.1% represented an ownership interest of the FON Group in the PCS Group, similar to the FON Group holding shares of PCS Stock. This ownership interest is referred to as an "Inter-Group Interest." Sprint expects this Inter-Group Interest to be eliminated over time as certain employee stock options are exercised for, and shares of convertible preferred stock are converted into, shares of PCS Stock. The FON Group's Inter-Group Interest may, however, increase in the future. See "Future Inter-Group Interest." In addition, the FON Group holds the Warrant Inter-Group Interest and the Preferred Inter-Group Interest.

Holdings and Certain Rights of FT and DT

  FT holds shares of Class A Common Stock, par value $2.50 per share ("FT Class A Stock"). DT holds shares of Class A Common Stock--Series DT, par value $2.50 per share ("DT Class A Stock"). Shares of these series are referred to collectively as shares of "Class A Common." Each share of Class A Common, among other things, represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue initially one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. FT and DT also hold shares of Series 3 PCS Stock purchased in connection with the PCS Restructuring.

  Pursuant to the Master Restructuring and Investment Agreement among Sprint, FT and DT (the "Master Agreement"), FT and DT have agreed to purchase from Sprint a sufficient number of shares of Series 3 PCS Stock in connection with the Offerings to maintain their aggregate voting power of approximately 20% of all Sprint voting stock. See "--The Offerings." In general, FT and DT have the right ("Equity Purchase Rights") to purchase additional shares of Series 3 PCS Stock if Sprint issues shares of PCS Stock, and the right to purchase shares of Series 3 FON Stock if Sprint issues shares of FON Stock, all to the extent necessary to maintain their aggregate 20% voting power. See "The Formation Transactions--Equity Purchase Rights--FT and DT."

Holdings and Certain Rights of the Cable Parents

  The Cable Parents hold shares of Series 2 PCS Stock, Warrants and PCS Preferred Stock. Each Cable Parent has the right to purchase additional shares of Series 2 PCS Stock, also referred to as "Equity Purchase Rights," upon certain issuances of PCS Stock by Sprint so that such Cable Parent may maintain its PCS Group Percentage Interest. These rights will also apply if the FON Group increases its Inter-Group Interest in the PCS Group. See "The Formation Transactions--Equity Purchase Rights--Cable Parents." Each Cable Parent has elected not to exercise its Equity Purchase Rights in connection with the Offerings. Each Cable Parent's Equity Purchase Rights will terminate upon termination of its Standstill Agreement, defined herein. See "The Formation Transactions--Standstill Agreements."

Tracking Stock Policies; Capital Stock Committee

  The Board of Directors of Sprint (the "Sprint Board") has adopted policies (the "Tracking Stock Policies") with respect to the relationships between the PCS Group and the FON Group, which provide, among other things, that any business conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services and any other Domestic PCS Services (other than any activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to the Tracking Stock Policies), and all acquisitions of Domestic PCS Licenses, will be allocated to the PCS Group. In the future, the Sprint Board may, in its discretion, allocate businesses, assets or liabilities to the PCS Group, or dispose of or transfer businesses, assets or liabilities from the PCS Group, subject to the Tracking Stock Policies.

  The Sprint Board has also adopted an amendment to the bylaws of Sprint establishing a committee of the Sprint Board known as the Capital Stock Committee. The Sprint Board has delegated to the Capital Stock Committee the authority to, and the Capital Stock Committee will, interpret, make determinations under, and oversee the implementation of the Tracking Stock Policies. Each member of the Capital Stock Committee is an Independent Director or a person who, except for a relationship with FT or DT or a subsidiary thereof, would be an Independent Director. The Capital Stock Committee currently consists of each member of the Sprint Board other than Mr. Esrey and Mr. LeMay.

  The Tracking Stock Policies provide that all material matters as to which the holders of FON Stock and the holders of PCS Stock may have potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee of the Sprint Board acting on its behalf) determines to be in the best interests of Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. The Tracking Stock Policies also contain provisions that
(i) govern the determination of dividends for each Group and the allocation of tax benefits or burdens between the Groups, (ii) set general parameters for loans, asset transfers and commercial transactions between the Groups and (iii) limit certain repurchases of PCS Stock and certain extraordinary transactions by Sprint. See "Tracking Stock Policies."

  Certain provisions of the Tracking Stock Policies relating to tax matters (including the Tax Sharing Agreement, defined herein) and provisions regarding the allocation of debt expense may not be modified, suspended or rescinded, nor may additions or exceptions be made to such provisions, prior to December 31, 2001. The remaining policies may be modified, suspended or rescinded, or additions or exceptions made thereto, in the sole discretion of the Sprint Board without approval of the stockholders, although there is no present intention to do so. The Sprint Board may also adopt additional policies depending upon the circumstances. In addition, with respect to accounting matters, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "Risk Factors--The Tracking Stocks--Tracking Stock Policies Subject to Change."

                         Recent Results

  Although the PCS Group's results of operations for the fourth quarter and for the full year 1998 are not final, the following information reflects the PCS Group's expectations with respect to such results based on currently available information.

  The following financial information does not reflect the impact of the allocation of the purchase price to the assets acquired and liabilities assumed in the PCS Restructuring. A final allocation is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the value attributable to the customer base. Based on Sprint's preliminary purchase price allocation, it is expected that approximately $180 million of the purchase price will be allocated to in-process research and development projects and will be recognized as a non-recurring, non-cash charge in the fourth quarter of 1998. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto of the PCS Group included elsewhere in this Prospectus.

  The wireless industry has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three quarters. A number of factors influence this trend including use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service introductions, and aggressive marketing and sales promotions. In the fourth quarter of 1998, these factors and the opening of several new markets contributed to strong customer growth for the PCS Group. The PCS Group acquired approximately 830,000 net new customers in the quarter and finished the year with more than 2.58 million customers. For all of 1998, the PCS Group increased its customer base by 1.7 million customers.

   For the fourth quarter of 1998, the PCS Group expects total revenue to be in a range between $430 million to $450 million, and for all of 1998, total revenue is expected to be between $1.22 billion and $1.24 billion. For the fourth quarter, an estimated 75% of total revenue is from recurring monthly services while for the full year slightly more than 80% is from these sources. The average monthly service revenue per subscriber ("ARPU") for the fourth quarter is expected to be approximately $54 to $55.

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter of 1998 is expected to be a loss of between $590 million and $610 million, compared with a loss of approximately $350 million in the third quarter of 1998. For all of 1998, the EBITDA loss is expected to be between $1.59 billion and $1.61 billion. The increase in fourth quarter EBITDA loss is due to higher customer acquisition costs associated with the significant gain in new customers and up-front expenditures associated with the opening of 48 new markets during the quarter. During the fourth quarter, the average marketing and equipment subsidy cost to acquire a customer improved over previous quarters. Customer churn rates during the fourth quarter remained above historic industry averages, but are within a range of rates being reported by other new wireless entrants.

  For the fourth quarter of 1998, capital expenditures are expected to be approximately $700 million, and for all of 1998, they are expected to be nearly $3.0 billion. Capital expenditures during the fourth quarter were principally used to construct new markets and further build out existing markets. At the end of 1998, the PCS Group was able to provide service to slightly more than half of the U.S. population.

                                 The Offerings

Shares of Series 1 PCS Stock Offered Hereby:
  U.S. Offering..................................................  13,585,000
  International Offering.........................................   3,400,000
                                                                  -----------
    Total........................................................  16,985,000
                                                                  ===========
Shares of PCS Stock Outstanding and Inter-Group Interest as of
 December 31, 1998 after giving effect to the Offerings:
 Existing Public Stockholders...                                  172,425,138
 FT and DT .....................                                   48,316,686(/1/)
 Cable Parents..................                                  195,094,340
 Inter-Group Interest...........                                    4,456,844
 To be Issued in the Offerings..                                   16,985,000
 To be Issued to FT and DT in Connection with the Offerings......   4,246,250
                                                                  -----------
    Total after Offerings ....................................... 441,524,258(/2/)
                                                                  ===========

--------

 (1) Consists of 5,198,668 shares of Series 3 PCS Stock issued in connection with the PCS Restructuring and 43,118,018 shares of PCS Stock issuable in respect of the aggregate of 86,236,036 shares of Class A Common held by FT and DT. Does not include shares to be purchased by FT and DT in connection with the Offerings.

 (2) Does not reflect PCS Preferred Stock, Preferred Inter-Group Interest, Warrants or Warrant Inter-Group Interest, or shares of PCS Stock or Inter-Group Interest issuable upon conversion or exercise thereof. Does not include certain other shares which may be issued by Sprint. See Notes 5 and 10 under the following table, "--PCS Stock Outstanding and Inter-Group Interest Assuming Completion of the Offerings as of December 31, 1998."

              PCS Stock Outstanding and Inter-Group Interest

       Assuming Completion of the Offerings as of December 31, 1998

                                                             Ownership    Percentage of
                          Series of    Number of            Interest in   Sprint Voting
 Stockholders(s)          PCS Stock Shares Owned(1)         PCS Group(2)  Power(1)(2)(3)
 ---------------          --------- ---------------         ------------ ---------------
 TCI....................  Series 2     98,563,924 (4)           22.3%          0.4%
 Cox....................  Series 2     49,281,981 (4)(5)        11.2%          0.2%
 Comcast................  Series 2     47,248,435 (4)           10.7%          0.2%
                                      -----------              ------         -----
 Cable Parents Totals...              195,094,340               44.2%          0.9%
 Existing Public
  Stockholders(6).......  Series 1    172,425,138               39.1%          7.8%
 Inter-Group Interest...  N/A           4,456,844 (4)(7)         1.0%           N/A
 FT.....................  Series 3     26,281,468 (4)(8)(9)      6.0%          1.2%
 DT.....................  Series 3     26,281,468 (4)(8)(9)      6.0%          1.2%
 New Public
  Stockholders..........  Series 1     16,985,000                3.8%          0.8%
                                      -----------              ------         -----
 Total--PCS Group.......              441,524,258 (10)         100.0%         11.8%
                                      ===========              ======         =====

--------

 (1) Does not include shares of Preferred Stock, of which, as of December 31, 1998, there were outstanding: (i) 38,595 shares of Preferred Stock--First Series, Convertible; (ii) 245,163 shares of Preferred Stock--Second Series, Convertible; and (iii) 95 shares of Preferred Stock--Fifth Series. In addition, the table does not include the 246,766 shares of PCS Preferred Stock or any shares of PCS Stock that may be issued to the Cable Parents upon conversion of PCS Preferred Stock or any Inter-Group Interest that may be held by the FON Group upon conversion of the Preferred Inter-Group Interest.

 (2) Percentages may not total due to rounding.

 (3) Each outstanding share of Series 1 FON Stock and Series 3 FON Stock is entitled to one vote per share. For a description of the PCS Per Share Vote, see "--Selected Rights and Terms of PCS Stock--Voting Rights." The PCS Per Share Vote may fluctuate substantially. Solely for purposes of illustration, if a record date for a stockholder vote were set on January 22, 1999, each share of Series 1 PCS Stock and Series 3 PCS Stock would have 0.221 votes per share, and each share of Series 2 PCS Stock would have 0.0221 votes per share.

 (4) Does not reflect Warrants to purchase 6,291,314, 3,145,659 and 3,015,858 shares of PCS Stock held by TCI, Cox and Comcast, respectively, or the FON Group's Warrant Inter-Group Interest to acquire an Inter-Group Interest equivalent to 12,452,831 shares of PCS Stock, or shares issuable upon exercise of FT and DT's Equity Purchase Rights in connection with the exercise of the Warrants.

 (5) Does not include shares of Series 2 PCS Stock that may be issued in connection with the exercise of the call and put rights relating to Cox PCS. The number of shares so issuable will depend on when the call or put is exercised, the value of Cox PCS, and the market price of Series 1 PCS Stock.

 (6) Excludes FT and DT.

 (7) Sprint expects that the FON Group's Inter-Group Interest will be eliminated over time as certain employee stock options are exercised for, and as shares of convertible preferred stock are converted into, shares of PCS Stock. Inter-Group Interest is not represented by actual shares and does not carry any vote.

 (8) Includes (i) 2,599,334 shares of Series 3 PCS Stock issued in connection with the PCS Restructuring and (ii) 21,559,009 shares of PCS Stock issuable in respect of the 43,118,018 shares of Class A Common held by each of FT and DT.

 (9) Includes 2,123,125 shares of Series 3 PCS Stock to be purchased by each of FT and DT in connection with the Offerings, which assumes that 16,985,000 shares are sold in the Offerings. See "The Formation Transactions--Equity Purchase Rights."

(10) Does not include 14,637,917 shares of Series 1 PCS Stock underlying existing employee stock options. Of such options, only 2,700,499 will be satisfied with issuances of PCS Stock by the PCS Group. The remaining options will be satisfied out of the FON Group Inter-Group Interest or with shares purchased with FON Group assets. Also does not include up to 1,640,413 additional shares of PCS Stock that may be issued in partial replacement of the former Sprint Spectrum Long-Term Incentive Compensation Plan. See "Management of the PCS Group--Incentive Plans."

Purchases by FT and DT in
Connection with the
Offerings..............
                              FT and DT have agreed to purchase shares of Series 3 PCS Stock concurrently with the closing of the Offerings. The net proceeds to Sprint from the sale of such stock to FT and DT are estimated to be $120.3 million ($138.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed purchase price equal to the assumed public offering price less estimated underwriting discounts and commissions.


Use of Proceeds.............
                              The net proceeds to Sprint from the Offerings are expected to be $478.2 million ($550.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $29.44 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Sprint. Subject to the following sentence, all of the net proceeds from the Offerings and the purchases by FT and DT in connection therewith will be attributed to the PCS Group and used for working capital needs, including the further buildout of the PCS network. If the net proceeds to Sprint from the Offerings exceed $500 million, up to approximately $62 million of such excess net proceeds will be used to redeem shares of PCS Preferred Stock held by Cox. Pending such uses, such net proceeds will be invested in short-term investments. See "Use of Proceeds."

                              PCS
New York Stock Exchange
Symbol.................

                     Selected Rights and Terms of PCS Stock

Voting Rights...............
                              Each outstanding share of Series 1 PCS Stock and Series 3 PCS Stock is entitled to a number of votes (the "PCS Per Share Vote") equal to the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of FON Stock computed as of the tenth trading day before the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places. For example, if a record date were set on January 22, 1999, each share of FON Stock would have been entitled to one vote and each share of Series 1 and Series 3 PCS Stock would have been entitled to 0.221 votes. Each outstanding share of Series 2 PCS Stock is entitled to a number of votes equal to 1/10 of the PCS Per Share Vote. In matters on which the holders of PCS Stock vote as a separate class, each share of PCS Stock, including each share of Series 2 PCS Stock, will receive one vote per share. Except as otherwise provided under the Articles of Incorporation of Sprint (the "Articles") or required by the Kansas General Corporation Code, the holders of the FON Stock and the PCS Stock will vote together as a single class.

                              Because the PCS Per Share Vote will vary from time to time, the relative voting power per share of PCS Stock and FON Stock will fluctuate. It is expected that the FON Stock will continue for the foreseeable future to have a substantial majority of the voting power of Sprint. See "Description of Capital Stock--Voting Rights of Common Stock."

Dividends...................
                              Sprint does not intend to pay dividends on the PCS Stock in the foreseeable future. Although such dividends, if any, would be subject to declaration and payment at the discretion of the Sprint Board based primarily upon the financial condition, results of operations and business requirements of the PCS Group and Sprint as a whole, the Tracking Stock Policies provide that dividends on the PCS Stock and on the Class A Common (to the extent it represents any unissued PCS Stock) on an equivalent per share basis will be payable only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount. The PCS Group Available Dividend Amount is similar to the amount of assets that would be available for payment of dividends on the PCS Stock under the Kansas General Corporation Code if the PCS Group were a separate company. At September 30, 1998, the PCS Group Available Dividend Amount (after giving effect to the Offerings and the issuances to FT and DT in connection with the Offerings) would have been approximately $4.0 billion. See "Description of Capital Stock--Dividends on Common Stock--Dividend Policy."

Rights on Disposition of
All or Substantially All
Assets of a Group...........

                              If Sprint disposes of all or substantially all (defined in the Articles to mean at least 80% on a then-current market value basis) of the assets of the PCS Group, other than in a transaction, among others, in which Sprint receives primarily equity securities of an entity engaged or proposing to engage primarily in a business similar or complementary to the business of the PCS Group, the proceeds of that transaction would be attributed to the PCS Group and Sprint would either: (1) distribute to holders of PCS Stock an amount of cash and/or securities (other than FON Stock, PCS Stock or other common equity securities of Sprint) or other property equal to the fair value of the net proceeds of the disposition after deducting amounts necessary to pay transaction costs, taxes on the sale, liabilities of the PCS Group, any amount corresponding to any Inter-Group Interest in the PCS Group held by the FON Group and any amount to be paid to holders of Class A Common in respect of any equity interest in the PCS Group represented by the Class A Common either by special dividend or by redemption of all or part of the outstanding shares of PCS Stock, or (2) convert each outstanding share of PCS Stock into a number of shares of FON Stock at a ratio equal to 110% of the average Market Value of one share of Series 1 PCS Stock to the average Market Value of one share of FON Stock, calculated over a 10-trading day period beginning on the 16th trading day after the consummation of the disposition transaction (and effect a conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common into a number of unissued shares of FON Stock on an equivalent basis). In determining whether to select either option (1) or option (2), the Sprint Board will act in accordance with its good faith business judgment that the selected option is in the best interests of Sprint and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. The specific circumstances under which the Sprint Board would select option (2) and the factors that it would consider in making such determination cannot be specified at this time. See "Risk Factors--The Tracking Stocks--Potential Diverging Interests," "-- Tracking Stock Policies Subject To Change," and "Tracking Stock Policies."

Sales of Less Than
Substantially All Assets of
a Group.....................

                              The proceeds from any disposition of assets of the PCS Group that does not comprise all or substantially all of the assets attributed to the PCS Group will be allocated to the PCS Group as an asset of the PCS Group.

Conversion at the Option of   Sprint may at any time after November 23,
Sprint......................  2001 convert each share of PCS Stock into shares of FON Stock, with the number of
                              shares of FON Stock determined prior to
                              November 23, 2002 at a rate equal to 110% of the Optional Conversion Ratio computed as of the fifth trading day prior to the date that notice of conversion is sent to holders of PCS Stock. At any time after November 23,
                              2002, the conversion rate will be determined by the Sprint Board, subject to the requirement that the Sprint Board must make independent determinations as to the fairness of the conversion ratio to the holders of the PCS Stock, taken as a separate class, and to the holders of the FON Stock, taken as a separate class. In each such case, a conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common into a number of unissued shares of FON Stock will occur on an equivalent basis.

Redemption in Exchange for
Stock
of a Subsidiary.............
                              Sprint may redeem all of the outstanding shares of PCS Stock in exchange for the outstanding shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group (a "spin-off" of the PCS Group), provided that (i) prior to November 23, 2000, such redemption must be approved by the affirmative vote of holders of a majority of the shares of PCS Stock and Class A Common (to the extent it represents any unissued shares of PCS Stock), voting as a separate class and (ii) regardless of the date of redemption, such redemption must be tax-free to the holders of PCS Stock or an arrangement must exist such that holders of PCS Stock, net of all taxes related to such redemption and such other arrangement itself realized by such holders, are in a position substantially equivalent economically to the position such stockholders would be in after a tax-free distribution.

Liquidation.................
                              Upon the liquidation of Sprint, the holders of FON Stock, Class A Common and PCS Stock will be entitled to receive the remaining assets of Sprint, regardless of the Group to which those assets are attributed, divided among those holders in accordance with per share units ("Liquidation Units") attributable to each class or series of stock. Each share of FON Stock will be attributed one Liquidation Unit. Each share of PCS Stock will be attributed approximately
                              0.205 Liquidation Units. The number of
                              Liquidation Units for each share of PCS Stock will be adjusted for stock splits, reverse stock splits and certain other corporate events. Otherwise, the number of Liquidation Units for a share of PCS Stock will not change unless the Articles are amended. It is expected that the FON Stock would in any case be attributed a majority of the Liquidation Units of Sprint. See "Description of Capital Stock--Liquidation."

                              Each outstanding share of FT Class A Stock and DT Class A Stock is entitled to a number of Liquidation Units equal to (i) the sum of the Liquidation Units associated with the unissued shares of FON Stock and PCS Stock represented by the FT Class A Stock or DT Class A Stock, respectively, at the time of the liquidation divided by (ii) the aggregate number of outstanding shares of FT Class A Stock or DT Class A Stock, respectively.

                                  Risk Factors

  See "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks" beginning on pages 22 and 28, respectively, for a discussion of certain factors to be considered by investors relating to Sprint and the PCS Group, the business of the PCS Group and an investment in the PCS Stock offered hereby.

HOLDERS OF PCS STOCK ARE SUBJECT TO THE RISKS ASSOCIATED WITH AN INVESTMENT IN A SINGLE CORPORATION AND ALL OF SPRINT'S BUSINESSES, ASSETS AND LIABILITIES. EVENTS ATTRIBUTABLE TO THE FON GROUP THAT AFFECT SPRINT'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE PCS GROUP OR THE MARKET PRICE OF THE PCS STOCK. ANY NET LOSSES OF THE FON GROUP OR THE PCS GROUP, AND DIVIDENDS OR DISTRIBUTIONS ON, OR REPURCHASES OF, FON STOCK, PCS STOCK OR PREFERRED STOCK OR OTHER STOCK OR INTERESTS WILL REDUCE THE FUNDS OF SPRINT THAT ARE LEGALLY AVAILABLE FOR PAYMENT OF FUTURE DIVIDENDS ON THE PCS STOCK. SPRINT DOES NOT EXPECT TO PAY DIVIDENDS ON THE PCS STOCK IN THE FORESEEABLE FUTURE.

OWNERSHIP OF PCS STOCK DOES NOT REPRESENT A DIRECT LEGAL INTEREST IN THE ASSETS AND LIABILITIES OF THE PCS GROUP. RATHER, THE PCS STOCK IS COMMON STOCK OF SPRINT REPRESENTING AN OWNERSHIP INTEREST IN SPRINT. HOWEVER, THE PCS STOCK IS INTENDED TO TRACK THE PERFORMANCE OF ONLY THE PCS GROUP.

                              Historical PCS Group

                             Summary Financial Data

  The following unaudited table sets forth historical Summary Financial Data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown have been accounted for on the equity basis. The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. Subsequent to the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on a consolidated basis in the PCS Group Combined Financial Statements. The Summary Financial Data set forth below should be read in conjunction with "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations" and the PCS Group Combined Financial Statements and Notes thereto (the "PCS Group Historical Financial Statements") included elsewhere in this Prospectus. The Summary Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been derived from the PCS Group Historical Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Summary Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997 have been derived from the unaudited PCS Group Historical Financial Statements. The unaudited PCS Group Historical Financial Statements have been prepared on the same basis as the audited PCS Group Historical Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             At or For the
                              Nine Months                 At or For the
                          Ended September 30,        Year Ended December 31,
                          ---------------------  -----------------------------------
                             1998       1997       1997      1996     1995   1994(1)
                          ----------  ---------  --------  --------  ------  -------
                                              (in millions)
Results of Operations
 Data
Operating loss..........  $    (80.0) $    (7.4) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............      (686.5)    (410.6)   (659.6)   (191.8)  (31.4)    --
Net loss................      (471.8)    (257.3)   (419.1)   (119.7)  (19.9)    --
Cash Flow Data
Net cash provided (used)
 by operating
 activities.............  $   (193.0) $    25.8  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....       672.1       68.2     153.7       --      --      --
Purchase of PCS
 licenses...............         --       460.1     460.1      84.0     --      --
Investments in Sprint
 Spectrum Holdings and
 PhillieCo, net.........       193.5      255.5     405.9     297.5   910.9    51.1
Balance Sheet Data
Total assets............  $  2,494.2             $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment, net.........     1,327.2                177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............       475.4                968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............       859.7                  --        --      --      --
Group equity............       831.0              1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

  HOLDERS OF PCS STOCK ARE SUBJECT TO THE RISKS ASSOCIATED WITH AN INVESTMENT IN A SINGLE CORPORATION AND ALL OF SPRINT'S BUSINESSES, ASSETS AND LIABILITIES. EVENTS ATTRIBUTABLE TO THE FON GROUP THAT AFFECT SPRINT'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE PCS GROUP OR THE MARKET PRICE OF THE PCS STOCK. ANY NET LOSSES OF THE FON GROUP OR THE PCS GROUP, AND DIVIDENDS OR DISTRIBUTIONS ON, OR REPURCHASES OF, FON STOCK, PCS STOCK OR PREFERRED STOCK OR OTHER STOCK OR INTERESTS WILL REDUCE THE FUNDS OF SPRINT THAT ARE LEGALLY AVAILABLE FOR PAYMENT OF FUTURE DIVIDENDS ON THE PCS STOCK. SPRINT DOES NOT EXPECT TO PAY DIVIDENDS ON THE PCS STOCK IN THE FORESEEABLE FUTURE.

      Sprint Spectrum Holding Company Combined With MinorCo and PhillieCo

                             Summary Financial Data

  The following unaudited table sets forth Summary Financial Data of Sprint Spectrum Holding Company, MinorCo and PhillieCo. The following should be read in conjunction with "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and Notes thereto included elsewhere in this Prospectus. The Summary Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been derived from the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors. The Summary Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994, and for the nine months ended September 30, 1998 and 1997 have been derived from the unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements. The unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements have been prepared on the same basis as the audited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                            At or For the
                             Nine Months                   At or For the
                         Ended September 30,          Year Ended December 31,
                         --------------------  ----------------------------------------
                           1998       1997       1997       1996      1995    1994(/1/)
                         ---------  ---------  ---------  --------  --------  ---------
                                               (in millions)
Results of Operations
 Data
Net operating revenues.. $   788.0  $   110.5  $   258.0  $    4.2  $    --    $  --
Operating loss..........  (1,455.8)    (869.0)  (1,379.7)   (357.6)    (66.9)    (3.3)
Net loss................  (1,692.0)  (1,021.5)  (1,632.7)   (444.6)   (112.7)    (3.3)
Cash Flow Data
Net cash used in
 operating activities... $ 1,301.4  $   606.4  $   848.2  $  172.4  $   16.9   $  0.5
Capital expenditures....   1,107.7    1,632.8    2,124.6   1,419.2      31.8      0.5
Purchase of PCS
 licenses...............       --         --         --        --    2,085.8    118.4
Balance Sheet Data
Total assets............ $ 8,526.4             $ 7,057.9  $4,443.6  $2,329.3   $123.9
Property, plant and
 equipment, net.........   4,531.9               3,538.2   1,441.6      32.0      0.4
Long-term debt and
 construction
 obligations (including
 short-term borrowings).   6,701.4               4,273.8   1,401.2       --       --

--------
(1) Sprint Spectrum Holding Company, MinorCo and PhillieCo had no operations prior to 1994.

                                   PCS Group
                        Summary Pro Forma Financial Data

  The following unaudited table sets forth summary pro forma and pro forma as adjusted statement of operations data of the PCS Group for the year ended December 31, 1997 and the nine months ended September 30, 1998 and summary pro forma and pro forma as adjusted balance sheet data at September 30, 1998. The pro forma data have been derived from, and are qualified by reference to, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto of the PCS Group included elsewhere in this Prospectus. The pro forma data give effect to the PCS Restructuring, the Recapitalization and the sale of $5.0 billion of Senior Notes issued in an underwritten public offering by Sprint Capital Corporation (and guaranteed by Sprint) in November 1998 ("the Notes Offering"), and the pro forma as adjusted data give effect to the PCS Restructuring, the Recapitalization, the Notes Offering and the Offerings. The pro forma statement of operations data give effect to such transactions as though they had occurred on January 1, 1997. The pro forma balance sheet data give effect to such transactions as though they had occurred on September 30, 1998. The actual amount of any proceeds raised in the Offerings could vary from the amount assumed to be received. The information set forth below should be read in conjunction with "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto of the PCS Group included elsewhere in this Prospectus. The following pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is such information necessarily indicative of the financial results of the PCS Group after the PCS Restructuring. Further, pro forma results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                                       Pro Forma                          Pro Forma As Adjusted
                         ------------------------------------- -------------------------------------------
                          Nine Months Ended     Year Ended      Nine Months  Ended        Year Ended
                          September 30, 1998 December 31, 1997   September 30, 1998    December 31, 1997
                         ------------------- ----------------- --------------------- ---------------------
                                               (in millions, except per share data)
Statement of Operations
 Data
Net operating revenues..     $    787.9         $    258.0          $    787.9            $    258.0
Operating loss..........       (1,785.1)          (1,727.1)           (1,785.1)             (1,727.1)
Net loss................       (1,212.5)          (1,223.7)           (1,212.5)             (1,223.7)
Basic and diluted loss
 per
 common share...........     $    (2.94)        $    (2.98)         $    (2.80)           $    (2.84)
Weighted average common
 shares.................          415.7              415.4               436.9                 436.6
                                                                                           Pro Forma
                                                                     Pro Forma            As Adjusted
                                                               At September 30, 1998 At September 30, 1998
                                                               --------------------- ---------------------
                                                                              (in millions)
Balance Sheet Data
Total assets..................................................      $ 14,376.0            $ 14,974.5
Property, plant and equipment, net............................         6,055.9               6,055.9
Total debt (including construction obligations and
 short-term borrowings).......................................         7,670.9               7,670.9
Group equity..................................................         4,281.8               4,880.3

                               Sprint Corporation

                             Summary Financial Data

  The following unaudited table sets forth Summary Financial Data of Sprint Corporation and should be read in conjunction with "Sprint Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Sprint Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Summary Financial Data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, have been derived from the Consolidated Financial Statements of Sprint which have been audited by Ernst & Young LLP, independent auditors. The Summary Financial Data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited Consolidated Financial Statements of Sprint, which have been prepared on the same basis as Sprint's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             At or For the
                              Nine Months                       At or For the
                          Ended September 30,              Year Ended December 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                          (in millions, except per share data)
Results of Operations
 Data
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,017.9   1,840.9   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      669.3     757.6     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1), (2)
 Basic..................       1.55      1.76      2.21      2.82      2.71      2.59      1.51
 Diluted................       1.52      1.74      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.75      0.75      1.00      1.00      1.00      1.00      1.00
Basic weighted average
 common shares..........      430.7     430.3     430.2     421.7     348.7     346.1     341.0
Cash Flow Data
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,950.0 $ 2,410.7 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,992.1   1,903.9   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
Balance Sheet Data
Total assets............  $20,453.8           $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   13,502.2            11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 construction
 obligations and short-
 term borrowings).......    5,549.4             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5                11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,302.3             9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  Sprint adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("EPS"), at year-end 1997 (see Note 12 of Notes to Consolidated Financial Statements). EPS amounts have been restated to comply with this new standard. All EPS amounts discussed herein represent "basic" EPS as defined in the new standard.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

(1) During the nine months ended September 30, 1997 and year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the nine months ended September 30, 1997 and year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share).
  During 1993, Sprint recorded nonrecurring charges of $293 million related to
  (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                               Sprint Corporation
                        Summary Pro Forma Financial Data

  The following unaudited table sets forth summary pro forma and pro forma as adjusted statement of income data of Sprint for the year ended December 31, 1997 and the nine months ended September 30, 1998 and summary pro forma and pro forma as adjusted balance sheet data at September 30, 1998. The pro forma data have been derived from, and are qualified by reference to, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto of Sprint included elsewhere in this Prospectus. The pro forma data give effect to the PCS Restructuring, the Recapitalization and the Notes Offering and the pro forma as adjusted data give effect to the PCS Restructuring, the Recapitalization, the Notes Offering and the Offerings. The pro forma statement of income data give effect to such transactions as though they had occurred on January 1, 1997. The pro forma balance sheet data give effect to such transactions as though they had occurred on September 30, 1998. The actual amount of any proceeds raised in the Offerings could vary from the amount assumed to be received. The information set forth below should be read in conjunction with "Sprint Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto of Sprint included elsewhere in this Prospectus. The following pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is such information necessarily indicative of the financial results of Sprint after the PCS Restructuring. Further, pro forma results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                                  Pro Forma            Pro Forma As Adjusted
                          -------------------------- --------------------------
                           Nine Months     Year-      Nine Months      Year
                              Ended        Ended         Ended        Ended
                          September 30, December 31, September 30, December 31,
                              1998          1997         1998          1997
                          ------------- ------------ ------------- ------------
                                  (in millions, except per share data)
Statement of Income Data
Net operating revenues..    $12,728.2    $15,131.9     $12,728.2    $15,131.9
Operating income........        312.8        742.8         312.8        742.8
Earnings (loss) from
 continuing operations
 applicable to Common
 Stock:
  FON Group.............    $ 1,099.6    $ 1,250.7     $ 1,099.6    $ 1,250.7
  PCS Group.............     (1,224.0)    (1,239.0)     (1,224.0)    (1,239.0)
                            ---------    ---------     ---------    ---------
  Total Sprint..........    $  (124.4)   $    11.7     $  (124.4)   $    11.7
                            =========    =========     =========    =========
Basic earnings (loss)
 per common share
 from continuing
 operations
  FON Group.............    $    2.55    $    2.91     $    2.55    $    2.91
  PCS Group.............    $   (2.94)   $   (2.98)    $   (2.80)   $   (2.84)
Basic weighted average
 common shares
  FON Group.............        430.7        430.2         430.7        430.2
  PCS Group.............        415.7        415.4         436.9        436.6
Diluted earnings (loss)
 per common share
 from continuing
 operations
  FON Group.............    $    2.51    $    2.87     $    2.51    $    2.87
  PCS Group.............    $   (2.94)   $   (2.98)    $   (2.80)   $   (2.84)
Diluted weighted average
 common shares
  FON Group.............        438.7        436.5         438.7        436.5
  PCS Group.............        415.7        415.4         436.9        436.6

                                                                  Pro Forma
                                                 Pro Forma       As Adjusted
                                              At September 30, At September 30,
                                                    1998             1998
                                              ---------------- ----------------
                                                        (in millions)
Balance Sheet Data
Total assets.................................    $33,644.4        $34,242.9
Property, plant and equipment, net...........     18,230.9         18,230.9
Total debt (including construction obliga-
 tions and short-term borrowings)............     13,845.4         13,845.4
Common stock and other stockholders' equity..     12,601.2         13,199.7

                          RISK FACTORS--THE PCS GROUP

  An investment in the PCS Stock involves certain risks. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the PCS Stock, the PCS Group and its business before purchasing any of the shares offered hereby. See "Special Note Regarding Forward-Looking Statements."

Operating Losses and Negative Cash Flow from Operations

  As of September 30, 1998, the entities that comprise the PCS Group had incurred pre-tax cumulative losses in excess of $3.9 billion. Sprint expects that the PCS Group will continue to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years while it continues to build its network and customer base. There can be no assurance that the PCS Group will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If the PCS Group does not achieve and maintain positive cash flow from operating activities and operating profitability on a timely basis, it may be unable to make capital expenditures necessary for the implementation of its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. Such events could have a material adverse effect on the operations and financial condition of the PCS Group. In any event, there can be no assurance that Sprint will elect to use funds available to the FON Group to meet the obligations of the PCS Group. See "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Network Buildout

  The PCS Group has buildout activities remaining to be completed. As the PCS Group continues the buildout of its PCS network, it must continue to (i) lease, acquire or otherwise obtain rights to a large number of cell and switch sites, (ii) obtain zoning variances or other local governmental or third party approvals or permits for network construction, (iii) complete the radio frequency ("RF") design, including cell site design, frequency planning and network optimization, for each of its remaining markets, and (iv) complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems. There can be no assurance that these events will occur in the time frame assumed by the PCS Group or required by the Federal Communications Commission (the "FCC") and on the cost basis assumed by the PCS Group, or at all. Additionally, problems in vendor equipment availability or performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the buildout of the network and launch operations, or increased costs of such buildout and launch of operations, could have a material adverse effect on the operations and financial condition of the PCS Group.

Substantial Capital Requirements and Expenditures

  The operation and expansion of the PCS Group's network and the marketing and distribution of its related products and services will continue to require substantial capital. Sprint currently estimates that the PCS Group's capital expenditures during 1999 will total between $2.3 billion and $2.6 billion. Actual amounts of the funds required to finance the PCS Group's network buildout may vary materially from these estimates and additional funds could be required in the event of significant departures from the PCS Group's current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and technological and other risks. The PCS Group may require substantial additional capital for, among other uses, license or system acquisitions, system development and volume-driven network capacity, and technological developments or issues may require additional capital expenditures. In addition, Cox has "put" rights with respect to its remaining interest in Cox PCS pursuant to which Cox may elect to require Sprint to purchase, under certain circumstances, all or a portion of Cox's remaining interest in Cox PCS, which could involve significant cash requirements. See "The Formation Transactions--Amendments to the Cox PCS Agreements." Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings. There can be no assurance that Sprint will be able to arrange additional financing to fund the PCS Group's capital requirements on terms acceptable to Sprint or that Sprint would be willing to provide such financing. Failure to obtain any such financing could result in the delay or abandonment of the PCS Group's development or expansion plans or the failure to meet regulatory buildout requirements. See "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Maintenance, Expansion and Integration of Internal Support Systems

  The successful expansion of the PCS Group's network is dependent on its ability to expand and maintain customer care, network management, billing and other financial and management systems, some of which are provided by third-party vendors (collectively referred to as "Internal Support Systems"). Given the scale and scope of the PCS Group's operations and its centralized systems, vendors often have not had systems available to fully meet the PCS Group's requirements, and as a result, on-going development work associated with these systems is necessary. Although management believes it has anticipated this need and has devoted significant resources to these Internal Support Systems, it is a significant challenge to add systems capacity, make software enhancements, ensure uniformity of deployment of features and functions, provide necessary information systems and controls and integrate various systems used by the companies comprising the PCS Group. The failure to maintain, expand, integrate or deploy these Internal Support Systems in a timely manner could have a material adverse effect on the PCS Group's competitive position and its ability to grow, retain and service its customer base, collect revenues from its customers, and provide critical management and financial information on a timely and accurate basis.

  For example, increases in the capacity of the PCS Group's billing system are dependent upon the timely development and deployment of future software releases. Management believes that the PCS Group's billing system has sufficient capacity for anticipated customer growth through mid-year 1999. Additional software releases are scheduled to be delivered and installed by mid-year 1999 which are expected to meet estimated billing capacity requirements through mid-year 2000. Contingency plans exist in the event that these releases are late, do not perform as planned or are delayed due to other business priorities. Ensuring adequate billing system capacity is dependent on a number of factors including forecasts of customer growth, customer usage patterns and adequate software releases from third-party vendors. There can be no assurance that the PCS Group's assumptions with respect to customer additions or customer usage patterns are correct, that software enhancements will be available on a timely basis, that the enhancements will be installed or will operate as planned, or that the contingency plans will be adequate.

  In addition, the rapid expansion of the PCS Group's operations has placed increasing demands on the PCS Group's customer care systems and processes as well as management information and financial systems and controls. For example, APC was experiencing certain internal control problems prior to the time that management control of APC was acquired by the PCS Group. There can be no assurance that the PCS Group will be able to maintain, develop or expand adequate customer care, management information and financial systems and controls.

  The rapid expansion of the PCS Group's business is expected to continue to pose a significant challenge to the Internal Support Systems. Additionally, the PCS Group has relied on third-party vendors for a significant number of important functions and components of its Internal Support Systems and expects to continue to rely on these vendors in the future. The inability of the PCS Group to achieve or manage any future expansion of its business or to develop, expand or maintain adequate Internal Support Systems and the continued reliance on the third-party vendors to meet the PCS Group's requirements could have a material adverse effect on the PCS Group.

Significant Indebtedness

  The PCS Group will have significant outstanding indebtedness following the consummation of the Offerings. As of December 31, 1998, Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the Notes Offering, and the PCS Group has other indebtedness. The PCS Group used approximately $3.3 billion of these funds to repay existing indebtedness. As of September 30, 1998, assuming completion of the Formation Transactions, the Notes Offering and the Offerings on that date (including the effects of the purchases of PCS Stock by FT and DT in connection with the Offerings) the PCS Group's aggregate indebtedness on a pro forma basis would have totaled $6.5 billion, with $4.9 billion of PCS Group equity as of September 30, 1998 on a pro forma basis. The PCS Group intends to incur significant additional indebtedness in the future as it implements its business plan. A substantial portion of the PCS Group's future cash flow from operations will be required for the payment of principal and interest on its indebtedness, thereby reducing the funds available to the PCS Group for its operations, including acquisitions, capital investments and business expenses, which could hinder its ability to adjust to changing market and economic conditions.

  The PCS Group's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on its future performance and successful implementation of its business plan, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the PCS Group's business will generate sufficient cash flow from operations or that future credit will be available in an amount sufficient to enable the PCS Group to service its indebtedness. In addition, there can be no assurance that Sprint will be able to arrange additional financing to fund the PCS Group's debt service on terms acceptable to Sprint or that Sprint would be willing to provide such financing.

Government Regulation

  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration (the "FAA"), regulates tower marking and lighting. There can be no assurance that either the FCC, the FAA or those state agencies having jurisdiction over the PCS Group's business will not adopt regulations or take other actions that would adversely affect the business of the PCS Group.

  FCC licenses to provide PCS services are subject to renewal and revocation. The PCS Group's MTA licenses will expire in 2005 and the BTA licenses will expire in 2007. There may be competition for the licenses held by the PCS Group upon their expiration and there can be no assurance that the PCS Group's licenses will be renewed. FCC rules require all PCS licensees to meet certain buildout requirements. There can be no assurance that the PCS Group will be able to obtain the requisite coverage in each market. Failure to comply with these requirements in a given license area could cause revocation or forfeiture of the PCS Group's PCS license for that license area or the imposition of fines on the PCS Group by the FCC. See "Business of the PCS Group--Regulation."

Competition

  There is substantial competition in the wireless telecommunications industry. The traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, all major players, including Sprint, are striving to provide integrated solutions both within and across all geographic markets. The PCS Group expects competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Sprint cannot predict which of many possible future technologies, products or services will be important to maintain its competitive position or what expenditures will be required to develop and provide such technologies, products or services.

  Each of the markets in which the PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of markets will have five or more CMRS service providers, and each of the top 50 metropolitan markets has at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base, have significantly greater financial and technical resources than those available to the PCS Group and offer attractive pricing options for service and a wide variety of handset options. A major competitor offers nationwide service for a flat monthly rate, without roaming charges. Competition also may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers network features not offered by the PCS Group.

  The PCS Group is relying on agreements to provide automatic roaming capability to PCS Group customers in many of the areas of the United States not served by the PCS Group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS network or, because of their call volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. For a discussion of the technology risks associated with roaming and handsets, see "--Technology Risks."

  The PCS Group also expects that existing cellular providers, some of which have an infrastructure in place and have been operating for a number of years, will upgrade their systems and provide expanded and digital services to compete with the PCS Group's PCS system. Many of these wireless providers require their customers to enter into long-term contracts, which may make it more difficult for the PCS Group to attract these customers away from such wireless providers. In addition, the PCS Group generally does not require its customers to enter into long term contracts, which may make it easier for other wireless providers to attract these customers away from the PCS Group.

  The PCS Group anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The significant competition among wireless providers, including from new entrants, is expected to continue to drive service and equipment prices lower. The PCS Group also expects that there will be increases in advertising and promotion spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing churn. The PCS Group's ability to compete successfully will also depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Limited PCS Operating History in the United States; Significant Change in Wireless Industry

  PCS systems have a limited operating history in the United States, and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS services in the PCS Group's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. In addition, the PCS Group's use of affiliation arrangements to expand network coverage has only been recently implemented. There can be no assurance that the companies entering into such affiliation arrangements with the PCS Group will meet the PCS Group's technical, marketing and other requirements for affiliation. As a result, the future prospects of the industry and the PCS Group and the success of PCS and other competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless telecommunications service or alternative service superior to PCS. Thus, there can be no assurance that technological developments will not have a material adverse effect on the PCS Group.

Technology Risks

  CDMA technology has only recently been deployed in the United States and internationally. Although the PCS Group has selected CDMA technology because it believes such technology will offer several advantages over other technologies, CDMA may not provide the advantages expected by the PCS Group.

  Existing analog cellular and other digital networks are not compatible with the PCS Group's network. The PCS Group's network operates at a different frequency or uses a different technology than analog cellular or other digital systems. Additionally, for the PCS Group's customers to access automatically another provider's analog cellular or digital system, that provider must agree to allow the PCS Group's customers to roam on its network, and customers roaming on analog systems are required to utilize Dual-Band/Dual-Mode Handsets compatible with that system to take advantage of roaming agreements. Generally, Dual-Band/Dual-Mode Handsets are more costly than single-band/single-mode handsets because of the need for two radios rather than one radio, and currently the smallest Dual-Band/Dual-Mode Handset is larger and heavier than the smallest single-band/single-mode handset. There can be no assurance that roaming agreements with other providers can be obtained or maintained on terms acceptable to the PCS Group. The PCS Group's network does not allow for call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to end a call in progress and initiate a new call when leaving the PCS Group's network and entering another wireless network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the PCS Group and its affiliated companies, the price of a roaming call may not be competitive with prices of other wireless companies for such call and the PCS Group customer may not be able to use any of the advanced features (e.g., voicemail notification) the customer enjoys when making calls from within the PCS Group network.

Rate of Customer Churn

  The PCS Group has experienced a higher rate of customer churn than cellular industry averages. Management believes its rate of customer churn is the result of several factors, including network coverage and reliability issues (e.g., blocked calls, dropped calls, handset problems), non-use of phones, change of employment, affordability, customer care concerns and other competitive factors.

  The PCS Group has implemented and plans to implement additional strategies to address customer churn, including expanding network coverage, improving network reliability, marketing customized service and pricing plans to meet customers' specific calling needs and increasing the number of customer care representatives. There can be no assurance, however, that such strategies will be successful or that the rate of customer churn will decline. Price competition, including for roaming, and other competitive factors could also cause increased customer churn for the PCS Group. A high rate of customer churn could have a material adverse effect on the PCS Group's competitive position and results of operations.

Dependence on Fourth Quarter Results

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. There can be no assurance that strong fourth quarter results for customer additions and handset sales will continue for the wireless industry or the PCS Group in future years. The number of customer additions and handset sales for the PCS Group could be adversely impacted for the fourth quarter of any fiscal year for a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans, or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group in any fiscal year fail to significantly improve upon customer additions and handset sales for the relevant fiscal year's previous quarters, the PCS Group's results for such year could be adversely impacted.

Radio Frequency Emission Concerns; Medical Device Interference

  Media reports have suggested that certain RF emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Although management does not believe RF emissions raise health concerns, concerns over

RF emissions may have the effect of discouraging the use of wireless handsets or exposing Sprint to potential litigation, which could have a material adverse effect on the PCS Group's results of operations.

Availability of Telephone Numbers

  Failure by various regulatory bodies to issue new telephone numbers in a timely manner could result in the PCS Group not having enough numbers to assign to new subscribers in certain markets, such as New York City, as soon as mid-1999. As a result, the PCS Group may (i) incur significant costs to either acquire new numbers or reassign subscribers to new numbers and/or (ii) experience a delay in enrolling new subscribers because of the lack of numbers. Various states have sought to ration phone numbers in order to avoid having to create a new area code. The PCS Group and other carriers have challenged this practice, and the FCC has issued an order prohibiting rationing without ordering area code relief. Various states, however, have challenged the FCC's order. There can be no assurance that the PCS Group will be able to obtain sufficient new telephone numbers on a timely basis in order to meet demand.

Year 2000 Risk

  Failure by the PCS Group or any of its significant third-party service providers to be Year 2000 compliant in a timely manner could have a material adverse effect on the PCS Group's operations. The "Year 2000" issue affects the PCS Group's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the PCS Group's customers, vendors, resellers or other service providers.

  The PCS Group has completed an inventory of its computer systems, network elements, software applications, products and other business systems. The Year 2000 impact of items identified through the inventory process is being assessed and a plan is being developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The PCS Group is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting third parties with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. There is no assurance, however, that full compliance will be achieved as planned by the PCS Group and such third parties or that the PCS Group will receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications, and other business systems. In addition, the PCS Group uses publicly-available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While management believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but there is no assurance that such cost could not become material.

                       RISK FACTORS--THE TRACKING STOCKS

Stockholders of One Corporation; Financial Effects of the FON Group Could Adversely Affect the PCS Group

  Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the FON Group and the PCS Group for the purpose of preparing the respective financial statements of such Groups, Sprint and each of its subsidiaries as legal entities are responsible for their respective liabilities, and holders of PCS Stock are subject to risks associated with an investment in a single corporation. Financial effects arising from the FON Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the PCS Group or the market price of the PCS Stock. In addition, the incurrence of significant indebtedness by Sprint or one of its subsidiaries, whether on behalf of the FON Group or the PCS Group, including indebtedness incurred or assumed in connection with acquisitions of or investments in businesses, would continue to affect the credit ratings of Sprint and its subsidiaries and therefore could increase the borrowing costs of the PCS Group and Sprint as a whole. Moreover, any net losses of the FON Group or the PCS Group, and any dividends or distributions on, or repurchases of, FON Stock, PCS Stock, preferred stock or other stock, will reduce the funds of Sprint legally available for payment of future dividends, if any, on the PCS Stock. Accordingly, Sprint's consolidated financial information should be read in conjunction with the combined financial information for both the FON Group and the PCS Group.

No Assurance as to Market Price

  There can be no assurance that the PCS Stock will accurately "track" the performance of the PCS Group; i.e., that the market will assign values to the PCS Stock based on the reported financial results and prospects of the PCS Group or the dividend policies established by the Sprint Board with respect to the PCS Group. Events attributable to the FON Group could affect the results of operations or financial condition of the PCS Group as well as the market price of shares of the PCS Stock.

  In the future, the market price of the PCS Stock could be influenced by many factors, including the consolidated results of Sprint, as well as the performances of the FON Group and the PCS Group, investors' expectations for Sprint as a whole, the FON Group and the PCS Group, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions.

Limited Separate Stockholder Rights; No Additional Rights with Respect to the PCS Group; Effects on Voting Power

  Holders of PCS Stock have only the rights customarily held by common stockholders of any corporation and do not have any rights specifically related to the assets or business of the PCS Group, except (i) the requirement that a dividend, redemption or conversion occur upon the disposition of all or substantially all (as defined in the Articles to mean at least 80% on a then-current market value basis) of the assets attributed to the PCS Group, (ii) fluctuating voting rights and (iii) the right to vote on certain matters as a separate class, each as described under "Description of Capital Stock," and in the limited circumstances provided under the Kansas General Corporation Code or by stock exchange rules. Separate meetings for the holders of PCS Stock will not be held. In addition, principles of Kansas law and Delaware law (treated as persuasive authority by Kansas courts when interpreting the Kansas General Corporation Code, which is based upon the Delaware General Corporation
Law) established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders.

  The holders of FON Stock, Class A Common and PCS Stock vote together as a single voting group, except as to certain amendments to the Sprint Bylaws and the Articles, and as to any spin-off by Sprint of the PCS Group prior to November 23, 2000. Accordingly, if a separate vote on a matter by the holders of the PCS Stock is not required under the Kansas General Corporation Code or by stock exchange rules, and if the Sprint Board does not require a separate vote, any class of Common Stock that is entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of such vote even if the matter involves a divergence or conflict of the interests of the holders of the FON Stock and the PCS Stock. For example, if the holders of Common Stock having a majority of the voting power of all shares of Common Stock outstanding approved a merger or statutory share exchange, the terms of which did not require separate class voting under the Kansas General Corporation Code or stock exchange rules, then (i) the merger or statutory share exchange could be consummated even if the holders of a majority of any particular class of Common Stock, including PCS Stock (but less than a majority of all the outstanding voting power), were to vote against the merger or statutory share exchange and (ii) the amount to be received by the holders of such class of Common Stock in the merger or consolidation might be materially less than the amount such holders would have received had the approval of the holders of a majority of such class of Common Stock been required. See "--Potential Diverging Interests--Allocation of Proceeds from Merger or Acquisition of Sprint."

  Conversely, if a separate vote on a matter by the holders of either FON Stock or the PCS Stock is required under the Kansas General Corporation Code, by stock exchange rules or by the Sprint Board, such holders of either FON Stock or PCS Stock could prevent approval of such matter, even if the holders of a majority of the total number of votes cast or entitled to be cast with respect to both the FON Stock and the PCS Stock voting together as a group were to vote in favor of the matter. See "Description of Capital Stock--Voting Rights of Common Stock" and "--Potential Diverging Interests--Allocation of Proceeds from Merger or Acquisition of Sprint."

  The relative voting power of shares of FON Stock, Class A Common and PCS Stock fluctuates from time to time. Each share of Series 1 FON Stock and Series 3 FON Stock has one vote, and each share of Series 2 FON Stock has 1/10th of a vote. Each share of Series 1 PCS Stock and Series 3 PCS Stock has the PCS Per Share Vote and each share of Series 2 PCS Stock has 1/10th of a PCS Per Share Vote. Each share of FT Class A Stock will have the FT Class A FON Vote Per Share plus the FT Class A PCS Vote Per Share, and each share of DT Class A Stock will have the DT Class A FON Vote Per Share plus the DT Class A PCS Vote Per Share. The formula for calculating the PCS Per Share Vote is intended to associate the proportionate voting rights of FON Stock and PCS Stock with their respective market prices a specified number of days prior to the record date for any vote. Accordingly, the relative voting power per share of FON Stock, Class A Common and PCS Stock will fluctuate based on the respective market prices of the Series 1 FON Stock and Series 1 PCS Stock. Sprint anticipates that the FON Stock will continue to represent a majority of the voting power of all Sprint Voting Stock entitled to vote in the election of directors for the foreseeable future because the market value of the Series 1 FON Stock is expected to continue to be substantially greater than the market value of the Series 1 PCS Stock. Market value could be influenced by many factors. See "--No Assurance as to Market Price." In addition, changes in the aggregate votes or relative voting power of the PCS Stock or FON Stock could result from the market's reaction to a decision by Sprint's management or the Sprint Board that is perceived to disparately affect one class of Common Stock relative to another.

Potential Diverging Interests

  The existence of separate classes of Common Stock could give rise to occasions when the interests of the holders of FON Stock and the holders of PCS Stock diverge, conflict or appear to diverge or conflict. Examples include determinations by the Sprint Board to (i) pay or omit the payment of dividends on FON Stock or PCS Stock, (ii) allocate among holders of FON Stock and PCS Stock consideration to be received by holders of Common Stock generally in connection with a merger or consolidation involving Sprint, (iii) convert one class of Common Stock into shares of another class of Common Stock, (iv) approve certain dispositions of assets attributed to any Group, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of PCS Stock either to the FON Group (and record a corresponding reduction in such Inter-Group Interest) or to the equity of the PCS Group,
(vi) formulate uniform public policy positions for Sprint, (vii) establish material commercial relationships between Groups, and (viii) make operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group.

  Subject to the provisions of the Tracking Stock Policies, in resolving any given conflict the Sprint Board may benefit, or appear to benefit, the FON Group at the expense of the PCS Group. See "--Tracking Stock Policies Subject to Change." Certain potential diverging or conflicting interests are discussed below:

  No Assurance of Payment of Dividends. The Sprint Board currently does not expect to declare any dividends on the PCS Stock in the foreseeable future. Determinations as to the future dividends, if any, on the PCS Stock and the Class A Common (to the extent it represents any unissued shares of PCS Stock) would be based primarily upon the financial condition, results of operations and business requirements of the PCS Group and Sprint as a whole. The Articles provide that dividends to holders of Common Stock generally can be declared and paid out of funds of Sprint legally available therefor. However, the Tracking Stock Policies adopted by the Sprint Board provide that dividends, if any, on the PCS Stock and the Class A Common (to the extent it represents any unissued shares of PCS Stock) would be payable out of the lesser of (i) all funds of Sprint legally available for the payment of dividends and (ii) the PCS Group Available Dividend Amount. Any future dividends will not necessarily bear a direct relationship to earnings and retained earnings as expressed on the PCS Group's financial statements as determined in accordance with generally accepted accounting principles. Net losses of any Group and dividends and distributions on, and repurchases of, any class of common stock or preferred stock would reduce the assets of Sprint legally available for future dividends on the PCS Stock. Subject to limitations under the Kansas General Corporation Code and the Tracking Stock Policies, the Sprint Board could declare and pay dividends exclusively on the FON Stock and the Class A Common (to the extent it represents unissued shares of such stock), exclusively on the PCS Stock and the Class A Common (to the extent it represents unissued shares of such stock) or on both, in equal or unequal amounts. Subject to certain exceptions, the Tracking Stock Policies generally may be modified, suspended, or rescinded and additions adopted or exceptions made by the Sprint Board at any time (although there is no present intention to do so). See "--Tracking Stock Policies Subject to Change." Any determination to modify, suspend or rescind any of the Tracking Stock Policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's Common Stock, including the holders of FON Stock and the holders of PCS Stock. If the dividend policy set forth in the Tracking Stock Policies were so altered, the Sprint Board could, under the Articles, declare dividends on the PCS Stock and the Class A Common (to the extent it represents unissued shares of such stock) in excess of the PCS Group Available Dividend Amount, or could declare dividends on the FON Stock and the Class A Common (to the extent it represents unissued shares of such stock) in excess of the FON Group Available Dividend Amount (although not in any case in excess of the funds of Sprint legally available for the payment of dividends). See "Tracking Stock Policies-- Dividend Policy" and "Description of Capital Stock--Dividends on Common Stock."

  Allocation of Proceeds from Merger or Acquisition of Sprint. The Tracking Stock Policies provide that the Sprint Board will not recommend any transaction that would result in a Change of Control of Sprint or a Strategic Merger (each as defined in the Articles) without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. Other than this and other provisions in the Tracking Stock Policies that relate to treatment of holders of the separate classes of Common Stock, there are no specific requirements imposed by the Formation Transactions governing how consideration to be received by holders of Common Stock generally in connection with a merger or consolidation involving Sprint as a whole is to be allocated among holders of different classes of Common Stock. In any merger or consolidation, the percentage of the consideration to be allocated to holders of any class of Common Stock will be determined by the Sprint Board in accordance with the Tracking Stock Policies. See "--Limited Separate Stockholder Rights; No Additional Rights with Respect to the PCS Group; Effects on Voting Power" and "Tracking Stock Policies."

  Optional Conversion of PCS Stock. The Sprint Board may at any time after November 23, 2001 and before November 23, 2002, convert each share of PCS Stock into a number of shares of FON Stock equal to 110% of the Optional Conversion Ratio computed as of the fifth trading day prior to the date that the notice of conversion is sent to holders of PCS Stock. The Sprint Board may also convert shares of PCS Stock into shares of FON Stock on or after November 23, 2002, and the applicable conversion rate will be determined by the Sprint Board, subject to a provision in the Articles requiring the Sprint Board to make independent determinations with regard to the fairness of the conversion ratio to the holders of the FON Stock, taken as a separate class, and to the holders of the PCS Stock, taken as a separate class. In addition, the Sprint Board could determine to convert each share of PCS Stock into a number of shares of FON Stock equal to 110% of the ratio of the average Market Values of one share of Series 1 PCS Stock to one share of Series 1 FON Stock, calculated over a 10-trading day period beginning on the 16th trading day after consummation of the disposition following any disposition of all or substantially all of the properties or assets attributed to the PCS Group. Also, if Sprint redeems substantially all (but not all) of the shares of PCS Stock (or declares and pays a dividend on the PCS Stock) following such a disposition, the Sprint Board could determine to convert each share of PCS Stock still outstanding into a number of shares of FON Stock equal to 110% of the Optional Conversion Ratio prior to the first anniversary of such payment. In each such case, the number of unissued shares, if any, of PCS Stock represented by the shares of Class A Common would be converted into a number of unissued shares of FON Stock on an equivalent basis. Any such determination could be made at a time when either or both of the FON Stock and the PCS Stock may be considered to be overvalued or undervalued. In addition, any such conversion at any premium would preclude holders of PCS Stock from retaining their investment in a security that is intended to reflect separately the performance of the PCS Group. See "The Formation Transactions" and "Description of Capital Stock-- Conversion and Redemption."

  Dispositions of PCS Group Assets. Assuming the assets attributed to the PCS Group represent less than substantially all of the properties and assets of Sprint, the Sprint Board could, without stockholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to the PCS Group in compliance with Kansas law and the Articles, which require stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of Sprint as a whole. The proceeds from any such disposition would be assets attributed to the PCS Group and used for its benefit, subject to the Tracking Stock Policies. The Articles also contain provisions to the effect that, in the event of a disposition of all or substantially all of the properties and assets attributed to the PCS Group (defined to mean 80% or more on a then-current market value basis), other than, among others, in a Related Business Transaction, Sprint will be required to either (i) distribute to holders of PCS Stock and Class A Common (but only to the extent such stock represents a number of unissued shares of PCS Stock) an amount of cash and/or securities (other than Common Stock) or other property equal to the fair value of the net proceeds of such disposition (after payment of transaction costs, taxes on such disposition, liabilities of the PCS Group and any amount corresponding to any Inter-Group Interest in the PCS Group held by the FON Group), either by special dividend or by redemption of all or part of the outstanding shares of PCS Stock, or (ii) convert each outstanding share of PCS Stock into a number of shares of FON Stock equal to 110% of the ratio, calculated over a 10-day trading period beginning on the 16th day after the consummation of the disposition transaction of the average Market Value of one share of PCS Stock to the average Market Value of one share of FON Stock (and a conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common into a number of unissued shares of FON Stock on an equivalent basis). See "Description of Capital Stock--Conversion and Redemption." The Articles do not require the Sprint Board to select the option which would result in the distribution with the highest value to the holders of the PCS Stock. See "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest."

  Public Policy Determinations. Because of the nature of the businesses of the FON Group and the PCS Group, the Groups may have diverging interests as to the position Sprint should take with respect to various regulatory issues. For example, FCC regulations which may advance the interests of the FON Group may not advance the interests of the PCS Group. Pursuant to the Tracking Stock Policies, material matters involving potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee) determines to be in the best interests of Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Common Stock. See "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest," "--Inter-Group Transactions" and "Tracking Stock Policies." Nevertheless, the Sprint Board could take steps that may benefit the FON Group at the expense of the PCS Group.

  Operational and Financial Decisions. The Sprint Board could, subject to the provisions of the Tracking Stock Policies, make operational and financial decisions or implement policies that affect disproportionately the businesses of the FON Group and the PCS Group, such as transfers of services (including sales agency, resale and other arrangements), funds or assets between Groups and other inter-Group transactions, the allocation of financing opportunities in the public markets and the allocation of business opportunities, resources and personnel. Any such decision may benefit one Group at the expense of the other. For example, the decision to obtain funds for the FON Group may adversely affect the ability of the PCS Group to obtain funds sufficient to implement its growth strategies or may increase the cost of such funds. In addition, any increased overlap between the businesses of the two Groups as a result of regulatory changes, technological advancements or other factors will make such operational and financial decisions more difficult. For further discussion of potential divergences of interests, see "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest," "--Inter-Group Transactions" and "Tracking Stock Policies."

Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest

  Sprint is not aware of any legislative or judicial precedent involving the fiduciary duties of directors of corporations having two classes of common stock, or separate classes or series of capital stock, the rights of which are defined by reference to specified operations of the corporation. Principles of Kansas law and Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Under these principles and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed Sprint Board, or a committee thereof, with respect to any matter having disparate impacts upon holders of FON Stock and holders of PCS Stock would be an adequate defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock. Thus, holders of PCS Stock who believe that a determination by the Sprint Board has disparate impacts upon the PCS Stock may not necessarily be able to obtain a judicial remedy for such claim. Moreover, a court hearing a case involving such a challenge may decide to apply principles of law other than those discussed above, or may develop new principles of law, in order to decide such a case.

  In connection with the Formation Transactions, directors of Sprint received one share of FON Stock and 1/2 share of PCS Stock for each share of Sprint's previously outstanding Common Stock held by them, the same proportion that applied to all holders of such Common Stock. Thus, each director has a greater economic interest in the FON Group than in the PCS Group. Disproportionate ownership interests of members of the Sprint Board in FON Stock or PCS Stock or disparities in the respective market values of the FON Stock and the PCS Stock could give rise to potential claims of conflicts of interest when directors are faced with decisions that could have different implications for the different classes.

Inter-Group Transactions

  The Sprint Board may in certain circumstances determine to transfer funds between Groups, and any such transfer may result in (i) a corresponding change in the size of the FON Group's Inter-Group Interest in the PCS Group or (ii) a loan from one Group to the other Group (or the repayment of a prior loan from such other Group), subject to the Tracking Stock Policies. Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board (consistent with the provisions of the Tracking Stock Policies) to be treated as an equity contribution by the FON Group to the PCS Group will result in an increase in the Inter-Group Interest of the FON Group in the PCS Group.

  Pursuant to the Tracking Stock Policies, loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. The Tracking Stock Policies contemplate that such loans will be made on the basis set forth above regardless of the interest rates and terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. It is anticipated that interest rates payable by the PCS Group will continue for the foreseeable future to be higher than that payable by Sprint or the FON Group.

  Although any increase in the Inter-Group Interest resulting from an equity contribution by the FON Group to the PCS Group, or any decrease in the Inter-Group Interest resulting from a transfer of funds from the PCS Group to the FON Group, would be determined by reference to the then-current Market Value of PCS Stock, such an increase could occur at a time when such shares could be considered under- or over-valued and such a decrease could occur at a time when such shares could be considered under- or over-valued. Pursuant to the Articles and the Tracking Stock Policies, an Inter-Group Interest of the PCS Group in the FON Group cannot be created. See "Tracking Stock Policies" and "Future Inter-Group Interest."

Payments Pursuant to the Tax Sharing Agreement Subject to Change

  Federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis will be allocated between the Groups in accordance with a tax sharing agreement entered into and undertaken by Sprint at the time of the Formation Transactions (the "Tax Sharing Agreement"). These allocations will be based principally on the taxable income and tax credits contributed by each Group. Such allocations to or from the PCS Group are intended to reflect its actual incremental cumulative effect (positive or negative) on Sprint's federal and state taxable income and related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Accordingly, the amounts of taxes payable or refundable, which will be allocated to each Group, may not necessarily be the same as that which would have been payable or refundable had the Group filed a separate income tax return. Tax sharing payments between the Groups will be accrued as of the end of the tax period to which they relate. Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in the near future, in light of the substantial operating losses that the PCS Group is expected to incur during this time. However, there can be no assurance that the FON Group will continue to generate taxable income in amounts necessary to generate substantial benefits to the PCS Group or that changes in law will not adversely affect the availability of tax benefits to Sprint, the FON Group and the PCS Group. Therefore, there can be no assurance as to the magnitude of any payments made pursuant to the Tax Sharing Agreement.

  The Tax Sharing Agreement includes a procedure pursuant to which tax sharing payments to or from the PCS Group will be calculated excluding the effect of any cumulative combined net loss or credit of (a) all new businesses directly or indirectly acquired by the FON Group after May 26, 1998 individually having an acquisition cost in excess of $500 million, taking into account the amount of any liabilities assumed by the acquiror or to which the acquired business is subject, and (b) all Other Groups except to the extent that an Other Group reflects one or more profitable core business(es) of the FON Group that exist(s) on the date of creation of the FON Group (the "Stacking Procedure"). Generally, the effect of the Stacking Procedure is to allow PCS Group losses to be used against cumulative net income of certain newly acquired businesses or certain Other Groups for purposes of calculating tax sharing payments, while excluding from the calculation any cumulative net loss of such businesses and Other Groups.

  The Tax Sharing Agreement (including the Stacking Procedure) applies to tax years ending on or before December 31, 2001, and will not be modified, suspended or rescinded, nor will additions or exceptions be made, for such periods. For subsequent periods, the Sprint Board will adopt a tax sharing arrangement that will be designed to allocate Sprint's tax benefits and burdens fairly between the PCS Group and the FON Group. Sprint expects that tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis. In addition, Sprint expects that tax benefits, if any, pertaining to tax loss or tax credit carry forwards generated by a Group but not utilized as of the expiration of the initial Tax Sharing Agreement will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis when such tax benefits are utilized. Sprint has not determined whether or not it will continue to utilize the Stacking Procedure for tax years ending after December 31, 2001.

Tracking Stock Policies Subject to Change

  The Sprint Board has adopted the Tracking Stock Policies described herein governing the relationship between the FON Group and the PCS Group and other "tracking stock" matters. Certain provisions of the Tracking Stock Policies relating to tax matters (including the Tax Sharing Agreement) and provisions regarding the allocation of debt expense may not be modified, suspended or rescinded, nor may additions or exceptions be made to such provisions, prior to December 31, 2001. The remaining policies may be modified, suspended or rescinded, or additions or exceptions made thereto, in the sole discretion of the Sprint Board without approval of the stockholders, although there is no present intention to do so. The Sprint Board may also adopt additional policies depending upon the circumstances. In addition, with respect to accounting matters, generally accepted accounting principles require that any change in accounting policy be preferable (in accordance with such principles) to the policy previously established. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "--Fiduciary Duties of the Sprint Board; Potential Conflicts of Interest" and "Tracking Stock Policies."

Absence of Approval Rights for Future Issuances of Authorized Shares

  The approval of the stockholders of Sprint will not be solicited by Sprint for the issuance of authorized but unissued shares of FON Stock or PCS Stock, unless such approval is deemed advisable by the Sprint Board or is required by applicable law, regulation or stock exchange listing requirements.

Limitations on Potential Acquisitions of the PCS Group

  If the PCS Group were a stand-alone entity, any person interested in acquiring the PCS Group without negotiation with management could seek control of the outstanding stock of such entity by means of a tender offer or proxy contest. Although the PCS Stock is intended to reflect the separate performance of the PCS Group, a person interested in acquiring the PCS Group without negotiation with Sprint's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Sprint entitled to vote on such acquisition. See "--Limited Separate Stockholder Rights; No Additional Rights with Respect to the PCS Group; Effects on Voting Power."

Potential Effects of Possible Disposition of Assets Attributed to the PCS
Group

  The Articles provide that upon a disposition of at least 80% of the assets attributed to the PCS Group on a then-current market value basis, Sprint would be required, subject to certain exceptions, to pay a special dividend on or redeem the outstanding shares of PCS Stock and shares of Class A Common (but only to the extent such shares of Class A Common represent a number of unissued shares of PCS Stock) or convert such PCS Stock into shares of FON Stock (and effect an equivalent conversion of the number of unissued shares, if any, of PCS Stock represented by the Class A Common into a number of unissued shares of FON Stock). If the PCS Group were a separate independent company and its shares were acquired by another person, certain costs of such disposition, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such separate independent company in connection with such an acquisition might be greater than the Net Proceeds that would be received by holders of the PCS Stock if the assets attributed to the PCS Group were sold. In addition, no assurance can be given that the Net Proceeds per share of the PCS Stock to be received in connection with a disposition of all of the assets attributed to the PCS Group would be equal to or more than the market value per share of the PCS Stock prior to or after announcement of such disposition. See "--No Assurance as to Market Price" and "Description of Capital Stock-- Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of PCS Stock."

Future Sales of PCS Stock; Registration Rights

  Following the Offerings, sales of substantial additional shares of PCS Stock into the public market, or the perception that such sales might occur, could adversely affect the prevailing market price of the Series 1 PCS Stock and Sprint's ability to raise capital. As of December 31, 1998 and after giving effect to the Offerings, Sprint had a total of 437,067,414 shares of PCS Stock outstanding (including shares of PCS Stock that are issuable with respect to the Class A Common held by FT and DT), consisting of: (i) 16,985,000 shares of Series 1 PCS Stock sold in the Offerings, (ii) 195,094,340 shares of Series 2 PCS Stock issued to the Cable Parents in the PCS Restructuring, (iii) 5,198,668 shares of Series 3 PCS Stock which FT and DT purchased at the time of the PCS Restructuring, (iv) 4,246,250 shares of Series 3 PCS Stock which FT and DT have agreed to purchase concurrently with the closing of the Offerings,
(v) 172,425,138 existing publicly-traded shares of Series 1 PCS Stock and (vi) 43,118,018 shares of PCS Stock that are issuable with respect to the Class A Common held by FT and DT. Of these shares, only the existing publicly-traded shares and those sold in the Offerings will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of Sprint as defined under the Securities Act. The shares that will be held by the Cable Parents, FT and DT will be subject to significant registration rights held by the Cable Parents, FT and DT, respectively, as described below and under "Registration Rights."

  Pursuant to the Restructuring Agreement and the Master Agreement, Sprint has entered into "lock-up" arrangements with the Cable Parents, FT and DT. The Cable Parents have agreed, until the later of May 22, 1999 (180 days following the PCS Restructuring Closing) or 90 days after the closing of the Offerings, to refrain from engaging in any public sale or distribution of PCS Stock, or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock. FT and DT have agreed that, unless the transfer restrictions contained in the Amended and Restated Stockholders' Agreement have terminated, they will not, for a period ending 90 days after the closing of the Offerings, engage in any public sale or distribution of PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock. Among other transfer restrictions, the Amended and Restated Stockholders' Agreement provides, in effect, that none of the shares of Class A Common or PCS Stock held by FT and DT as of December 31, 1998, and none of the shares of PCS Stock purchased by FT and DT in connection with the Offerings, may be transferred prior to January 31, 2001. The transfer restrictions may terminate in limited circumstances. Sprint has agreed with the Underwriters not to waive any of its rights under such lock-up arrangements without the consent of either Warburg Dillon Read LLC or Salomon Smith Barney Inc. See "Underwriting."

  Sprint has granted the Cable Parents, FT and DT significant registration rights with respect to their PCS Stock. If any of the Cable Parents, FT or DT sell a substantial number of shares of PCS Stock at one time or over a limited time in the public market, such sales could have a material adverse effect on the market price of the PCS Stock and on Sprint's ability to raise needed capital through sales of PCS Stock. TCI has the right to require Sprint to register its shares of PCS Stock for sale in a public offering ("demand registration rights") on six occasions, and each of Comcast and Cox have the right to require registration on three occasions. Cox has one additional demand registration right with respect to any shares of PCS Stock that it receives in exchange for its interest in Cox PCS. See "Registration Rights" and "The Formation Transactions--Amendments to the Cox PCS Agreements." In addition, each Cable Parent has an additional demand registration right in connection with the sale of "derivative securities," the value of which is dependent upon the value of the PCS Stock. Following the expiration or waiver of the lock-up agreements with respect to the Offerings, the Cable Parents are permitted to exercise their demand registration rights in three month intervals until they have sold an aggregate of $2 billion in PCS Stock. Thereafter, the Cable Parents may exercise demand registration rights in six month intervals. FT and DT have been granted a total of ten demand registration rights, exercisable in 12-month intervals. The Cable Parents, FT and DT also have been granted unlimited incidental or "piggyback" registration rights. In the case of the Cable Parents, the incidental registration rights terminate when all Cable Parent demand registration rights have been exercised, and in the case of FT and DT, the incidental registration rights are subject to certain priority limitations. The demand and incidental registration rights are assignable to third parties. Any sale of Series 2 PCS Stock by the Cable Parents to the public or other unaffiliated parties will result in conversion of such shares to Series 1 PCS Stock. Each share of Series 1 PCS Stock possesses ten times the vote of each share of Series 2 PCS Stock. Thus, any such sales will dilute the voting power of the shares of Series 1 PCS Stock that are outstanding immediately prior to such sale.

  After the CP Registration Rights Commencement Date and until the Cable Parents have sold securities covered by the Registration Rights Agreement (as defined herein) with an aggregate offering price of $2 billion (or 12 months after the CP Registration Rights Commencement Date, whichever is sooner), the Cable Parents will have priority in selling their shares in offerings of PCS Stock for which the underwriters require a reduction in the number of shares desired to be offered (whether by Sprint, the Cable Parents or any other stockholder having registration rights, including FT and DT, except where FT and DT have exercised their rights to require registration). Such priority will apply regardless of which of these parties (other than FT and DT) initiates the offering, and therefore could result in the Cable Parents having the right to sell shares in place of shares that Sprint intended to sell in order to raise capital to fund the operations of the PCS Group. The existence of these rights could have a material adverse effect on the ability of Sprint to raise needed capital through the sale of PCS Stock. See "Registration Rights."

  In addition, TCI has entered into a merger agreement with AT&T Corp. pursuant to which TCI has agreed that, in connection with obtaining any regulatory approvals required in connection with the merger, it will sell its shares of PCS Stock and otherwise comply with requirements that may be imposed by applicable governmental authorities in connection with such sale. The shares of PCS Stock currently held by TCI are expected, after the merger, to be attributed to an AT&T tracking group. The shares of AT&T common stock intended to track the performance of this group are referred to herein as the "AT&T Liberty Tracking Stock." On December 30, 1998, the United States Department of Justice filed with the U.S. District Court for the District of Columbia a complaint, a proposed final judgment, a stipulation, and a competitive impact statement concerning the acquisition of TCI by AT&T. These documents were published in the Federal Register by the Department of Justice on January 14, 1999. If the proposed final judgment is entered, it would permit the acquisition to go forward subject to the terms of the proposed final judgment, which requires TCI to place all of its shares of PCS Stock into a trust prior to closing for divestiture within a five year period. Under the terms of the proposed final judgment, (i) the trustee would be required to divest on or before May 23, 2002 sufficient shares of PCS Stock to cause the TCI holdings to amount to no more than 10% of the outstanding shares of PCS Stock, which is defined in the proposed judgement to include (a) all shares of Series 1, Series 2 and Series 3 PCS Stock, (b) the shares of PCS Stock that are issuable in respect of the Class A Common, (c) the PCS Preferred Stock, the Warrants (and the shares of PCS Stock issuable upon exercise or conversion thereof), (d) any other securities that are convertible into or exercisable for shares of PCS Stock, such as employee stock options, and (e) any Inter-Group Interest, (ii) the trustee would be required to divest the remaining shares on or before May 23, 2004, (iii) the trustee would be required to accomplish the divestiture only in a manner reasonably calculated to maximize the value of the PCS Stock contributed to the trust to the holders of the AT&T Liberty Tracking Stock, and (iv) there are no specified limits on the number of shares that may be sold in any given period. Substantial sales into the public markets could have a material adverse effect on the market price of the PCS Stock.

  Under Sprint's Articles, the shares of PCS Stock transferred by TCI to the proposed trust will remain shares of low-voting Series 2 PCS Stock if TCI (i) causes the trustee to execute a Standstill Agreement in the form of the Standstill Agreement between Sprint and TCI and (ii) takes certain other ministerial actions prior to the transfer to provide that the shares will remain low-voting. TCI has indicated to Sprint that it currently expects to cause the trust to execute such a Standstill Agreement and intends to take such other actions in connection with such transfer. Thus, Sprint expects that the shares transferred to the trust will not convert to shares of Series 1 PCS Stock, and that FT and DT will not have an opportunity to exercise Equity Purchase Rights as to such shares until, and only to the extent that, they are sold by the trust in offerings to persons that are not Cable Parents or certain of their related parties. The proposed order provides that the trust will not vote any of the shares that are transferred to it. The proposed final judgment has not been entered by the Court and will not be entered prior to the expiration of a 60-day period that began with the publication of the Department of Justice's filing in the Federal Register. Interested parties have the right to comment to the Department of Justice on the proposed consent decree, and if such comments are made, the Department of Justice must file them with the court, along with a response by the Department of Justice. There is no assurance that materially different provisions will not be ordered by the Court or that the FCC, which is also reviewing the transaction, will not impose other requirements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Sprint, the FON Group and the PCS Group. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, PCS network buildout, interest costs and income, in each case relating to Sprint, Sprint Spectrum Holdings, SprintCom, PhillieCo, the FON Group and the PCS Group, wherever they occur in this Prospectus, are necessarily estimates reflecting the best judgment of the senior management of Sprint and the PCS Group and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Prospectus.

  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation (i) the effects of vigorous competition in the markets in which these entities operate; (ii) the costs and business risks associated with entering new markets necessary to provide nationwide services and providing new services; (iii) the ability of the PCS Group to establish a significant market presence; (iv) the uncertainties related to Sprint's investments in Global One and other joint ventures; (v) the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities; (vi) requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 (the "Telecom Act") or other applicable laws and regulations; (vii) unexpected results of litigation filed against these entities; (viii) the impact of the Year 2000 issue and any related non-compliance; (ix) the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which these entities have no control and (x) those factors listed herein under "Risk Factors--The PCS Group" and "Risk Factors-- The Tracking Stocks."

  The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Prospectus and the other documents incorporated herein by reference, including, but not limited to, Sprint's Annual Report on Form 10-K (including any amendments thereto). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, in the future, Sprint, through senior management, may make forward-looking statements about the matters described herein or other matters concerning Sprint, Sprint Spectrum Holdings, SprintCom, PhillieCo, the FON Group or the PCS Group.

                  PRICE RANGE OF THE SERIES 1 PCS STOCK

Market Prices; Listing

  The Series 1 PCS Stock is listed on the NYSE under the symbol "PCS" and began regular way trading on November 24, 1998. The following table sets forth for each calendar quarter since the initial day of regular way trading the high and low sales prices per share of the Series 1 PCS Stock as reported on a consolidated basis on the NYSE.

                                                                    High   Low
                                                                   ------ ------
      Fourth quarter 1998 (since November 24, 1998)............... $23.38 $14.06
      First quarter 1999 (through January 21, 1999)............... $29.75 $20.88

  As of January 15, 1999, Sprint had approximately 75,900 Series 1 PCS Stock record holders. On January 21, 1999, the last reported sale price of the Series 1 PCS Stock, as reported on a consolidated basis on the NYSE, was $29.44 per share.

                                DIVIDEND POLICY

  Sprint has not declared any dividends on the Series 1 PCS Stock and does not expect to declare such dividends in the foreseeable future. The Sprint Board will periodically consider appropriate dividend policies and practices relating to future dividends on the PCS Stock. Pursuant to the Tracking Stock Policies, dividends on the PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount. The PCS Group Available Dividend Amount is similar to the amount of assets that would be available for payment of dividends on the PCS Stock under the Kansas General Corporation Code if the PCS Group were a separate company. The Tracking Stock Policies generally may be modified, suspended, or rescinded and additions adopted or exceptions made by the Sprint Board at any time (although there is no present intention to do so). If the dividend policy set forth in the Tracking Stock Policies were so altered, the Sprint Board could, under the Articles, declare dividends on the PCS Stock or on the FON Stock in excess of the respective Available Dividend Amount for each class (although not in any case in excess of the funds of Sprint legally available for the payment of dividends). See "Risk Factors--The Tracking Stocks--Potential Diverging Interests--No Assurance of Payment of Dividends" and "Description of Capital Stock--Dividends on Common Stock."

                             USE OF PROCEEDS

  The net proceeds to Sprint from the Offerings are expected to be $478.2 million ($550.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed public offering price of $29.44 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Sprint. The net proceeds to Sprint from the purchase of shares of Series 3 PCS Stock by FT and DT in connection with the Offerings are expected to be $120.3 million ($138.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed purchase price equal to the assumed public offering price less estimated underwriting discounts and commissions.

  Subject to the following sentence, all of the net proceeds from the Offerings and the purchases by FT and DT in connection therewith will be attributed to the PCS Group and used for working capital needs, including the further buildout of the PCS network. If the net proceeds to Sprint from the Offerings exceed $500 million, up to approximately $62 million of such excess net proceeds will be used to redeem shares of PCS Preferred Stock held by Cox. Pending such uses, such net proceeds will be invested in short-term investments.

                        CAPITALIZATION OF THE PCS GROUP

  The following table sets forth as of September 30, 1998 (i) the historical capitalization of the PCS Group; (ii) the capitalization of the PCS Group on a pro forma basis to give effect to (a) the PCS Restructuring, including the sale of shares of PCS Stock to FT and DT upon exercise of their respective Equity Purchase Rights in connection with the PCS Restructuring and (b) the Notes Offering; and (iii) the capitalization of the PCS Group on a pro forma basis, as adjusted to give effect to the Offerings and the sale of shares of Series 3 PCS Stock to FT and DT in connection with the Offerings. See "Use of Proceeds" and the PCS Group Unaudited Pro Forma Condensed Combined Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                      September 30, 1998
                                               --------------------------------
                                                                     Pro Forma
                                               Historical Pro Forma As Adjusted
                                               ---------- --------- -----------
                                                        (in millions)
Cash and equivalents..........................  $    --   $   409.8  $ 1,008.3
                                                ========  =========  =========
Short-term debt (includes current maturities
 of long-term debt)...........................  $   42.5  $   167.0  $   167.0
Long-term debt................................     388.2    6,499.2    6,499.2
Construction obligations......................     429.0    1,004.7    1,004.7
Group equity..................................     831.0    4,281.8    4,880.3
                                                --------  ---------  ---------
  Total capitalization........................  $1,690.7  $11,952.7  $12,551.2
                                                ========  =========  =========

                     CAPITALIZATION OF SPRINT CORPORATION

  The following table sets forth as of September 30, 1998 (i) the historical consolidated capitalization of Sprint; (ii) the consolidated capitalization of Sprint on a pro forma basis to give effect to (a) the PCS Restructuring, including the sale of shares of PCS Stock to FT and DT upon exercise of their respective Equity Purchase Rights in connection with the PCS Restructuring,
(b) the Recapitalization and (c) the Notes Offering; and (iii) the consolidated capitalization of Sprint on a pro forma basis, as adjusted to give effect to the Offerings and the sale of shares of Series 3 PCS Stock to FT and DT in connection with the Offerings. See "Use of Proceeds" and the Sprint Corporation Unaudited Pro Forma Condensed Combined Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                    September 30, 1998
                                             ----------------------------------
                                                                     Pro Forma
                                             Historical  Pro Forma  As Adjusted
                                             ----------  ---------  -----------
                                                      (in millions)
Cash and equivalents.......................  $    47.7   $ 2,042.2   $ 2,640.7
                                             =========   =========   =========
Short-term debt (includes current maturi-
 ties of long-term debt)...................  $    80.6   $   205.1   $   205.1
Long-term debt.............................    5,039.8    12,635.6    12,635.6
Construction obligations...................      429.0     1,004.7     1,004.7
Redeemable preferred stock.................        9.5         9.5         9.5
Existing Common Stock, $2.50 par value, 1.0
 billion shares authorized, 344.5 million
 shares outstanding (Historical), 0 shares
 outstanding (Pro Forma and Pro Forma As
 Adjusted).................................      875.7         --          --
Class A Common, $2.50 par value, 500.0
 million shares authorized (Historical),
 200.0 million shares authorized (Pro Forma
 and Pro Forma As Adjusted), 86.2 million
 shares issued and outstanding (Historical,
 Pro Forma and Pro Forma As Adjusted) .....      215.6       215.6       215.6
FON Stock, $2.00 par value, 4.2 billion
 shares authorized, 0 shares outstanding
 (Historical), 350.3 million shares issued
 and 344.5 million shares outstanding (Pro
 Forma and Pro Forma As Adjusted) .........        --        700.6       700.6
PCS Stock, $1.00 par value, 2.35 billion
 shares authorized, 0 shares outstanding
 (Historical), 375.4 million shares issued
 and outstanding (Pro Forma) and 396.6
 shares issued and outstanding (Pro Forma
 As Adjusted)..............................        --        375.4       396.6
PCS Preferred Stock........................        --        240.0       240.0
Capital in excess of par or stated value...    4,490.8     7,575.3     8,152.6
Retained earnings..........................    4,012.7     3,802.4     3,802.4
Treasury stock, at cost....................     (396.1)     (396.1)     (396.1)
Other......................................      103.6        88.0        88.0
                                             ---------   ---------   ---------
 Total capitalization......................  $14,861.2   $26,456.1   $27,054.6
                                             =========   =========   =========

                             HISTORICAL PCS GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth historical Selected Financial Data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown have been accounted for on the equity basis. The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. After the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on a consolidated basis in the PCS Group Combined Financial Statements. The Selected Financial Data set forth below should be read in conjunction with "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations" and the PCS Group Combined Financial Statements and Notes thereto (the "PCS Group Historical Financial Statements") included elsewhere in this Prospectus. The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been derived from the PCS Group Historical Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited PCS Group Historical Financial Statements. The unaudited PCS Group Historical Financial Statements have been prepared on the same basis as the audited PCS Group Historical Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                           At or For the
                            Nine Months
                          Ended September             At or For the
                                30,              Year Ended December 31,
                          -----------------  -----------------------------------
                            1998     1997      1997      1996     1995   1994(1)
                          --------  -------  --------  --------  ------  -------
                                            (in millions)
Results of Operations
 Data
Operating loss..........  $  (80.0) $  (7.4) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (686.5)  (410.6)   (659.6)   (191.8)  (31.4)    --
Net loss................    (471.8)  (257.3)   (419.1)   (119.7)  (19.9)    --
Cash Flow Data
Net cash provided (used)
 by operating
 activities.............  $ (193.0) $  25.8  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....     672.1     68.2     153.7       --      --      --
Purchase of PCS
 licenses...............       --     460.1     460.1      84.0     --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo, net.........     193.5    255.5     405.9     297.5   910.9    51.1
Balance Sheet Data
Total assets............  $2,494.2           $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment, net.........   1,327.2              177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............     475.4              968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............     859.7                --        --      --      --
Group equity............     831.0            1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

  Holders of PCS Stock are subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the PCS Group or the market price of the PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the PCS Stock. Sprint does not expect to pay dividends on the PCS Stock in the foreseeable future.

                                   PCS GROUP
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint acquired the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock, and the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring; (2) the tax-free Recapitalization of Sprint's Common Stock, effected by reclassifying each share of Sprint's Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of DT Class A Stock held by DT and each share of FT Class A Stock held by FT so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock; (3) the Notes Offering and the use of net proceeds therefrom; and (4) the Offerings and the purchase of PCS Stock by FT and DT in connection with the Offerings. The actual net proceeds from the Offerings could vary from the amount assumed to be received. The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo were accounted for using the purchase method of accounting.

  The unaudited pro forma condensed combined statements of operations include the historical results of the PCS Group and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring and the related exercise of Equity Purchase Rights by FT and DT, Recapitalization, Notes Offering and Offerings and related purchase of PCS Stock by FT and DT as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of the PCS Group and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring and the related exercise of Equity Purchase Rights by FT and DT, Recapitalization, Notes Offering and Offerings and related purchase of PCS Stock by FT and DT as though such transactions had occurred on September 30, 1998. The historical PCS Group amounts include Sprint's investment in Sprint Spectrum Holdings and its investment in PhillieCo, both of which are reflected on the equity basis, and SprintCom. Certain historical amounts have been reclassified to conform to the pro forma presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

  The pro forma condensed combined statements of operations are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the PCS Group and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Prospectus.

                                   PCS Group

                   Pro Forma Condensed Combined Balance Sheet

                            September 30, 1998
                            (Unaudited, in millions)

                                                       Pro Forma Adjustments
                                              ----------------------------------------
                                  Historical
                                   Combined
                                    Sprint                                                           Pro Forma
                                   Spectrum                                                         Adjustments
                      Historical Holdings and      PCS                         Notes                    for      Pro Forma
                      PCS Group   PhillieCo   Restructuring  Recapitalization Offering    Pro Forma  Offerings  as Adjusted
                      ---------- ------------ -------------  ---------------- --------    --------- ----------- -----------
Assets
Current assets
 Cash and
  equivalents......    $    --     $  325.3     $   84.5  D                               $   409.8   $598.5 H   $ 1,008.3
 Accounts
  receivable, net..         --        195.3        (47.1) C                                   148.2                  148.2
 Inventories.......         --        177.8                                                   177.8                  177.8
 Other.............        32.8        44.1                                                    76.9                   76.9
                       --------    --------     --------                                  ---------   ------     ---------
 Total current
  assets...........        32.8       742.5         37.4                                      812.7    598.5       1,411.2
Property, plant and
 equipment, net....     1,327.2     4,531.9        196.8  A                                 6,055.9                6,055.9
Investments in
 Sprint Spectrum
 Holdings and
 PhillieCo ........       475.4         --        (293.4) B                                     --                     --
                                                  (182.0) B
Intangibles, net
 PCS licenses......       544.5     2,466.0                                                 3,010.5                3,010.5
 Customer base.....         --          --         681.4  A                                   681.4                  681.4
 Goodwill..........         --        363.1      2,911.8  A                                 3,057.0                3,057.0
                                                  (217.9) A
 Assembled
  workforce........         --          --          45.3  A                                    45.3                   45.3
Other assets.......       114.3       422.9        182.0  B                   $   25.2  F     713.2                  713.2
                                                                                 (31.2) G
                       --------    --------     --------         -------      --------    ---------   ------     ---------
Total..............    $2,494.2    $8,526.4     $3,361.4         $   --       $   (6.0)   $14,376.0   $598.5     $14,974.5
                       ========    ========     ========         =======      ========    =========   ======     =========
Liabilities and
 Group Equity
Current liabilities
 Current maturities
  of
  long-term debt...    $   42.5    $  124.5                                               $   167.0              $   167.0
 Partner advances..         --        185.0                                                   185.0                  185.0
 Accounts payable..        20.2       287.1                                                   307.3                  307.3
 Advance from the
  FON Group........       410.0         --      $ (110.6) E                                   299.4                  299.4
 Payable to Sprint
  Spectrum
  Holdings.........        47.1         --         (47.1) C                                     --                     --
 Accrued expenses and
  other current
  liabilities......         7.3       476.4                                                   483.7                  483.7
                       --------    --------     --------                                  ---------              ---------
 Total current
  liabilities......       527.1     1,073.0       (157.7)                                   1,442.4                1,442.4
Construction
 obligations.......       429.0       575.7                                                 1,004.7                1,004.7
Long-term debt.....       388.2     6,001.2         84.6  A                   $3,371.8  F   6,499.2                6,499.2
                                                                              (3,346.6) F
Deferred income
 taxes and other
 liabilities.......       318.9        84.9        678.3  A                                 1,082.1                1,082.1
Limited partner
 interest in
 consolidated
 subsidiary .......         --         65.8                                                    65.8                   65.8
Group equity.......       831.0       725.8      3,033.6  A                      (31.2) G   4,281.8   $598.5 H     4,880.3
                                                  (179.1) A
                                                  (293.4) B
                                                    84.5  D
                                                   510.6  E
                                                  (400.0) E
                       --------    --------     --------         -------      --------    ---------   ------     ---------
Total..............    $2,494.2    $8,526.4     $3,361.4         $   --       $   (6.0)   $14,376.0   $598.5     $14,974.5
                       ========    ========     ========         =======      ========    =========   ======     =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                 PCS Group

           Pro Forma Condensed Combined Statement of Operations

                   Nine Months Ended September 30, 1998

              (Unaudited, in millions, except per share data)

                                                        Pro Forma Adjustments
                                               ---------------------------------------
                                 Historical
                                  Combined                                                            Pro Forma
                               Sprint Spectrum                                                       Adjustments
                    Historical  Holdings and        PCS                        Notes                     for      Pro Forma
                    PCS Group     PhillieCo    Restructuring Recapitalization Offering   Pro Forma    Offerings  As Adjusted
                    ---------- --------------- ------------- ---------------- --------   ---------   ----------- -----------
Net Operating Rev-
 enues............   $   --       $   787.9                                              $   787.9                $   787.9
Operating Expenses
Costs of services
 and products.....       --           783.0                                                  783.0                    783.0
Selling, general
 and
 administrative...      78.2          931.6                                                1,009.8                  1,009.8
Depreciation and
 amortization.....       1.8          529.2       $   5.2 I                                  780.2                    780.2
                                                     50.5 J
                                                    170.3 K
                                                      6.8 L
                                                     16.4 M
                     -------      ---------       -------                                ---------                ---------
Total operating
 expenses.........      80.0        2,243.8         249.2                                  2,573.0                  2,573.0
                     -------      ---------       -------                                ---------                ---------
Operating Loss....     (80.0)      (1,455.9)       (249.2)                                (1,785.1)                (1,785.1)
Interest expense..       --          (358.3)         60.1 N                    $(2.6) P     (294.1)                  (294.1)
                                                      6.7 O
Equity in loss of
 Sprint Spectrum
 Holdings and
 PhillieCo........    (686.5)           --          681.3 I                                    --                       --
                                                      5.2 I
Other income......       --            23.2                                                   23.2                     23.2
Minority interest
 .................       --            99.0                                                   99.0                     99.0
                     -------      ---------       -------                      -----     ---------                ---------
Loss before income
 taxes............    (766.5)      (1,692.0)        504.1                       (2.6)     (1,957.0)                (1,957.0)
Income tax bene-
 fit..............     294.7            --          399.0 Q                      1.0  R      744.5                    744.5
                                                     49.8 R
                     -------      ---------       -------                      -----     ---------                ---------
Net Loss..........    (471.8)      (1,692.0)        952.9                       (1.6)     (1,212.5)                (1,212.5)
Preferred stock
 dividends........       --             --          (11.5)S                                  (11.5)                   (11.5)
                     -------      ---------       -------                      -----     ---------                ---------
Loss applicable to
 common stock.....   $(471.8)     $(1,692.0)      $ 941.4                      $(1.6)    $(1,224.0)               $(1,224.0)
                     =======      =========       =======                      =====     =========                =========
Basic and Diluted
 Loss per Common
 Share............                                                                       $   (2.94)               $   (2.80)
                                                                                         =========                =========
Weighted average
 common shares....                                                                           415.7 T                  436.9 U
                                                                                         =========                =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                Statements.

                                 PCS Group

           Pro Forma Condensed Combined Statement of Operations

                       Year Ended December 31, 1997

              (Unaudited, in millions, except per share data)

                                                        Pro Forma Adjustments
                                               ---------------------------------------
                                   Historical
                                    Combined
                                     Sprint                                                          Pro Forma
                                    Spectrum                                                        Adjustments
                       Historical Holdings and      PCS                        Notes                    for      Pro Forma
                       PCS Group   PhillieCo   Restructuring Recapitalization Offering  Pro Forma    Offerings  As Adjusted
                       ---------- ------------ ------------- ---------------- --------  ---------   ----------- -----------
Net Operating
 Revenues............   $   --     $   258.0                                            $   258.0                $   258.0
Operating Expenses
Costs of services and
 products............       --         574.3                                                574.3                    574.3
Selling, general and
 administrative......      18.5        747.1                                                765.6                    765.6
Depreciation and
 amortization........       --         316.3      $  3.5 I                                  645.2                    645.2
                                                    67.3 J
                                                   227.1 K
                                                     9.1 L
                                                    21.9 M
                        -------    ---------      ------                                ---------                ---------
Total operating
 expenses............      18.5      1,637.7       328.9                                  1,985.1                  1,985.1
                        -------    ---------      ------                                ---------                ---------
Operating Loss.......     (18.5)    (1,379.7)     (328.9)                                (1,727.1)                (1,727.1)
Interest expense.....       --        (123.5)       21.0 N                     $(8.7)P     (102.3)                  (102.3)
                                                     8.9 O
Equity in loss of
 Sprint Spectrum
 Holdings and
 PhillieCo...........    (659.6)         --        656.1 I                                    --                       --
                                                     3.5 I
Equity in loss of
 unconsolidated
 partnership.........       --        (168.9)                                              (168.9)                  (168.9)
Other income.........       --          39.4                                                 39.4                     39.4
                        -------    ---------      ------                       -----    ---------                ---------
Loss before income
 taxes...............    (678.1)    (1,632.7)      360.6                        (8.7)    (1,958.9)                (1,958.9)
Income tax benefit...     259.0           --       383.1 Q                       3.4 R      735.2                    735.2
                                                    89.7 R
                        -------    ---------      ------                       -----    ---------                ---------
Net Loss.............    (419.1)    (1,632.7)      833.4                        (5.3)    (1,223.7)                (1,223.7)
Preferred stock
 dividends...........       --           --        (15.3)S                                  (15.3)                   (15.3)
                        -------    ---------      ------           ---         -----    ---------                ---------
Loss applicable to
 common stock........   $(419.1)   $(1,632.7)     $818.1                       $(5.3)   $(1,239.0)               $(1,239.0)
                        =======    =========      ======           ===         =====    =========                =========
Basic and Diluted
 Loss per Common
 Share...............                                                                   $   (2.98)               $   (2.84)
                                                                                        =========                =========
Weighted average com-
 mon shares..........                                                                       415.4 T                  436.6 U
                                                                                        =========                =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                Statements.

                                   PCS Group
     Notes to Unaudited Pro Forma Condensed Combined Financial Statements

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase was shares of Series 2 PCS Stock and warrants to purchase additional shares of Series 2 PCS Stock. The excess of the purchase price, which was based on the market value of the Series 2 PCS Stock issued to the Cable Parents, over the fair value of net assets acquired has been preliminarily allocated as follows (in millions):

       Purchase price................................................. $3,200.3
       Transaction costs..............................................     25.7
       Net assets acquired............................................   (192.4)
       Fair value assigned to customer base acquired..................   (681.4)
       Fair value assigned to assembled workforce acquired............    (45.3)
       Increase in property, plant and equipment to fair value........   (196.8)
       Write-off of acquired goodwill.................................    217.9
       Mark-to-market of long-term debt to fair value.................     84.6
       Deferred taxes on acquired assets and liabilities..............    678.3
       Completed in-process research and development..................   (179.1)
                                                                       --------
       Goodwill....................................................... $2,911.8
                                                                       ========

The above purchase price allocation assumes that the carrying amounts of assets acquired and liabilities assumed approximate fair market value, except for certain property, plant and equipment of Sprint Spectrum Holdings and PhillieCo and long-term debt of Sprint Spectrum Holdings, both of which have been recorded at fair value.

A portion of the purchase price was attributed to the customer base acquired. The value assigned to the customer base will be amortized over three years. A portion of the purchase price was also attributed to the assembled workforce acquired. The value assigned to the assembled workforce will be amortized over five years. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. Cash to fund the transaction costs were contributed by the FON Group to the PCS Group.

A portion of the purchase price was attributed to in-process research and development ("IPR&D"). Development efforts of Sprint Spectrum Holdings are focused in three general areas: (i) building internal software applications, primarily systems which improve customer care and service, (ii) providing additional value enhancing services to PCS customers, and (iii) establishing a state of the art infrastructure and network to deliver these services. Many of the research and development projects are positioning Sprint to take advantage of rapid adoption of the Internet and the rapid convergence of voice, data, and video. Software development activities were carefully evaluated to determine if technological feasibility had been achieved. Consideration of acquired IPR&D was limited to significant new products under development that were intended to address emerging market needs and requirements. No routine research and development projects, minor refinements, normal enhancements, or production activities were included in the acquired IPR&D. The possibility of alternative future use was extensively evaluated and it was determined that these technologies, once completed, could only be economically used for their intended purposes. The income approach was the primary technique utilized in valuing the purchased IPR&D. The pro forma statements of operations exclude the impact of the IPR&D costs, which were recorded as a nonrecurring, noncash charge in connection with the purchase price allocation.

                                   PCS Group
                         Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements--(continued)

B To eliminate the PCS Group's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by the PCS Group on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C  To eliminate the PCS Group's payable to Sprint Spectrum Holdings.

D To record the exercise of Equity Purchase Rights by FT and DT. As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares was required in order for FT and DT to maintain their combined 20% voting interest in Sprint.

E To reflect PCS Preferred Stock ($240.0 million) and Preferred Inter-Group Interest ($270.6 million) issued to the Cable Parents and the FON Group, respectively, in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

F To record the loan by Sprint to the PCS Group of a portion of the net proceeds from the Notes Offering, and the use of the proceeds therefrom, net of deferred financing costs of $25.2 million, to repay existing indebtedness.

G To write off deferred financing costs associated with the repayment of debt ($3,346.6 million) with the net proceeds from the Notes Offering loaned by Sprint to the PCS Group.

H To record the sale of shares in the Offerings ($478.2 million). Proceeds from the Offerings of $478.2 million have been assumed, net of estimated offering costs of $21.8 million, although the actual amount of the Offerings may vary based on market conditions. Also to record the purchase of PCS Stock by FT and DT ($120.3 million) in connection with the Offerings.

Pro Forma Statement of Operations Adjustments

I To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by the PCS Group on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on the investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

J To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

K To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

L To reflect the amortization of the assembled workforce recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over five years.

M To reflect the additional depreciation associated with the purchase price adjustment to step-up the property, plant and equipment acquired to fair value (see Note A).

                                   PCS Group
                         Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements--(continued)

N To reduce interest expense resulting from the tax sharing agreement between the PCS Group and the FON Group. Under this agreement, the FON Group will "pay" the PCS Group for the use of its current tax benefits that the FON Group is able to utilize, thereby providing funds to the PCS Group and reducing the PCS Group's required borrowings. The computation of the current tax benefit is performed on a quarterly basis and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $1,271.3 million and $727.3 million as of September 30, 1998 and December 31, 1997, respectively.

O To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

P To reflect the interest expense and amortization of deferred financing costs related to the loan by Sprint to the PCS Group of a portion of the net proceeds from the Notes Offering, offset by interest savings and amortization of deferred financing costs of the debt assumed to be repaid with the proceeds from the loan. The rate of interest charged by Sprint was used in determining interest expense, while actual interest expense incurred during the respective period on the debt repaid was assumed to be avoided.

Q To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

R To record the impact on income taxes of pro forma adjustments K through P using the statutory income tax rate.

S To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock and Preferred Inter-Group Interest issued to the Cable Parents and the FON Group, respectively. As of September 30, 1998, $510.6 million of funding by the Cable Parents and the FON Group between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock or Preferred Inter-Group Interest. For a discussion of how the actual dividend rate is determined, see "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest."

T The weighted average common shares outstanding reflect (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.4 million shares for the nine months ended September 30, 1998, and 215.1 million shares for the year ended December 31, 1997), and (3) the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring (5.2 million shares).

U The weighted average common shares outstanding reflect the items in adjustment "T", as well as the shares assumed to be sold in the Offerings (17.0 million shares) and the purchase of PCS Stock by FT and DT (4.2 million shares) in connection with the Offerings. The actual number of shares sold in the Offerings may vary based on market conditions.

                                   PCS GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  On May 26, 1998, Sprint entered into the Restructuring Agreement with the Cable Parents to restructure Sprint's wireless PCS operations, which was consummated on November 23, 1998. Pursuant to the Restructuring Agreement Sprint acquired the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint issued to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the PCS operations of Sprint's wholly owned subsidiary, SprintCom. These operations, which after the PCS Restructuring are 100% owned by Sprint (subject to a 40.8% minority interest in Cox PCS, the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), are referred to as the PCS Group.

  The excess of the purchase price paid to the Cable Parents in connection with the PCS Restructuring over the fair value of the PCS assets acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For an allocation of the purchase price to the assets acquired and liabilities assumed, see the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto of the PCS Group included elsewhere in this Prospectus.

  The FON Stock, which was created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations are referred to as the FON Group.

  Holders of PCS Stock are subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the PCS Group or the market price of the PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the PCS Stock.

  The PCS Group Historical Financial Statements include the combined historical balance sheets, results of operations and cash flows of SprintCom and Sprint's investment in Sprint Spectrum Holdings and PhillieCo. All significant intragroup financial transactions have been eliminated; however, transactions between the FON Group and the PCS Group have not been eliminated.

Recent Results

  Although the PCS Group's results of operations for the fourth quarter and for the full year 1998 are not final, the following information reflects the PCS Group's expectations with respect to such results based on currently available information.

  The following financial information does not reflect the impact of the allocation of the purchase price to the assets acquired and liabilities assumed in the PCS Restructuring. A final allocation is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the value attributable to the customer base. Based on Sprint's preliminary purchase price allocation, it is expected that approximately $180 million of the purchase price will be allocated to in-process research and development projects and will be recognized as a non-recurring, non-cash charge in the fourth quarter of 1998. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the Unaudited Pro Forma Condensed Combined Financial Statements of the PCS Group and notes thereto included elsewhere in this Prospectus.

  The wireless industry has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three quarters. A number of factors influence this trend including use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service introductions, and aggressive marketing and sales promotions. In the fourth quarter of 1998, these factors and the opening of several new markets contributed to strong customer growth for the PCS Group. The PCS Group acquired approximately 830,000 net new customers in the quarter and finished the year with more than 2.58 million customers. For all of 1998, the PCS Group increased its customer base by 1.7 million customers.

   For the fourth quarter of 1998, the PCS Group expects total revenue to be in a range between $430 million to $450 million, and for all of 1998, total revenue is expected to be between $1.22 billion and $1.24 billion. For the fourth quarter, an estimated 75% of total revenue is from recurring monthly services while for the full year slightly more than 80% is from these sources. ARPU for the fourth quarter is expected to be approximately $54 to $55.

  EBITDA for the fourth quarter of 1998 is expected to be a loss of between $590 million and $610 million, compared with a loss of approximately $350 million in the third quarter of 1998. For all of 1998 the EBITDA loss is expected to be between $1.59 billion and $1.61 billion. The increase in fourth quarter EBITDA loss is due to higher customer acquisition costs associated with the significant gain in new customers and up-front expenditures associated with the opening of 48 new markets during the quarter. During the fourth quarter, the average marketing and equipment subsidy cost to acquire a customer improved over previous quarters. Customer churn rates during the fourth quarter remained above historic industry averages, but are within a range of rates being reported by other new wireless entrants.

  For the fourth quarter of 1998, capital expenditures are expected to be approximately $700 million, and for all of 1998 they are expected to be nearly $3.0 billion. Capital expenditures during the fourth quarter were principally used to construct new markets and further build out existing markets. At the end of 1998, the PCS Group was able to provide service to slightly more than half of the U.S. population.

Forward-Looking Information

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which the PCS Group operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless service and to provide new services;
(iii) the ability of the PCS Group to establish a significant market presence;
(iv) the impact of any unusual items resulting from ongoing evaluations of the PCS Group's business strategies; (v) the potential impacts of changes in regulations on the PCS Group; (vi) unexpected results of litigation filed against Sprint; (vii) the impact of the Year 2000 issue and any related noncompliance; (viii) the possibility of one or more of the markets in which Sprint competes being affected by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint or the PCS Group have no control and (ix) those factors listed herein under "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks."

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

The PCS Group

  The PCS Group includes Sprint's domestic wireless mobile telephony services and any other domestic PCS services, which includes (i) Sprint's investment in Sprint Spectrum Holdings and Sprint's investment in PhillieCo, both of which are reflected on the equity basis in the PCS Group Historical Financial Statements and (ii) SprintCom, which is reflected on a consolidated basis in the PCS Group Historical Financial Statements. The operating results of Sprint Spectrum Holdings and PhillieCo are reflected in the PCS Group Combined Financial Statements along with SprintCom. Subsequent to the PCS Restructuring Closing the operating results of Sprint Spectrum Holdings and PhillieCo will be reflected on a consolidated basis in the PCS Group Combined Financial Statements.

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of December 31, 1998, the PCS Group, together with certain affiliated companies, operated PCS systems in 225 metropolitan markets within the United States, including 45 of the 50 largest metropolitan areas in the United States. The PCS Group already provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas in the United States, (ii) affiliating with other companies, primarily in and around smaller metropolitan areas in the United States, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other CDMA-based providers.

  Sprint Spectrum Holdings commenced commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. PhillieCo commenced commercial operations in April 1997 and SprintCom commenced initial operations in the third quarter of 1998.

Regulatory Developments

  See "Business of the PCS Group--Regulation" for a discussion of regulatory developments that could have a future impact on the PCS Group.

Seasonality

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the PCS Group. The PCS Group's fourth quarter subscriber additions and handset sales could be adversely impacted for a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the PCS Group's results for the year could be materially adversely affected.

Results of Operations

  As stated above, the PCS Group Historical Financial Statements include the operations of SprintCom while the investments in Sprint Spectrum Holdings and PhillieCo are accounted for on the equity basis. The information included herein should be read in conjunction with the PCS Group Combined Financial Statements and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements appearing elsewhere in this Prospectus.

                                      Nine Months
                                    Ended September         Year Ended
                                          30,              December 31,
                                    ----------------  -------------------------
                                     1998     1997     1997     1996     1995
                                    -------  -------  -------  -------  -------
                                                 (in millions)
Total operating expenses........... $  80.0  $   7.4  $  18.5  $   0.5  $   --
                                    -------  -------  -------  -------  -------
Operating loss..................... $ (80.0) $  (7.4) $ (18.5) $  (0.5) $   --
                                    =======  =======  =======  =======  =======
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo............ $(686.5) $(410.6) $(659.6) $(191.8) $(31.4)
                                    =======  =======  =======  =======  =======

Nine Months Ended September 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $80 million for the first nine months of 1998 and $7 million for the same 1997 period. These expenses consist of selling, general and administrative expenses associated with the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $687 million for the first nine months of 1998 compared with $411 million for the same period in 1997. The increase in 1998 losses reflects marketing and promotional costs, including losses on handset sales, to support a growing customer base and the launching of service in additional markets.

 Pro Forma PCS Group

  In order to provide a more meaningful discussion and analysis of the underlying operating results of the PCS Group businesses, the preceding discussion of the PCS Group Historical Financial Statements is supplemented with a discussion of the pro forma results of operations and financial condition of the PCS Group as such information is deemed necessary to facilitate an understanding of the operating results and financial condition of Sprint's equity investments. See PCS Group Unaudited Pro Forma Condensed Combined Financial Statements.

  Net operating revenues for the PCS Group on a pro forma basis were $788 million for the first nine months of 1998. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment. Revenues have increased as a direct result of the growth in the number of subscribers. As part of the PCS Group's marketing plans, handsets are normally sold at prices substantially below the PCS Group's cost.

  Cost of revenues for the PCS Group on a pro forma basis totaled $783 million for the first nine months of 1998. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance, site rental and utilities.

  The PCS Group's ARPU for the nine-month period ended September 30, 1998 was approximately $57. ARPU was $55, $55 and $60 for the three month periods ended September 30, 1998, June 30, 1998 and

March 31, 1998, respectively. This average is expected to continue to decline (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market and the addition of lower usage subscribers to the PCS Group's subscriber base. The PCS Group has adopted marketing plans that both target and encourage higher usage and higher ARPU. The PCS Group's customer churn rates and customer marketing costs have been higher than cellular industry averages, but are within the range management expected at this stage of development. As the PCS markets mature and the PCS Group gains additional scale, management expects both of these measures to trend downward toward cellular industry levels. Customer churn can be attributed to several factors, including but not limited to, network coverage and reliability issues (e.g. blocked calls, dropped calls, handset problems), non-use of phones, change of employment, affordability, customer care concerns and other competitive factors.

  At September 30, 1998, the PCS Group was operating in 39 of the largest 50 metropolitan areas in the United States. Subscribers totaled more than 1.75 million at September 30, 1998. The PCS Group plans to continue to aggressively obtain new customers, which will likely continue to result in higher losses.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These expenses consist of selling, general and administrative expenses related to the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $660 million for 1997 compared with $192 million for 1996 and $31 million for 1995. The increased losses reflect marketing and promotional costs, including losses on handset sales, to support a growing customer base and the launching of service in additional markets. The PCS Group plans to continue to aggressively obtain new customers, which will likely continue to result in higher losses in 1998 compared to 1997.

 Pro Forma PCS Group

  In order to provide a more meaningful discussion and analysis of the underlying operating results of the PCS Group businesses, the preceding discussion of the PCS Group Historical Financial Statements is supplemented with a discussion of the pro forma results of operations and financial condition of the PCS Group as such information is deemed necessary to facilitate an understanding of the operating results and financial condition of Sprint's equity investments.

  Net operating revenues for the PCS Group on a pro forma basis totaled $258 million in 1997. The majority of the PCS Group's revenues in 1997 was generated in the third and fourth quarters and include both service revenues and the sales of handsets and accessory equipment. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment. As part of the PCS Group's marketing plans, handsets are normally sold at prices substantially below the PCS Group's cost.

  Cost of revenues for the PCS Group on a pro forma basis totaled $574 million in 1997. Cost of revenues consists principally of handset and accessory costs, interconnection costs, and switch and cell site expenses, including maintenance, site rental and utilities. Increases in the volume of handsets sold and increases in interconnection costs related to increased customer usage were the drivers of these costs in 1997.

Nonoperating Items

 Income Taxes

  The PCS Group's effective tax rate was 38.4% for the first nine months of 1998 and 1997. The PCS Group's effective tax rates for the years ended December 31 were 38.2% in 1997, 37.8% in 1996 and 36.6% in 1995. See Note 4 of
Notes to PCS Group Historical Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

Liquidity and Capital Resources

  The PCS Group's primary uses of cash historically have been to fund initial operating losses, capital expenditures, the acquisition of PCS licenses and microwave relocation costs. Net losses for the PCS Group were $472 million and $257 million for the nine months ended September 30, 1998 and 1997, respectively, and were $419 million, $120 million and $20 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures for the PCS Group totaled $672 million and $68 million for the nine months ended September 30, 1998 and 1997, respectively, and were $154 million for the year ended December 31, 1997. Capital expenditures for Sprint Spectrum Holdings and PhillieCo totaled $1.1 billion and $1.6 billion for the nine months ended September 30, 1998 and 1997, respectively, and totaled $2.1 billion, $1.4 billion and $32 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures were incurred primarily to fund the buildout of the PCS Group's network. The entities comprising the PCS Group have also spent a total of approximately $3.1 billion to acquire the PCS licenses.

  Historically, the primary sources of funds for the entities comprising the PCS Group have been long-term public debt, bank facilities, vendor financing arrangements, partner loans and capital contributions. Long-term debt outstanding, including construction obligations and capital lease obligations, for the PCS Group totaled $860 million at September 30, 1998. Long-term debt outstanding, including vendor financing and construction obligations, for Sprint Spectrum Holdings and PhillieCo totaled $6.7 billion at September 30, 1998. The entities comprising the PCS Group have used vendor financing arrangements to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction labor and ancillary equipment (e.g., towers, antennae) required to construct the network. These facilities serve as a primary financing source for the buildout of the network. For a discussion of certain other debt arrangements see "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The continued expansion of Sprint Spectrum Holdings' network and buildout of the SprintCom network as well as the marketing and distribution of Sprint PCS products and services will continue to require substantial capital. The PCS Group currently estimates that capital expenditures during 1999 will total between $2.3 and $2.6 billion. Capital expenditures for the network buildout include switches, base stations, towers, antennae, radio frequency engineering, cell site construction and microwave relocation. Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks. Additional funds will be required to fund anticipated operating losses, working capital requirements and debt service requirements. In addition funds may be required to remain current with technological changes and developments.

  In addition to the above capital requirements, under the Sprint Spectrum Holdings' partnership agreement with Cox, Cox has the right to require that Sprint Spectrum Holdings acquire all or part of Cox's remaining interest in Cox PCS based on the fair market value at the time of such acquisition. Subsequent to December 31, 1997, Cox elected to exercise this right and put an additional 10.2% ownership interest in Cox PCS to Sprint Spectrum Holdings, which Sprint Spectrum Holdings acquired as of June 8, 1998 for approximately $80 million. Sprint Spectrum Holdings also became managing partner of Cox PCS on June 8, 1998. This put gave Sprint Spectrum Holdings a controlling interest of 59.2% in Cox PCS. Cox may put certain remaining interests in Cox

PCS to Sprint Spectrum Holdings through December 2008. See "The Formation Transactions--Amendments to the Cox PCS Agreements." Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings.

  Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in light of the substantial operating losses that the PCS Group is expected to incur in the near future. Such payments are intended to reflect the PCS Group's incremental cumulative effect on Sprint's federal and state tax liability and tax credit position.

  Sprint and its former PhillieCo Partners, TCI and Cox, loaned $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures through September 30, 1998. Sprint agreed pursuant to the Restructuring Agreement to cause the above described loans to PhillieCo to be repaid by February 21, 1999. Approximately $62 million of the PCS Preferred Stock owned by Cox will be redeemed with the proceeds from the Offerings, but only to the extent the net proceeds of the Offerings exceed $500 million. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its working capital needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures and operating and working capital requirements and to refinance existing debt obligations of the PCS Group.

  Financing activities for the Groups will be managed by Sprint on a centralized basis. Pursuant to the Tracking Stock Policies, loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rates and the rates charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  In August 1998, Sprint entered into $5.0 billion of new revolving credit facilities with syndicates of domestic and international banks. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. As of September 30, 1998, Sprint could borrow $3.6 billion under these new facilities. Sprint also has a separate five-year revolving credit facility with a bank. The unused capacity under the committed portion of that facility was $100 million.

  In October 1998, Sprint filed a shelf registration statement with the Securities and Exchange Commission (SEC) for $8.0 billion of debt securities. This shelf registration replaced $1.0 billion of Sprint's existing shelf registration statements. Proceeds from the sale of securities under the new shelf registration statement would be used to repay short-term borrowings, to refinance existing long-term borrowings, and to provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group. In November 1998, Sprint Capital Corporation issued $5.0 billion of Senior Notes (guaranteed by Sprint) in the Notes Offering under the new shelf registration statement. As of December 31, 1998, Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the sale of the Senior Notes at a weighted-average interest rate of approximately 8.5%. The PCS Group used approximately $3.3 billion of these funds to repay existing indebtedness.

  In connection with the Offerings, FT and DT have agreed to purchase shares of PCS Stock so that they will maintain their aggregate 20% voting power. Proceeds from the purchase of these shares are expected to total approximately $120.3 million ($138.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed purchase price equal to the assumed public offering price less estimated underwriting discounts and commissions. See "Use of Proceeds."

  For information concerning the use of proceeds from the Offerings, see "Use of Proceeds."

Financial Strategies

  For information on general hedging policies, interest rate risk management, foreign exchange risk management and quantitative and qualitative disclosures about market risk, see "Sprint Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Strategies."

Year 2000 Issue

  The "Year 2000" issue affects the PCS Group's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the PCS Group's customers, vendors or resellers.

  The PCS Group has completed an inventory of its computer systems, network elements, software applications, products and other business systems. The Year 2000 impact on items identified through the inventory process is being assessed and a plan is being developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the PCS Group uses publicly available services that are acquired without contract (for example, global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the PCS Group's operations. However, the PCS Group is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. The PCS Group intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance.

Impact of Recently Issued Accounting Pronouncements

  See Note 8 of Notes to PCS Group Combined Financial Statements for a discussion of recently issued accounting pronouncements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of Sprint Spectrum Holding Company, MinorCo and PhillieCo. The following should be read in conjunction with "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and Notes thereto included elsewhere in this Prospectus. The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been derived from the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994, and for the nine months ended September 30, 1998 and 1997 have been derived from the unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements. The unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements have been prepared on the same basis as the audited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                            At or For the
                             Nine Months                   At or For the
                         Ended September 30,          Year Ended December 31,
                         --------------------  ----------------------------------------
                           1998       1997       1997       1996      1995    1994(/1/)
                         ---------  ---------  ---------  --------  --------  ---------
                                               (in millions)
Results of Operations
 Data
Net operating revenues.. $   788.0  $   110.5  $   258.0  $    4.2  $    --    $  --
Operating loss..........  (1,455.8)    (869.0)  (1,379.7)   (357.6)    (66.9)    (3.3)
Net loss................  (1,692.0)  (1,021.5)  (1,632.7)   (444.6)   (112.7)    (3.3)
Cash Flow Data
Net cash used in
 operating activities... $ 1,301.4  $   606.4  $   848.2  $  172.4  $   16.9   $  0.5
Capital expenditures....   1,107.7    1,632.8    2,124.6   1,419.2      31.8      0.5
Purchase of PCS
 licenses...............       --         --         --        --    2,085.8    118.4
Balance Sheet Data
Total assets............ $ 8,526.4             $ 7,057.9  $4,443.6  $2,329.3   $123.9
Property, plant and
 equipment, net ........   4,531.9               3,538.2   1,441.6      32.0      0.4
Long-term debt and
 construction
 obligations (including
 short-term borrowings).   6,701.4               4,273.8   1,401.2       --       --

--------
(1) Sprint Spectrum Holding Company, MinorCo and PhillieCo had no operations prior to 1994.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, "PhillieCo") which offer services under the brand name Sprint PCS, and all entities are collectively referred to as the "Company" or the "Partnerships." The following discussion is as of and for the periods ended prior to September 30, 1998 and should be read in conjunction with the "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Sprint Spectrum Holding Company, L.P. ("Holdings") and MinorCo, L.P. ("MinorCo") are limited partnerships formed by subsidiaries (the "Partners") of Sprint, TCI, Cox and Comcast (the "Parents"). Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco"), APC and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo, L.P. ("WirelessCo"). MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at September 30, 1998, December 31, 1997 and 1996, and APC at September 30, 1998 and December 31, 1997. Holdings owns a 59.2% interest in, and is consolidated with, Cox Communications PCS, L.P. ("Cox PCS") at September 30, 1998.

  PhillieCo Partners I, L.P. ("PhillieCo I") and PhillieCo Partners II, L.P. ("PhillieCo II") are limited partnerships formed by subsidiaries of Sprint, TCI and Cox (the "PhillieCo Parents"). PhillieCo I is the 99% general partner of, and is consolidated with, its subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P. PhillieCo II holds the minority ownership interests of 1% in PhillieCo Sub and PhillieCo, L.P.

  The following information includes certain estimates, projections and other forward-looking statements. There can be no assurances of future performance and actual results may differ materially from those in the forward-looking statements. Factors which could cause actual results to differ materially from estimates or projections contained in forward-looking statements include:

  . the establishment of a market for new digital personal communications services ("PCS");

  . the introduction of competitive service plans and pricing and other effects of vigorous competition in the markets in which the Company currently operates or intends to market its services;

  . the impact of technological change which may diminish the value of existing equipment which may, in turn, result in the need to incur additional costs to upgrade previously sold communications equipment;

  .  the cost of entering new markets necessary to provide services;

  . the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies;

  .  the impact of changes brought about by the PCS Restructuring;

  . the effects of unanticipated delays or problems with the development of technologies and systems used by the Company;

  . requirements imposed on the Company and its competitors by the Federal Communications Commission ("FCC") and state regulatory commissions under the Telecommunications Act of 1996;

  .  the impact of the Year 2000 issue and any related noncompliance;

  . the possibility of one or more of the markets in which the Company will compete being impacted by variations in political, economic or other factors over which the Company has no control;

  . the effects of unanticipated delays resulting from zoning or other disputes with municipalities; and

  .   unexpected results in litigation.

General

  License and Network Coverage--The Company through Sprint Spectrum L.P. acquired PCS licenses in the FCC's A Block and B Block PCS auction, which concluded in March 1995, to provide service to 29 major trading areas ("MTAs") covering over 150 million Pops. Additionally, Cox contributed to the Company, effective February 6, 1997, a PCS license for the Omaha MTA covering 1.7 million Pops. The Company has also affiliated with and expects to continue to affiliate with other PCS providers. Pursuant to affiliation agreements, each affiliated PCS service provider uses the Sprint(R) and Sprint PCS(R) brand names, trademarks of Sprint Communications Company L.P. ("Sprint Communications").

  In 1997 the Company commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund operating activities, including the up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues, and attaining profitable levels of market demand for the Company's products and services.

  Affiliations--The following is a detail of affiliates in which the Partners have an ownership interest and to which Sprint Spectrum L.P. provides management services.

  APC--Holdings and MinorCo own 99.75% and 0.25%, respectively, of the partnership interests in APC. APC, through subsidiaries, owns a PCS license for and operates both a broadband CDMA network and GSM network in the Washington D.C./Baltimore MTA, which covers approximately 8.3 million Pops. APC launched CDMA service in April 1998.

  Cox PCS--Holdings also owns a 59.2% general partnership interest in and is the managing partner of Cox PCS, a limited partnership that owns a PCS license for the Los Angeles/San Diego/Las Vegas MTA covering 21.0 million Pops. Cox, which previously owned this license, contributed the license to Cox PCS on March 31, 1997. Sprint Spectrum L.P. signed an affiliation agreement with Cox PCS on December 31, 1996. Through December 2008, Cox may put certain remaining interests in Cox PCS to Holdings. See "The Formation Transactions--Amendments to the Cox PCS Agreements." Cox has given Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Holdings.

  SprintCom, Inc. ("SprintCom")--SprintCom, a wholly-owned subsidiary of Sprint, participated in the FCC's D and E Block auction which ended January 1997, and was awarded licenses for 139 of 493 BTAs, covering approximately
74.9 million Pops, all of which are geographic areas not covered by the Company's owned PCS licenses or licenses owned by APC or Cox PCS. In accordance with the Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (renamed Sprint Spectrum Holding Company, L.P. ) dated January 31, 1996, SprintCom is required to offer to enter into an affiliation agreement with Holdings with respect to such BTA licenses pursuant to which SprintCom's systems in such areas would be included in the Company's national PCS network, although a final agreement has not yet been reached. In the interim, Sprint Spectrum L.P. has been providing buildout services in certain BTA markets where SprintCom was awarded PCS licenses and is being reimbursed for such services, which include engineering, management, purchasing, accounting, and other related services. SprintCom markets its products and services as Sprint PCS.

  Other--In June 1998, the Company and its affiliates also entered into various management agreements with other companies pursuant to which such other companies (each a "Manager") will build networks in portions of the Company's licensed coverage area and then affiliate the Manager's network with the Company's network. These Manager networks will be built using the same technological standards as those of the Company, and the Managers will use the Sprint PCS brand name to market their services and will be required to maintain certain quality standards to be established by the Company. The Company and affiliates entered into additional agreements in the third quarter and intend to continue to enter into additional management agreements as a means of expanding its existing network.

  Roaming--The Company has entered into roaming agreements with various analog cellular providers in the United States and Canada. Additionally, the Company has negotiated roaming arrangements with other CDMA PCS carriers who provide service in certain geographic areas not currently covered by the CDMA network of Sprint Spectrum L.P. and its affiliates. As a result, customers with Dual-Mode Handsets capable of transmitting over cellular and CDMA PCS frequencies have the ability to roam in areas where Sprint PCS service is not available and where there are roaming agreements.

  Emergence from Development Stage--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. During the development stage, the Company incurred expenditures in conjunction with PCS license acquisitions, initial design and construction of the PCS network, engineering, marketing, administrative and other start-up expenses. The Company has now commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund initial operating activities, including up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues and attaining profitable levels of market demand for the Company's products and services.

  PCS Restructuring--On May 26, 1998, Sprint entered into the Restructuring Agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations, pursuant to which Sprint acquired, on November 23, 1998, the joint venture interests of TCI, Comcast and Cox in Holdings and MinorCo and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint issued to TCI, Comcast, and Cox shares of Series 2 PCS Stock and the Warrants. In addition, Sprint issued to the Cable Parents shares of PCS Preferred Stock.

  Year 2000 Issue--The "Year 2000" issue affects the Company's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the Company's customers, vendors or resellers.

  The Company has completed an inventory of its computer systems, network elements, software applications, products and other business systems. The Year 2000 impact of items identified through the inventory process is being assessed and a plan is being developed to address any required renovation. The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The Company is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The Company relies on the third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the Company uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While the Company believes these systems will be Year 2000 compliant, the Company has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the Company's operations. However, the Company is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first.

Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance.

Liquidity and Capital Resources

  The continued expansion of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will continue to require substantial capital. Actual amounts of the funds required may vary in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  In October 1996 and as amended in December 1997, Sprint Spectrum L.P. entered into a credit agreement with The Chase Manhattan Bank, as administrative agent for a group of lenders, for a $2.0 billion senior secured credit facility (the "Bank Facility"). The proceeds of the Bank Facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Sprint Spectrum L.P. The Bank Facility consists of a $300 million term loan commitment and a revolving credit commitment of $1.7 billion. As of September 30, 1998 and December 31, 1997, $300 million had been borrowed under the term loan. As of September 30, 1998 and December 31, 1997, $1.6 billion and $605 million had been borrowed under the revolving credit facility, respectively, with $100 million and $1.1 billion remaining available, respectively. There were no borrowings under the revolving credit commitment at December 31, 1996. The term loan commitment under the Bank Facility was repaid subsequent to September 30, 1998.

  Also in October 1996, Sprint Spectrum L.P. entered into credit agreements for up to an aggregate of $3.1 billion of senior secured multiple drawdown term loan facilities from two of its network infrastructure equipment vendors. As amended in April and November 1997, the Nortel facility provides $1.3 billion in senior secured loans. The Lucent facility, as amended in May and December 1997, provides $1.8 billion in senior secured loans (together the "Vendor Financing" and together with the Bank Facility, the "Secured Financing"). The Company is using the proceeds from the Vendor Financing to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction and ancillary equipment (e.g., towers, antennae, cable) required to construct the Company's PCS network. These facilities serve as the primary financing mechanism for the buildout of the network. The Company had borrowed $2.5 billion and $1.6 billion under such facilities at September 30, 1998 and December 31, 1997, respectively, of which $300 million was syndicated to Sprint. The Vendor Financing was repaid subsequent to September 30, 1998.

  The Bank Facility agreement and the Vendor Financing agreements contain certain restrictive financial and operating covenants, including, among other requirements, maximum debt ratios (including debt to total capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or changes in controlling interest in the Company, as defined, among other provisions, constitute events of default.

  Borrowings under the Secured Financing are secured by Sprint Spectrum L.P.'s interest in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Facility and the Vendor Financing. The Secured Financing is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Partners.

  In August 1996, Sprint Spectrum L.P. and FinCo issued $250 million aggregate principal amount of the 11% Senior Notes and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes (together, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes will accrue at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002. FinCo was formed solely to be a co-obligor of the Notes. FinCo has only nominal assets and no operations or revenues, and Sprint Spectrum L.P. will be responsible for payment of the Notes. On August 15, 2001, Sprint Spectrum L.P. will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date). The proceeds of approximately $509 million from the issuance of the Notes (net of approximately $14 million of underwriting discounts, commissions, and offering expenses) were used to fund capital expenditures, including the buildout of the nationwide PCS network, to fund working capital requirements, to fund operating losses and for other partnership purposes. Sprint purchased, and continues to hold, approximately $183 million principal amount at maturity of the Senior Discount Notes. The Notes contain certain restrictive covenants, including, among other requirements limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting restricted subsidiaries.

  The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments. The FCC debt relates specifically to the Washington D.C./Baltimore MTA.

  In February 1997 and as amended in January 1998 and September 1998, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "APC Credit Agreement"). As of September 30, 1998 and December 31, 1997, $220 million had been borrowed under the term loan. As of September 30, 1998 and December 31, 1997, $200 million and $141.4 million had been borrowed under the revolving credit facility, respectively, with $58.6 million remaining available as of December 31, 1997. There was no remaining availability under the facility at September 30, 1998. The APC Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications, LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interests and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The APC Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%. The APC Credit Agreement was repaid subsequent to September 30, 1998.

  On February 25, 1998 Cox PCS entered into an $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. At September 30, 1998, $400 million had been borrowed under the term loan facilities at a weighted average interest rate of 8.13%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS. Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into special-purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  In conjunction with the assignment of the PCS license covering the Los Angeles/San Diego/Las Vegas MTA to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt required eight interest-only payments beginning April 30, 1996 through January 31, 1998. The debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license, bears interest at 7.75% per annum and matures on January 31, 2001. As of September 30, 1998, remaining principal outstanding under the debt totaled approximately $213.9 million.

  At December 31, 1997, the partners of PhillieCo I had advanced $45 million to PhillieCo I for general operating purposes. Subsequent to December 31, 1997 and through September 30, 1998, the partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events: (i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed above, or (iii) December 31, 1999.

  Subsequent to the PCS Restructuring, Sprint intends to borrow funds and then allocate the borrowings to the PCS Group depending upon its capital structure and funding needs. Sprint will lend to the PCS Group at interest rates and on other terms and conditions substantially equivalent to those which the PCS Group could obtain from third parties as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint.

  In October 1998, Sprint filed a shelf registration statement with the Securities and Exchange Commission for $8.0 billion of debt securities. In November 1998, Sprint Capital Corporation issued $5.0 billion of Senior Notes (guaranteed by Sprint) in the Notes Offering under the new shelf registration statement. As of December 31, 1998, Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the sale of the Senior Notes at a weighted-average interest rate of approximately 8.5%. Approximately $3.3 billion of these funds were used to repay the Vendor Financing agreements, the term loan commitment under the Bank Facility and the APC Credit Agreement.

  For the year ended December 31, 1995, the Company used cash of $16.9 million in operating activities, which consisted of the operating loss of $112.7 million offset by the equity in loss of unconsolidated partnership of $46.2 million and a net change in working capital of $47.5 million. Cash used in investing activities totaled $2.3 billion, consisting mainly of the purchase of PCS licenses.

  For the year ended December 31, 1996, the Company used cash of $172.4 million in operating activities, which consisted of the operating loss of $444.6 million offset by the equity in loss of unconsolidated partnership of $96.9 million and a net change in working capital of $140.5 million. Cash used in investing activities totaled $2.0 billion, consisting mainly of capital expenditures and microwave relocation costs of $1.6 billion and advances to APC, prior to acquisition, of $232.0 million.

  For the year ended December 31, 1997, the Company used cash of $848.2 million in operating activities, which consisted of the operating loss of $1.6 billion offset by equity in loss of unconsolidated partnership of $168.9 million, depreciation and amortization of $316.9 million and a net change in working capital of $217.4 million. As discussed above, the Company has required (and expects to continue to require) significant working capital to fund the operations supporting the network buildout and service launch. Cash used in investing activities totaled $2.3 billion, consisting mainly of capital expenditures and microwave relocation costs, also discussed above. Cash flow from financing activities totaled $3.2 billion during 1997, and included partner capital contributions of $1.0 billion, net proceeds from term loans and vendor financing of $1.8 billion, and net borrowings under a revolving credit facility of $605 million after deduction of long-term debt issuance costs. The Company's available financing sources are described more fully above.

  For the nine months ended September 30, 1998, the Company used cash of approximately $1.3 billion in operating activities, which consisted of the operating loss of $1.7 billion less depreciation and amortization of $529.2 million and a net change in working capital of $117.2 million. Cash used in investing activities totaled $1.2 billion for the nine months ended September 30, 1998, consisting of capital expenditures, the completion of the purchase of APC (net of cash acquired), the purchase of an additional 10.2% of Cox PCS (net of cash acquired), the investment in unconsolidated partnerships and microwave relocation costs. Cash flow from financing activities totaled $2.7 billion for the nine months ended September 30, 1998, and included net proceeds from long-term debt financing of $1.3 billion and net borrowings under revolving credit facilities of $1.0 billion. The Company's available financing sources are more fully described above. See Note 10 to the Combined Financial Statements included herein for a discussion of the PCS Restructuring and its potential impact on future sources of liquidity.

Seasonality

  The wireless industry, including the Company, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to the trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the Company. The Company's fourth quarter subscriber additions and handset sales could be adversely impacted for a variety of reasons, including the Company's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the Company's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the Company fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the Company's results for the year could be materially adversely affected.

Results of Operations

 For the Year Ended December 31, 1995

  The Company incurred a loss of $112.7 million for the year ended December 31, 1995, which included equity in APC loss of $46.2 million. There was no amortization of licenses during the period as PCS service had not been launched commercially.

 For the Year Ended December 31, 1996

  The Company incurred a loss of $444.6 million for the year ended December 31, 1996, which included equity in APC loss of $96.9 million. Certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

  The Company commenced initial commercial operations for its PCS services late in the fourth quarter of 1996 and, as a result, had generated minimal operating revenues. Cost of revenues consisted principally of switch and cell site expenses, including site rental, utilities and access charges. Such costs were incurred prior to service launch during the network buildout and testing phases.

  Selling, general and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $313.6 million for the year ended December 31, 1996. Selling expenses increased $36.9 million in 1996 due to costs incurred in preparation of and during the initial commercial service launch. Such costs included participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services.

  General and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $276.7 million for the year ended December 31, 1996 due principally to increases in salary and related benefits, leased computer equipment and related expenses and professional and consulting fees. Salaries and benefits and leased computer equipment and related expenses increased due to an increase in employee headcount. Professional and consulting fees increased due to the use of consultants and other experts to assist with the development of the Company's sophisticated information systems (including systems to handle customer care, billing, network management and financial and administrative services), development and rollout of training programs for the Company's sales force, and various other projects associated with the development of the corporate infrastructure.

  Depreciation and amortization expense increased from $0.2 million for the year ended December 31, 1995 to $11.3 million for the year ended December 31, 1996 as certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

 For the Year Ended December 31, 1997

 Operating Revenues/Margin

  The Company emerged from the development stage in the third quarter of 1997. The majority of the revenue was generated in the third and fourth quarters and includes both service revenues and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance site rental and utilities. As part of the Company's marketing plans, handsets are normally sold at prices substantially below the Company's cost.

  Average monthly revenue per subscriber for 1997 was approximately $64, excluding APC and Cox PCS. This average is expected to decline in the future (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the year were $747.1 million compared to $313.6 million for 1996. Selling expenses increased $176.2 million due to costs incurred during the initial commercial service launch in various markets and to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services. The Company expects selling expenses will continue to increase in 1998 as the Company expands its sales and marketing activities.

  General and administrative expenses increased $257.3 million due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees were added during 1997 to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's sophisticated information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for 1997 was $316.3 million compared to $11.3 million for 1996. This increase occurred as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense

  Interest income increased from $8.6 million for the year ended December 31, 1996 to $27.8 million for the year ended December 31, 1997 as the average daily invested cash balance increased during the comparative periods due to the receipt in the prior year of partner equity contributions in advance of capital and operational requirements. Additionally, Holdings received $15.8 million of interest in conjunction with APC's repayment of advances from Holdings.

  Interest expense increased to $123.5 million for the year ended December 31, 1997, compared to $0.3 million for 1996. The balance of the Company's construction accounts eligible for interest capitalization declined during the year as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

  Sprint Spectrum L.P. participates in an affiliation agreement with Cox PCS. Fees earned under this agreement of $1.1 million for the year ended December 31, 1997 are included in other income. No fees were earned in 1996.

 For the Nine Months Ended September 30, 1998

 Operating Revenues/Margin

  Revenues and cost of revenues of $788.0 million and $783.0 million, respectively, for the first nine months of 1998 were higher than the revenues and cost of revenues of $110.5 million and $308.3 million, respectively, for the first nine months of 1997, due to increases in the number of markets launched and in the number of subscribers. Revenues include service and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including site rental and utilities. As part of the Company's marketing plans, handsets are normally sold at prices substantially below the Company's cost.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the first nine months of 1998 were $931.6 million compared to $481.3 million for the first nine months of 1997. For the nine months ended September 30, 1998, selling expenses increased $178.0 million over the same period in 1997 due to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), the development of printed brochures to promote the Company's products and services, and sales incentive programs. The Company expects selling expenses will continue to increase as the Company expands its sales and marketing activities.

  General and administrative expenses for the first nine months of 1998 increased $272.3 million compared to the same period of 1997 due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees have been added over the last year to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for the first nine months of 1998 was $529.2 million compared to $189.9 million for the same period in the prior year as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense

  Interest expense increased to $358.3 million for the nine months ended September 30, 1998, compared to $55.6 million for the same period in 1997. The balance of the Company's construction accounts eligible for interest capitalization declined during the period as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

                              SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth the Selected Financial Data of Sprint Corporation and should be read in conjunction with "Sprint Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Sprint Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Selected Financial Data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, have been derived from the Consolidated Financial Statements of Sprint which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited Consolidated Financial Statements of Sprint, which have been prepared on the same basis as Sprint's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                            At or For the
                             Nine Months                       At or For the
                         Ended September 30,              Year Ended December 31,
                         ------------------- -------------------------------------------------
                           1998      1997      1997      1996      1995      1994      1993
                         --------- --------- --------- --------- --------- --------- ---------
                                         (in millions, except per share data)
Results of Operations
 Data
Net operating revenues.. $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....   2,017.9   1,840.9   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....     669.3     757.6     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1), (2)
 Basic..................      1.55      1.76      2.21      2.82      2.71      2.59      1.51
 Diluted................      1.52      1.74      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................      0.75      0.75      1.00      1.00      1.00      1.00      1.00
Basic weighted average
 common shares..........     430.7     430.3     430.2     421.7     348.7     346.1     341.0
Cash Flow Data
Net cash from operating
 activities--continuing
 operations(3).......... $ 2,950.0 $ 2,410.7 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....   2,992.1   1,903.9   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
Balance Sheet Data
Total assets............ $20,453.8           $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........  13,502.2            11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 construction
 obligations and short-
 term borrowings).......   5,549.4             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................       9.5                11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...   9,302.3             9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  Sprint adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("EPS"), at year-end 1997 (see Note 12 of Notes to Consolidated Financial Statements). EPS amounts have been restated to comply with this new standard. All EPS amounts discussed herein represent "basic" EPS as defined in the new standard.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

(1) During the nine months ended September 30, 1997 and year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the nine months ended September 30, 1997 and year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share). During 1993, Sprint recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                              SPRINT CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint acquired the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock, and the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring; (2) the tax-free Recapitalization of Sprint's Common Stock, effected by reclassifying each share of Sprint's Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of DT Class A Stock held by DT and each share of FT Class A Stock held by FT so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock; (3) the Notes Offering and the use of net proceeds therefrom; and (4) the Offerings and the purchase of PCS Stock by FT and DT in connection with the Offerings. The actual net proceeds from the Offerings could vary from the amount assumed to be received. The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo were accounted for using the purchase method of accounting.

  The unaudited pro forma condensed combined statements of income include the historical results of Sprint and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring and the related exercise of Equity Purchase Rights by FT and DT, Recapitalization, Notes Offering and Offerings and related purchase of PCS Stock by FT and DT as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of Sprint and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring and the related exercise of Equity Purchase Rights by FT and DT, Recapitalization, Notes Offering and Offerings and related purchase of PCS Stock by FT and DT as though such transactions had occurred on September 30, 1998. Certain historical amounts have been reclassified to conform to the pro forma presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  The pro forma condensed combined statements of income are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Sprint and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Prospectus.

                            Sprint Corporation

                Pro Forma Condensed Combined Balance Sheet

                            September 30, 1998

                         (Unaudited, in millions)

                                       Historical
                                        Combined
                                         Sprint             Pro Forma Adjustments                        Pro Forma      Pro
                          Historical    Spectrum   ---------------------------------------              Adjustments    Forma
                            Sprint    Holdings and      PCS                        Notes                   for          As
                            Corp.      PhillieCo   Restructuring Recapitalization Offering   Pro Forma   Offerings   Adjusted
                          ----------  ------------ ------------- ---------------- --------   ---------  -----------  ---------
 Assets
 Current assets
  Cash and equivalents..  $    47.7     $  325.3     $  (25.7)A                   $1,610.4 I $ 2,042.2   $  598.5 K  $ 2,640.7
                                                         84.5 F
  Accounts receivable,
   net..................    2,515.8        195.3        (47.1)D                                2,664.0                 2,664.0
  Inventories...........      349.9        177.8                                                 527.7                   527.7
  Notes and other re-
   ceivables............      407.8          --                                                  407.8                   407.8
  Prepaid expenses and
   other current assets.      422.7         44.1       (153.6)C                                  313.2                   313.2
                          ---------     --------     --------                     --------   ---------   --------    ---------
  Total current assets..    3,743.9        742.5       (141.9)                     1,610.4     5,954.9      598.5      6,553.4
 Investments in equity
  securities............      420.2          --                                                  420.2                   420.2
 Property, plant and
  equipment, net........   13,502.2      4,531.9        196.8 A                               18,230.9                18,230.9
 Investment in and ad-
  vances to Sprint
  Spectrum Holdings and
  PhillieCo. ...........      610.1          --        (293.4)B                                    --                      --
                                                       (182.0)B
                                                       (134.7)E
 Investments in and ad-
  vances to other af-
  filiates..............      634.0          --                                                  634.0                   634.0
 Intangibles, net
  PCS licenses..........      544.5      2,466.0                                               3,010.5                 3,010.5
  Customer base.........        --           --         681.4 A                                  681.4                   681.4
  Goodwill..............      346.6        363.1      2,911.8 A                                3,403.6                 3,403.6
                                                       (217.9)A
  Assembled workforce...        --           --          45.3 A                                   45.3                    45.3
 Other assets...........      652.3        422.9        182.0 B                       37.6 I   1,263.6                 1,263.6
                                                                                     (31.2)J
                          ---------     --------     --------        -------      --------   ---------   --------    ---------
 Total..................  $20,453.8     $8,526.4     $3,047.4        $   --       $1,616.8   $33,644.4   $  598.5    $34,242.9
                          =========     ========     ========        =======      ========   =========   ========    =========
 Liabilities and Stock-
  holders' Equity
 Current liabilities
  Current maturities of
   long-term debt.......  $    80.6     $  124.5                                             $   205.1               $   205.1
  Partner advances......        --         185.0     $ (134.7)E                                   50.3                    50.3
  Accounts payable......    1,099.0        287.1                                               1,386.1                 1,386.1
  Accrued interconnec-
   tion costs...........      564.7          --                                                  564.7                   564.7
  Accrued taxes.........      399.2          --                                                  399.2                   399.2
  Advance billings......      213.3          --                                                  213.3                   213.3
  Other.................      849.0        476.4        (47.1)D                                1,278.3                 1,278.3
                          ---------     --------     --------                                ---------               ---------
  Total current liabili-
   ties.................    3,205.8      1,073.0       (181.8)                                 4,097.0                 4,097.0
 Construction obliga-
  tions.................      429.0        575.7                                               1,004.7                 1,004.7
 Long-term debt.........    5,039.8      6,001.2         84.6 A                   $4,994.6 I  12,635.6                12,635.6
                                                       (138.0)C                   (3,346.6)I
 Deferred credits and
  other liabilities
  Deferred income taxes
   and investment tax
   credits..............    1,029.2          --         678.3 A                                1,707.5                 1,707.5
  Postretirement and
   other benefit obliga-
   tions................    1,067.4          --                                                1,067.4                 1,067.4
  Other.................      370.8         84.9                                                 455.7                   455.7
                          ---------     --------     --------                                ---------               ---------
  Total deferred credits
   and other liabili-
   ties.................    2,467.4         84.9        678.3                                  3,230.6                 3,230.6
 Redeemable preferred
  stock.................        9.5          --                                                    9.5                     9.5
 Limited partner inter-
  est in consolidated
  subsidiary............        --          65.8                                                  65.8                    65.8
 Common stock and other
  stockholders' equity
  Common stock
   Common stock.........      875.7          --                      $(875.7)H                     --                      --
   Class A common stock.      215.6          --                                                  215.6                   215.6
   FON Group............        --           --                        700.6 H                   700.6                   700.6
   PCS Group............        --           --         195.1 A        175.1 H                   375.4   $   21.2 K      396.6
                                                          5.2 F
  Preferred stock.......        --           --         240.0 G                                  240.0                   240.0
  Capital in excess of
   par or stated value..    4,490.8      4,611.0      3,005.2 A                                7,575.3      577.3 K    8,152.6
                                                     (2,526.6)A
                                                     (1,844.4)B
                                                         79.3 F
                                                       (240.0)G
  Retained earnings.....    4,012.7     (3,885.2)     2,334.2 A                      (31.2)    3,802.4                 3,802.4
                                                       (179.1)A
                                                      1,551.0 B
  Treasury stock, at
   cost.................     (396.1)         --                                                 (396.1)                 (396.1)
  Other.................      103.6          --         (15.6)C                                   88.0                    88.0
                          ---------     --------     --------        -------      --------   ---------   --------    ---------
  Total common stock and
   other stockholders'
   equity...............    9,302.3        725.8      2,604.3            --          (31.2)   12,601.2      598.5     13,199.7
                          ---------     --------     --------        -------      --------   ---------   --------    ---------
 Total..................  $20,453.8     $8,526.4     $3,047.4        $   --       $1,616.8   $33,644.4   $  598.5    $34,242.9
                          =========     ========     ========        =======      ========   =========   ========    =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                Statements.

                            Sprint Corporation

             Pro Forma Condensed Combined Statement of Income

                   Nine Months Ended September 30, 1998

              (Unaudited, in millions, except per share data)

                                      Historical
                                       Combined
                                        Sprint
                                       Spectrum            Pro Forma Adjustments                        Pro Forma
                          Historical   Holdings   ---------------------------------------              Adjustments Pro Forma
                            Sprint       and           PCS                        Notes                    for        As
                            Corp.     PhillieCo   Restructuring Recapitalization Offering  Pro Forma    Offerings  Adjusted
                          ----------  ----------  ------------- ---------------- --------  ---------   ----------- ---------
 Net Operating Revenues.  $11,940.3   $   787.9                                            $12,728.2               $12,728.2
 Operating Expenses
 Costs of services and
  products..............    5,691.3       783.0                                              6,474.3                 6,474.3
 Selling, general and
  administrative........    2,802.0       931.6                                              3,733.6                 3,733.6
 Depreciation and amor-
  tization..............    1,429.1       529.2      $  5.2 L                                2,207.5                 2,207.5
                                                       50.5 M
                                                      170.3 N
                                                        6.8 O
                                                       16.4 P
                          ---------   ---------      ------                                ---------               ---------
 Total operating ex-
  penses................    9,922.4     2,243.8       249.2                                 12,415.4                12,415.4
                          ---------   ---------      ------                                ---------               ---------
 Operating Income
  (Loss)................    2,017.9    (1,455.9)     (249.2)                                   312.8                   312.8
 Interest expense.......     (185.6)     (358.3)       36.0 Q                     $(55.7)T    (545.7)                 (545.7)
                                                       11.2 R
                                                        6.7 S
 Equity in loss of
  Global One............     (120.0)        --                                                (120.0)                 (120.0)
 Equity in loss of
  Sprint Spectrum Hold-
  ings and PhillieCo....     (686.5)        --        681.3 L                                    --                      --
                                                        5.2 L
 Other income...........       48.6        23.2       (11.2)R                                   60.6                    60.6
 Minority interest......        --         99.0                                                 99.0                    99.0
                          ---------   ---------      ------                       ------   ---------               ---------
 Income (loss) before
  income taxes and
  extraordinary item....    1,074.4    (1,692.0)      480.0                        (55.7)     (193.3)                 (193.3)
 Income taxes...........     (405.1)        --        399.0 U                       21.9 V      75.1                    75.1
                                                       59.3 V
                          ---------   ---------      ------                       ------   ---------               ---------
 Income (Loss) from
  Continuing Operations.      669.3    (1,692.0)      938.3                        (33.8)     (118.2)                 (118.2)
 Preferred stock divi-
  dends.................       (0.8)        --         (5.4)W                                   (6.2)                   (6.2)
                          ---------   ---------      ------                       ------   ---------               ---------
 Earnings (loss) appli-
  cable to common stock.  $   668.5   $(1,692.0)     $932.9                       $(33.8)  $  (124.4)              $  (124.4)
                          =========   =========      ======                       ======   =========               =========
 Earnings (loss) appli-
  cable to common stock:
 Sprint Corporation.....  $   668.5                                                        $     --                $     --
 FON Group..............        --                                                           1,099.6                 1,099.6
 PCS Group..............        --                                                          (1,224.0)               (1,224.0)
                          ---------                                                        ---------               ---------
                          $   668.5                                                        $  (124.4)              $  (124.4)
                          =========                                                        =========               =========
 Basic Earnings (Loss)
  per Common Share from
  Continuing Operations:
 Sprint Corporation.....  $    1.55                                                        $     --                $     --
                          =========                                                        =========               =========
 FON Group..............  $     --                                                         $    2.55               $    2.55
                          =========                                                        =========               =========
 PCS Group..............  $     --                                                         $   (2.94)              $   (2.80)
                          =========                                                        =========               =========
 Basic weighted average
  common shares:
 Sprint Corporation.....      430.7                                                              --  X                   --  X
                          =========                                                        =========               =========
 FON Group..............        --                                                             430.7 Y                 430.7 Y
                          =========                                                        =========               =========
 PCS Group..............        --                                                             415.7 Z                 436.9 AA
                          =========                                                        =========               =========
 Diluted Earnings (Loss)
  per Common Share from
  Continuing Operations:
 Sprint Corporation.....  $    1.52                                                        $     --                $     --
                          =========                                                        =========               =========
 FON Group..............  $     --                                                         $    2.51               $    2.51
                          =========                                                        =========               =========
 PCS Group..............  $     --                                                         $   (2.94)              $   (2.80)
                          =========                                                        =========               =========
 Diluted weighted aver-
  age common shares:
 Sprint Corporation.....      438.7                                                             --   X                   --  X
                          =========                                                        =========               =========
 FON Group..............        --                                                             438.7 Y                 438.7 Y
                          =========                                                        =========               =========
 PCS Group..............        --                                                             415.7 Z                 436.9 AA
                          =========                                                        =========               =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                Statements.

                               Sprint Corporation
                Pro Forma Condensed Combined Statement of Income
                          Year Ended December 31, 1997
                (Unaudited, in millions, except per share data)

                                Historical Combined          Pro Forma Adjustments
                                  Sprint Spectrum   ---------------------------------------                  Pro Forma
                    Historical     Holdings and          PCS                        Notes                   Adjustments
                   Sprint Corp.      PhillieCo      Restructuring Recapitalization Offering   Pro Forma    for Offerings
                   ------------ ------------------- ------------- ---------------- --------   ---------    -------------
Net Operating
 Revenues........   $14,873.9        $   258.0                                                $15,131.9
Operating
 Expenses
Costs of services
 and products....     7,451.0            574.3                                                  8,025.3
Selling, general
 and
 administrative..     3,245.2            747.1                                                  3,992.3
Depreciation and
 amortization....     1,726.3            316.3         $  3.5  L                                2,371.5
                                                         67.3  M
                                                        227.1  N
                                                          9.1  O
                                                         21.9  P
                    ---------        ---------         ------                                 ---------
Total operating
 expenses........    12,422.5          1,637.7          328.9                                  14,389.1
                    ---------        ---------         ------                                 ---------
Operating Income
 (Loss)..........     2,451.4         (1,379.7)        (328.9)                                    742.8
Interest expense.      (187.2)          (123.5)          12.6  Q                   $(211.2)T     (486.9)
                                                         13.5  R
                                                          8.9  S
Equity in loss of
 Global One......      (162.1)             --                                                    (162.1)
Equity in loss of
 Sprint Spectrum
 Holdings and
 PhillieCo.......      (659.6)             --           656.1  L                                    --
                                                          3.5  L
Equity in loss of
 unconsolidated
 partnership.....         --            (168.9)                                                  (168.9)
Other income.....       140.5             39.4          (13.5) R                                  166.4
                    ---------        ---------         ------                      -------    ---------
Income (loss)
 before income
 taxes...........     1,583.0         (1,632.7)         352.2                       (211.2)        91.3
Income taxes.....      (630.5)             --           383.1  U                      83.0 V      (71.4)
                                                         93.0  V
                    ---------        ---------         ------                      -------    ---------
Net Income
 (Loss)..........       952.5         (1,632.7)         828.3                       (128.2)        19.9
Preferred stock
 dividends.......        (1.0)             --            (7.2) W                                   (8.2)
                    ---------        ---------         ------                      -------    ---------
Earnings
 applicable to
 common stock....   $   951.5        $(1,632.7)        $821.1                      $(128.2)   $    11.7
                    =========        =========         ======                      =======    =========
Earnings (loss)
 applicable to
 common stock:
 Sprint
  Corporation....   $   951.5                                                                 $     --
 FON Group.......         --                                                                    1,250.7
 PCS Group.......         --                                                                   (1,239.0)
                    ---------                                                                 ---------
                    $   951.5                                                                 $    11.7
                    =========                                                                 =========
Basic Earnings
 (Loss) per
 Common Share:
 Sprint
  Corporation....   $    2.21                                                                 $     --
                    =========                                                                 =========
 FON Group.......   $     --                                                                  $    2.91
                    =========                                                                 =========
 PCS Group.......   $     --                                                                  $   (2.98)
                    =========                                                                 =========
Basic weighted
 average common
 shares:
 Sprint
  Corporation ...       430.2                                                                       --   X
                    =========                                                                 =========
 FON Group.......         --                                                                      430.2  Y
                    =========                                                                 =========
 PCS Group.......         --                                                                      415.4  Z
                    =========                                                                 =========
Diluted Earnings
 (Loss) per
 Common Share:
 Sprint
  Corporation....   $    2.18                                                                 $     --
                    =========                                                                 =========
 FON Group.......   $     --                                                                  $    2.87
                    =========                                                                 =========
 PCS Group.......   $     --                                                                  $   (2.98)
                    =========                                                                 =========
Diluted weighted
 average common
 shares:
 Sprint
  Corporation....       436.5                                                                       --   X
                    =========                                                                 =========
 FON Group.......         --                                                                      436.5  Y
                    =========                                                                 =========
 PCS Group.......         --                                                                      415.4  Z
                    =========                                                                 =========
                    Pro Forma
                   as Adjusted
                   --------------
Net Operating
 Revenues........   $15,131.9
Operating
 Expenses
Costs of services
 and products....     8,025.3
Selling, general
 and
 administrative..     3,992.3
Depreciation and
 amortization....     2,371.5
                   --------------
Total operating
 expenses........    14,389.1
                   --------------
Operating Income
 (Loss)..........       742.8
Interest expense.      (486.9)
Equity in loss of
 Global One......      (162.1)
Equity in loss of
 Sprint Spectrum
 Holdings and
 PhillieCo.......         --
Equity in loss of
 unconsolidated
 partnership.....      (168.9)
Other income.....       166.4
                   --------------
Income (loss)
 before income
 taxes...........        91.3
Income taxes.....       (71.4)
                   --------------
Net Income
 (Loss)..........        19.9
Preferred stock
 dividends.......        (8.2)
                   --------------
Earnings
 applicable to
 common stock....   $    11.7
                   ==============
Earnings (loss)
 applicable to
 common stock:
 Sprint
  Corporation....   $     --
 FON Group.......     1,250.7
 PCS Group.......    (1,239.0)
                   --------------
                    $    11.7
                   ==============
Basic Earnings
 (Loss) per
 Common Share:
 Sprint
  Corporation....   $     --
                   ==============
 FON Group.......   $    2.91
                   ==============
 PCS Group.......   $   (2.84)
                   ==============
Basic weighted
 average common
 shares:
 Sprint
  Corporation ...         --   X
                   ==============
 FON Group.......       430.2  Y
                   ==============
 PCS Group.......       436.6  AA
                   ==============
Diluted Earnings
 (Loss) per
 Common Share:
 Sprint
  Corporation....   $     --
                   ==============
 FON Group.......   $    2.87
                   ==============
 PCS Group.......   $   (2.84)
                   ==============
Diluted weighted
 average common
 shares:
 Sprint
  Corporation....         --   X
                   ==============
 FON Group.......       436.5  Y
                   ==============
 PCS Group.......       436.6  AA
                   ==============

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                              Sprint Corporation

                         Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase was shares of Series 2 PCS Stock (195.1 million shares, par value $1.00) and warrants to purchase additional shares of Series 2 PCS Stock. The excess of the purchase price, which was based on the market value of the Series 2 PCS Stock issued to the Cable Parents, over the fair value of net assets acquired has been preliminarily allocated as follows (in millions):

     Purchase price................................................... $3,200.3
     Transaction costs................................................     25.7
     Net assets acquired..............................................   (192.4)
     Fair value assigned to customer base acquired....................   (681.4)
     Fair value assigned to assembled workforce acquired..............    (45.3)
     Increase in property, plant and equipment to fair value..........   (196.8)
     Write-off of acquired goodwill...................................    217.9
     Mark-to-market of long-term debt to fair value...................     84.6
     Deferred taxes on acquired assets and liabilities................    678.3
     Completed in-process research and development....................   (179.1)
                                                                       --------
     Goodwill......................................................... $2,911.8
                                                                       ========

   The above purchase price allocation assumes that the carrying amounts of assets acquired and liabilities assumed approximate fair market value, except for certain property, plant and equipment of Sprint Spectrum Holdings and PhillieCo and long-term debt of Sprint Spectrum Holdings, both of which have been recorded at fair value.

   A portion of the purchase price was attributed to the customer base acquired. The value assigned to the customer base will be amortized over three years. A portion of the purchase price was also attributed to the assembled workforce acquired. The value assigned to the assembled workforce will be amortized over five years. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed.

   A portion of the purchase price was attributed to in-process research and development ("IPR&D"). Development efforts of Sprint Spectrum Holdings are focused in three general areas: (i) building internal software applications, primarily systems which improve customer care and service,
   (ii) providing additional value enhancing services to PCS customers, and
   (iii) establishing a state of the art infrastructure and network to deliver these services. Many of the research and development projects are positioning Sprint to take advantage of rapid adoption of the Internet and the rapid convergence of voice, data, and video. Software development activities were carefully evaluated to determine if technological feasibility had been achieved. Consideration of acquired IPR&D was limited to significant new products under development that were intended to address emerging market needs and requirements. No routine research and development projects, minor refinements, normal enhancements, or production activities were included in the acquired IPR&D. The possibility of alternative future use was extensively evaluated and it was determined that these technologies, once completed, could only be economically used for their intended purposes. The income approach was the primary technique utilized in valuing the purchased IPR&D. The pro forma statements of income exclude the impact of the IPR&D costs, which were recorded as a nonrecurring, noncash charge in connection with the purchase price allocation.

                              Sprint Corporation

                         Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements--(continued)

B To eliminate Sprint's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by Sprint on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C To eliminate Sprint's investment in Sprint Spectrum bonds ($153.6 million) and the related unrealized gain ($15.6 million).

D  To eliminate Sprint's payable to Sprint Spectrum Holdings.

E  To eliminate Sprint's advances to PhillieCo.

F To record the exercise of Equity Purchase Rights by FT and DT (5.2 million shares, par value $1.00). As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares was required in order for FT and DT to maintain their combined 20% voting interest in Sprint.

G To reflect PCS Preferred Stock issued to the Cable Parents in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

H To record the effects of the Recapitalization of Sprint's Common Stock into one share of Series 1 FON Stock, par value $2.00 (350.3 million shares) and 1/2 share of Series 1 PCS Stock, par value $1.00 (175.1 million shares).

I To record the issuance of $5,000.0 million of senior notes in the Notes Offering, net of deferred financing costs of $37.6 million and debt discount of $5.4 million, and the use of a portion of the proceeds therefrom to repay existing indebtedness.

J To write off deferred financing costs associated with the repayment of debt with a portion of the net proceeds from the Notes Offering.

K To record the sale of shares in the Offerings ($478.2 million proceeds and 17.0 million shares, par value $1.00). Proceeds from the Offerings of $478.2 million have been assumed, net of estimated offering costs of $21.8 million, although the actual amount of the Offerings may vary based on market conditions. Also to record the purchase of PCS Stock by FT and DT ($120.3 million proceeds and 4.2 million shares, par value $1.00) in connection with the Offerings.

Pro Forma Statement of Income Adjustments

L To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by Sprint on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on Sprint's equity investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

M To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

                              Sprint Corporation

                         Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements--(continued)

N To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

O To reflect the amortization of the assembled workforce recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over five years.

P To reflect the additional depreciation associated with the purchase price adjustment to step-up the property, plant and equipment acquired to fair value (see Note A).

Q To reduce interest expense resulting from the utilization of increased current tax benefits (related to the acquisition of the remaining interest in Sprint Spectrum Holdings and PhillieCo and the resulting consolidation of these entities). The increased current tax benefits are assumed to reduce Sprint's tax liability and Sprint's required borrowings. The computation of the current tax benefit is performed on a quarterly basis, and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $762.1 million and $375.3 million as of September 30, 1998 and December 31, 1997, respectively.

R To eliminate interest income recorded by Sprint and interest expense recorded by Sprint Spectrum Holdings related to Sprint's investment in Sprint Spectrum bonds.

S To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

T To reflect the interest expense and amortization of deferred financing costs on the senior notes issued in the Notes Offering, offset by interest savings and amortization of deferred financing costs on the debt outstanding during the period that was ultimately repaid with a portion of the net proceeds from the Notes Offering. The stated rate of interest on the senior notes was used in determining interest expense, while actual interest expense incurred during the respective period on the debt repaid was assumed to be avoided.

U To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

V To record the impact on income taxes of pro forma adjustments N through T, using the statutory income tax rate.

W To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock issued to the Cable Parents. As of September 30, 1998, $240.0 million of funding by the Cable Parents between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock. For a discussion of how the actual dividend rate is determined, see "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest."

X The weighted average common shares outstanding for Sprint are eliminated in the Recapitalization.

Y The weighted average common shares outstanding for the FON Group reflect the Recapitalization of Sprint's Common Stock into shares of Series 1 FON Stock on a share for share basis, including the FON Stock attributes of the Class A Common Stock.

Z  The weighted average common shares outstanding for the PCS Group reflect
   (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.4 million shares for the nine months ended September 30, 1998 and 215.1 million shares for the year ended December 31, 1997) and (3) the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring (5.2 million shares).

AA The weighted average common shares outstanding for the PCS Group reflect the items in adjustment "Z", as well as the shares assumed to be sold in the Offerings (17.0 million shares) and the purchase of PCS Stock by FT and DT in connection with the Offerings (4.2 million shares). The actual number of shares sold in the Offerings may vary based on market conditions.

                              SPRINT CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  On May 26, 1998, Sprint entered into the Restructuring Agreement with the Cable Parents to restructure Sprint's wireless PCS operations which was consummated on November 23, 1998. Pursuant to the Restructuring Agreement Sprint acquired the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint issued to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock, the Warrants, and shares of PCS Preferred Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the PCS operations of Sprint's wholly-owned subsidiary, SprintCom. These operations, which after the PCS Restructuring are 100% owned by Sprint (subject to a 40.8% minority interest in Cox PCS, the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), are referred to as the PCS Group.

  The excess of the purchase price paid to the Cable Parents in connection with the PCS Restructuring over the fair value of the PCS assets acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For an allocation of the purchase price to the assets acquired and liabilities assumed, see the unaudited pro forma condensed combined financial statements of Sprint and notes thereto included elsewhere in this Prospectus.

  The FON Stock, which was created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations are referred to as the FON Group.

  Holders of FON Stock and PCS Stock are subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

Forward-Looking Information

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which Sprint operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless services and to provide new services;
(iii) the ability of the PCS Group to establish a significant market presence;
(iv) the uncertainties related to Sprint's investments in Global One and other joint ventures; (v) the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies; (vi) requirements imposed on Sprint or latitude allowed its competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996; (vii) unexpected results of litigation filed against Sprint; (viii) the impact of the Year 2000 issue and any related noncompliance; (ix) the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and (x) those factors listed herein under "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks."

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

General Overview of the FON Group

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

  In March 1996, Sprint completed the tax-free spinoff of Sprint's cellular division ("Cellular") to Sprint common stockholders ("Spinoff"). See "-- Liquidity and Capital Resources--Discontinued Operation" for more information. The Spinoff is accounted for by Sprint in the FON Group.

General Overview of the PCS Group

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo are reflected on the consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings commenced initial commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. SprintCom commenced initial operations in the third quarter of 1998.

Regulatory Developments

  See "Business of the PCS Group--Regulation" for a complete discussion of the regulatory developments that could have a future impact on the PCS Group or Sprint. See Annex III to Sprint's Current Report on Form 8-K dated November 2, 1998 (which is incorporated herein by reference) for additional discussion of certain other regulatory developments that could have a future impact on the FON Group or Sprint.

Results of Operations

  Sprint adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"), at year-end 1997 (see Note 12 of Notes to Consolidated Financial Statements). EPS amounts have been restated to comply with this new standard. All EPS amounts in the following discussions represent "basic" EPS as defined in SFAS 128.

 Consolidated

  Total net operating revenues for the nine months ended September 30, 1998 were $11.9 billion, an 8% increase from $11.0 billion for the same period in 1997. Total net operating revenues for 1997 were $14.9 billion, a 7% increase from $13.9 billion in 1996. Total net operating revenues for 1996 increased 9% over total net operating revenues for 1995 of $12.7 billion.

  Income from continuing operations was $669 million ($1.55 per share) for the first nine months of 1998 compared with $758 million ($1.76 per share) for the first nine months of 1997. Income from continuing operations was $953 million ($2.21 per share) in 1997 compared with $1.2 billion ($2.82 per share) in 1996 and $946 million ($2.71 per share) in 1995. The following table sets forth the combined income (loss) from continuing operations for the FON Group and the PCS Group:


                                  Nine Months              Year Ended
                              Ended September 30,         December 31,
                              --------------------  --------------------------
                                1998       1997       1997      1996     1995
                              ---------  ---------  --------  --------  ------
                                             (in millions)
FON Group(/1/)............... $ 1,141.1  $ 1,014.9  $1,371.6  $1,310.6  $966.0
PCS Group....................    (471.8)    (257.3)   (419.1)   (119.7)  (19.9)
                              ---------  ---------  --------  --------  ------
Income from continuing
 operations.................. $   669.3  $   757.6  $  952.5  $1,190.9  $946.1
                              =========  =========  ========  ========  ======

--------

(1) The FON Group income from continuing operations for the year ended December 31, 1997 includes gains of $27 million on sales of local exchanges ($0.06 per share) and a gain of $17 million on the sale of an equity investment in an equipment provider ($0.04 per share). In addition, during the nine months ended September 30, 1997 and the year ended December 31, 1996, litigation charges were recorded within the long distance division of $13 million and $36 million, respectively ($0.03 per share and $0.09 per share, respectively). The year ended December 31, 1995 amounts include a charge of $55 million for restructuring the local telecommunications division ($0.16 per share).

 FON Group

                             Nine Months                Year Ended
                         Ended September 30,           December 31,
                         --------------------  -------------------------------
                           1998       1997       1997       1996       1995
                         ---------  ---------  ---------  ---------  ---------
                                           (in millions)
Net operating revenues.. $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
Total operating
 expenses...............   9,842.4    9,176.6   12,404.0   11,619.8   10,901.0
                         ---------  ---------  ---------  ---------  ---------
Operating income........ $ 2,097.9  $ 1,848.3  $ 2,469.9  $ 2,267.7  $ 1,834.3
                         =========  =========  =========  =========  =========
Operating margin........      17.6%      16.8%      16.6%      16.3%      14.4%
                         =========  =========  =========  =========  =========
Capital expenditures.... $ 2,320.0  $ 1,835.7  $ 2,708.9  $ 2,433.6  $ 1,857.3
                         =========  =========  =========  =========  =========

  For further detailed discussion regarding results of operations of the FON Group, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the FON Group included in Annex III to Sprint's Current Report on Form 8-K dated November 2, 1998 (which is incorporated herein by reference).

Nine Months Ended September 30, 1998 and 1997

 Net Operating Revenues

  In the first nine months of 1998, net operating revenues increased 8% from the same 1997 period. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions.

  The long distance division's revenues for the nine months ended September 30, 1998 increased 9% from the same period in 1997. This growth is a result of increases in all major market segments--residential, business and wholesale. In general, the increase reflects strong minute growth and continued growth within the data services market. The residential market increase reflects growth from the Sprint Sense Anytime "10 by 24" product as well as international and prepaid calling cards and calling card calls made by customers of local telephone companies. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls. Growth in the small business market benefited from Sprint international business calling plan. The wholesale market showed strong minute growth mainly from increased WATS calls.

  The local telecommunications division's revenues for the nine months ended September 30, 1998 increased 3% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 5% reflecting access line growth and continued demand for network-based services as well as increases in private line services and maintenance of customer wiring and equipment. Network access revenues increased 1% primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions. Toll service revenues decreased 28% due to extended local area calling plans and increased competition in the intrastate long distance market. Other revenue increased mainly due to increased equipment sales of business systems and data networks, growth in payphone revenues and revenues from locating underground utility lines, as well as increased commissions from the sale of Sprint's long distance services.

  The product distribution and directory publishing division's revenues for the nine months ended September 30, 1998 increased 19% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This revenue growth was mainly due to increased sales to both non-affiliates and affiliates as a result of lower pricing.

  Revenues in the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997.

 Operating Expenses

  For the nine months ended September 30, 1998, operating expenses increased 7% from the same 1997 period.

  The long distance division's operating expenses increased 6% largely due to higher selling, general and administrative costs as a result of increased marketing activities and promotions of products and services. Interconnection costs decreased 3% reflecting lower unit costs for domestic and international access to others' networks. Operations expense increased 10% primarily due to increased data services growth.

  The local telecommunications division's operating expenses increased 2% caused primarily by an increase in selling, general and administrative expenses. Costs of services and products decreased less than 1%. This reflects continued cost control while still supporting customer access line growth and increased equipment sales. Selling, general and administrative costs were higher by 8% due to increased customer service costs from access line growth and marketing costs to promote new products and services.

  The product distribution and directory publishing division's operating expense increase was mainly due to increased sales of telecommunications equipment and distribution services to affiliates. This increase also reflects Sprint's July 1998 acquisition of a sales force from another directory sales company.

  Costs incurred in the first nine months of 1998 were mainly due to the development of ION and costs related to the network buildout and new market launches for the PCS Group. The PCS Group launched service in Jacksonville and Tallahassee, Florida, in the third quarter of 1998. Sprint will continue to devote significant resources through 1999 to develop ION as well as to fund the network buildout and launch additional PCS Group markets.

Years Ended December 31, 1997, 1996 and 1995

 Net Operating Revenues

  Net operating revenues increased 7% in 1997 and 9% in 1996. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions for both years.

  The long distance division's revenues increased 8% in 1997 and 14% in 1996. This growth was a result of increases in all major market segments-- residential, business and wholesale. In general, the increase reflects strong calling volume growth and continued growth within the data services market. The residential market reflects the ongoing success of Sprint Sense(R) as well as growth in international calls, prepaid phone cards and casual callers. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls, and growth in small and medium business due to Sprint's Fridays Free program. The wholesale market showed strong growth in both the domestic and international markets.

  The local telecommunications division's revenues increased 4% in 1997 and 9% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 10% in 1997 and 11% in 1996 reflecting economic growth in the division's service areas, an increase in second-line services, an increase due to extended area calling plans, and increased demand for advanced intelligent network services. Network access revenues increased 2% in 1997 and 10% in 1996 primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions effective in July 1997. Toll service revenues decreased 19% in 1997 and 13% in 1996 due to extended local area calling plans and increased competition in the intrastate long distance market. Additionally, the division phased out its interexchange long distance reseller services in 1997. Other revenue increased 10% in 1997 and 24% in 1996 mainly due to sales of telecommunications equipment.

  The product distribution and directory publishing division's revenues increased 19% in 1997 and 7% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was mainly due to increased sales of telecommunications equipment and distribution services to affiliates.

  Revenues for the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997 and an increase in subscribers for Sprint Internet access services.

 Operating Expenses

  Operating expenses increased 7% in 1997 and 1996 largely due to increased revenue streams.

  The long distance division's operating expenses increased 6% in 1997 and 12% in 1996 primarily due to higher interconnection costs and operations expense. Interconnection costs increased 6% in 1997 and 20% in 1996 due to strong growth in calling volumes, partially offset by lower unit costs for domestic and international access. Operations expense increased 18% in 1997, due to FCC-mandated payments to public payphone providers, network equipment leasing costs, costs related to data services growth and equipment sales as well as overall revenue growth. Operations expense was relatively unchanged in 1996.

  The local telecommunications division's increased operating expenses were caused by an increase in costs of services, selling, general and administrative expenses and depreciation. Costs of services and products increased 3% in 1997 and 4% in 1996 mainly due to customer access line growth and increased equipment sales whereas selling, general and administrative costs increased due to access line growth and marketing costs to promote new products and services. The increase in depreciation expense is due to increased plant additions.

  The product distribution and directory publishing division's operating expense increase was mainly due to additional costs associated with the increase in sales of telecommunications equipment and distribution services to affiliates.

  Costs incurred for the emerging businesses segment largely reflect activities to develop or enter newly competitive domestic and international markets, such as internet access and competitive local services.

 PCS Group

  The following table reflects the results of operations of the PCS Group, which for the periods presented are comprised solely of the operations of SprintCom. Sprint's investments in Sprint Spectrum Holdings and PhillieCo, which are included in the PCS Group, were accounted for on the equity basis and therefore no operations are reflected in the table below. Sprint's equity in loss from its investments in Sprint Spectrum Holdings and PhillieCo are discussed below, see "--Sprint Spectrum Holdings and PhillieCo."

                                         Nine Months
                                       Ended September        Year Ended
                                             30,             December 31,
                                       ----------------  ----------------------
                                        1998     1997     1997    1996    1995
                                       -------  -------  ------  ------  ------
                                                  (in millions)
Total operating expenses.............. $  80.0  $   7.4  $ 18.5  $  0.5  $  --
                                       -------  -------  ------  ------  ------
Operating loss........................ $ (80.0) $  (7.4) $(18.5) $ (0.5) $  --
                                       =======  =======  ======  ======  ======
Capital expenditures.................. $ 672.1  $  68.2  $153.7  $  --   $  --
                                       =======  =======  ======  ======  ======
Purchase of PCS Licenses.............. $   --   $ 460.1  $460.1  $ 84.0  $  --
                                       =======  =======  ======  ======  ======
Investments in and loans to Sprint
 Spectrum Holdings and PhillieCo...... $ 193.5  $ 255.5  $405.9  $297.5  $910.9
                                       =======  =======  ======  ======  ======

  For further detailed discussion regarding the results of operations of the PCS Group, refer to the "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations."

Nine Months Ended September 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $80 million for the nine months ended September 30, 1998 and $7 million for the same period in 1997. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

Nonoperating Items

 Interest Expense

  The difference between the interest expense amounts disclosed in the following table and the amounts disclosed in the consolidated financial statements relates to interest expense on items such as deferred compensation, the employee stock purchase plan, and customer deposits - items not related to borrowings. Sprint has excluded the interest expense associated with these items so as not to distort the calculation of the effective interest rate on borrowings. Interest costs on borrowings consist of the following:

                                 Nine Months               Year Ended
                             Ended September 30,          December 31,
                             --------------------  ----------------------------
                               1998       1997       1997      1996      1995
                             ---------  ---------  --------  --------  --------
                                             (in millions)
Interest expense on
 outstanding debt..........  $   152.2  $   117.1  $  159.9  $  161.2  $  231.0
Interest expense related to
 Cellular (1)..............        --         --        --       21.5     124.0
Capitalized interest costs.       74.7       69.7      93.0     104.0      57.0
                             ---------  ---------  --------  --------  --------
Total interest costs on
 outstanding debt..........  $   226.9  $   186.8  $  252.9  $  286.7  $  412.0
                             =========  =========  ========  ========  ========
Average debt outstanding...  $ 4,613.0  $ 3,156.4  $3,251.3  $3,604.9  $5,505.2
                             =========  =========  ========  ========  ========
Effective interest rate....        6.6%       7.9%      7.8%      8.0%      7.5%
                             =========  =========  ========  ========  ========

--------
(1) Interest expense related to Cellular is included in "Discontinued operation, net" on the Consolidated Statements of Income.

  Sprint capitalizes interest costs on its investment in the directly acquired PCS licenses and the related network buildout. Through June 1997, Sprint also capitalized interest costs on borrowings related to its investment in Sprint Spectrum Holdings and PhillieCo. Sprint stopped capitalizing interest costs on its investment in Sprint Spectrum Holdings and PhillieCo in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies.

  Average debt outstanding increased $1.4 billion for the nine months ended September 30, 1998 to support the network buildout of the SprintCom PCS markets and to fund capital contributions to Sprint Spectrum Holdings and PhillieCo and investments in other Sprint affiliates. Average debt outstanding decreased $1.9 billion in 1996, generally because of repayments funded by a portion of the cash received from FT and DT for their equity investments in Sprint and from Cellular's repayment of intercompany debt in connection with the Spinoff.

  Sprint's effective interest rate for the nine months ended September 30, 1998 decreased to 6.6% from 7.9% for the same period in 1997 mainly because of an increase in short-term borrowings as a percentage of total debt outstanding, which have lower interest rates. Sprint's effective interest rate increased to 8.0% in 1996 from 7.5% in 1995, mainly because of the decline in short-term borrowings as a percentage of total borrowings. Short-term borrowings at September 30, 1998 and December 31, 1997 have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings.

 Global One

  Sprint's investment in Global One is accounted for on the equity basis in the FON Group. Global One's revenues totaled $801 million for the first nine months of 1998 compared with $810 million in the same period a year ago. Sprint's losses associated with Global One totaled $120 million for the first nine months of 1998 compared with $88 million a year ago.

  Global One's revenues totaled $1.1 billion for 1997 compared to $800 million in 1996. Sprint's losses associated with Global One totaled $162 million in 1997, $82 million in 1996 and $23 million in 1995. The increased losses in 1997 were due to higher operating costs within Global One's existing global markets due to the slower-than-expected integration of the parent companies' networks and start-up related costs.

  In an effort to improve profitability, Global One is refocusing its efforts to place more emphasis on multinational customers. In addition, it is continuing to review its operations, implement expense controls, and focus on improving the network infrastructure. Global One is in the process of implementing its plan to address these items, which may result in one-time charges.

 Sprint Spectrum Holdings and PhillieCo

  Sprint's equity ownership of Sprint Spectrum Holdings and PhillieCo, prior to the PCS Restructuring, were accounted for on the equity basis in the PCS Group. The combined revenues from Sprint Spectrum Holdings and PhillieCo totaled $788 million for the first nine months of 1998 versus $111 million a year ago. Sprint's share of the combined operating losses from Sprint Spectrum Holdings and PhillieCo was $687 million for the first nine months of 1998 compared with $411 million a year ago. The increase in 1998 losses reflects marketing and promotional costs (including losses on handset sales), and operating costs to support a growing customer base. At September 30, 1998, the combined customer base of Sprint Spectrum Holdings and PhillieCo exceeded 1.75 million customers. The venture continues to aggressively market to new customers, which will result in higher losses in 1998 and 1999 compared with 1997.

  Revenues from Sprint Spectrum Holdings and PhillieCo totaled $258 million in 1997 and $4 million in 1996. Sprint's share of operating losses from Sprint Spectrum Holdings and PhillieCo was $660 million in 1997, $192 million in 1996 and $31 million in 1995. The increase in 1997 losses reflects marketing and promotional costs to support a growing customer base.

  ARPU for the nine months ended September 30, 1998 was approximately $57. ARPU was $55, $55 and $60 for the three month periods ended September 30, 1998, June 30, 1998 and March 31, 1998, respectively. This average is expected to continue to decline (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market and the addition of lower usage subscribers to the PCS Group's subscriber base. Sprint Spectrum Holdings and PhillieCo have adopted marketing plans that both target and encourage higher usage and higher ARPU. Customer turnover rates and customer marketing costs have been as expected at this stage of development and continue to be within the range of results reported by other PCS providers. As the PCS markets mature and the PCS Group gains additional scale, management expects both of these measures to trend downward toward cellular industry levels.

 Other Income (Expense), Net

  Other income (expense) consisted of the following:

                                      Nine Months            Year Ended
                                  Ended September 30,       December 31,
                                  -------------------   ----------------------
                                    1998       1997      1997    1996    1995
                                  ---------  ---------  ------  ------  ------
                                               (in millions)
Dividend and interest income..... $    49.1  $    52.8  $ 75.4  $ 99.7  $ 12.6
Net gains on sales of assets.....       --         --     71.5    15.9     --
Loss on sales of accounts
 receivable......................       --         --      --     (4.2)  (38.6)
Other, net.......................      (0.5)      (1.0)   (6.4)    3.9   (12.9)
                                  ---------  ---------  ------  ------  ------
Total other income (expense),
 net............................. $    48.6  $    51.8  $140.5  $115.3  $(38.9)
                                  =========  =========  ======  ======  ======

  Dividend and interest income for the nine months ended September 30, 1998 reflects interest earned on loans to unconsolidated affiliates. Dividend and interest income for the first nine months of 1997 and for the years ended December 31, 1997 and 1996 reflects income earned on the cash received from FT and DT for their 1996 equity investment in Sprint as well as the repayment of intercompany debt in connection with the Spinoff. Sprint has since invested these funds in strategic initiatives and has decreased certain borrowings, reducing the balance held in temporary investments. For the year ended December 31, 1997, Sprint recognized pretax gains of $45 million on sales of local exchanges and Sprint sold its equity interest in an equipment provider, resulting in a $26 million pretax gain.

 Income Taxes

  Sprint's effective tax rates for the nine months ended September 30 were 37.7% in 1998 and 39.9% in 1997. Sprint's effective tax rates for the years ended December 31 were 39.8% in 1997, 37.7% in 1996 and 36.1% in 1995. See
Note 5 of Notes to Consolidated Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

 Discontinued Operation, Net

  Sprint recognized an after-tax loss of $3 million ($0.01 per share) in 1996 and after-tax income of $15 million ($0.04 per share) in 1995 related to its investment in Cellular. Cellular was spun off to Sprint common stockholders in March 1996 (see Note 15 of Notes to Consolidated Financial Statements).

 Extraordinary Items, Net

  In March 1998, Sprint redeemed, prior to maturity, $115 million of debt with a 9.25% interest rate. This resulted in a $4 million ($0.01 per share) after-tax loss.

  During 1996, Sprint redeemed, prior to maturity, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million ($0.01 per share) after-tax loss.

  At year-end 1995, Sprint adopted accounting principles for a competitive marketplace and discontinued applying SFAS 71 to its local telecommunications division (see Note 14 of Notes to Consolidated Financial Statements). This resulted in an after-tax, noncash extraordinary charge of $565 million ($1.62 per share) in 1995.

Financial Condition

  Sprint's consolidated assets totaled $20.5 billion at September 30, 1998, $18.2 billion at year-end 1997 and $16.8 billion at year-end 1996. Net property, plant and equipment increased $2.0 billion since year-end 1997 mainly because of capital expenditures, to support the core long distance and local networks and expanded product and service offerings. Sprint's debt-to-capital ratio was 37.3% at September 30, 1998 versus 30.0% at year-end 1997 and 27.7% at year-end 1996. See "--Liquidity and Capital Resources" for additional discussions of changes in Sprint's Consolidated Balance Sheets.

Liquidity and Capital Resources

 Operating Activities

  Cash flows from operating activities, which are Sprint's main source of liquidity, were $3.0 billion for the first nine months of 1998 versus $2.4 billion for the first nine months of 1997 and were $3.4 billion in 1997, $2.4 billion in 1996 and $2.6 billion in 1995. The growth in operating cash flows over these periods mainly reflects improved operating results in Sprint's core businesses partly offset by increased losses from its emerging businesses. During 1996, Sprint terminated an accounts receivable sales agreement, which reduced cash flows by $600 million. Excluding this termination, 1996 cash flows increased $394 million, mainly because of improved operating results in all divisions.

 Investing Activities

  Sprint's investing activities from continuing operations used cash of $3.7 billion for the first nine months of 1998 and $3.2 billion for the first nine months of 1997 and used cash of $4.5 billion in 1997, $3.1 billion in 1996 and $2.9 billion in 1995. Capital expenditures, which are Sprint's largest investing activity, totaled $3.0 billion for the first nine months of 1998 and $1.9 billion for the first nine months of 1997 and totaled $2.9 billion in 1997, $2.4 billion in 1996 and $1.9 billion in 1995. Long distance division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services, and upgrade capabilities for providing new products and services. Local telecommunications division capital expenditures were made to accommodate access line growth and expand capabilities for providing enhanced services. Additional capital expenditures relate primarily to the buildout of the SprintCom markets.

  Investments in and loans to Sprint Spectrum Holdings and PhillieCo were $307 million in the first nine months of 1998 versus $410 million in the first nine months of 1997 and were $706 million in 1997, $561 million in 1996 and $954 million in 1995. These capital contributions, loans and advances to Sprint Spectrum Holdings and PhillieCo for the first nine months of 1998 and 1997 and for the years 1997 and 1996 were used to fund its capital and operating requirements. The 1995 contributions were mainly used to fund payments for PCS licenses. Included in the loans to Sprint Spectrum Holdings for the 1997 nine-month period and for the year ended December 31, 1997 are $154 million and $300 million, respectively, borrowed from Sprint under a vendor financing facility. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. In addition, Sprint paid the remaining $460 million for the SprintCom PCS licenses in the first nine months of 1997, bringing the total payments to $544 million.

  "Investments in and loans to other affiliates, net" includes net contributions to Global One to fund operations as well as investments in other affiliates.

  In the first nine months of 1997, Sprint purchased the net assets of Paranet, Inc. for $375 million (see Note 13 of Notes to Consolidated Financial Statements).

 Financing Activities

  Sprint's financing activities provided cash of $705 million for the first nine months of 1998, while financing activities for the same period in 1997 used cash of $238 million. Financing activities during the first nine months of 1998 reflect proceeds from long-term debt of $946 million and increased construction obligations of $429 million, partly offset by payments on long-term debt of $247 million. Financing activities in the first nine months of 1997 reflect an increase in short-term borrowings of $195 million, offset by payments on long-term debt of $111 million.

  For the years ended December 31, Sprint's financing activities provided cash of $72 million in 1997, $479 million in 1996 and $423 million in 1995. In 1997, Sprint borrowed $867 million, mainly to fund investments in and loans to affiliates. In 1996, FT and DT acquired Class A common shares for a combined total of $3.7 billion. Sprint mainly used these proceeds, and the $1.4 billion of cash from Cellular repaying intercompany debt, to reduce outstanding debt. In 1995, Sprint increased its short-term borrowings by $1.1 billion to fund commitments related to Sprint Spectrum Holdings and repay long-term debt.

  Sprint paid common and preferred dividends totaling $292 million in the first nine months of 1998, $275 million in the first nine months of 1997, $430 million in 1997, $420 million in 1996 and $352 million in 1995. Sprint's indicated annual dividend rate on common stock is currently $1.00 per share.

  Sprint purchased 3 million and 10 million treasury shares in 1997 and 1996, respectively. Sprint continues to repurchase common shares on the open market in 1998 to meet share issuance requirements for employee benefit plans and for the conversion of preferred stock.

 Discontinued Operation

  In connection with the March 1996 Spinoff, Cellular repaid $1.4 billion of intercompany debt owed to Sprint. Prior to the Spinoff, Cellular's investing activities required net cash of $141 million and $325 million in 1996 and 1995, respectively, mainly to fund capital expenditures and acquire cellular properties.

 Capital Requirements

  Sprint's investing activities, consisting of capital expenditures and investments in affiliates, for the PCS Group and the FON Group are expected to require cash of $6.7 billion to $8.0 billion for 1999. Dividend payments on FON Stock are expected to total $430 million in 1999.

  Sprint and its former PhillieCo Partners, TCI and Cox, loaned $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures through September 30, 1998. Sprint agreed pursuant to the Restructuring Agreement to cause the above described loans to PhillieCo to be repaid by February 21, 1999. Approximately $62 million of the PCS Preferred Stock owned by Cox will be redeemed with the proceeds from the Offerings, but only to the extent the net proceeds of the Offerings exceed $500 million. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

 Liquidity



  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures, operating and working capital requirements and to refinance existing Sprint PCS debt obligations.

  Financing activities for the Groups will be managed by Sprint on a centralized basis. Pursuant to the Tracking Stock Policies, loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rates and the rates charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  In August 1998, Sprint entered into $5.0 billion of new revolving credit facilities with syndicates of domestic and international banks. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. As of September 30, 1998, Sprint could borrow $3.6 billion under these new facilities. Sprint also has a separate five-year revolving credit facility with a bank. The unused capacity under the committed portion of that facility was $100 million.

  In October 1998, Sprint filed a shelf registration statement with the Securities and Exchange Commission (SEC) for $8.0 billion of debt securities. This shelf registration replaced $1.0 billion of Sprint's existing shelf registration statements. Proceeds from the sale of securities under the new shelf registration statement will be used to repay short-term borrowings, to refinance existing long-term borrowings, and to provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group. In November 1998, Sprint Capital Corporation issued $5.0 billion of Senior Notes (guaranteed by Sprint) in the Notes Offering under the new shelf registration statement. As of December 31, 1998, Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the sale of the Senior Notes at a weighted-average interest rate of approximately 8.5%. The PCS Group used approximately $3.3 billion of these funds to repay existing indebtedness.

  Any borrowings Sprint may incur are ultimately limited by certain debt covenants. Sprint could borrow up to $13.8 billion at September 30, 1998 under the most restrictive of its debt covenants. Among other restrictions, Sprint must maintain certain levels of consolidated net worth.

  In connection with the Offerings, FT and DT have agreed to purchase shares of PCS Stock so that they will maintain their aggregate 20% voting power. Proceeds from the purchase of these shares are expected to total approximately $120.3 million ($138.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed purchase price equal to the assumed public offering price less estimated underwriting discounts and commissions. See "Use of Proceeds."

  For information concerning the use of proceeds from the Offerings, see "Use of Proceeds."


Financial Strategies

 General Hedging Policies

  Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint seeks to minimize counterparty credit risk through stringent credit approval and review processes, the selection of only the most creditworthy counterparties, continual review and monitoring of all counterparties, and thorough legal review of contracts. Sprint also controls exposure to market risk by regularly monitoring changes in foreign exchange and interest rate positions under normal and stress conditions to ensure they do not exceed established limits.

  Sprint's derivative transactions are used for hedging purposes only and comply with Board-approved policies. Senior management receives monthly status updates of all outstanding derivative positions.

 Interest Rate Risk Management

  Sprint's interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating- and fixed-rate debt, and minimizing liquidity risk. Sprint uses simulation analysis to assess its interest rate exposure and establish the desired ratio of floating- and fixed-rate debt. To the extent possible, Sprint manages interest rate exposure and the floating-to-fixed ratio through its borrowings, but sometimes uses interest rate swaps and caps to adjust its risk profile.

 Foreign Exchange Risk Management

  Sprint's foreign exchange risk management program focuses on hedging transaction exposure to optimize consolidated cash flow. Sprint's main transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers.

 Quantitative and Qualitative Disclosures About Market Risk

  Sprint's exposure to market risk through derivative financial instruments and other financial instruments, such as investments in marketable securities and long-term debt, is not material.

Year 2000 Issue

 Sprint

  The "Year 2000" issue affects Sprint's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or systems errors. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors or resellers.

  The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. The FON Group expects to substantially complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year-end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant.


  Sprint expects its total Year 2000 compliance program to incur approximately $250 million of expense. If compliance is not achieved in a timely manner by Sprint or any significant related third party, the Year 2000 issue could have a material adverse effect on Sprint's operations. Sprint is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Although Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance, such plans may not be adequate and the cost of Year 2000 compliance may be higher than $250 million.

 Affiliates

  Sprint's results of operations and financial condition could also be materially adversely affected by the failure of its affiliates, including Global One, to achieve Year 2000 compliance in a timely manner.

  As a result of the PCS Restructuring, Sprint acquired management control of Sprint PCS; therefore the following discussion provides additional information related to the Year 2000 compliance efforts of the PCS Group.

  The PCS Group has completed an inventory of its computer systems, network elements, software applications, products and other business systems. The Year 2000 impact of items identified through the inventory process is being assessed and a plan is being developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions, and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the PCS Group uses publicly available services that are acquired without contract (for example, global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

Impact of Recently Issued Accounting Pronouncements

  See Note 18 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

                           BUSINESS OF THE PCS GROUP

Overview

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At December 31, 1998, the PCS Group, together with certain affiliated companies, operated PCS systems in 225 metropolitan markets within the United States, including 45 of the 50 largest metropolitan areas. By the end of the first quarter of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States. The PCS Group currently provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas, (ii) affiliating with other companies, primarily in and around smaller metropolitan areas, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other CDMA-based providers. Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 2.5 million customers as of December 31, 1998.

Members of the PCS Group

  The PCS Group consists of the following entities: (i) Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC); (ii) PhillieCo; and (iii) SprintCom.

  Certain other information concerning the PCS Group, including the number of Pops covered by licenses held by the PCS Group, is set forth in the chart below:

                                         Sprint
         Entity             Pops(/1/)   Ownership              Licenses
         ------           ------------- ---------              --------
                          (in millions)
Sprint Spectrum Holdings
  Sprint Spectrum.......      155.9       100.0%  30 MTAs
  Cox PCS(2)............       21.0        59.2   Los Angeles-San Diego-Las Vegas MTA
  APC...................        8.3       100.0   Washington D.C.-Baltimore MTA
PhillieCo...............        9.2       100.0   Philadelphia MTA
SprintCom...............       74.9       100.0   139 BTAs
                              -----
    Total...............      269.3
                              =====

--------
(1) Based upon 1997 population data supplied by Equifax Inc.

(2) Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest. Sprint Spectrum Holdings and Cox, the holder of the remaining 40.8% partnership interest in Cox PCS, have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's partnership interests in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell all of its remaining partnership interests in Cox PCS to Sprint Spectrum Holdings. See "The Formation Transactions--Amendments to the Cox PCS Agreements."

  Sprint Spectrum. Sprint Spectrum owns PCS licenses covering 30 MTAs, which were acquired in the FCC's A and B Block auction in March 1995 for $2.1 billion. Sprint Spectrum's licenses cover approximately 155.9 million Pops, which include 31 of the 50 largest United States metropolitan areas such as New York, San Francisco, Detroit, Dallas/Fort Worth and Boston. Sprint Spectrum launched commercial PCS operations in the fourth quarter of 1996. Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. are the general partner and limited partner, respectively, of Sprint Spectrum.

  Cox PCS. In December 1994, the FCC granted Cox PCS a license for the Los Angeles-San Diego-Las Vegas MTA, which covers approximately 21.0 million Pops. The FCC ultimately set a purchase price of $252.0 million for the license. Cox PCS launched commercial service in the San Diego area in December 1996, in the Los Angeles area in November 1997 and in Las Vegas in October 1998. In December 1996, Cox PCS entered into an affiliation agreement with Sprint Spectrum under which Cox PCS agreed to market its wireless services under the Sprint PCS brand name.

  Sprint Spectrum Holdings currently owns 59.2% of Cox PCS. Sprint Spectrum Holdings and Cox have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's partnership interests in Cox PCS, which could result in the acquisition by Sprint Spectrum Holdings of all remaining partnership interests in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell its remaining partnership interests in Cox PCS to Sprint Spectrum Holdings. See "The Formation Transactions--Amendments to the Cox PCS Agreements." Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings.

  APC. In December 1994, the FCC granted APC a license for the Washington D.C.-Baltimore MTA, which covers approximately 8.3 million Pops. The FCC ultimately set a purchase price of $102.3 million for the license. APC launched commercial service in November 1995 using GSM technology, becoming the nation's first commercially operational PCS system, and in April 1998, APC launched commercial service on its CDMA system that overlays nearly all of the existing GSM system. In January 1995, Sprint Spectrum Holdings acquired a 49.0% interest in APC. Through capital contributions, Sprint Spectrum Holdings increased its interest to 58.3% and became the managing partner of APC in November 1997. In January 1998, Sprint Spectrum Holdings acquired the remaining 41.7% interest in APC. Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. are the general partner and limited partner, respectively, of APC.

  PhillieCo. Sprint, TCI and Cox formed PhillieCo to acquire a PCS license for the Philadelphia MTA. FCC spectrum limitations placed on wireless providers prevented Comcast, then a partner in Sprint Spectrum Holdings that already owned a cellular license for the Philadelphia metropolitan area, from owning an interest in a PCS license for the Philadelphia MTA indirectly through Sprint Spectrum Holdings. The PCS license for the Philadelphia MTA was acquired in the FCC's A and B Block auction in March 1995 for $85.0 million. PhillieCo's license covers approximately 9.2 million Pops. PhillieCo launched commercial operations in April 1997.

  SprintCom. Sprint, with the consent of the Cable Parents, formed SprintCom, a wholly-owned subsidiary of Sprint, to acquire PCS licenses for all of the geographic areas not covered by licenses held by any other entity within the PCS Group. In January 1997, SprintCom acquired licenses for $544 million in the FCC's D and E Block auctions to provide PCS service in 139 BTAs, including 13 of the 50 largest United States metropolitan areas such as Atlanta, Chicago and Houston, thereby completing the PCS Group's nationwide license coverage. The SprintCom licenses cover approximately 74.9 million Pops. The PCS Group launched service in certain of the SprintCom markets in August 1998 and intends to reach approximately 38.6 million additional Pops during the first half of 1999 (or approximately 50% coverage of SprintCom's licensed Pops). The timing of launch in individual markets will be determined by various factors, principally zoning and microwave relocation issues, equipment delivery and network optimization schedules and local market and competitive considerations. SprintCom has entered into an agreement with PrimeCo to acquire PrimeCo's Hawaii wireless business, including the CDMA network and customer base. Subject to the receipt of FCC approval, the transaction is expected to close in the first quarter of 1999.

The Wireless Communications Industry

  Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and ESMR networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

  In the wireless communications industry there are two principal services licensed by the FCC for transmitting two-way, real time voice and data signals: "cellular" and "PCS." Cellular, which uses the 800 MHz frequency block, is the predominant form of wireless voice communications service utilized by subscribers today. Cellular systems are predominantly analog-based systems, although digital technology has been introduced in most metropolitan markets. Analog-based systems send signals in which the transmitted signal resembles the input signal, while in digital systems the input signal is coded into a binary form before the signal is transmitted.

  In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for the provision of a new wireless personal communications service, commonly known as PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services, and more robust data transmission (such as greater clarity, better security, facsimile, electronic mail and connecting notebook computers with computer/data networks).

  Cellular service was first introduced in the United States in 1983. As of June 30, 1998, according to the Cellular Telecommunications Industry Association ("CTIA"), there were 60.8 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997.

  The following table sets forth certain statistics for the domestic wireless telephone industry as a whole, as published semi-annually by the CTIA.

                           Six Months                  Year Ended
                         Ended June 30,               December 31,
                         --------------- ---------------------------------------
                          1998    1997    1997    1996    1995    1994    1993
                         ------- ------- ------- ------- ------- ------- -------
Total Service Revenues
 (in billions).......... $ 15.3  $ 13.1  $ 27.5  $ 23.6  $ 19.1  $ 14.2  $ 10.9
Ending Wireless
 Subscribers (in
 millions)..............   60.8    48.7    55.3    44.0    33.8    24.1    16.0
Subscriber Growth.......   24.9%     --    25.6%   30.4%   40.0%   50.8%   45.1%
Average Monthly Revenue
 per Subscriber......... $ 39.32 $ 42.20 $ 41.12 $ 44.66 $ 47.59 $ 51.48 $ 58.74
Ending Penetration......   22.4%   18.1%   20.6%   16.5%   12.8%    9.2%    6.2%

  Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by the year 2001. Management believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers. Management also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

  Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as "cells." In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment (the "cell site"). The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection

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


agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of a transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another cell site where the signal strength is stronger.

  Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for PCS systems. PCS systems operate under one of three principal air interface protocols:
CDMA, TDMA and GSM. TDMA and GSM are both time division multiple access systems but are incompatible with each other and with CDMA, which is a code division multiple access system and is incompatible with both GSM and TDMA. Accordingly, a subscriber of a system that utilizes CDMA technology is unable to use a CDMA handset when travelling in an area not served by CDMA-based PCS operators, unless the customer carries a Dual Band/Dual-Mode Handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of TDMA or GSM systems. This is also true for PCS customers seeking to roam in a PCS service area served by other operators that do not use CDMA as their air interface protocol.

Strategy

  The business objective of the PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS products and services under the Sprint and Sprint PCS brand names, offering enhanced services and seeking to provide superior customer service. The principal elements of the PCS Group's strategy for achieving these goals are:

  Operate a Nationwide Digital Wireless Network. The PCS Group is the only PCS provider in the United States with a 100% digital PCS wireless network with licenses to provide services nationwide utilizing a single frequency band and a single technology. Management believes that the PCS Group's all-digital network provides its customers with consistency of service and features in all of its markets. The scope of its network also allows the PCS Group to provide its customers with flexible pricing and promotions on a national basis while retaining local flexibility. In addition, the operating scale of the PCS Group's network is expected to result in significant cost advantages in purchasing power, operations and marketing.

  Leverage Sprint's National Brand. Management believes that using the established Sprint brand contributes significantly to consumer confidence in, and acceptance of, the PCS Group's products and services. As competition in the wireless industry intensifies, management believes that the power of a strong national brand will play an increasingly important role in consumers' purchase decisions.

  Utilize State-of-the-Art CDMA Technology. The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology which, management believes, provides significant operating and customer benefits relative to analog and other digital technologies. Management believes, based on studies by CDMA manufacturers, that its implementation of CDMA digital technology will eventually provide system capacity that is approximately 7 to 10 times greater than that of analog technology and approximately 3 times greater than that of TDMA and GSM systems, resulting in significant operating and cost efficiencies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  Deliver Superior Value to its Customers. In marketing its services, the PCS Group emphasizes the superior voice quality and functional capabilities of its wireless service compared to that of analog cellular service. In addition, the PCS Group bundles its basic service offering with a package of sophisticated features which either cannot be offered by analog cellular providers or for which they typically charge their customers separately. The PCS Group recently introduced all-inclusive nationwide service plans that offer a single rate for local and long distance calls to anywhere in the United States when made on the Sprint PCS network. The PCS Group also offers several innovative pricing plans that allow its customers to select billing plans that suit their usage patterns,

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


none of which requires customers to sign a long-term service contract. Management believes that its ability to provide wireless service at competitive prices without long-term contracts is an important marketing advantage.

  Grow Customer Base Using Multiple Distribution Channels. The PCS Group seeks to maximize customer growth in each market by utilizing multiple distribution channels. As of December 31, 1998, the PCS Group had its products for sale in approximately 7,750 third-party retail locations nationwide, including retailers such as RadioShack, Circuit City and Best Buy. The PCS Group plans to have approximately 8,750 third-party retail locations by the end of the first half of 1999. The PCS Group also seeks innovative distribution channels through which to market its products, such as the Sprint Store-Within-A-Store at RadioShack which includes an exclusive arrangement pursuant to which the only PCS products offered by RadioShack-owned stores in the markets in which the PCS Group has launched operations are the PCS Group's products. In addition, as of December 31, 1998, the PCS Group operated 188 Sprint PCS retail locations. The PCS Group plans to operate approximately 210 Sprint PCS retail locations by the end of the first half of 1999. The PCS Group also uses telemarketing, direct sales and cross-marketing and continually evaluates and tests other alternative distribution channels, including sales agency, private label resale, Internet and other arrangements.

  Continue Coverage Expansion. The PCS Group has three principal strategies for expanding the areas where its handsets are usable. First, the PCS Group intends to build several thousand additional cell sites in and around its existing markets. Second, the PCS Group is pursuing affiliation arrangements with other companies, primarily in and around smaller metropolitan areas in the United States where it does not intend to serve customers with its own network. These companies have agreed to build networks in portions of the PCS Group's licensed coverage area at such companies' own expense. Such networks are expected to be built using the same technological standards as those of the PCS Group network. These companies will sell PCS Group services under the Sprint PCS brand name in exchange for a fee and will be required to maintain certain quality standards to be established by the PCS Group. As of December 31, 1998, the PCS Group had entered into agreements with 11 companies covering an aggregate of approximately 26 million Pops in 19 states. As of December 31, 1998, the affiliation companies had launched 10 metropolitan markets covering 2 million Pops. Third, the PCS Group also markets Dual-Band/Dual-Mode Handsets which may be programmed to acquire analog cellular networks when the customer travels outside the coverage of the PCS Group network. As of December 31, 1998, the PCS Group had entered into over 100 agreements with digital PCS and analog cellular providers which allow customers to use these networks automatically in most areas of the country. In other areas this service is available as manual roaming, requiring the use of a credit card or similar billing device. The PCS Group intends to continue to use this service to provide coverage in places which may not financially support the construction of a PCS network.

Marketing

  The PCS Group's principal marketing strategy is to differentiate itself through its state-of-the-art network, Sprint brand name, a variety of sophisticated features, attractive and simple pricing plans, superior customer service and the ability to bundle Sprint PCS service with the telecommunications services offered by the FON Group.

  The Sprint Brand Name. The PCS Group prominently features the nationally recognized Sprint brand name and logo on its products and services. The PCS Group believes that the use of the Sprint brand name will continue to be a distinct marketing advantage.

  Customer Care. The PCS Group considers quality customer care to be a critical element of its marketing and operating philosophy. In an effort to minimize service disruptions to customers, the PCS Group's national network control center in Lenexa, Kansas continually monitors the performance of its PCS network and provides rapid response for system maintenance needs. As of December 31, 1998, a total of approximately 2,250 customer care representatives in Fort Worth, Texas and in other customer care centers located in Irvine, California, Rio Rancho, New Mexico and Herndon, Virginia were available to address customers' questions about PCS service, activation, changing personal options and other service options on a 24 hour/7 day a week basis. The PCS Group also uses several vendors to provide additional customer care support. Customer care representatives are

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


accessible from any point within the network on a PCS Group handset at no charge or can be accessed by any other telephone by calling a toll-free number. All customer care service representatives undergo a required initial training regimen and participate in ongoing training programs designed to meet customer needs. In order to meet the demand for customer care, the PCS Group intends to launch a fifth customer care center in a location yet to be determined by the middle of 1999, which is expected to have 500 customer care representatives.

  To meet customer demands for account information, the PCS Group also allows customers to manage their accounts directly by telephone through an automated voice response system and through the Internet by accessing the Sprint PCS web site. These features reduce the need for customer care representatives to handle customer inquiries and are intended to enhance customer satisfaction.

  Pricing. The PCS Group's pricing strategy is based on simple, straightforward service plans. The PCS Group's consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, enhanced service features (such as voicemail, caller ID, call waiting and three-way calling) and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system has greater capacity, thereby enabling the PCS Group to market high usage customer plans at lower prices.

  On October 1, 1998, Sprint PCS introduced new all-inclusive nationwide service plans that offer a single rate for local and long distance calls in the United States anytime, anywhere on the Sprint PCS network. The new service plans offer customers long distance calling at no additional charge.

  Advertising and Promotions. The PCS Group leverages Sprint's substantial investment in national advertising to build its brand awareness. The PCS Group uses national as well as regional television, radio, print, outdoor and other advertising campaigns using the Sprint and Sprint PCS brand names to promote its products. In its advertising and promotional campaigns, the PCS Group emphasizes its superior voice quality as "the clear alternative to cellular" and the simplicity of its rate structure compared to other service providers. The PCS Group also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. The PCS Group also sponsors numerous selective, broad-based national, regional and local events which provide the PCS Group with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance the PCS Group's local presence.

  Bundling of Services and Cross-Marketing with the FON Group. The PCS Group intends to take advantage of the complete array of communications services offered by the FON Group by bundling its PCS service with other FON Group products, such as long distance and local service. The PCS Group also plans to actively cross-market with the FON Group's divisions and capitalize on the size and breadth of its customer base in long distance and local service. Any benefits that may result from such bundling or cross-marketing will be shared with the FON Group pursuant to the Tracking Stock Policies. The FON Group and the PCS Group expect to consider cross-marketing opportunities, which may include sales agency, resale or other arrangements that would be implemented in accordance with the Tracking Stock Policies.

Sales and Distribution

  The PCS Group uses multiple distribution channels to market its products and services, including its own retail sales and direct sales forces, third-party retail stores, an Internet site, telemarketing, private label resale and cross-marketing. The PCS Group expects its retail channels to be the largest contributor to customer additions. The PCS Group will continue to evaluate alternative distribution channels in the future.

  Sprint PCS Retail Stores. As of December 31, 1998, the PCS Group had opened 188 Sprint PCS retail locations. At a Sprint PCS retail store, trained sales representatives assist customers in acquiring their PCS handsets and choosing their rate plan and also offer after-sales support. The PCS Group plans to operate approximately 210 Sprint PCS retail locations by the end of the first half of 1999.

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


  Third Party Retail Stores. As of December 31, 1998, the PCS Group sold its products and services in approximately 7,750 third party retail locations. The PCS Group expects to increase the number of third-party retail stores to approximately 8,750 retail locations by the end of the first half of 1999. The PCS Group provides training and support for the retailer's sales personnel. The PCS Group launched its third party retail distribution channel in 1995 with RadioShack, which as of December 31, 1998, sold PCS Group products in approximately 3,250 locations and had approximately 20,000 of its employees trained in PCS sales. Many RadioShack stores contain a Sprint Store-Within-A-Store which sells PCS Group and FON Group products and services. In addition to RadioShack, the PCS Group has third-party distribution arrangements with major national and regional retailers, including Office Max, Office Depot, Circuit City, Best Buy, Dillard's, The May Company Department Stores, Car Toys, Fred Meyer, Sam's Wholesale Clubs, Ritz Camera and The Good Guys.

  Direct Sales Force. The PCS Group has divided its direct sales force into the business-to-business sales force and the national sales team. The business-to-business sales force is locally based and targets businesses within the local coverage area. The national sales team targets large companies who purchase their wireless products and services on a national basis.

  Telemarketing and Other Channels. The PCS Group operates an inbound telemarketing effort and also distributes its services through cross-marketing efforts with Sprint.

  Electronic Commerce. The PCS Group launched its Internet site in December 1998. The Internet site contains information on PCS Group products and services. A visitor to the Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle.

Services and Features

  The PCS Group currently offers several value-added services and features that generally are not offered by analog cellular providers and are offered by digital competitors to varying extents:

  Enhanced Features. The PCS Group's standard service includes a number of enhanced features that are not generally offered on most traditional analog cellular phones without additional cost, including Call Waiting, Caller ID, Call Forwarding and Three-Way Calling.

  Voice Messaging Services. The PCS Group offers a number of voice message services, including voicemail and numeric paging. The PCS Group also offers Enhanced Voicemail which permits customers who purchase the service to send, reply to and forward messages to other PCS Group voicemail customers.

  Call Security and Privacy. Digital wireless communications systems permit users to make private business and personal calls with significantly lower risk of cloning and eavesdropping than on analog-based systems. PCS Group customers using Dual-Band/Dual-Mode Handsets in analog mode do not have the benefit of digital security.

  Data Services. The PCS Group offers text messaging in most of its markets with full roll out anticipated by the end of the third quarter of 1999. Text messaging allows customers to receive alpha-numeric messages of up to 100 characters in length. Senders are able to submit messages via the Sprint PCS Internet site, e-mail or personal computer software. Another data service expected to be launched by the end of the third quarter of 1999 will permit customers to connect their data capable handsets to a personal computer using a data cable and use their handsets to connect to a landline network at speeds up to 14.4 Kbps. Data capable handsets can also provide facsimile data services.

  Dual-Band/Dual-Mode Handsets. Through Dual-Band/Dual-Mode Handsets, the PCS Group offers customers the ability to make and receive calls on both PCS and cellular frequency bands utilizing the appropriate digital or analog technology. These advanced handsets allow roaming on cellular networks in areas where the PCS Group's digital service is not offered. Generally, Dual-Band/Dual-Mode Handsets are more costly than single-band/single-mode handsets because of the need for two radios rather than one radio, and currently,

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

the smallest Dual-Band/Dual-Mode Handset is larger and heavier than the smallest single-band/single-mode handset. See "--Network--Roaming Agreements."

  Extended Battery Life. CDMA digital handsets use advanced battery technology and have lower power requirements than analog cellular and other digital technologies. The PCS Group believes that this feature increases usage, especially for incoming calls, as the handset can be left on longer than handsets for analog cellular and other digital systems. However, Dual-Band/Dual-Mode Handsets do not have longer battery life when operating in analog mode.

  Prepaid Service. The PCS Group offers customers the option of prepaying for their service. This alternate payment method is utilized by individuals who do not qualify for a credit plan, by those who wish to avoid paying a deposit to secure service or by those who wish to control spending.

Network

  Network Buildout and Expansion. The initial buildout of the PCS Group's network involved systems design, acquisition and construction of cell sites, equipment procurement and installation, interconnection with other communications providers, microwave relocation and implementation of advanced management and information systems. As of December 31, 1998, the PCS Group's network was able to provide service in areas covering more than 162 million Pops, or 60% of total Pops. The emphasis and focus in many of the markets served by the PCS Group has shifted from an initial network buildout process to network operations.


  The PCS Group's principal network objective is to maximize the quality of coverage (i.e., sound quality and in-building penetration) and depth of coverage (i.e., network availability when a customer wants to make a call). The PCS Group evaluates coverage expansion within its markets in commercial operation on a market-by-market basis and considers, among other things, population and traffic density, FCC coverage requirements, capital requirements and the ability to cluster groups of markets.

  The PCS Group selected CDMA digital technology because of its increased customer capacity relative to other technologies, higher quality of transmission and expected long term lower infrastructure and ongoing support costs. The PCS Group believes that CDMA provides significant advantages over competing air interface protocols including superior voice quality, cost effectiveness, increased functionality and greater security and capacity. The PCS Group believes that CDMA is the leading digital wireless air interface protocol in North America.

  Affiliation Agreements. The PCS Group also intends to expand network coverage by contracting with other companies that desire to build and manage portions of the nationwide network for the PCS Group. See "--Strategy-- Continue Coverage Expansion."

  Roaming Agreements. The PCS Group has entered into roaming agreements with various analog cellular carriers encompassing 90% of the geographic area covered by cellular service in the United States and substantially all North American coverage has been implemented. Pursuant to these roaming agreements, PCS Group customers who have Dual-Band/Dual-Mode Handsets have the ability to roam automatically in substantially all of North America where PCS service is not or will not be available. The PCS Group's network does not allow for call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to end a call in progress and initiate a new call when leaving the PCS Group's network and entering another wireless network. In geographic areas not covered by an automatic roaming agreement in which there is an analog cellular provider, customers may roam manually (i.e. by providing an operator with a credit card number). The PCS Group also has negotiated roaming agreements with other CDMA PCS carriers who provide service in some of the geographic areas not covered by the PCS Group's network. The PCS Group intends to continue to expand the ability for its customers to roam both domestically and internationally. The PCS Group currently has CDMA roaming in portions of Canada and Puerto Rico and expects to have CDMA roaming in

Mexico, Singapore, Chile and other Latin American countries in 1999. The quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the PCS Group, the price of a roaming call may not be competitive with the prices of other wireless companies for such a call and the customer may not be able to use any of the advanced features (e.g. voice mail notification) the customer enjoys when making calls from within the network of the PCS Group.

  Vendors. The PCS Group selected Lucent Technologies, Inc., Northern Telecom, Inc. and Motorola to provide the PCS technology for its wireless network because of their extensive experience in wireless technology and their willingness to guarantee delivery in accordance with specifications developed by the PCS Group. These vendors provide the PCS Group with infrastructure equipment including switches, base station controllers and PCS transmitters and receivers. The PCS Group also contracts with various vendors for the supply of towers, cabling, hardware and software and other equipment necessary to support the network.

  The PCS Group has entered into purchase agreements with most major manufacturers of CDMA handsets, of which two also currently provide the PCS Group with Dual-Band/Dual-Mode Handsets. The PCS Group intends to enter into additional agreements with other handset vendors in the future.

  The PCS Group purchases long distance services from Sprint at wholesale rates which the PCS Group uses in providing long distance services to its customers, and intends to continue to purchase such services from the FON Group. The PCS Group intends to purchase long distance services only from the FON Group. Such purchases will be effected in accordance with the Tracking Stock Policies. See "Tracking Stock Policies."

Competition

  Competition for customers among wireless providers is based principally upon the services and features offered, the technical quality of the wireless system, the distribution system for products and services, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers certain network advantages similar to those offered by the PCS Group.

  The PCS Group competes with other two-way wireless service providers, including cellular and, in some markets, PCS operators and resellers. The PCS Group also competes with paging, ESMR dispatch and conventional mobile telephone companies in its markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

  The PCS Group directly competes with existing cellular service providers in its markets, many of which have been operational for a number of years, have greater local geographical coverage, and some of which have significantly greater financial resources than those of the PCS Group and offer attractive pricing options for service and a wider variety of handset options. A major competitor offers nationwide service for a flat monthly rate, without roaming charges. In addition, certain competitors may be able to offer coverage in areas not served by the PCS Group's network or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. Also, the significant competition among wireless providers, including new entrants, is expected to cause a downward pressure on prices for service and equipment. The PCS Group believes, however, that its service and product offerings are superior to its competitors' service and product offerings because (i) its CDMA technology offers better call quality and clarity compared to analog and digital cellular systems, (ii) it offers competitive pricing through a variety of options to suit individual customers' calling needs and (iii) it is expanding and improving its nationwide network, customer care system and handset options.

  The PCS Group also faces competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to a reseller.

  In the future, the PCS Group expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

  Over the past several years the FCC has and will continue to auction large amounts of wireless spectrum that could be used to compete with the PCS Group's services. Based upon increased competition, the PCS Group anticipates that market prices for two-way wireless services generally will decline in the future. The PCS Group competes to attract and retain customers principally on the basis of services and features, the size and location of its service areas, network coverage and reliability, customer care and pricing. The PCS Group's ability to compete successfully also depends, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Regulation

  The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things, (i) grant or deny licenses for PCS frequencies, (ii) grant or deny PCS license renewals,
(iii) rule on assignments and/or transfers of control of PCS licenses, (iv) govern the interconnection of PCS networks with other wireless and wireline carriers, (v) establish access and universal service funding provisions, (vi) impose fines and forfeitures for violations of any of the FCC's rules, and
(vii) regulate the technical standards of PCS networks. The FCC prohibits a single entity from having a combined attributable interest (20% or greater interest in any license (40% if a small business or rural telephone company)) in broadband PCS, cellular and SMR licenses totaling more than 45 MHz in any geographic area.

  Transfers and Assignments of PCS Licenses. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. Certain pro forma assignments or transfers of control require only post-consummation notification.

  Conditions of PCS Licenses. All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's buildout requirements. Pursuant to the FCC's buildout requirements, all 30 MHz broadband MTA licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5-year period. Rule violations could result in license revocations or fines.

  PCS License Renewal. PCS licensees can renew their licenses for additional 10-year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (i) provided "substantial service" during its license term; and (ii) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

  Interconnection. The FCC has the authority to order interconnection between CMRS providers and any other common carrier. The FCC's authority further preempts the authority of any state public service commission over the rates and entry of CMRS providers in the market place. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic.

  Using these new rules, the PCS Group has negotiated interconnection agreements with all of the major regional Bell operating companies, GTE and several smaller independent local exchange carriers. These agreements have lowered rates for interconnection and created revenues resulting from termination charges on the Sprint PCS network. The PCS Group is continuing to negotiate agreements with other independent local exchange carriers.

  Other FCC Requirements. In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002.

  The FCC also adopted rules in June 1996 that require local exchange and most CMRS carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC required that most CMRS providers be able to deliver calls from their networks to ported numbers anywhere in the country by December 31, 1998. The FCC also requires that by March 31, 2000 CMRS providers must be able to offer their own customers number portability in their switches in the 100 largest metropolitan areas including the ability to support nationwide roaming. Capital expenditures required for the PCS Group to comply with number portability rules are currently estimated to range from $100 million to $300 million. The CTIA has petitioned the FCC to forbear entirely from requiring any CMRS provider to provide number portability capability to its own customers until at least after November 2002. The FCC must rule on the CTIA petition by mid-March 1998.

  The FCC also has proposed a rebuttable presumption that any wireless service provided under a CMRS provider's license would be considered to come within the definition of CMRS and consequently regulated as CMRS. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement two phases of enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. Currently the PCS Group and other wireless carriers are in compliance with phase I and are analyzing various technical methods for complying with phase II. Phase II capabilities include passing to the public safety entity information concerning the location of the 911 caller.

  Communications Assistance for Law Enforcement Act ("CALEA"). The Communications Assistance for Law Enforcement Act, enacted in 1994 to preserve electronic surveillance capabilities authorized by Federal and state law, requires telecommunications carriers to meet certain "assistance capability requirements" by October 25, 1998. The FCC recently, however, granted a blanket extension of that deadline until June 30, 2000, because CALEA compliant equipment is not yet available. CALEA provides that a telecommunications carrier meeting industry CALEA standards shall have safe harbor for purposes of compliance with CALEA. Toward the end of 1997 telecommunications industry standard-setting organizations agreed to a joint standard to implement CALEA's capability requirements, known as J-STD-025. Although the PCS Group is able to offer traditional electronic surveillance capabilities to law enforcement, it, as well as the other participants in the wireless industry, could not meet the requirements of J-STD-025 by October 25, 1998, given software and hardware changes that are yet to be developed and implemented by switch manufacturers.

  In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. The FCC recently announced that it will be issuing a Further Notice of Proposed Rulemaking tentatively concluding that J-STD-025 is deficient and that the industry must provide certain other capabilities to comply with CALEA.

  Other Federal Regulations. Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the Act by requiring carriers to meet certain land use and radio frequency standards.

  Review of Universal Service Requirements. The FCC and the states are re-quired to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. The PCS Group is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the PCS Group's "contribution" to the federal universal service program is a variable percent-age of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the PCS Group's total federal and state universal service assessments or ability to recover from the univer-sal service fund.

  Partitioning; Disaggregation. The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Wireless Facilities Siting. States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities.

  Deregulation. The FCC is required to forbear from applying any statutory or regulatory provision if it is not necessary to keep telecommunications rates and terms reasonable or to protect customers. Correspondingly, a state may not apply a statutory or regulatory provision that the FCC decides not to apply. In addition, the FCC must review its telecommunications regulations every two years to determine if any can be eliminated or modified as no longer in the public interest as a result of increased competition.

Employees

  At December 31, 1998, the PCS Group employed approximately 11,500 people. None of the PCS Group employees is represented by a labor union. Management believes that the PCS Group's employee relations are good. The PCS Group engages independent contractors to perform a variety of functions, including construction of cell sites, customer care, research, advertising, and information technology.

Facilities

  The PCS Group leases space for base station towers and switch sites for its nationwide network. As of December 31, 1998, the PCS Group had under lease (or options to lease) approximately 10,300 cell sites. In addition, the PCS Group leases approximately 173 facilities (other than retail stores) of which 63 facilities house 83 switches with the remaining facilities leased for the PCS Group headquarters in Kansas City, Missouri, customer care facilities in Herndon, Virginia, Ft. Worth, Texas, Rio Rancho, New Mexico and Irvine, California, as well as numerous sales and marketing offices.

Patents, Trademarks and Service Marks

  Sprint owns various trademarks and service marks utilized by the PCS Group. Sprint expects to apply for and develop trademarks, service marks and patents for the benefit of the PCS Group in the ordinary course of business. Sprint is a registered trademark of Sprint and Sprint PCS is a registered service mark of Sprint, both of which are utilized by the PCS Group on a royalty-free basis under trademark license agreements.

  Pursuant to certain of the PCS Group's third party supplier contracts, the PCS Group has certain rights to use third party supplier trademarks in connection with the buildout, marketing and operation of its network.

Environmental Compliance

  The PCS Group's environmental compliance expenditures primarily result from the operation of standby power generators for its telecommunications equipment and compliance with various environmental rules during network buildout and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. The PCS Group's environmental compliance expenditures have not been material to its financial statements or to its operations and are not expected to have any future material adverse effects.

Legal Proceedings

  The PCS Group is involved in various legal proceedings incidental to the conduct of its business. The PCS Group has been involved in various legal proceedings in various states concerning the imposition of moratoria on the processing or approval of permits for wireless telecommunication towers, the denial of applications for permits and other issues arising in connection with tower siting. There can be no assurance that such litigation, and similar actions taken by others seeking to block the construction of individual cell sites of the PCS Group's network will not, in the aggregate, have a material adverse effect on the PCS Group. In addition, the PCS Group is involved in 11 purported class actions of which six involve claims arising from network quality issues, three involve claims concerning billing practices and two involve claims arising from the CDMA network overlay of the GSM network in the Washington, D.C./Baltimore MTA. The only case that has been certified as a class action is one of the claims involving the CDMA network overlay of the GSM network, and the PCS Group is vigorously opposing such certification and the certification of any of the other cases. In addition, Qualcomm filed an application for a pioneer preference license for PCS service for southern Florida. The FCC denied the application. Qualcomm has subsequently initiated a proceeding against the FCC requesting that the FCC award Qualcomm a pioneer preference license. If Qualcomm were to be successful in its proceeding, the FCC might choose to award Qualcomm a license, which could include a license presently held by the PCS Group, e.g. the Miami MTA license, without compensating the PCS Group for loss of the license. While it is not possible to determine the ultimate disposition of each of these proceedings, the PCS Group believes, after consultation with legal counsel, that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the PCS Group's financial condition or results of operations or cash flows.

                          MANAGEMENT OF THE PCS GROUP

  The following table sets forth the members of the senior management of the PCS Group. The information set forth below is as of December 31, 1998.

                     Name                 Age              Position
     ------------------------------------ --- ----------------------------------
     Ronald T. LeMay.....................  53 Chairman
     Andrew Sukawaty.....................  43 Chief Executive Officer
     Arthur A. Kurtze....................  54 Chief Operating Officer
     Bernard A. Bianchino................  50 Chief Business Development Officer
     William J. Gunter...................  56 Chief Financial Officer
     F. Edward Mattix....................  45 Chief Public Relations Officer
     Charles E. Levine...................  45 Chief Sales and Marketing Officer
     Joseph M. Gensheimer................  47 General Counsel and Secretary

  Ronald T. LeMay was first elected President and Chief Operating Officer of Sprint in February 1996 and became Chairman of Sprint Spectrum Holdings in May 1998. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation, and Yellow Corporation. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. He was re-elected President and Chief Operating Officer of Sprint effective October 1997. From 1995 to 1996 Mr. LeMay served as Vice Chairman of Sprint. He also served as Chief Executive Officer of Sprint Spectrum Holdings from 1995 to 1996. From 1989 to 1995, he served as President and Chief Operating Officer--Long Distance Division. Mr. LeMay served on the Sprint Board from 1993 until he went to work for Waste Management, Inc. He was re-elected to the Sprint Board in December 1997.

  Andrew Sukawaty was appointed Chief Executive Officer of Sprint Spectrum Holdings effective September 2, 1996. Prior to joining Sprint Spectrum Holdings, Mr. Sukawaty was Chief Executive Officer of NTL, the British diversified broadcast transmission and communications company, since 1994. From 1989 to 1993, he was Chief Operating Officer of Mercury One-2-One, the British company which started the world's first PCS service in the U.K. in 1993. Prior to joining Mercury One-2-One, Mr. Sukawaty held numerous positions for US WEST, Inc., including: Chief Operating Officer of US WEST Paging, President of Coastel, a cellular communications company, and Vice President and branch manager for US WEST Cellular. He also held marketing positions with AT&T and Northwestern Bell Telephone Company. He is a director of PowerWave Technologies Inc., a wireless systems infrastructure component manufacturer, and serves on the boards and executive committees of the Cellular Telecommunications Industry Association and the Personal Communications Industry Association.

  Arthur A. Kurtze was appointed Chief Operating Officer of Sprint Spectrum Holdings in June 1995. Prior to joining Sprint Spectrum Holdings, Mr. Kurtze was Senior Vice President--Operations for Sprint's Local Telecommunications Division. Prior to joining Sprint in March 1993, Mr. Kurtze was Executive Vice President in charge of strategic planning and corporate development for Centel Corp. Mr. Kurtze joined Centel in 1972 and served in various positions there, including Vice President of Centel Communications Co., Vice President-- Staff of Centel Business Systems, Vice President--Market Planning for Centel Corp., Group Vice President of Centel Cable Television Co. and Senior Vice President--Planning and Technology.

  Bernard A. Bianchino was appointed Chief Business Development Officer of Sprint Spectrum Holdings in September 1995. Prior to that, Mr. Bianchino was Executive Vice President, General Counsel and External Affairs for Qwest Communications Corporation. He served as Vice President--Law for Sprint from 1992 to 1994 and as General Attorney, Vice President and Associate General Counsel for US Sprint Communications

Company from 1986 to 1992. From 1978 to 1986, Mr. Bianchino was counsel to a number of affiliates of Exxon Corporation in its Enterprises Group, including Reliance Comm/Tec (now RELTEC) and Exxon Office Systems. Prior to joining Exxon, he was an attorney with the United States Department of Energy. Mr. Bianchino is a director of Geoworks Corporation.

  William J. Gunter was named Chief Financial Officer of Sprint Spectrum Holdings in October 1998. Prior to that, Mr. Gunter was Senior Vice President of Finance for Sprint's Long Distance Division, a position he held since 1993. Mr. Gunter has served in various staff and management positions for Sprint since 1969.

  F. Edward Mattix was named Chief Public Relations Officer of Sprint Spectrum Holdings in April 1996. Prior to joining Sprint Spectrum Holdings, he was Vice President--Public Relations for US WEST Communications, Inc. Mr. Mattix served in various management level positions relating to public relations or governmental affairs since joining US WEST, Inc. in 1976.

  Charles E. Levine was appointed Chief Sales and Marketing Officer of Sprint Spectrum Holdings in January 1998. Mr. Levine joined Sprint Spectrum Holdings in January 1997 as Chief Marketing Officer. Prior to joining Sprint Spectrum Holdings, Mr. Levine was President of Octel Link, a voice mail equipment and services provider, and Senior Vice President of Octel Services from 1994 to 1996. From 1993 to 1994, he was President and Chief Executive Officer of CAD Forms Technology a developer of hardware and software products for mobile computing. Prior to joining CAD Forms Technology, Mr. Levine held numerous positions with AT&T Corporation from 1986 to 1993, including Vice President, General Business Systems, Products and New Services; Vice President, Consumer Products, Product Management; and Director, Consumer Products, Product Management. Mr. Levine has also served in management positions for General Electric Corporation and Proctor & Gamble Company. Mr. Levine is a director of Viisage Technologies.

  Joseph M. Gensheimer was named General Counsel and Secretary of Sprint Spectrum Holdings in October 1995. Mr. Gensheimer is responsible for all legal and regulatory functions. Prior to joining Sprint Spectrum Holdings, he was Senior Counsel for IBM's mainframe and supercomputer divisions. Mr. Gensheimer served in various legal management positions after joining IBM in 1988. Prior to joining IBM, he was General Counsel and Secretary of RealCom Communications Corporation, a telecommunications services provider. From 1982 to 1984, Mr. Gensheimer was Senior Attorney and Assistant Secretary for GTE Corporation. Prior to joining GTE, he was an associate at Morgan, Lewis & Bockius and an attorney for the United States Department of Justice.

Incentive Plans

 Replacement of Units Under Sprint Spectrum Long-Term Incentive Plan

  Under the Sprint Spectrum Long-Term Incentive Plan (the "Sprint Spectrum LTIP"), participants received units for the 1996 plan year having a base appraisal price set as of July 1, 1996, and received units for the 1997 plan year having a base appraisal price set as of July 1, 1997. The base appraisal price was based upon an independent appraisal of the value of Sprint Spectrum Holdings. Each July 1, an independent appraisal of Sprint Spectrum Holdings (adjusted prospectively to reflect the effects of the PCS Restructuring for 1998) determined the amount of appreciation in the units during the prior year. With respect to vested units, participants could elect, within 45 days following completion of each year's appraisal, to receive payment of the appreciation in cash or to keep the units in the plan. On December 8, 1998, the Organization, Compensation and Nominating Committee (the "Compensation Committee") of Sprint's Board terminated the Sprint Spectrum LTIP and replaced units under the plan with a package consisting of shares of PCS Stock and options to buy shares of PCS Stock at a strike price of $15.84375, the average of the high and low trading prices of Series 1 PCS Stock on that date.

  Sprint converted units under the Sprint Spectrum LTIP to a number of shares of PCS Stock and options to buy a specific number of shares of PCS Stock under a formula designed to (1) replace the appreciated value of each participant's units as of July 1, 1998, with shares of PCS Stock and (2) continue each participant's upside appreciation potential by the grant of options to buy additional shares of PCS Stock. With respect to vested units under the Sprint Spectrum LTIP as of December 8, 1998, each participant may elect, on or before January 22, 1999, whether to receive the amount of the appreciation of vested units in cash in lieu of the grant of shares and options. With respect to unvested units, the issuance of shares and the exercisability of options is deferred until the date on which the corresponding units would have vested under the Sprint Spectrum LTIP. Sprint will issue the shares and the options will become exercisable only if the participant is still employed by Sprint or a Sprint subsidiary on the vesting date.

  Because of the deferred issuance of shares with respect to unvested units and the right of participants to elect cash in lieu of shares and options with respect to vested units, Sprint cannot determine the exact number of shares that will be issued to participants in replacement of units under the Sprint Spectrum LTIP. The following table, however, summarizes the shares and shares under option that would be issued to participants with respect to the termination of the Sprint Spectrum LTIP if (1) with respect to unvested units, all participants remain employed until Sprint issues all shares being issued on a deferred basis and (2) with respect to vested units, no participants elect to receive cash.

                                                              Shares    Options
                                                             --------- ---------
   In Replacement of Vested Units...........................   392,368   455,624
   In Replacement of Unvested Units......................... 1,248,045 1,440,754
                                                             --------- ---------
     Total.................................................. 1,640,413 1,896,378
                                                             ========= =========

Grant of Half-Year PCS Options Under Sprint Stock Option Plan

  In addition to shares and options issued to convert units under the Sprint Spectrum LTIP, Sprint also granted options to buy shares of PCS Stock to certain PCS Group employees to synchronize the Sprint Spectrum incentive compensation cycle (which ran from July 1 to June 30) with Sprint's calendar-year cycle. Sprint granted to each such employee PCS Stock options that would equate to one-half of the expected annual grant for PCS Group employees. These options were granted on December 8, 1998, and give each optionee the right to buy shares of PCS Stock at a strike price of $15.84375 per share. The options become exercisable with respect to 25% of the number of shares subject to purchase on each of the first four anniversaries of the grant date. In total, Sprint granted options to buy 804,121 shares of PCS Stock in the half-year grants.

Participation in Future Grants Under Sprint Stock Option Plan

  In connection with the PCS Restructuring, Sprint amended its 1990 Stock Option Plan to permit the grant of options to buy either FON Stock or PCS Stock. The Compensation Committee has traditionally granted options to management employees each year at its February meeting. Sprint expects that the Committee will grant options in February 1999, and that the Committee will approve grants to management employees of both the FON Group and PCS Group.

Participation in Other Equity-Based Plans

  The Sprint Board also amended its other stock-based employee plans to provide for the issuance of both FON Stock and PCS Stock, or units measured by the value of both FON Stock and PCS Stock. In particular, members of the PCS Group management will be eligible to participate in the 1999 offering under the Management Incentive Stock Option Plan, in which they can elect to forego receiving either 25% or 50% of their annual incentive compensation in cash in return for options to buy FON Stock and PCS Stock. All participants will be offered the opportunity to buy options in both classes of stock. The allocation between options to buy FON Stock and PCS Stock were set by the Compensation Committee in a manner that reflects the job responsibilities of employees. PCS Group employees, for example, generally will be able to use 90% of their foregone incentive compensation for the purchase of options to buy PCS Stock and 10% to purchase options to buy FON Stock. The allocation for members of senior management of the PCS Group (other than Mr. LeMay) has been set at 82% PCS Stock and 18% FON Stock. Percentages for corporate center employees and high-level management of Sprint, including Mr. LeMay, whose responsibilities cross Group boundaries, will be allocated 82% to FON Stock and 18% to PCS Stock.

  Effective December 31, 1998, Sprint merged the Sprint Spectrum Savings and Retirement Plan into the Sprint Retirement Savings Plan. Under the Sprint Retirement Savings Plan, PCS Group employees can elect to invest their contributions in a PCS Stock fund and will be entitled to receive matching contributions, partially invested in a PCS Stock fund. Employees of the PCS Group will also be eligible to participate in the 1999 offering under Sprints' Employees Stock Purchase Plan on the same basis as all other employees of Sprint and its eligible subsidiaries.

PCS Stock and Options Held by PCS Management

  The following table sets forth certain information regarding (i) Series 1 PCS Stock, (ii) options to acquire Series 1 PCS Stock and (iii) rights to receive Series 1 PCS Stock and options to acquire Series 1 PCS Stock from the conversion of the Sprint Spectrum LTIP, held by each member of the PCS Group management based on known holdings as of December 31, 1998.

                                                        Sprint Spectrum LTIP Conversions
                                           -----------------------------------------------------------
                                                         Vested                       Unvested
                                           ---------------------------------- ------------------------
                         Shares   Options
Name                      Held   Held(/1/) Shares(/2/)(/3/) Options(/3/)(/4/) Shares(/5/) Options(/6/)
----                     ------- --------- ---------------- ----------------- ----------- ------------
Ronald T. LeMay......... 157,262   924,864           0                0               0           0
Andrew Sukawaty.........       0         0      42,280           39,608         126,839     118,823
Arthur A. Kurtze........  19,024    61,935      16,031           15,018          48,093      45,054
Bernard A. Bianchino....     944    11,001       9,903            9,277          29,708      27,830
William J. Gunter.......   3,700    46,082           0                0               0           0
F. Edward Mattix........       0     4,315       3,300            3,091           9,899       9,273
Charles E. Levine.......       0    12,943           0                0          24,094      22,572
Joseph M. Gensheimer....       0     8,629       8,778            8,233          26,364      24,698
                         ------- ---------      ------           ------         -------     -------
  Total................. 180,930 1,069,769      80,292           75,227         264,997     248,250
                         ======= =========      ======           ======         =======     =======

--------

(1) All amounts in this column indicate options which may or may not be exercisable within 60 days after the date of this Prospectus. Does not include options issued upon conversion of the Sprint Spectrum LTIP.

(2) To be issued after January 22, 1999 unless the individual elects cash in lieu of vested units.

(3) No later than the close of business on January 22, 1999, Messrs. Sukawaty, Kurtze, Bianchino, Mattix and Gensheimer have the option to elect to receive a cash payment of $868,006, $329,115, $203,320, $67,739 and $180,416, respectively, in lieu of receiving vested shares and options as a result of the conversion of the Sprint Spectrum LTIP.

(4) These options were granted on December 8, 1998 and become exercisable in full on January 23, 1999, but are subject to forfeiture if the individual elects cash in lieu of vested units.

(5) To be issued in equal annual installments over a three-year period, subject to continued employment.

(6) These options were granted on December 8, 1998 and become exercisable in equal annual installments over a three-year period, subject to continued employment.

                        THE FORMATION TRANSACTIONS

General

  Sprint's stockholders, at a special meeting held November 13, 1998, approved the following in connection with the PCS Restructuring:

A. Amendments to the Articles as constituted prior to the Formation Transactions, which, among other things:

  . define the "PCS Group," which is intended to consist of all business conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services and any other Domestic PCS Services (other than any activities of the FON Group pursuant to sales agency, resale or other arrangements with the PCS Group, which would be implemented pursuant to the Tracking Stock Policies), as well as all acquisitions of Domestic PCS Licenses, and will initially include the operations of Sprint Spectrum Holdings, SprintCom, PhillieCo and Sprint's majority interest in Cox PCS;

  . define the "FON Group," which is intended to consist of Sprint's other operations, including its long distance and local telecommunications divisions, its product distribution and directory publishing businesses, its emerging non-PCS businesses, its interest in the Global One international strategic alliance and other telecommunications investments and alliances;

  . establish the terms of the PCS Stock, consisting of 2,350,000,000 authorized shares divided into three series: (1) Series 1 PCS Stock, (2) Series 2 PCS Stock, to be issued to certain subsidiaries of the Cable Parents pursuant to the PCS Restructuring and (3) Series 3 PCS Stock, to be issued to FT and DT;

  . establish the terms of the PCS Preferred Stock, consisting of 300,000 authorized shares, convertible into shares of Series 1 PCS Stock or Series 2 PCS Stock as described under "Description of Capital Stock-- Description of PCS Preferred Stock; Preferred Inter-Group Interest-- Conversion Rights;"

  . reclassify each previously outstanding share of Sprint Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock, consisting of 2,500,000,000 authorized shares;

  . reclassify each outstanding share of Class A Common that is held by DT into one share of DT Class A Stock, consisting of 100,000,000 authorized shares;

  . establish the terms of the Series 2 FON Stock, which will only be issued if Sprint converts the outstanding shares of PCS Stock into shares of FON Stock at a time when shares of Series 2 PCS Stock are outstanding, consisting of 500,000,000 authorized shares; and

  . reclassify each outstanding share of FT Class A Stock held by FT and DT Class A Stock held by DT so that each such share will, among other things, represent an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue, to each holder thereof, a number of shares of Series 3 FON Stock or Series 3 PCS Stock (or with respect to certain designated transferees of such holder, Series 1 FON Stock or Series 1 PCS Stock, respectively), but only to the extent such shares of FT Class A Stock or DT Class A Stock, as the case may be, represent a number of unissued shares of FON Stock or PCS Stock, as applicable.

B. The Restructuring Agreement and the performance by Sprint of all obligations of Sprint contemplated under the Restructuring Agreement, including, among other things:

  . Sprint's acquisition from the Cable Parents of their respective interests in Sprint Spectrum Holdings by means of tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of the Cable Parents that directly or indirectly own their respective interests in Sprint Spectrum Holdings; and

  . Sprint's acquisition from TCI and Cox of their respective interests in PhillieCo by means of tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of TCI and Cox that directly or indirectly own their respective interests in PhillieCo (together with the mergers to acquire Sprint Spectrum Holdings, the "Mergers");

C. The following issuances by Sprint:

  . the issuance of shares of Series 2 PCS Stock and the Warrants to acquire shares of PCS Stock to certain subsidiaries of the Cable Parents as consideration in the Mergers;

  . the issuance of the shares of Series 1 PCS Stock being offered in the Offerings;

  . the issuance of shares of PCS Preferred Stock to the Cable Parents to purchase up to $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings between May 26, 1998 and the closing of the PCS Restructuring, which shares of PCS Preferred Stock were issued either directly for the purchase of such indebtedness or as consideration in the Mergers if a Cable Parent elected to contribute the right to repayment of such indebtedness to the respective subsidiaries being acquired by Sprint in the PCS Restructuring;

  . the issuance of Series 3 PCS Stock to FT and DT upon the exercise by FT and DT of their Equity Purchase Rights in connection with the PCS Restructuring; and the issuance of Series 3 PCS Stock or Series 3 FON Stock to FT and DT from time to time in the future pursuant to their exercise of such Equity Purchase Rights; and

  . the issuance of PCS Stock to FT and DT and (if the Cable Parents exercise their Equity Purchase Rights) the Cable Parents in connection with the Offerings and (subject to certain exceptions) any future issuances of PCS Stock or creation of an Inter-Group Interest; and

D. The creation pursuant to the Restructuring Agreement of the Warrant Inter-Group Interest and the Preferred Inter-Group Interest.

  The following table sets forth certain information concerning the outstanding shares of Sprint's common stock upon completion of the Offerings:

   Outstanding Common Stock and Inter-Group Interest--Assuming Completion of

                  the Offerings as of December 31, 1998

                                         Number of                            Percentage  of
                            Series of     Shares              Group Ownership  Sprint Voting
      Stockholder(s)       Common Stock  Owned(1)              Interest (2)   Power (1)(2)(3)
 ------------------------  ------------ -----------           --------------- ---------------
 FON Group
  Existing Public
   Stockholders(4).......  Series 1 FON 344,425,366                 80.0%          70.5%
  FT.....................  Series 3 FON  43,118,018(5)              10.0%           8.8%
  DT.....................  Series 3 FON  43,118,018(5)              10.0%           8.8%
                                        -----------                -----           ----
  Total-FON Group........               430,661,402                100.0%          88.2%
                                        ===========                =====           ====
 PCS Group
  TCI....................  Series 2 PCS  98,563,924(6)              22.3%           0.4%
  Cox....................  Series 2 PCS  49,281,981(6)(7)           11.2%           0.2%
  Comcast................  Series 2 PCS  47,248,435(6)              10.7%           0.2%
                                        -----------                -----           ----
  Cable Parents Totals...               195,094,340                 44.2%           0.9%
  Existing Public
   Stockholders(4).......  Series 1 PCS 172,425,138                 39.1%           7.8%
  Inter-Group Interest...  N/A            4,456,844(6)(8)            1.0%           N/A
  FT.....................  Series 3 PCS  26,281,468(6)(9)(10)        6.0%           1.2%
  DT.....................  Series 3 PCS  26,281,468(6)(9)(10)        6.0%           1.2%
  New Public
   Stockholders..........  Series 1 PCS  16,985,000                  3.8%           0.8%
                                        -----------                -----           ----
  Total-PCS Group........               441,524,258(11)            100.0%          11.8%
                                        ===========                =====           ====

--------

 (1) Does not include shares of Preferred Stock, of which, as of December 31, 1998, there were outstanding: (i) 38,595 shares of Preferred Stock--First Series, Convertible; (ii) 245,163 shares of Preferred Stock--Second Series, Convertible; and (iii) 95 shares of Preferred Stock--Fifth Series. In addition, the table does not include the 246,766 shares of PCS Preferred Stock or any shares of PCS Stock that may be issued to the Cable Parents upon conversion of PCS Preferred Stock or any Inter-Group Interest that may be held by the FON Group upon conversion of the Preferred Inter-Group Interest.

 (2) Percentages may not total due to rounding.

 (3) Each outstanding share of Series 1 FON Stock and Series 3 FON Stock is entitled to one vote per share. For a description of the PCS Per Share Vote, see "Prospectus Summary--Selected Rights and Terms of PCS Stock-- Voting Rights." The PCS Per Share Vote may fluctuate substantially. Solely for purposes of illustration, if a record date for a stockholder vote were set on January 22, 1999, each share of Series 1 PCS Stock and Series 3 PCS Stock would have 0.221 votes per share, and each share of Series 2 PCS Stock would have 0.0221 votes per share.

 (4) Excludes FT and DT.

 (5) These shares are issuable in respect of the 43,118,018 shares of Class A Common held by each of FT and DT.

 (6) Does not reflect Warrants to purchase 6,291,314, 3,145,659 and 3,015,858 shares of PCS Stock held by TCI, Cox and Comcast, respectively, or the FON Group's Warrant Inter-Group Interest to acquire an Inter-Group Interest equivalent to 12,452,831 shares of PCS Stock, or shares issuable upon exercise of FT and DT's Equity Purchase Rights in connection with the exercise of the Warrants.

 (7) Does not include shares of Series 2 PCS Stock that may be issued in connection with the exercise of the call and put rights relating to Cox PCS. The number of shares so issuable will depend on when the call or put is exercised, the value of Cox PCS, and the market price of Series 1 PCS Stock.

 (8) Sprint expects that the FON Group's Inter-Group Interest will be eliminated over time as certain employee stock options are exercised for, and as shares of convertible preferred stock are converted into, shares of PCS Stock. Inter-Group Interest is not represented by actual shares and does not carry any vote.

 (9) Includes 2,123,125 shares of Series 3 PCS Stock to be purchased by each of FT and DT in connection with the Offerings, which assumes that 16,985,000 shares are sold in the Offerings. See "--Equity Purchase Rights."


(10) Includes (i) 2,599,334 shares of Series 3 PCS Stock issued in connection with the PCS Restructuring and (ii) 21,559,009 shares of PCS Stock issuable in respect of the 43,118,018 shares of Class A Common held by each of FT and DT.

(11) Does not include 14,637,917 shares of Series 1 PCS Stock underlying existing employee stock options. Of these options, only 2,700,499 will be satisfied with issuances of PCS Stock by the PCS Group. The remaining options will be satisfied out of the FON Group Inter-Group Interest or with shares purchased with FON Group assets. Also does not include up to 1,640,413 additional shares of PCS Stock that may be issued in partial replacement of the former Sprint Spectrum Long-Term Incentive Compensation Plan. See "Management of the PCS Group--Incentive Plans."

  As the Cable Parents sell their low voting Series 2 PCS Stock and the shares convert into Series 1 PCS Stock with regular voting power, FT and DT will have to purchase additional shares if they desire to maintain

20% of the voting power represented by Sprint's outstanding voting stock. Sprint has agreed that FT and DT can purchase these shares from Sprint. If FT and DT choose to purchase these shares from Sprint rather than on the open market or from the Cable Parents, they could eventually purchase as many as
48.75 million shares, or 25% of the 195 million shares initially issued to the Cable Parents in the PCS Restructuring. Similarly, if the Warrants are exercised for PCS Stock or the PCS Preferred Stock is sold by the Cable Parents, FT and DT would need to purchase additional shares of PCS Stock to maintain their voting interest at 20%.

The Tracking Stocks

  The PCS Stock is intended to reflect separately the performance of the PCS Group. The FON Stock is intended to reflect the performance of the FON Group. Both the PCS Stock and the FON Stock are classes of common stock of Sprint and are subject to all of the risks of an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. See "Risk Factors--The Tracking Stocks."

  The PCS Stock and the FON Stock each have three series: one that is publicly-traded (Series 1), a second, which has 1/10th of the vote per share of the Series 1 and Series 3 shares, that is for issuances to the Cable Parents (Series 2) and a third that is for issuances to FT and DT (Series 3). See "Description of Capital Stock."

The PCS Restructuring

  Prior to the Formation Transactions, Sprint held a 40% interest in Sprint Spectrum Holdings and an approximately 47% interest in PhillieCo. On May 26, 1998, Sprint entered into the Restructuring Agreement with the Cable Parents and various of their subsidiaries, pursuant to which Sprint purchased, on November 23, 1998, all of their respective interests in Sprint Spectrum Holdings and all the respective interests of TCI and Cox in PhillieCo in exchange for (i) an aggregate of approximately 195 million shares of Series 2 PCS Stock and (ii) Warrants to acquire an aggregate of approximately 12.5 million shares of Series 2 PCS Stock. Sprint also issued to the Cable Parents shares of PCS Preferred Stock. Sprint acquired such interests in Sprint Spectrum Holdings and PhillieCo by means of the Mergers, which were tax-free mergers of newly formed, wholly-owned subsidiaries of Sprint with and into the corporate subsidiaries of the Cable Parents that directly or indirectly owned their respective interests in these entities. Subject to adjustment as described under "Description of Capital Stock--Description of Warrants; Warrant Inter-Group Interest," each Warrant is exercisable for a share of PCS Stock at any time before November 23, 2003 at an exercise price equal to the average of the daily closing prices of a share of Series 1 PCS Stock as traded on the New York Stock Exchange for a period of 30 consecutive trading days ending on January 29, 1999. In the PCS Restructuring, the FON Group received the Warrant Inter-Group Interest, with an exercise price and other terms equivalent to the Warrants, to acquire an additional Inter-Group Interest equivalent to approximately 12.5 million shares of PCS Stock. The FON Group also received the Preferred Inter-Group Interest, with terms similar to those of the PCS Preferred Stock, also convertible into an additional Inter-Group Interest.

Inter-Group Interest

  As of December 31, 1998, the total number of shares of PCS Stock intended to track the performance of the PCS Group (including shares of PCS Stock that are issuable with respect to the Class A Common held by FT and DT) was approximately 420,293,000. The Cable Parents' shares of Series 2 PCS Stock represented an aggregate of 46.4% of these shares. The shares owned by FT and DT represented an aggregate of 11.5%, which consisted of shares of Series 3 PCS Stock and shares of PCS Stock issuable with respect to the Class A Common owned by FT and DT. The publicly-traded shares of PCS Stock represented 41.0% of these shares. The remaining, unissued 1.1% represented an ownership interest of the FON Group in the PCS Group, similar to the FON Group holding shares of PCS Stock. This ownership interest is referred to as an "Inter-Group Interest." Sprint expects this Inter-Group Interest to be eliminated over time as certain employee stock options are exercised for, and shares of convertible preferred stock are converted into, shares of PCS Stock. The FON Group's Inter-Group Interest may, however, increase in the future. See "Future Inter-Group Interest." In addition, the FON Group holds the Warrant Inter-Group Interest and the Preferred Inter-Group Interest.

The Recapitalization

  Simultaneously with the consummation of the PCS Restructuring, Sprint reclassified (i) each share of Sprint's publicly-traded Common Stock to represent one share of Series 1 FON Stock and 1/2 share of Series 1 PCS Stock and (ii) each share of Class A Common Stock as described below under "-- Arrangements with FT and DT."

Arrangements with FT and DT

  On May 26, 1998, Sprint entered into the Master Agreement with FT and DT which provides, among other things, that FT and DT will purchase from Sprint a sufficient number of shares of Series 3 PCS Stock in connection with the Offerings to maintain their aggregate voting power of approximately 20% of all Sprint Voting Stock. The various investment documents among Sprint, FT and DT, including the stockholders agreement and the standstill agreement, were also amended and restated to reflect and address the changes provided for by the Formation Transactions.

  Pursuant to the Articles, simultaneously with the consummation of the PCS Restructuring, each share of FT Class A Stock held by FT and each share of DT Class A Stock held by DT was reclassified so that each share, among other things, represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to issue initially one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. Series 3 PCS Stock has most of the same voting rights as the Series 1 PCS Stock (except it is voted along with the Series 3 FON Stock and Class A Common for the election of the Class A Directors) and dividend and liquidation rights that are identical to the Series 1 PCS Stock.

  Purchases of Series 3 PCS Stock. Pursuant to the Master Agreement, FT and DT agreed to purchase shares of Series 3 PCS Stock sufficient for FT and DT to acquire beneficial ownership, in the aggregate, equal to 25% of the aggregate voting power attributable to the shares of Series 2 PCS Stock and PCS Preferred Stock issued in the PCS Restructuring and Series 1 PCS Stock issued in the Offerings (including issuances of Series 2 PCS Stock resulting from the exercise of Equity Purchase Rights by any of the Cable Parents and any shares of Series 1 PCS Stock issued upon exercise of the Underwriters' over-allotment option in the Offerings) in order to maintain their aggregate voting power at not less than 20%. FT and DT will purchase the shares of Series 3 PCS Stock in connection with the Offerings at the offering price in the Offerings net of any underwriting discounts. For a discussion of certain transfer restrictions to which FT and DT are subject with respect to the PCS Stock, see "FT and DT Arrangements--Transfer Restrictions" in Sprint's Proxy Statement dated October 5, 1998 in connection with the stockholder vote on the Formation Transactions, incorporated herein by reference.

Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock

  Sprint Spectrum Holdings. The capital requirements of Sprint Spectrum Holdings between the signing of the Restructuring Agreement and the time of the PCS Restructuring Closing were satisfied by aggregate capital contributions of $400 million (the "PCS Contributions") from the entities directly holding each of the respective interests in Sprint Spectrum Holdings (the "PCS Partners") (the "PCS Contributions"). The PCS Contributions were funded by (i) loans from the Cable Parents or subsidiaries thereof to certain of their respective Cable Subsidiaries (the "Cable Parent Loans"), and (ii) loans from Sprint or a subsidiary of Sprint to Sprint's PCS Partner (the "Sprint PCS Loans"). Each lender received promissory notes in consideration for such loans, including promissory notes issued by Sprint's PCS Partner to Sprint for the Sprint PCS Loans (the "Sprint PCS Notes").

  SprintCom. The capital requirements of SprintCom between the signing of the Restructuring Agreement and the time of the PCS Restructuring Closing were provided by loans from Sprint or its Affiliates evidenced by promissory notes in the aggregate principal amount of $110.6 million. Such loans are referred to herein as the "SprintCom Loans." Indebtedness of SprintCom to Sprint or its Affiliates that was advanced or otherwise existed prior to January 1, 1998 was contributed to the equity of SprintCom at the time of the Formation

Transactions. Indebtedness advanced by Sprint or its affiliates to SprintCom on or after January 1, 1998 and through the PCS Restructuring Closing, other than the SprintCom Loans, became inter-group debt of the PCS Group, in the aggregate principal amount of $549 million, on terms consistent with the Tracking Stock Policies.

  Capitalization or Purchase of Cable Parent Loans, Sprint PCS Loans and SprintCom Loans. Pursuant to the Restructuring Agreement, TCI and Comcast elected to capitalize all of their respective Cable Parent Loans prior to the PCS Restructuring Closing by contributing such loans to their respective subsidiaries owning interests in Sprint Spectrum Holdings.

  In the Mergers, TCI and Comcast received, as consideration in the Merger of its respective subsidiary, for the equity representing the Cable Parent Loans contributed to such entity, a number of shares of PCS Preferred Stock equal to the aggregate principal amount of the Cable Parent Loans and accrued and unpaid interest thereon contributed to such entity, divided by $1,000. TCI received 123,314 shares of PCS Preferred Stock; Comcast received 61,726 shares.

  At the PCS Restructuring Closing, Sprint purchased for shares of PCS Preferred Stock all of the Cox Cable Parent Loans, which were not capitalized as described above. Cox received 61,726 shares of PCS Preferred Stock. As a result, pursuant to the Restructuring Agreement, Cox has the right to require that Sprint purchase for cash all or any portion of its PCS Preferred Stock out of net proceeds of the Offerings in excess of $500 million. Cox has elected to have all of its PCS Preferred Stock repurchased, if sufficient funds are available.

  At the PCS Restructuring Closing, the Sprint PCS Notes and SprintCom Loans were repaid by the creation of the Preferred Inter-Group Interest, which is the economic equivalent of the FON Group owning a number of shares of PCS Preferred Stock equal to the outstanding principal amount of such Sprint PCS Notes and SprintCom Loans, plus all accrued unpaid interest thereon, divided by $1,000.

  PhillieCo. TCI, Cox and Sprint (the parents of the former PhillieCo Partners) have loaned to PhillieCo an aggregate of $95 million as of December 31, 1998. Sprint had loaned an additional $90 million to PhillieCo as of December 31, 1998. Sprint will cause all loans advanced by the Parents of the PhillieCo Partners or their respective Affiliates to PhillieCo to be repaid by PhillieCo (together with accrued interest) on the 90th day following the PCS Restructuring Closing.

Equity Purchase Rights

 Cable Parents

  Pursuant to the Restructuring Agreement, the Cable Parents and their Subsidiaries holding PCS Stock have certain rights to purchase additional shares of PCS Stock ("Equity Purchase Rights"), as follows:

  Each Cable Parent and any subsidiary of a Cable Parent that holds shares of PCS Stock (a "Cable Holder") has the right to purchase from Sprint:

    (i) if Sprint issues shares of PCS Stock for cash, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to the issuance of such shares solely as a result of such issuance; such shares of Series 2 PCS Stock to be purchased from Sprint at a per share purchase price equal to the purchase price paid for such shares of PCS Stock whose issuance gave rise to such Equity Purchase Right, which purchase price shall be net of any underwriting discounts in connection with a public offering of shares of PCS Stock;

    (ii) if Sprint issues for cash options, warrants or other securities of Sprint or any of its Controlled Affiliates that are exercisable or exchangeable for or convertible into shares of PCS Stock, that number of such options, warrants or other securities sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately before such issuance solely as a result of such issuance; such options, warrants or other securities to be purchased from Sprint at a price per unit equal to the per unit purchase price paid for such options, warrants or other securities whose issuance gave rise to such Equity Purchase Right, which purchase price will be net of any underwriting discounts in connection with a public offering of such options, warrants or other securities;

     (iii) if the FON Group contributes to the PCS Group cash or other assets in exchange for an increase in the FON Group's Inter-Group Interest in the PCS Group, that number of additional shares of Series 2 PCS Stock sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution, such Series 2 PCS Stock to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board or its Capital Stock Committee in determining the appropriate adjustment to the FON Group's Inter-Group Interest in the PCS Group as a result of such contribution of cash or assets; and

    (iv) if the FON Group contributes to the PCS Group cash or other assets in exchange for an Inter-Group Interest that is convertible into or exchangeable for an Inter-Group Interest in the PCS Group, that number of securities having substantially the same terms as such Inter-Group Interest sufficient for such Cable Holder to avoid any reduction in its PCS Group Percentage Interest as in effect immediately prior to such contribution solely as a result of such contribution; such securities to be purchased at a price per share based on the corresponding per unit price used by the Sprint Board or its Capital Stock Committee in determining the amount of the FON Group Inter-Group Interest as a result of such contribution of cash or assets.

  Each Cable Parent has elected not to exercise its Equity Purchase Rights in connection with the Offerings.

  The Cable Holders will not have any Equity Purchase Right with respect to shares of PCS Stock issued pursuant to (i) exercises of the Warrants, (ii) conversion of the PCS Preferred Stock, (iii) qualified or non-qualified employee and director benefit plans, arrangements or contracts (including stock purchase plans), (iv) dividend reinvestment plans, (v) conversion rights under capital stock of Sprint outstanding as of May 26, 1998 or (vi) purchase rights that are exercised by FT and/or DT as a result of the issuance of PCS Stock in connection with any of the matters described in clauses (i)-(v) above. In addition, a Cable Holder will have no Equity Purchase Rights with respect to the exercise of Equity Purchase Rights by FT or DT that are triggered by sales of Series 2 PCS Stock by such Cable Holder or any of its Affiliates.

  The Equity Purchase Rights of a Cable Parent and its Subsidiaries will terminate simultaneously with the termination of the Standstill Agreement between Sprint and such Cable Parent.

  With respect to each action giving rise to Equity Purchase Rights, if a Cable Holder elects not to purchase all of the additional securities that it is entitled to purchase after such action, such Cable Holder will thereafter be entitled to purchase, in open market purchases on the New York Stock Exchange or other applicable exchange or otherwise from a third party:

    (i) as to paragraphs (i) and (iii) above, a number of shares of Series 1 PCS Stock equal to the number of shares of Series 2 PCS Stock that such Cable Holder was entitled to purchase from Sprint and elected not to so purchase; or

    (ii) as to paragraphs (ii) and (iv) above, either (A) a number of shares of Series 1 PCS Stock equal to the number of shares of PCS Stock into which the options, warrants or other securities that such Cable Holder elected not to purchase would have been convertible, exercisable or exchangeable on the date of the action giving rise to such Equity Purchase Rights (disregarding for such purpose any time or other limitations on the holder's right to convert, exercise, or exchange) or (B) that number of such securities (other than PCS Stock) that such Cable Holder was entitled to purchase and elected not to so purchase;

in each case as adjusted to reflect any stock split, stock dividend or other combination or reclassification of the PCS Stock or other security.

 FT and DT

  Overview of Equity Purchase Rights. In connection with the Formation Transactions, Sprint, FT and DT entered into the Amended and Restated Stockholders' Agreement dated November 23, 1998 (the "Amended and Restated Stockholders' Agreement"). FT and DT have the right, based upon their Committed Percentage, to acquire additional shares upon the issuance by Sprint of any new voting stock (including upon the exercise of options or warrants or the conversion of Sprint's securities into Common Stock). Generally, FT and DT must purchase Series 3 FON Stock when Sprint issues Series 1 FON Stock and Series 3 PCS Stock when Sprint issues Series 1 PCS Stock or Series 2 PCS Stock. The holders of Class A Common, Series 3 FON Stock and Series 3 PCS Stock ("Class A Stock") will have up to 2 years from the date of any issuance that triggers their Equity Purchase Rights to exercise their Equity Purchase Rights to purchase Series 3 PCS Stock from Sprint. If they do not exercise such rights during the 45-day period after the date of issuance of the shares of PCS Stock giving rise to the Equity Purchase Right, they must pay the higher of the market price of a share of Series 1 PCS Stock on the date of such issuance giving rise to the Equity Purchase Right and the market price of a share of Series 1 PCS Stock on the date of exercise of the Equity Purchase Right.

  The holders of Class A Stock may purchase from Sprint shares of Series 3 PCS Stock, when Sprint issues higher voting PCS Stock or PCS Preferred Stock on the transfer or conversion of lower voting PCS Stock or PCS Preferred Stock and when the Warrants are exercised in exchange for the issuance of PCS Stock. In such event, even though Sprint has issued PCS Stock or PCS Preferred Stock, the holders of Class A Stock may, subject to certain conditions, elect to purchase Series 3 FON Stock from Sprint at the market price of a share of Series 1 FON Stock, provided that the maximum aggregate amount of Series 3 FON Stock which may be purchased under such circumstances (either in a single purchase or in the aggregate through purchases over time) cannot exceed $300 million.

  Generally, the price paid for shares purchased on exercise of Equity Purchase Rights will be the weighted average price per share paid in the issuance giving rise to such rights or the market price of a share of the class purchased by the holder of Class A Stock as of the date of the issuance giving rise to such rights. Payment for shares to be purchased in respect of such rights generally will be made as follows:

    (i) If the aggregate purchase price with respect to the shares to be acquired by the holders of Class A Stock is less than $200 million, then payment will be made in cash.

    (ii) If the aggregate purchase price with respect to such shares is between $200 million and $500 million, $200 million of such purchase price will be paid in cash. The remainder of such purchase price will be paid in two equal annual installments beginning on the date which is one year from the date of such purchase. The obligation to pay such installments will be evidenced by marketable notes issued by the holder of Class A Stock. Such notes will be designed, taking into account the likely manner and timing of resale, to sell at par value ("Class A Holder Eligible Notes").

    (iii) If the aggregate purchase price with respect to such shares exceeds $500 million, then the first $200 million of such purchase price will be paid in cash within 30 days of the exercise of such right. The remainder of such purchase price will be paid in three equal annual installments beginning on the date which is one year from the date of the exercise of such right. The obligation to pay such installments will be evidenced by Class A Holder Eligible Notes.

  Each of FT and DT may suffer adverse tax consequences if at any time its ownership of Sprint Voting Power falls below 10%. Accordingly, the Amended and Restated Stockholders' Agreement contains a mechanism whereby the Equity Purchase Rights of the holders of Class A Stock will be automatically exercised and Sprint will immediately issue to FT and DT the shares of Class A Stock which they are entitled to purchase pursuant to such rights.

  Special Equity Purchase Rights apply if the Committed Percentage of the holders of Class A Stock is diluted to less than 10% as a result of a transaction resulting in the issuance of 30% or more of Sprint Voting Power or, until January 31, 2006, if a Major Competitor of FT/DT obtains securities representing 20% or more of the Sprint Voting Power as a result of a Strategic Merger. A "Major Competitor of FT/DT" for these purposes is generally a company which materially competes with a major portion of the telecommunications services business of FT or DT in Europe or the business of the Global One international strategic alliance, or a company which has taken substantial steps to become such a Major Competitor and which FT or DT has reasonably concluded, in its good faith judgment, will be a Major Competitor in the near future in France or Germany.

  Record Date Blackout Purchases. The Amended and Restated Stockholders' Agreement also provides that, if the holders of Class A Stock are prohibited from purchasing shares of FON Stock and PCS Stock from third parties in the open market due to anti-fraud rules during a period of 10 trading days beginning on the ninth trading day before a record date for a meeting of Sprint's stockholders or a record date for the payment of dividends with respect to Class A Stock, the holders of Class A Stock, subject to certain conditions, will have limited additional rights to purchase Series 3 FON Stock and/or Series 3 PCS Stock from Sprint in order to increase their beneficial ownership to 20% of the voting power of Sprint.

  Automatic Exercise of Equity Purchase Rights With Respect to
Conversions. The Amended and Restated Stockholders' Agreement provides that for so long as the holders of Class A Stock are entitled to exercise their Equity Purchase Rights under such agreement, each holder of Class A Stock agrees to exercise its rights to purchase from Sprint, and will so purchase and Sprint will sell, shares of Series 3 PCS Stock pursuant to such agreement upon, and simultaneously with, any issuance of higher voting Series 1 PCS Stock upon conversion of lower voting Series 2 PCS Stock when such issuance occurs during a period beginning on the fifth day prior to a record date relating to a vote of Sprint's stockholders or the payment of dividends to Sprint's stockholders and ending on the day following such record date. This provision also applies upon certain transfers of PCS Preferred Stock. This provision will become immediately inoperative and of no force and effect with respect to any holder of Class A Stock upon delivery by such holder of Class A Stock to Sprint of a notice to that effect.

  Exclusionary Tender Offers. The Amended and Restated Stockholders' Agreement provides FT and DT with certain protections if the Sprint Board determines not to oppose a tender offer by a person other than FT, DT or their respective affiliates for not less than 35% of Sprint voting power which does not permit the holder of Class A Stock to sell an equal or greater percentage of their shares as the other holders of Sprint voting securities are permitted to sell (an "Exclusionary Tender Offer"). The definition of an Exclusionary Tender Offer includes each of the following situations:

    (i) if the tender offer involves only Series 1 FON Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Series 3 FON Stock and Shares Issuable With Respect To The Class A Equity Interest In The FON Group (together, the "Class A FON Shares") as the holders of Series 1 FON Stock are permitted to sell taking into account any proration,

    (ii) if the tender offer involves only Series 1 PCS Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Series 3 PCS Stock and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group (together, the "Class A PCS Shares") as the holders of Series 1 PCS Stock are permitted to sell taking into account any proration, and

    (iii) if the tender offer involves both Series 1 FON Stock and Series 1 PCS Stock, and the tender offer does not permit the holders of Class A Stock to sell an equal or greater percentage of their Class A FON Shares and Class A PCS Shares as the holders of Series 1 FON Stock and Series 1 PCS Stock, respectively, are permitted to sell taking into account any proration.

  Upon the purchase by such person of securities representing not less than 35 percent of Sprint's Voting Power in such tender offer, FT, DT and their Qualified Subsidiaries (as defined herein), as a group, have the option to sell to Sprint all but not less than all of the shares that they were unable to tender on the same basis as the other stockholders, at a price per share
(x) in the case of Class A FON Shares, equal to the price per share of Series 1 FON Stock offered pursuant to the tender offer, (y) in the case of Class A PCS Shares, equal to the price per share of Series 1 PCS Stock offered pursuant to the tender offer, and (z) in the case of Class A FON Shares and Class A PCS Shares, equal to the price per share of Series 1 FON Stock and Series 1 PCS Stock offered pursuant to the tender offer. The holders of Class A Stock have no such rights if, at the date of termination of the period during which tenders may be made into such tender offer, the holders of Class A Stock have a right to receive in exchange for all the shares of each class and/or series of Class A Stock corresponding to the classes and/or series of stock subject to the tender offer, publicly-traded securities with an aggregate fair market value, and/or cash in an amount, not less than the aggregate price per share of the Series 1 FON Stock and/or Series 1 PCS Stock, as the case may be, paid pursuant to the tender offer in a back-end transaction required to be effected within 90 days after the close of the tender offer.

  Ownership Ratios. Pursuant to the Amended and Restated Stockholders' Agreement, FT and DT have agreed that (i) the ratio of the aggregate Percentage Ownership Interest of the overall Voting Power of Sprint of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the overall Voting Power of Sprint of the other of FT or DT (and its Qualified Subsidiaries) will not be greater than 3 to 2, (ii) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A FON Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A FON Shares of the other of FT or DT (and its Qualified Subsidiaries) shall not be greater than 4 to 1 and (iii) the ratio of the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A PCS Shares of one of FT or DT (and its Qualified Subsidiaries) to the aggregate Percentage Ownership Interest of the Voting Power represented by the Class A PCS Shares of the other of FT or DT (and its Qualified Subsidiaries) shall not be greater than 4 to 1. Under the Amended and Restated Stockholders' Agreement and the Articles, FT and DT have agreed that if the ratio in clauses (i), (ii) or (iii) above is exceeded for more than 60 days after notice from Sprint to FT and DT, then each share of Class A Stock outstanding will automatically convert into the applicable number of shares of Series 1 FON Stock or Series 1 PCS Stock, as the case may be, and the rights of the holders of Class A Stock to elect directors and exercise disapproval rights and the right of FT and DT to participate in a proposed Change of Control would terminate.

Standstill Agreements

 Cable Parents

  The following statements with respect to the Standstill Agreements entered into by Sprint and each Cable Parent dated May 26, 1998 are subject to the detailed provisions of such Standstill Agreements. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of such Standstill Agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  General. In connection with the execution of the Restructuring Agreement, Sprint and each Cable Parent entered into Standstill Agreements dated May 26, 1998 pursuant to which each Cable Parent agrees that it will not, and it will cause each of its Affiliates not to, (i) at any time before the PCS Restructuring Closing, acquire any Sprint Voting Securities, other than as a result of purchases from Sprint pursuant to the Restructuring Agreement, or
(ii) on and after November 23, 1998 and before November 23, 2008 (or the earlier termination of the applicable Standstill Agreement), acquire any Sprint Voting Securities if, as a result of such acquisition, the Votes represented by the Sprint Voting Securities owned by the Cable Parent and its Affiliates would represent in the aggregate more than one and one half percent (1.5%) of the Voting Power represented by the then-Outstanding Sprint Voting Securities, assuming for this purpose that all shares of Series 2 PCS Stock have the same voting rights as the Series 1 PCS Stock. Because the Series 2 PCS Stock received by each Cable Parent in the PCS Restructuring amounted to more than 1.5% of the Voting Power represented by the then-Outstanding Sprint Voting Securities, no further purchases of Sprint Voting Securities by a Cable Parent or its Affiliates would be permitted under the Standstill Agreements except as provided below.

  The above provisions of the Standstill Agreements will not prohibit or restrict the Cable Parents or Affiliates of the Cable Parents from (i) exercising their Equity Purchase Rights, (ii) acquiring additional shares of Series 2 PCS Stock upon conversion of shares of the PCS Preferred Stock, (iii) acquiring additional shares of Series 2 PCS Stock upon exercise of the Warrants or (iv) as to Cox and its Affiliates only, exercising their Equity Purchase Rights under the Amended Cox PCS Agreement.

  In addition, the Cable Parents have agreed to not propose, participate in or assist others in any (i) acquisition of Sprint Voting Securities or other equity interests in Sprint which would result in a breach of the agreements in the first paragraph of this section; (ii) tender offer for Sprint Voting Securities, (iii) merger, consolidation, share exchange or business combination involving Sprint or any material portion of its business or any purchase

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

of all or any substantial part of the assets of Sprint or any material portion of its business, (iv) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Sprint or any material portion of its business, or (v) any "solicitation" of "proxies" as such terms are defined under the Exchange Act. Nothing will prevent any Cable Parent, however, from selling, transferring, tendering or otherwise disposing of shares of capital stock of Sprint to any person at any time or from voting on, tendering into or receiving the benefit of any transaction described in clauses (ii), (iii) and (iv) above, in the same manner as any other non-initiating holder of publicly-traded common stock of Sprint. The Cable Parents have also agreed in general, and subject to certain exceptions, not to (a) propose any matter for submission to a vote of stockholders of Sprint or any of its Affiliates, (b) form, join or participate in a group (as defined under the Exchange Act) with respect to any Sprint Voting Securities (except as may arise from the exercise of rights and performance of duties contemplated by the Restructuring Agreement and the other agreements executed in connection therewith), (c) grant any proxy with respect to any Sprint Voting Securities to any person not designated by Sprint, (d) deposit any Sprint Voting Securities in a voting trust or subject any Sprint Voting Securities to any similar arrangement, (e) execute any written stockholder consent with respect to Sprint Voting Securities, (f) take any other action to seek to affect the control of the management or the Sprint Board or any of Sprint's Affiliates,
(g) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing, (h) disclose to any person any intention, plan or arrangement inconsistent with the foregoing or form any such intention which would result in the Cable Parent or any of its Affiliates being required to make any such disclosure in any filing with a governmental authority or being required by applicable law to make a public announcement with respect thereto, or (i) request Sprint to amend or waive any provision of their respective Standstill Agreements, the Rights Agreement or the articles of incorporation or the bylaws of Sprint or any of its Affiliates.

  Notwithstanding the above, if Sprint submits to a vote of its stockholders any Covered Proposal with which a Cable Parent disagrees (a "Rejected Proposal"), such Cable Parent and its Affiliates will be free to:

    i. either alone or acting in concert with others, make a "solicitation" of "proxies" with respect to Sprint or any of its Affiliates in response or opposition to such Rejected Proposal;

    ii. make a proposal in opposition to such Rejected Proposal for submission to a vote of stockholders of Sprint or any of its Affiliates;

    iii. form, join in or participate in a group (as defined under the Exchange Act) with respect to any Sprint Voting Securities for the sole purpose of responding to or opposing such Rejected Proposal;

    iv. grant a proxy with respect to any Sprint Voting Securities to any person with specific instructions from the Cable Parent as to the voting of such Sprint Voting Securities with respect to such Rejected Proposal; and

    v. subject any Sprint Voting Securities to an arrangement or agreement with respect to the voting of such Sprint Voting Securities with respect to such Rejected Proposal.

  Subject to the following paragraph, each Cable Parent may issue such press releases and make such other public communications to the financial community and to its stockholders and such other public statements made in the ordinary course of business relating to its investment in Sprint, in each case as it reasonably deems appropriate and customary. Prior to making any such press release or other communication, each Cable Parent will use reasonable efforts to consult with Sprint in good faith regarding the form and content of any such communication, and will use reasonable efforts to coordinate any such communication with any decisions reached by Sprint with respect to disclosures relating to such matters.

  Notwithstanding the provisions of the prior paragraph, unless required by applicable law or permitted by the provisions relating to Rejected Proposals above, neither the Cable Parent nor any of its Affiliates may make any press release, public announcement or other public communication with respect to any of the matters described in the third paragraph of this description of the Standstill Agreements without the prior written consent of the Chairman of Sprint or by a resolution of a majority of the directors of Sprint. Each Cable Parent and its Affiliates is permitted to make such public communications as may be required by law, except for public communications required as a result of, or relating to, activities undertaken by such Cable Parent or any of its Affiliates in violation of the Standstill Agreement. Nothing in this or the prior paragraph will prevent the taking of any actions relating to a Rejected Proposal described above.

  Transfers. Each Cable Parent may transfer shares of capital stock of Sprint to its Affiliates only if, prior to such transfer, such transferee executes and delivers to Sprint a Standstill Agreement in the form of the Standstill Agreement executed by such Cable Parent. If and to the extent that the Cable Parent elects to transfer shares of Series 2 PCS Stock to one of its Associates without such shares automatically converting into shares of Series 1 PCS Stock, the Cable Parent may effect such transfer only if, prior to such transfer, such transferee executes and delivers to Sprint a Standstill Agreement in the form of the Standstill Agreement executed by such Cable Parent.

  Permitted Activities. Nothing in the Standstill Agreements will prevent any Cable Parent from (i) selling, transferring, tendering or otherwise disposing of shares of capital stock of Sprint to any person at any time or from voting on, tendering into or receiving the benefit of any transaction described in clauses (ii), (iii), (iv) and (v) of the third paragraph under "--General," in the same manner as any other non-initiating holder of Sprint Voting Securities or (ii) taking any actions necessary or appropriate for the Cable Parent and its Affiliates to exercise their rights under any of the other agreements executed in connection with the Restructuring Agreement.

  Termination. The Standstill Agreements terminate (i) upon the consent of each party in writing, (ii) upon a Change of Control, (iii) if the Votes represented by the Sprint Voting Securities beneficially owned by the Cable Parent and its Affiliates, directly or indirectly, either individually or as part of a group as defined under the Exchange Act in the aggregate no longer exceed one and one half percent (1.5%) of the Voting Power represented by the then-Outstanding Sprint Voting Securities (assuming for this purpose that all shares of Series 2 PCS Stock have the same voting rights as the shares of Series 1 PCS Stock), or (iv) upon the occurrence of an Other Termination Event. As to a holder that is an Affiliate or an Associate of a Cable Parent and that has executed a Standstill Agreement, such Agreement shall terminate, in addition to the above circumstances, when such holder ceases to be an Affiliate (or Associate, as applicable) of a Cable Parent and all shares of Series 2 PCS Stock held by such party shall have converted to Series 1 PCS Stock.

 FT and DT

  The following statements with respect to the Amended and Restated Standstill Agreement dated November 23, 1998 among Sprint, FT and DT (the "Amended Standstill Agreement") are subject to the detailed provisions of the Amended Standstill Agreement. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Amended Standstill Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Pursuant to the Amended Standstill Agreement, each of FT and DT has agreed that, prior to July 31, 2010 (the "Initial Standstill Period"), it will not, and will cause each of its respective affiliates and associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Sprint Voting Securities such that the Sprint Voting Securities beneficially owned in the aggregate by FT and DT and their respective affiliates and associates (including all Sprint Voting Securities the beneficial ownership of which FT and DT have the right to acquire under the Master Agreement) would represent in the aggregate more than 20% of the votes represented by the Outstanding Sprint Voting Securities.

  In addition, each of FT and DT has agreed that, during the Initial Standstill Period, it will not, and will cause each of its respective affiliates and associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any FON Stock or PCS Stock such that the FON Stock or the PCS Stock, as the case may be, beneficially owned in the aggregate by FT and DT and their respective affiliates and associates (including the FON Stock and the PCS Stock underlying the Class A Common beneficially owned by FT and DT and including all PCS Stock the beneficial ownership of which FT and DT have the right to acquire under the Master Agreement) would represent in the aggregate more than 33% of the votes represented by the outstanding FON Stock or PCS Stock (including as outstanding the shares of FON Stock and PCS Stock underlying the Class A Stock). The limitations on the acquisition of Sprint Voting Securities are referred to herein as the "Percentage Limitations."

  Following the Initial Standstill Period, the 20% Percentage Limitation on the ownership of Outstanding Sprint Voting Securities increases to 30%, as long as the ownership does not exceed 80% of the Foreign Ownership Limitation. For purposes of the Amended Standstill Agreement, the "Foreign Ownership Limitation" means the maximum aggregate percentage of the Sprint Voting Securities that may be owned of record or voted by Aliens under Section 310(b)(4) of the Telecom Act, without such ownership or voting resulting in the possible loss, or possible failure to secure the renewal or reinstatement, of any license or franchise of any governmental authority held by Sprint or any of its affiliates to conduct any portion of the business of Sprint or such affiliate, as such maximum aggregate percentage may be increased from time to time by amendments to Section 310 or by actions of the FCC.

  Under the Amended Standstill Agreement, FT and DT and their respective affiliates generally will be permitted, subject to the Rights Agreement (as defined herein), to increase their beneficial ownership beyond the applicable Percentage Limitations to the extent required to match the percentage ownership of Sprint Voting Securities owned by any other shareholder, provided that the beneficial ownership of FT and DT and their respective affiliates does not exceed 33% of the voting power represented by either the outstanding FON Stock or the outstanding PCS Stock or 80% of the Foreign Ownership Limitation.

  In addition, neither FT nor DT will be deemed in violation of the beneficial ownership restrictions if the beneficial ownership of Sprint Voting Securities by FT and DT exceeds the applicable Percentage Limitations:

    (i) due to an acquisition of Sprint Voting Securities by Sprint, unless FT and DT have previously been notified of such acquisition;

    (ii) due to purchases by FT and DT of Sprint Voting Securities in reliance on information regarding the number of Outstanding Sprint Voting Securities provided by Sprint to FT and DT, unless FT and DT have previously been notified that such information is incorrect;

    (iii) if FT, DT and their affiliates and associates are in compliance with certain provisions of the Amended Standstill Agreement and the beneficial ownership of Sprint voting securities by FT, DT and their respective affiliates and associates does not exceed the 20% Percentage Limitation during the Initial Standstill Period (or, after the Initial Standstill Period, the 30% Percentage Limitation) by more than 0.5% and the acquisitions which resulted in FT, DT and their respective affiliates and associates exceeding such Percentage Limitation were undertaken in good faith and such applicable Percentage Limitation was exceeded inadvertently;

    (iv) as a result of any readjustment in the relative voting power of the FON Stock and the PCS Stock in accordance with the terms of the Articles; or

    (v) as a result of a redemption or conversion of any PCS Stock pursuant to the Articles.

Amendments to the Cox PCS Agreements

  Cox PCS is organized as a limited partnership with two partners, Sprint Spectrum Holdings and a subsidiary of Cox. Sprint Spectrum Holdings holds a 59.2% interest in Cox PCS and is the managing partner, with control over all day-to-day operations, subject to certain minority partner rights of Cox. Such minority rights include approval rights over certain matters including (i) certain interested party transactions that are not in the ordinary course of business, (ii) purchases or dispositions of assets of Cox PCS in excess of certain specified amounts, (iii) purchase of any asset or interest not reasonably related to the buildout of the network in the markets currently served by Cox PCS, (iv) admission of any new partner to the Cox PCS partnership, and (v) certain other matters.

  In connection with the Restructuring Agreement, Sprint Spectrum Holdings and Cox entered into an amendment to the Cox PCS Partnership agreement (the "Cox PCS Amendment") providing, among other things, Cox with the right to require that Sprint Spectrum Holdings acquire, for cash, up to a 10.2% interest in Cox PCS in each of 1998, 1999 and 2000 or, for Series 2 PCS Stock, up to all of its remaining interest in 1998 and 1999. Beginning in 2001 through 2005, Cox has the right to require that Sprint Spectrum Holdings acquire up to all of its interest in Cox PCS in exchange for Series 2 PCS Stock or cash at the election of Sprint Spectrum Holdings. Beginning in 2001 through 2005, Sprint Spectrum Holdings has the right to require that Cox transfer up to all of its interest in Cox PCS in exchange for Series 2 PCS Stock or cash at the election of Sprint Spectrum Holdings. Purchases pursuant to the put and call arrangement, if any, will be based upon an appraised market value. In addition, in connection with the Restructuring Agreement, Sprint and Cox agreed that Cox PCS's obligation to pay an affiliation fee to Sprint Spectrum Holdings under the affiliation agreement terminated effective March 31, 1998. See "PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings.

Expected Manner of Compliance With Various Reporting Requirements

  Securities law reporting requirements applicable to Sprint and its officers and directors will be satisfied in light of the Formation Transactions in a manner that the Sprint Board determines to be appropriate depending upon the nature of the requirement. For example, Sprint expects that the individuals considered officers and directors for purposes of filing reports of beneficial ownership of Sprint securities pursuant to Section 16 of the Exchange Act will be determined at the corporate level rather than by reference to any individual's duties with the FON Group or the PCS Group. Sprint expects to provide separate market price performance information for the FON Group and the PCS Group in its annual Exchange Act filings and other filings requiring compliance with Item 201 of Regulation S-K. Sprint will provide, in its Exchange Act filings requiring compliance with Item 403 of Regulation S-K, beneficial ownership information concerning the FON Stock and the PCS Stock separately for (i) each beneficial owner of more than five percent of each of the FON Stock or PCS Stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) and (ii) its executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K), directors and the directors and executive officers as a group, with the executive officers to be determined at the corporate level rather than by reference to any individual's duties with the FON Group or the PCS Group. Executive compensation, biographical data of management and certain relationships and related transactions for directors and officers will be provided in accordance with securities law disclosure requirements and in a manner determined to be most meaningful and practicable depending on various factors including the nature of the filing or report.

Accounting Matters

  General Accounting Matters. Sprint will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for each of the Groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of Sprint. The financial statements of each of the Groups will principally reflect the financial position, results of operations and cash flows of the businesses included therein. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing Group financial statements, holders of FON Stock or PCS Stock will continue to be subject to risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. See "Risk Factors--The Tracking Stocks--Stockholders of One Corporation; Financial Effects of the FON Group Could Adversely Affect the PCS Group."

  Allocation of Shared Services. Certain costs relating to Sprint's general and administrative services will be directly assigned, where possible, by Sprint to each Group based upon actual utilization of such services. If direct attribution based upon utilization is not possible or is impracticable, other methods and criteria will be used that management believes are equitable and provide a reasonable estimate of the costs attributable to each Group, consistent with the Tracking Stock Policies.

                            TRACKING STOCK POLICIES

  In connection with the PCS Restructuring, Sprint adopted and intends to follow the Tracking Stock Policies.

  General. The Sprint Board has determined that all material matters as to which the holders of FON Stock and the holders of the PCS Stock may have potentially divergent interests will be resolved in a manner that the Sprint Board (or the Capital Stock Committee of the Sprint Board acting on its behalf) determines to be in the best interests of Sprint and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock. Pursuant to the Tracking Stock Policies, the relationship between the FON Group and the PCS Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. The Sprint Board will not recommend any transaction that would result in a Change in Control, or any Strategic Merger, without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and the holders of the FON Stock, taken as a separate class.

  Capital Stock Committee. An amendment to the Sprint Bylaws, which became effective on November 23, 1998, established a committee of the Sprint Board known as the Capital Stock Committee. The Sprint Board has delegated to the Capital Stock Committee the authority to, and the Capital Stock Committee will, interpret, make determinations under, and oversee the implementation of the Tracking Stock Policies. All material commercial transactions between the FON Group and the PCS Group, including any transaction that results in a change in the size of any Inter-Group Interest held by the FON Group in the PCS Group, will be on commercially reasonable terms and will be subject to the review and approval of the Capital Stock Committee. If such review occurs before the transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable. In making any and all determinations in connection with the Tracking Stock Policies, either directly or by appropriate delegation of authority, the members of the Sprint Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The Sprint Board has also provided the Capital Stock Committee with the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties.

  Each member of the Capital Stock Committee will be an Independent Director or a person who, except for a relationship with FT or DT or a subsidiary thereof, would be an Independent Director. The Capital Stock Committee consists of each member of the Sprint Board other than Mr. Esrey and Mr. LeMay.

  Pursuant to the bylaws amendment, the Capital Stock Committee has and may exercise such powers, authority and responsibilities as the Sprint Board may delegate to the Capital Stock Committee in connection with the adoption of general policies governing the relationship between business groups or otherwise, including with respect to, among other things: (i) the business and financial relationships between the FON Group and the PCS Group (or any business or subsidiary allocated to the FON Group or the PCS Group, respectively), (ii) dividends in respect of, and transactions by Sprint or the FON Group (or any business or subsidiary allocated to the FON Group) in, shares of PCS Stock and (iii) any other matters arising in connection with the relationships or transactions described in clauses (i) and (ii).

  The Articles provide that the provisions of the Sprint Bylaws regarding the Capital Stock Committee will not be amended prior to November 23, 2002 by the Sprint Board without (i) the approval of the holders of a majority of the shares of then outstanding Common Stock and (ii) the approval of the holders of a majority of the shares of then outstanding PCS Stock, voting as a separate class.

  Scope of the PCS Group; Allocation of Business Opportunities and Operations. The Articles set forth the entities that comprised the PCS Group as of the PCS Restructuring Closing. The Tracking Stock Policies provide that any business conducted by Sprint for offering or providing (i) Domestic Wireless Mobile Telephony Services and (ii) any other Domestic PCS Services will be allocated to the PCS Group. In addition, the Tracking Stock

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

Policies provide that all acquisitions of Domestic PCS Licenses will be allocated to the PCS Group. To the extent such businesses or licenses are acquired by the FON Group, the Sprint Board will arrange for an allocation or transfer of such assets to the PCS Group as soon as reasonably practicable at a price equivalent to the fair market value of such businesses or licenses. However, in no event will such allocation or transfer be required at a time that would adversely affect the availability of pooling-of-interests accounting. These provisions of the Tracking Stock Policies will not preclude the formation of commercially reasonable contracts or other arrangements between the PCS Group and the FON Group or any Other Group for sales agency, resale, or any other arrangement with respect to businesses conducted by either the FON Group or the PCS Group. Except as provided above, the Sprint Board may allocate business opportunities and operations to the FON Group, the PCS Group or to any Other Group as it considers in the best interests of Sprint and its stockholders as a whole.

  Relationship Between Groups; Long Distance Pricing. All material commercial transactions between the FON Group and the PCS Group will be on commercially reasonable terms and shall be subject to the review and approval of the Capital Stock Committee. With respect to pricing of long distance services (whether from one calling area to another, or within a calling area) purchased by the PCS Group for purposes of enabling PCS Group customers to complete wireless calls (whether billed separately or as part of other charges), services will be provided at the best price offered by the FON Group to third parties in similar situations when taking into account all relevant factors (e.g., volumes, peak/off-peak usage and length of commitment). The PCS Group will be permitted to acquire private line capacity from the FON Group to self-provision long distance services to the extent that such self-provisioning can be accomplished on terms more favorable to the PCS Group, and will be at the best price offered by the FON Group to third parties in similar situations, when taking into account all relevant factors.

  Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board to be treated as an equity contribution by the FON Group to the PCS Group will result in an increase in the Inter-Group Interest held by the FON Group in the PCS Group in accordance with the Articles.

  Pursuant to the Tracking Stock Policies, the PCS Group will not acquire an Inter-Group Interest in the FON Group (or in any Other Group). Transfers of assets from the PCS Group to the FON Group therefore will not be treated as creating an Inter-Group Interest of the PCS Group in the FON Group, but may be treated as a reduction of any existing Inter-Group Interest of the FON Group in the PCS Group, but not below zero.

  All other transfers of assets between one Group (the "Transferor Group") and another Group (the "Transferee Group"), not designated by the Sprint Board as equity transfers and not pursuant to a contract for the provision of goods or services between the Groups, will be accompanied by (i) the transfer by the Transferee Group to the Transferor Group of other assets, (ii) the creation of inter-group debt owed by the Transferee Group to the Transferor Group, or
(iii) the reduction of inter-group debt owed by the Transferor Group to the Transferee Group, in each case in an amount having a fair market value, in the judgment of the Sprint Board, equivalent to the fair market value of the assets transferred by the Transferor Group.

  Notwithstanding the above, the Sprint Board has determined pursuant to the Tracking Stock Policies that neither the FON Group nor any Other Group will acquire in one transaction or in a series of related transactions a significant portion of the assets of the PCS Group without receiving the consent of the holders of a majority of the outstanding shares of PCS Stock, voting as a separate class, and the consent of the holders of a majority of the outstanding shares of FON Stock or stock of such Other Group, voting as a separate class. A "significant portion of the business of the PCS Group" is defined as more than 33% of the assets of the PCS Group, based on the fair market value of the assets, both tangible and intangible, of the PCS Group as of the time that the proposed transaction is approved by the Sprint Board.

  Any inter-group transaction that results in a change in the size of any Inter-Group Interest held by the FON Group or any Other Group in the PCS Group will be subject to the review and approval of the Capital Stock Committee. If such review occurs before such transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable.

  The Sprint Board has also determined pursuant to the Tracking Stock Policies that the FON Group will not engage in any transactions including mergers, consolidations, recapitalizations, or similar transactions, that have the effect of circumventing the rights of the holders of PCS Stock with respect to the time restriction and the benefit of the premium payable or procedure to ensure fairness on Sprint's exercise of its right to convert outstanding shares of PCS Stock to FON Stock, or the benefit of the provisions of the Articles limiting redemptions of the PCS Stock in exchange for shares of a subsidiary (a "spin off" of the PCS Group) for two years following the PCS Restructuring Closing unless approved by the holders of a majority of the outstanding shares of PCS Stock. These provisions will not apply to any transaction involving a third party the terms of which have been determined in advance by either the Sprint Board or the Capital Stock Committee to be fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. The Tracking Stock Policies also provide that Sprint will not acquire a number of shares of Series 1 PCS Stock such that, immediately after the acquisition, the number of shares of Series 1 PCS Stock outstanding is less than 80% of the sum of (i) number of shares of Series 1 PCS Stock issued to the public in the Recapitalization and (ii) the number of shares of Series 1 PCS Stock issued to the public in any primary initial public offering of Series 1 PCS Stock that is completed before the CP Registration Rights Commencement Date (all such numbers being appropriately adjusted for any stock split, stock dividend, recapitalization or similar transaction affecting the number shares of Series 1 PCS Stock outstanding).

  Allocation of Federal and State Income Taxes. Federal and state income taxes incurred by Sprint which are determined on a consolidated, combined, or unitary basis will be allocated between the Groups in accordance with a Tax Sharing Agreement entered into and undertaken by Sprint. These allocations will be based principally on the taxable income and tax credits contributed by each Group. Such allocations to or from the PCS Group are intended to reflect its actual incremental cumulative effect (positive or negative) on Sprint's federal and state taxable income and related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will be credited to the Group that generated such benefits. Accordingly, the amounts of taxes payable or refundable, which will be allocated\ to each Group, may not necessarily be the same as that which would have been payable or refundable had the Group filed a separate income tax return. Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in the near future, in light of the substantial operating losses that the PCS Group is expected to incur during this time. Tax sharing payments between the Groups will be accrued as of the end of the tax period to which they relate.

  The Tax Sharing Agreement includes a procedure pursuant to which tax sharing payments to or from the PCS Group shall be calculated excluding the effect of any cumulative combined net loss or credit of (a) all new businesses directly or indirectly acquired by the FON Group after May 26, 1998 individually having an acquisition cost in excess of $500 million, taking into account the amount of any liabilities assumed by the acquiror or to which the acquired business is subject, and (b) all Other Groups except to the extent that an Other Group reflects one or more profitable core business(es) of the FON Group that exists on the date of creation of the FON Group (the "Stacking Procedure").

  The initial Tax Sharing Agreement (including the Stacking Procedure) applies to tax years ending on or before December 31, 2001, and shall not be modified, suspended or rescinded, nor will additions or exceptions be made to the Tax Sharing Agreement, for such periods. For subsequent periods, the Sprint Board will adopt a tax sharing arrangement that will be designed to allocate Sprint's tax benefits and burdens fairly between the PCS Group and the FON Group. Sprint expects that tax benefits that cannot be used by a Group generating those benefits but can be used on a consolidated basis will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis. In addition, Sprint expects that tax benefits, if any, pertaining to tax loss or tax credit carry forwards generated by a Group but not utilized as of the expiration of the initial Tax Sharing Agreement will continue to result in payments to the Group that generated such benefits based on the value of such benefits to Sprint on a consolidated basis when such tax benefits are utilized. Sprint has not determined whether or not it will continue to utilize the Stacking Procedure for tax years ending after December 31, 2001.

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

  Allocation of Group Financing. Loans from Sprint or any member of the FON Group to any member of the PCS Group shall be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. This policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. The provisions of this policy will only apply before December 31, 2001 and will not be modified, suspended or rescinded, nor shall any exception be made to such provisions, prior to December 31, 2001. Sprint currently does not expect that the Tracking Stock Policies provision regarding allocation of debt expense will be amended in any material way after December 31, 2001.

  Dividend Policy. The Sprint Board will periodically consider appropriate dividend policies and practices relating to future dividends on the FON Stock and the PCS Stock. The Sprint Board does not expect to declare any dividends on the PCS Stock in the foreseeable future.

  Pursuant to the Tracking Stock Policies, dividends on FON Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the FON Group Available Dividend Amount.

  Pursuant to the Tracking Stock Policies, dividends on PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount.

  As of September 30, 1998, based on their respective financial statements, the funds of Sprint legally available for the payment of dividends under Kansas law would have been at least $8.5 billion, the FON Group Available Dividend Amount would have been approximately $7.6 billion and the PCS Group Available Dividend Amount (after giving effect to the Recapitalization, the PCS Restructuring, the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring, the Offerings and the purchase of PCS Stock by FT and DT in connection with the Offerings) would have been approximately $4.0 billion. No assurance can be made as to the continued availability of such amounts. Dividend payments on the FON Stock or on the PCS Stock could be precluded because of the unavailability of legally available funds under Kansas law, even if the Available Dividend Amount test with respect to the relevant Group is met. See "Risk Factors--The Tracking Stocks-- Potential Diverging Interests--No Assurance of Payment of Dividends."

  Policies May Be Modified or Rescinded at Any Time. Unless otherwise provided above, the Tracking Stock Policies may be modified, suspended or rescinded, and additional policies may be adopted, or exceptions made to such policies in connection with particular facts and circumstances, all as the Sprint Board may determine consistent with its fiduciary duties to Sprint and all its common stockholders at any time with or without the approval of Sprint's stockholders, although Sprint has no present intention to do so. Any determination of the Sprint Board to modify, suspend or rescind such policies, or to make exceptions thereto or adopt additional policies, including any such decision that would have disparate impacts upon holders of FON Stock and PCS Stock, would be made by the Sprint Board in a manner consistent with its fiduciary duties to Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock, including the holders of FON Stock and the holders of PCS Stock. See "Risk Factors--The Tracking Stocks--Tracking Stock Policies Subject to Change."

                              REGISTRATION RIGHTS

Cable Parents' Registration Rights

  The following statements with respect to the Cable Parents' registration rights are subject to the detailed provisions of the Registration Rights Agreement dated November 23, 1998 entered into by Sprint and the Cable Parents (the "Registration Rights Agreement"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Pursuant to the Registration Rights Agreement, Sprint has agreed to register the shares of PCS Stock issued to the Cable Parents for sale under the Securities Act.

  Registration rights can be exercised by any of the following persons with respect to each Cable Parent (each a "Stockholder Group"): such Cable Parent, any Affiliates of such Cable Parent who own Registrable Securities (defined below) and any other entity (w) to which all or a portion of such Registrable Securities are transferred by any entity that was, immediately prior to such transfer, a member of such Cable Parent's Stockholder Group, (x) that continues to hold such Registrable Securities, (y) to which the transferring member of such Stockholder Group has assigned any of its registration rights in accordance with the Registration Rights Agreement and (z) who has executed a Registration Rights Agreement in connection with the transfer of such Registrable Securities.

  The Registration Rights Agreement applies to the following securities (the "Registrable Securities"): (A) the shares of PCS Stock owned on the date of the PCS Restructuring Closing or thereafter acquired (whether pursuant to purchase rights granted in the Restructuring Agreement, the exercise of any warrants or upon the conversion of any convertible preferred stock or otherwise) by a Stockholder Group other than shares acquired in violation of the Standstill Agreement, (B) any securities of Sprint or its successors issued to Cox or any Affiliate of Cox pursuant to the Cox PCS Amendment, (C) any securities of Sprint or its successors issued or issuable with respect to any shares referred to in (A) or (B) whether by way of conversion, exchange, dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and (D) any Registrable Securities described in (A), (B) or (C) that underlie any securities of a member of a Stockholder Group (any such security a "Derivative Security") the value of which relates to or is based upon the Registrable Securities described in (A) through (C) above or which are exchangeable for or convertible into such Registrable Securities, in each case to the extent any such Registrable Securities require registration by Sprint in addition to registration of the Derivative Securities by the applicable issuer thereof. Registrable Securities, once acquired by a member of a Stockholder Group will cease to be Registrable Securities (w) when they are disposed of in accordance with a registration statement that has become effective under the Securities Act, (x) when they are sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the applicable purchaser does not receive "restricted securities" (as such term is defined in Rule 144 under the Securities Act), (y) in the case of securities not acquired directly from Sprint or a member of a Stockholder Group, (I) if such securities did not, as of the time of the acquisition of such securities by such holder, constitute restricted securities, when such securities are held by a Person that is not an "affiliate" (as such term is defined for purposes of Rule 144 under the Securities Act) of Sprint and (II) if such securities did, as of the time of the acquisition, constitute restricted securities, when such securities can be sold without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision) or (z) when they shall have ceased to be outstanding.

  The Cable Parents may require Sprint to register under the Securities Act all or a portion of their Registrable Securities for offer or sale (including the offer or sale of Registrable Securities upon issuance or settlement of any Derivative Security) (a "Demand Registration") or may include their shares in an offering initiated by Sprint or another Sprint stockholder (an "Incidental Registration") on or after the CP Registration Rights Commencement Date. Pursuant to the Restructuring Agreement, each Cable Parent will, and will cause its Controlled Affiliates to, for a

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


period ending the later of (i) May 22, 1999 and (ii) 90 days after the closing of the Offerings, refrain from engaging in any public sale or distribution of any PCS Stock or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, PCS Stock.

  Number of Demand Registrations. At any time on or after the CP Registration Rights Commencement Date, each Stockholder Group will have the right to effect Demand Registrations as follows: the TCI Stockholder Group will be entitled to six (6) Demand Registrations, the Cox Stockholder Group will be entitled to three (3) Demand Registrations (plus an additional Demand Registration if Cox or any Affiliate acquires Registrable Securities pursuant to the Cox PCS Amendment), and the Comcast Stockholder Group will be entitled to three (3) Demand Registrations.

  In addition, each Stockholder Group will be entitled to one Demand Registration to be used in connection with the delivery or sale of Registrable Securities upon settlement of a Derivative Security (including any sale of shares the proceeds of which are used to settle such Derivative Security). Such Stockholder Group will pay all Registration Expenses in connection with such additional Demand Registration. However, Sprint will pay Registration Expenses in connection with the settlement of a Derivative Security to the extent that a Stockholder Group elects to use one of its Demand Registrations described in the paragraph above for such settlement.

  A Demand Registration must request the registration of Registrable Securities (including for such purposes the securities proposed to be included in such registration by the other Stockholder Groups exercising Demand Registration rights) with an aggregate market value on the date of the delivery of the first applicable Demand Notice of at least $200 million (before any underwriting or brokerage discounts and commissions), or if lower, Registrable Securities with an aggregate value of not less than $200 million at an assumed price per share of approximately $16.20, but in no event with an aggregate market value on the date of the delivery of the first applicable Demand Notice of less than $175 million (the "Minimum Condition"). The Stockholder Group or Groups requesting registration may increase the number of securities to be registered by them in order to satisfy the Minimum Condition.

  Special Priority as to Third Party Demands. During the period beginning on the CP Registration Rights Commencement Date and ending on the earlier of (i) the date upon which the Stockholder Groups have sold Registrable Securities with an aggregate offering price for such Registrable Securities of $2 billion or (ii) 12 months after the CP Registration Rights Commencement Date (the "Priority Period"), if Sprint proposes to register securities due to a demand from another stockholder exercising demand registration rights (other than FT or DT), each Stockholder Group will be entitled to exercise a right to one of its Demand Registrations (a "Priority Demand"). Upon exercise of a Priority Demand, such Demand Registration shall proceed as with any other Demand Registration by a Stockholder Group, and the demand registration by such other stockholder shall be treated for all purposes as though it had not occurred.

  Timing of Demand Registrations. Pursuant to the Registration Rights Agreement, Sprint may be required to effect Demand Registrations every three months for an initial period and thereafter every six months as described below. Following the effectiveness of a registration statement filed pursuant to a Demand Registration, Sprint will not be required to file a registration statement pursuant to a Demand Registration until: (A) before the Stockholder Groups have sold Registrable Securities and/or Derivative Securities having an aggregate offering price of $2 billion (excluding transfers solely between or among the stockholders of the Cable Parents and their Affiliates), the three month anniversary of the date of the applicable Demand Notice which satisfied the Minimum Condition; and (B) thereafter, the six month anniversary of the date of the applicable Demand Notice. Registrations effected for the settlement of Derivative Securities are not considered Demand Registrations for this purpose. Thus, Sprint may be required to register securities for the settlement (but not in connection with the original issuance) of Derivative Securities at any time.

  Underwriters; Limitation in Underwritten Offerings. In any Demand Registration for an underwritten offering other than an offering of Derivative Securities, a co-lead joint "book running" underwriter will be

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

selected by each of Sprint and the sellers of 50% or more of the securities to be sold by Stockholder Groups exercising Demand Registration rights. In offerings of Derivative Securities, such Stockholder Groups shall select the lead managing underwriter (who shall be the book running manager), and, if there are co-managers, (i) there shall be at least one non-book running co-lead manager selected by such initial holder(s) who is reasonably acceptable to Sprint; or (ii) if such Stockholder Groups shall require Sprint to participate in a "roadshow" for such offering, Sprint will select a non-book running co-lead manager.

  If the book running managing underwriters of any underwritten public offering determine that the number of shares to be offered exceeds the number that could be sold without having an adverse effect on such offering (including the price at which the Registrable Securities may be sold), then the number of shares to be offered will be reduced to an amount recommended by the co-lead joint book running underwriters. Any such required reductions will be made (i) first, from the securities proposed to be sold by persons who are not part of a Stockholder Group other than FT or DT, (ii) second, from securities proposed to be registered pursuant to incidental registration rights held by FT and DT (together with securities being offered for the account of Sprint); (iii) third, from securities proposed to be registered by members of Stockholder Groups registering shares pursuant to their Incidental Registration Rights; and (iv) last, from the shares to be registered by Stockholder Groups initiating the Demand Registration.

  Withdrawal. Each member of a Stockholder Group selling securities pursuant to a Demand Registration may, no less than five business days before the registration statement pertaining to such sale is declared effective, withdraw its Registrable Securities from inclusion therein. If (i) due to a stop order, injunction or other order of the SEC or other governmental agency, a registration statement filed pursuant to the Registration Rights Agreement does not remain effective until the sooner to occur of (a) the sale of all of the Registrable Securities covered by such registration statement in accordance with the intended methods of distribution thereof or (b) the 90th day following the effective date of such registration statement, (ii) each member of the Stockholder Groups effecting a Demand Registration has not sold at least two-thirds of its Registrable Securities registered under such registration statement and (iii) such registration statement continues to not be effective for such reasons for a period exceeding an aggregate of 10 days during such period, then such members may elect to withdraw such registration statement by prompt written notice to Sprint and such registration shall not be deemed to have been a Demand Registration by any such member for purposes of the limitations on the number of Demand Registrations described above, and Sprint shall bear the Registration Expenses incurred in connection with such registration.

  Incidental Registration. If at any time following the CP Registration Rights Commencement Date Sprint proposes to register under the Securities Act any shares of the same class as the Registrable Securities (with Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock being considered shares of the same class) whether in an underwritten public offering or otherwise and whether or not for the account of Sprint or for any stockholder of Sprint, including members of any Stockholder Group registering Registrable Securities in a Demand Registration (other than a registration statement on Form S-4 (or any other registration statement registering shares issued in a merger, consolidation, acquisition or similar transaction) or Form S-8 or any successor or comparable forms, or a registration statement filed in connection with an exchange offer or any offering of securities solely to Sprint's existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan or other employee benefit plan), in a manner which would permit the registration under the Securities Act of Registrable Securities for sale to the public, Sprint will provide notice of such registration and each member of any Stockholder Group will have an Incidental Registration Right to participate therein on the same basis as the planned method of distribution contemplated by the proposed registration. Upon receipt of such request, Sprint will, subject to the provisions under "--Limitation in Underwritten Offerings" below, use its commercially reasonable efforts to cause all such Registrable Securities of such same class or series requested to be included in such Incidental Registration to be so included.

  Limitation in Underwritten Offerings. If the lead or co-lead managing underwriters of any underwritten public offering determine that the number of shares to be offered exceeds the number that could be sold without having an adverse effect on such offering (including the price at which the Registrable Securities may be sold),

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

then the number of shares to be offered will be reduced to an amount recommended by the co-lead joint book running underwriters. Any such required reductions will affect any Stockholder Group participating in such offering as follows:

    (i) in connection with an offering initiated by Sprint, all of the proceeds of which will be allocated to the PCS Group, if securities are being offered for the account of persons other than Sprint, such reduction shall be made:

      (x) first, from the securities intended to be offered by such other persons (other than those described in clause (i)(y) below);

      (y) second, from (A) the securities requested to be included in such offering by the Stockholder Group and (B) the securities requested to be included by FT and/or DT pursuant to their incidental registration rights on a pro rata basis, based on the number of Registrable Securities and securities of FT and/or DT which are requested to be included in such offering; and

      (z) last, from the number of securities to be offered for the account of Sprint; provided, that no reduction pursuant to (i)(y) above shall be made from the securities of any Stockholder Group until the end of the Priority Period;

    (ii) in connection with an offering initiated by any person(s) other than Sprint or a member of a Stockholder Group by means of a demand registration (each, a "Third Party Demand Holder"), such reduction shall be made:

      (w) first, from the number of securities requested to be included in such offering (other than by persons described in clauses (ii)(x), (ii)(y) and (ii)(z) below) pursuant to incidental registration rights or otherwise;

      (x) second, (A) during the period (the "Secondary Priority Period") ending on the earlier of fourth anniversary of the CP Registration Rights Commencement Date or the date upon which the member of Stockholder Groups have sold Registrable Securities with an aggregate offering price of $3 billion, from the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group and (B) during the Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group;

      (y) third, from (A) the number of Registrable Securities requested to be included in such offering by the applicable Stockholder Groups, (B) the number of securities requested to be included in such offering by FT and/or DT pursuant to their incidental registration rights and (C)
    (1) following the Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group and (2) following the Secondary Priority Period, the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group, on a pro rata basis, based on the number of Registrable Securities, securities of FT and DT and securities included by Sprint the proceeds of which will be allocated to the PCS Group which are requested to be included in the registration; and

      (z) last, from securities being offered by the Third Party Demand Holders; and

    (iii) during the Secondary Priority Period, in connection with an offering initiated by Sprint a portion of the proceeds of which will not be allocated to the PCS Group, such reduction shall be made:

      (w) first, from the number of securities held by persons (other than those described in clauses (iii)(y) and (iii)(z) below) requested to be included in such offering pursuant to incidental registration rights of such persons or otherwise,

      (x) second, from (A) the number of securities to be included in such offering for the account of Sprint the proceeds of which will not be allocated to the PCS Group and (B) during the Priority Period,

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

    the number of securities to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group;

      (y) third, from (A) the number of Registrable Securities requested to be included in such offering by the applicable Stockholders and (B) the number of securities requested to be included in such offering by FT and/or DT pursuant to their incidental registration rights, on a pro rata basis, based on the number of Registrable Securities and securities of FT and DT which are requested to be included in the registration; and

      (z) last, following the Priority Period, the number of securities, if any, to be included in such offering for the account of Sprint the proceeds of which will be allocated to the PCS Group.

  Following the Secondary Priority Period, the priorities set forth in clause
(iii) of the preceding sentence shall cease to apply and any offering of securities initiated by Sprint shall be treated as if the terms of clause (i) of the preceding sentence applied to such offering.

  Withdrawal. Any member of a Stockholder Group may elect to withdraw its respective Registrable Securities from inclusion in an Incidental Registration at any time prior to five business days prior to the then anticipated effective date of the applicable registration statement. Withdrawal will not affect obligations to pay expenses under the Registration Rights Agreement.

  Underwriters; Underwriting Agreement. In connection with any Incidental Registration involving an underwritten public offering of securities of Sprint for the account of Sprint or a Third Party Demand Holder, (i) the managing and lead underwriters shall be selected by Sprint, unless otherwise provided in an agreement between Sprint and any Third Party Demand Holder, and (ii) each member of a Stockholder Group electing to participate in such Incidental Registration shall, as a condition to Sprint's obligation hereunder, enter into and perform its obligations under an underwriting agreement or other similar arrangement in customary form with the managing underwriter of such offering.

  Delay or Withdrawal of Registration. Sprint may, without the consent of any Stockholder Group, delay, suspend, abandon or withdraw any proposed registration in which any member of a Stockholder Group has exercised Incidental Registration Rights; provided, that any such member or members may continue such registration as a Demand Registration following any such withdrawal by Sprint to the extent that such registration would meet the requirements for Demand Registrations.

  Delay of Filing or Sales. Sprint may delay filing or the declaration of effectiveness of a registration statement and may require such members of a Stockholder Group not to sell any Registrable Securities pursuant to an effective registration statement for a period of no more than 90 days if (i) Sprint has pending any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to Sprint in any such case which is material to Sprint (any such event or state of facts is referred to as a "Material Activity"), (ii) such Material Activity would, in the reasonable opinion of counsel for Sprint, require disclosure so as to permit the Registrable Securities to be sold in compliance with law, and (iii) such disclosure would, in the reasonable judgment of Sprint, be adverse to its interests. Under this provision Sprint may delay the filing of a registration statement or the sale of any Registrable Securities for periods of time totaling no more than an aggregate of 90 days within any 12-month period.

  General. Pursuant to the Registration Rights Agreement, Sprint will, in effecting any registration thereunder, perform customary acts on the part of issuers registering securities for selling security holders, including using commercially reasonable efforts to cause the applicable registration statement to become effective, furnishing the designated representatives of each Stockholder Group with copies of the registration statement and amendments thereto, promptly notifying such designated representatives of any stop order with respect thereto or of the existence of any Material Activity, entering into customary agreements to facilitate the sale of such securities, facilitating due diligence and, in the case of an underwritten offering, "roadshow" presentations by making officers and employees available therefor, furnishing customary opinions and letters from auditors, qualifying Registrable Securities under state securities laws, using commercially reasonable efforts

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

to cause Registrable Securities that are registered to be listed on the principal exchange on which publicly traded Registrable Securities are listed and keeping publicly available information current for purposes of Rule 144 sales.

  Pursuant to the Registration Rights Agreement the members of Stockholder Groups will, in connection with any registration in which they participate, cooperate with Sprint in connection with the preparation of the applicable registration statement and discontinue sales forthwith upon notice of a Material Activity or the occurrence of an event necessitating an amendment or supplement to an applicable registration statement or prospectus.

  Holdbacks. Pursuant to the Registration Rights Agreement, in an underwritten public offering of Derivative Securities or Registrable Securities, if the lead managing underwriter or underwriters advise Sprint in writing that a public sale or distribution (including a sale pursuant to Rule 144 under the Securities Act) of Registrable Securities other than pursuant to such underwritten public offering would materially adversely impact such underwritten public offering, then each member of a Stockholder Group will refrain from effecting any public sale or distribution of Registrable Securities or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, such securities during the ten days prior to, and during the ninety day period beginning on, the effective date of the Registration Statement for such offering or such shorter period as may be requested by such underwriters, except as part of such underwritten public offering, in each case including a sale pursuant to Rule
144. Such limitation will not apply to any public sale or distribution of Registrable Securities made in connection with the settlement of a Derivative Security or if such limitation would arise solely due to the exercise of Incidental Registration Rights by one or more other members of a Stockholder Group.

  Pursuant to the Registration Rights Agreement, Sprint (A) will not engage in any public sale or distribution of any securities of the same class or series as the Registrable Securities or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, such securities during the ten days prior to, and during the 90-day period beginning on, the effective date of any registration statement filed pursuant to any public offering of Registrable Securities (including any offering of Derivative Securities to the extent the lead book running managing underwriter for such offering advises Sprint in writing that a public sale or distribution during such 90-day period (including a sale pursuant to Rule 144 under the Securities Act) of Registrable Securities by Sprint other than pursuant to the underwritten public offering contemplated by such registration statement would materially adversely impact such underwritten public offering), but not including the delivery of Registrable Securities to holders of Derivative Securities upon settlement of such Derivative Securities, except as part of such registration and (B) that in the Amended Registration Rights Agreement (as defined herein) between Sprint and FT and DT, such parties will agree not to effect any public sale or distribution of any such securities during the periods described in clause (A) above, in each case including a sale pursuant to Rule 144; provided, that such limitation will not apply to: (w) registrations on Form S-4 or any other registration of shares issued in a merger, consolidation, acquisition or similar transaction or on Form S-8, or any successor or comparable forms or a registration statement filed in connection with an exchange offer of Sprint's securities made solely to its existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan or other employee benefit plan; (x) sales upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; (y) any other agreement to issue equity securities or securities convertible into, or exchangeable or exercisable for, such securities in effect on the date the members of the Stockholder Groups deliver the applicable request for registration to Sprint pursuant to the Registration Rights Agreement; and (z) any employee benefit plan (if necessary to allow such plan to fulfill its funding obligations in the ordinary course).

  Indemnification. The Registration Rights Agreement provides that Sprint will indemnify the members of the Stockholder Groups, and that the members of the Stockholder Groups will indemnify Sprint, against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the other may be required to make in respect thereof, insofar as such liabilities and expenses arise out of statements or

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

alleged statements, or omissions or alleged omissions, contained in the applicable registration statement (in the case of an offering of Derivative Securities, also including the registration statement registering the Derivative Securities of such member).

  Other Registration Rights. The Registration Rights Agreement provides that Sprint shall not grant to any person any demand registration right, incidental registration right or other right that would be inconsistent with any of the rights granted in the Registration Rights Agreement.

  Designated Representatives. The Registration Rights Agreement provides that all actions by, and all notices by or to, a Stockholder Group or any member thereof will be taken or made by or provided to, as the case may be, a designated representative for such Stockholder Group.

  Assignment. Holders of Registrable Securities may transfer any of their rights under the Registration Rights Agreement, without the consent of Sprint, to any person to whom such holder transfers any Registrable Securities if such transfer is not made pursuant to an effective Registration Statement or pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other manner the effect of which is to cause the transferred securities to be freely transferable without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision) in the hands of the transferee as of the date of such transfer. Any Person to whom Demand Registration rights or Incidental Registration Rights are assigned shall thereafter be deemed a member of the Stockholder Group of which the assigning party was a member immediately prior to such assignment. Sprint must be provided with written notice by the assigning party at the time of such assignment stating the name and address of the assignee, identifying the securities as to which the rights in question are being assigned and providing a detailed description of the nature and extent of the rights that are being assigned.

  Termination. The Incidental Registration Rights of each member of a Stockholder Group terminate when all Demand Registrations of all Stockholder Groups in the aggregate have been effected.

FT and DT Amended Registration Rights Agreement

  The following statements with respect to the registration rights of FT and DT are subject to the detailed provisions of the Amended and Restated Registration Rights Agreements among Sprint, FT and DT, dated as of November 23, 1998 (the "Amended Registration Rights Agreement"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Amended Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Pursuant to the investment agreements among Sprint, FT and DT, none of the shares of Class A Common or PCS Stock held by FT and DT as of December 31, 1998, and none of the shares of PCS Stock purchased by FT and DT in connection with the Offerings, may be transferred prior to January 31, 2001, subject to certain exceptions.

  Registration Rights--Number of Registrations. Under the Amended Registration Rights Agreement the holders of a majority of the Class A Stock are entitled to demand one registration in any 12-month period, up to a maximum of ten registrations. Sprint is responsible for the registration expenses in connection with the first seven of such registrations; the holders of the Class A Stock requesting registration would be responsible for the registration expenses in connection with the remaining three registrations. The holders of the Class A Stock also have the right to participate in all registrations of Sprint Common Stock by Sprint on behalf of itself or any other party, other than registrations on Forms S-4 or S-8, registrations in connection with an exchange offer or offerings solely to Sprint's existing stockholders or pursuant to dividend reinvestment plans or dividend reinvestment and stock purchase plans.

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


  Sprint is not required to effect any registration unless the market value of the Class A Stock requested to be registered exceeds $200 million unless the registration relates to the sale of Series 3 PCS Stock ("Post-Restructuring Series 3 PCS Shares"):

    (i) acquired by the holders of Class A Stock pursuant to the Master Agreement in respect of the exercise by any of the Cable Parents of certain Equity Purchase Rights,

    (ii) acquired by the Class A Holders in respect of the exercise by FT and DT of their Equity Purchase Rights pursuant to, and on or after the date of, the Amended and Restated Stockholders' Agreement,

    (iii) issued to FT or DT upon conversion of Series 1 PCS Stock acquired by FT and DT from third parties and not in violation of the Amended Standstill Agreement, or

    (iv) into which shares described in clauses (i) through (iii) are converted pursuant to any recapitalization,

but not any such shares acquired by the holders of Class A Stock in the Recapitalization or pursuant to the Master Agreement as a result of the Offerings or PCS Restructuring. If a request is made to register Post-Restructuring Series 3 PCS Shares, (x) the aggregate market value of such Post-Restructuring Series 3 PCS Shares must exceed $100 million on the date of delivery of the request for registration and (y) the registration must involve the lesser of (A) Post-Restructuring Series 3 PCS Shares with an aggregate market value of at least $200 million on the date of delivery of the request for registration and (B) all of the Post-Restructuring Series 3 PCS Shares owned by the holders of Class A Stock.

  Registration Rights--Demand Registration Priorities. The Amended Registration Rights Agreement provides for the following priorities in registrations demanded by FT and DT:

    (i) if the registration is effected during the CP Preference Period and involves the sale of PCS Stock, unless Sprint exercises its option described in clause (iii) below, then (w) the securities proposed to be included by the holders of Class A Stock requesting registration (the "Selling Stockholders") have first priority to be included in such registration, (x) so long as the Cable Parents' Registration Rights Agreement is in effect, any securities requested to be included in such registration by the Cable Parents have second priority, (y) the securities to be included in such registration by Sprint, unless otherwise provided in an agreement between Sprint and another person or persons, have third priority, and (z) the securities of any other person or persons proposed to be included in such registration have last priority, or

    (ii) if the registration is not effected during the CP Preference Period or does not involve the sale of PCS Stock, unless Sprint exercises its option described in clause (iii) below, (x) the securities proposed to be included by the Selling Stockholders have first priority, (y) the securities requested to be included in such registration by Sprint and, so long as the Cable Parents' Registration Rights Agreement is in effect and the offering involves the issuance of PCS Stock, the Cable Parents, unless otherwise provided in an agreement between Sprint and another person or persons, share second priority and (z) the securities of any other person or persons proposed to be included in such registration have third priority (provided, however, in the case of this clause (ii), if the registration is during the CP Secondary Preference Period and the Cable Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be third in priority, and the securities of such other persons shall be fourth in priority), or

    (iii) at Sprint's option, (x) the securities proposed to be included by the Selling Stockholders and the securities requested to be included in such registration by Sprint and, so long as the Cable Parents' Registration Rights Agreement is in effect and the offering involves the sale of PCS Stock, the Cable Parents, each pro rata in accordance with the number of securities proposed to be included by the Selling Stockholders and the number of securities so proposed to be included by Sprint and, if applicable, the Cable Parents, respectively, have first priority and (y) second, the securities of any other person or persons proposed to be included in such registration have second priority. If Sprint selects the option set forth in

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

  this clause (iii), such registration shall not count toward the maximum of ten registrations provided to the holders of Class A Stock under the Amended Registration Rights Agreement if, due to Sprint's (and, if applicable, the Cable Parents') participation, the managing or lead underwriter or underwriters determines in its good faith judgment that the number of securities requested to be included in such registration by the Selling Stockholders, Sprint and, if applicable, the Cable Parents exceeds the number which can be sold in such offering within a price range acceptable to the Selling Stockholders.

  Registration Rights--Incidental ("Piggyback") Registration Priorities. The Amended Registration Rights Agreement provides for the following priorities in incidental registrations by FT and DT:

    (i) if the registration is a primary registration on behalf of Sprint which is effected during the CP Preference Period and involves the sale of PCS Stock, (w) the securities proposed to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (if then in effect) have first priority to be included in such registration, (x) the securities proposed to be included by Sprint have second priority, (y) the securities requested to be included in such registration by the Selling Stockholders have third priority and (z) the securities of other persons requested to be included in such registration have fourth priority;

    (ii) if the registration is a primary registration on behalf of Sprint which is effected after the CP Preference Period or does not involve the sale of PCS Stock, (x) the securities proposed to be included by Sprint have first priority, (y) the securities proposed to be included in such registration by the Selling Stockholders and, if the registration involves the sale of PCS Stock, the securities requested to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (if then in effect), each pro rata in accordance with the number of securities so proposed to be included, share second priority, and (z) the securities of other persons requested to be included in such registration have third priority (provided, however, that if the registration is during the CP Secondary Preference Period and the Cable Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be third in priority, and the securities of such other persons shall be fourth in priority);

    (iii) if the registration is a secondary registration on behalf of a person or persons other than Sprint or a Selling Stockholder which is effected during the CP Preference Period and involves the sale of PCS Stock, (w) the securities proposed to be included by such other person or persons have first priority, (x) the securities proposed to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement (other than the Cable Parent or Cable Parents, if any, which initiated such secondary registration) have second priority, (y) the securities of Sprint and the securities requested to be included in such registration by the Selling Stockholders, each pro rata in accordance with the number of securities proposed to be registered by Sprint and the number of securities so requested by the Selling Stockholders to be included, respectively, share third priority and (z) the securities of any other persons requested to be included in such registration have fourth priority; and

    (iv) if the registration is a secondary registration on behalf of a person or persons other than Sprint or a Selling Stockholder which is effected after the CP Preference Period or does not involve the sale of PCS Stock, (w) the securities proposed to be included by such other person or persons have first priority, (x) if such party exercising demand registration rights is a Cable Parent, then any other Cable Parents exercising incidental registration rights pursuant to the Cable Parents' Registration Rights Agreement have second priority, (y) the securities of Sprint, the securities requested to be included in such registration by the Selling Stockholders and, if the registration involves the sale of PCS Stock but the party exercising demand registration rights is not a Cable Parent, the securities requested to be included by the Cable Parents pursuant to the Cable Parents' Registration Rights Agreement, share third priority, each pro rata in accordance with the number of securities proposed to be registered by Sprint and the number of securities so requested to be included by the Selling Stockholders and the Cable Parents, and (z) the securities of any other persons requested to be included in such registration have fourth priority (provided, however, that if the registration

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

  is during the CP Secondary Preference Period and the Cable Parents' Registration Rights Agreement is in effect, unless the Cable Parents otherwise consent, any shares of PCS Stock proposed to be included in such registration by Sprint, the proceeds with respect to which will not be allocated to the PCS Group, shall be fourth in priority, and the securities of such other persons shall be fifth in priority).

  Notwithstanding these priorities, if at any time Sprint proposes to effect a registration described above and the Selling Stockholders are entitled to effect a disposition of their securities pursuant to Rule 144(k) (or any successor provision) under the Securities Act, the priorities described above will be changed so that the securities proposed to be included by the Selling Stockholders have the lowest priority of all securities proposed to be registered in such registration.

  Registration Rights--Other Provisions. The Amended Registration Rights Agreement contains other provisions addressing Sprint's ability to effect other public offerings near the effectiveness of demand or incidental registrations, the filing of all reports required to be filed by Sprint under the Securities Act and the Exchange Act, and indemnification.


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

                          FUTURE INTER-GROUP INTEREST

  In addition to the Warrant Inter-Group Interest and the Preferred Inter-Group Interest, the FON Group has a small Inter-Group Interest in the PCS Group. Under the Tracking Stock Policies, however, the Sprint Board could determine from time to time to contribute, as additional equity, cash or other property of the FON Group to the PCS Group or purchase shares of PCS Stock in the open market with cash or other property of the FON Group. In such event, the FON Group would hold a larger Inter-Group Interest, representing an interest in the common equity value of Sprint attributable to the PCS Group. The Tracking Stock Policies provide that the PCS Group shall not have or be able to have an Inter-Group Interest in the FON Group, and the Articles do not make provision for such an Inter-Group Interest. In restricting the PCS Group from creating such an interest in the FON Group, the Sprint Board determined that, because of the disparity in the relative sizes (based upon asset values) between the two Groups and the resultant effects that an interest in the FON Group could have on the value of the PCS Stock, an Inter-Group Interest held by the PCS Group in the FON Group could adversely affect the ability of the PCS Stock to reflect the separate performance of the PCS Group.

  An Inter-Group Interest in the PCS Group, because it represents an interest between two business groups within Sprint, would not be represented by outstanding shares of PCS Stock and, accordingly, would not be voted on any matter, including any matter requiring the vote of the holders of PCS Stock as a separate class. However, the Market Value attributable to the Inter-Group Interest should be reflected in the Market Value of the FON Stock, which in turn would affect the aggregate voting power represented by the FON Stock on any matter on which holders of FON Stock and PCS Stock vote together as a single class.

  If an Inter-Group Interest exists and additional shares of PCS Stock are subsequently issued by Sprint, the Sprint Board would determine (i) the number of shares of such PCS Stock issued for the account of the FON Group with respect to the Inter-Group Interest, the net proceeds of which will be reflected entirely in the financial statements of the FON Group, and (ii) the number of shares of such PCS Stock issued for the account of the PCS Group as an additional equity interest in the PCS Group, the net proceeds of which will be reflected entirely in the financial statements of the PCS Group. As additional shares of PCS Stock are issued for the account of the FON Group, the Inter-Group Interest Fraction and the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would decrease and the Outstanding PCS Fraction would increase accordingly. At the time all shares of PCS Stock issuable with respect to the Inter-Group Interest are issued, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would be zero and shares of PCS Stock could no longer be issued for the account of the FON Group without incurring an inter-Group debt owed by the FON Group. If additional shares of PCS Stock are issued for the account of the PCS Group, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would not decrease but the Inter-Group Interest Fraction would nonetheless decrease and the Outstanding PCS Fraction would increase accordingly.

  If an Inter-Group Interest exists and the Sprint Board determines to issue shares of PCS Stock as a distribution on the FON Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and, as a result, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would decrease by the number of shares of PCS Stock distributed to the holders of FON Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and a corresponding increase in the Outstanding PCS Fraction.

  If an Inter-Group Interest exists and Sprint repurchases shares of PCS Stock with cash or property of the FON Group, the Number of Shares Issuable With Respect To The FON Group Inter-Group Interest and the Inter-Group Interest Fraction would increase and the Outstanding PCS Fraction would decrease accordingly. If the repurchase of shares of PCS Stock were attributed to the PCS Group, the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest would not increase but the Inter-Group Interest Fraction would nonetheless increase and the Outstanding PCS Fraction would decrease accordingly.

  The financial statements of the FON Group will be credited, and the financial statements of the PCS Group will be charged, with an amount equal to the product of (i) the Fair Value of any dividend or other distribution paid or distributed in respect of the outstanding shares of PCS Stock and (ii) a fraction, the numerator of which is the Inter-Group Interest Fraction on the record date for such dividend or distribution and the denominator of which is the Outstanding PCS Fraction on the record date for such dividend or distribution.

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

                         ANTI-TAKEOVER CONSIDERATIONS

  The Kansas General Corporation Code, the Articles and the Sprint Bylaws contain provisions which could serve to discourage or make more difficult a change in control of Sprint without the support of the Sprint Board or without meeting various other conditions. A summary of such provisions is set forth below.

Sprint Preferred Stock

  The Articles authorize the issuance by the Sprint Board, without the necessity of further notice or authorization by the stockholders, of up to 20,000,000 shares of Preferred Stock. The Sprint Board has authorized the issuance of six series of Preferred Stock, aggregating in total 13,551,420 shares, including 1,742,853 shares of Preferred Stock--First Series, 8,758,472 shares of the Preferred Stock--Second Series, 95 shares of the Preferred Stock--Fifth Series, 1,500,000 shares of the Preferred Stock--Sixth Series, 300,000 shares of PCS Preferred Stock and 1,250,000 shares of Preferred Stock--Eighth Series. Accordingly, 6,448,580 shares of Preferred Stock remain unissued, unreserved and available for issuance. See "--Sprint Rights Plan" and "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest." The unissued and unreserved Preferred Stock may be issued from time to time in one or more series and may have such voting powers, preferences, relative rights, designations, qualifications and limitations as the Sprint Board may fix by resolution at the time of issuance. In addition, the authorized but unissued shares of FON Stock or PCS Stock will be available for issuance from time to time at the discretion of the Sprint Board without the approval of the stockholders of Sprint, unless such stockholder approval is deemed advisable by the Sprint Board or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved Common Stock and Preferred Stock could be to enable the Sprint Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Sprint by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Sprint's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Sprint.

"Fair Price" Provisions

  The Articles contain a provision (ARTICLE SEVENTH) to the effect that certain business combinations must be approved by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote in an election of directors. Transactions subject to such approval (each a "Fair Price Business Combination") include mergers, consolidations, sales or other dispositions of assets valued at $1 million or more, and issuances of securities valued at $1 million or more, between, or otherwise involving, Sprint or any of its subsidiaries and any Interested Stockholder (defined generally as the direct or indirect beneficial owner of 10% or more of the outstanding capital stock of Sprint) or an affiliate of an Interested Stockholder, certain liquidations or dissolutions of Sprint and certain reclassifications of securities or recapitalizations of Sprint. These provisions do not apply if (i) the transaction has been approved by a majority of directors ("Continuing Directors") who were directors prior to the time the Interested Stockholder attained such status (or certain successors of such directors) and who are unaffiliated with the Interested Stockholder if such approval is obtained at a meeting at which at least seven Continuing Directors are present, or (ii) the Fair Price Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received by Sprint stockholders is not less than the highest price per share paid by the Interested Stockholder for its holdings of Sprint capital stock.

"Greenmail" Provisions

  In order to avoid the payment of "greenmail" by Sprint, the Articles contain a provision (ARTICLE EIGHTH) that requires the affirmative vote of a majority of the Sprint voting power to approve any purchase, redemption or other acquisition by Sprint of any capital stock of Sprint at above-market prices from an Interested Securityholder (defined generally as any person who beneficially owns, directly or indirectly, five percent or more of the class of securities to be acquired) who has owned such securities for less than two years. Shares beneficially owned by the Interested Securityholder are excluded from this computation. This requirement for stockholder approval does not apply to a tender or exchange offer made on the same terms to all holders of such securities.

Classified Board

  The Articles contain a provision (ARTICLE FIFTH) that provides for a classified Sprint Board under which one-third of the total number of directors (other than directors elected by the holders of Class A Stock) are elected each year. The Articles provide that the number of directors shall not be less than ten or more than twenty, as may be determined by the Sprint Board. The Sprint Board currently has fixed the number of directors at eleven. The effect of these provisions may be to prevent a holder of a large block of voting shares from gaining control of the Sprint Board for at least two successive annual meetings. Under the Articles, a director may be removed only for cause and then only by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors. Vacancies created by an increase in the size of the Sprint Board or for any other reason may be filled by the remaining directors then in office; provided that if the vacancy occurs as a result of an increase in the size of the Sprint Board the directors electing such members must constitute a majority of the Sprint Board.

  The provision for a classified Sprint Board, together with the limitation on removal of directors, make it more difficult to remove directors, and ultimately incumbent management, even if a majority of stockholders desire to do so, particularly if the only reason for the proposed removal may be stockholder dissatisfaction with the performance of the incumbent directors. A person who has gained as much as majority voting control of Sprint will be unable to gain immediate control of the Sprint Board unless such person can obtain sufficient additional votes to amend various provisions of the Articles and the Sprint Bylaws, and even then, under the Kansas General Corporation Code, an amendment to the Articles may only be presented to stockholders for approval if adopted and declared advisable by the then-sitting Sprint Board.

Provisions Relating to Stockholder Meetings

  Under the Sprint Bylaws, a special meeting of stockholders may be called only by the Chairman of the Sprint Board, the President or the Sprint Board or at the request of the holders of a majority of the shares of stock issued and outstanding and entitled to vote. The Sprint Bylaws require that for business to be properly brought before a meeting by a stockholder and for nominations by stockholders for the election of directors notice must be given to the Corporate Secretary of Sprint not less than 50 days nor more than 75 days prior to the meeting of the stockholders for the election of directors, unless less than 65 days' notice or prior public disclosure of the date of the meeting is made or given to the stockholders, in which case notice must be given to the Corporate Secretary of Sprint no later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The provision also requires that such notice must contain certain information
(a) about each proposed nominee, including (i) name, age and business and residence addresses, (ii) principal occupation or employment, (iii) the class and number of shares of capital stock of Sprint beneficially owned by such person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act, and (b) about the stockholder giving the notice, including (i) the name and record address of such stockholder and (ii) the class and number of shares of capital stock of Sprint beneficially owned by such stockholder. This advance notice provision is not applicable to nominations made by the Sprint Board. This advance notice requirement, by regulating nominations from the floor at any meeting of stockholders, affords management the opportunity to consider the qualifications of the proposed non-management nominees and, to the extent deemed necessary or desirable by management, inform the stockholders about such qualifications in Sprint's proxy statement for the annual meeting.

Sprint Rights Plan

  On June 29, 1998, the Sprint Board approved an amendment to Sprint's rights agreement which became effective on November 23, 1998. The amended rights agreement (the "Rights Agreement") amended the Rights that were attached to Sprint's outstanding Common Stock prior to the PCS Restructuring by designating them as FON Group Rights. The Rights Agreement also provided that a FON Group Right would be issued in connection with the issuance of each share of any series of FON Stock and created new PCS Group Rights which would be issued in connection with the issuance of shares of all series of PCS Stock. Finally, the amendment amended the Rights that were attached to the Class A Common Stock prior to the PCS Restructuring by designating them as Old Class A Rights and Series DT Rights.

  The FON Group Rights will be traded with the FON Stock, and the PCS Group Rights will be traded with the PCS Stock. The Rights detach from the FON Stock and the PCS Stock and become exercisable only if, in a transaction not approved by the Sprint Board, a person or entity acquires voting securities representing 15% or more of the voting power of Sprint or announces a tender offer the consummation of which would result in ownership by a person or group of voting securities representing 15% or more of the voting power of Sprint.

  Once the Rights detach and become exercisable, unless subsequently redeemed, each FON Group Right then entitles its holder to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for an exercise price of $275, subject to certain adjustments. Once the Rights detach and become exercisable, unless subsequently redeemed, each PCS Group Right then entitles its holder to purchase one one-thousandth of a share of Preferred Stock--Eighth Series for an exercise price of $150, subject to certain adjustments. Each Old Class A Right and Series DT Right would entitle the holder to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for an exercise price of $275 for each share of FON Stock underlying each share of FT Class A Stock or DT Class A Stock, and one-half of one one-thousandth of a share of Preferred Stock--Eighth Series for an exercise price of $75 for each one-half of a share of PCS Stock underlying each share of FT Class A Stock or DT Class A Stock, subject to certain adjustments.

  In the event that a person or group (an "Acquiring Person") becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, except pursuant to a Qualifying Offer, each holder of a FON Group Right and each holder of a PCS Group Right will thereafter have the right to receive, upon exercise of such Right, FON Stock and PCS Stock, respectively, having a value equal to two times the then current exercise price of the Right and each holder of Old Class A Rights or Series DT Rights will thereafter have the right to receive upon exercise of such Right both FON Stock and PCS Stock each having a value equal to two times the then current exercise prices of the Right for Preferred Stock--Sixth Series and Preferred Stock--Eighth Series, respectively. Following the occurrence of any such event, all Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person (or certain related parties) will be null and void. A "Qualifying Offer" is an offer for outstanding shares of common stock which a majority of the independent directors (i.e., directors who are not also officers of Sprint and who are not representatives, nominees, affiliates or associates of an Acquiring Person) determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of Sprint and its stockholders.

  If Sprint is involved in a merger or other business combination transaction after the Rights become exercisable, each Right will entitle its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price. Sprint will be entitled to redeem the Rights at $.01 per Right at any time until ten business days following a public announcement that a person or group of persons has acquired beneficial ownership of voting securities representing 15% or more of the voting power of Sprint (or in excess of the shares permitted to be acquired under the Amended Standstill Agreement, in the case of FT and DT). The terms of the Rights will expire on June 25, 2007, unless earlier redeemed by Sprint or unless extended by amending the Rights Agreement.

  The Rights Agreement is not intended to deter all takeover bids for Sprint and will not do so. For example, the Rights Agreement does not foreclose an attractive offer to acquire all the FON Stock at the same price and all of the PCS Stock at the same price, or a transaction approved by the Sprint Board. To the extent an acquiror is discouraged, delayed or prevented by the Rights Agreement from acquiring or from making an unsolicited proposal to acquire an equity position in Sprint, stockholders may be deprived from receiving a premium for their shares. The issuance of additional shares of FON Stock, PCS Stock or Class A Common prior to the time the Rights become exercisable will result in an increase in the number of Rights outstanding.

  Pursuant to the Restructuring Agreement, Sprint has agreed that under the applicable governing documents for any stockholder rights plan in effect for stockholders of Sprint following the PCS Restructuring Closing, (i) a holder of Series 2 PCS Stock (or Series 2 FON Stock) will not be deemed to "beneficially own" the shares of Series 1 PCS Stock (or Series 1 FON Stock) issuable upon conversion of such shares before such conversion, (ii) shares of Common Stock acquired by the Cable Parents or their Affiliates pursuant to the Restructuring Agreement (including pursuant to their Equity Purchase Rights, the Mergers and provisions for the repayment of certain tax benefits in shares of Common Stock under certain circumstances), or acquired upon conversion of such shares, will not result in such holders being deemed Acquiring Persons under such rights plan, and (iii) if a transferee of Common Stock of a Cable Parent or its Affiliate did not exceed the applicable threshold as of the time of acquisition of such shares so as to make such transferee an Acquiring Person under such rights plan, and such transferee subsequently exceeds such threshold as a result of the fluctuating vote per share of the PCS Stock, such transferee will have 30 days to sell enough shares to decrease its ownership below such threshold before being deemed an Acquiring Person for purposes of such rights plan.

Business Combination Statute

  The provisions of Kan. Stat. Ann. Section 17-12,101 et seq (the "Business Combination Statute") limits business combinations (as defined in Section 17-12,100 of the Business Combination Statute) between corporations and interested stockholders. However, Section 17-12,101 of the Business Combination Statute exempts from its provisions business combinations with interested stockholders who became such in a transaction approved by the board of directors.

Control Share Acquisition Statute

  The Kansas Control Share Acquisition Statute (the "CSA Statute") provides that persons who acquire beneficial ownership of the Common Stock of Sprint in excess of certain thresholds -- 20%, 33-1/3% and 50%-- lose the right to vote the shares acquired in the transaction ("Control Shares") that resulted in the person exceeding one of those thresholds, unless the acquisition is approved by (i) a majority of the outstanding shares of Sprint and (ii) a majority of the outstanding shares of Sprint excluding the Control Shares and shares held by Sprint officers and Sprint directors who are also Sprint employees. The CSA Statute limits the ability of a stockholder to acquire a substantial equity stake in Sprint without the approval of Sprint's stockholders and reduces the coercive effect of a front-end loaded tender offer.

                         DESCRIPTION OF CAPITAL STOCK

General

  The following statements with respect to the Articles are subject to the detailed provisions of the Articles. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles, a copy of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

  The Articles provide that Sprint is authorized to issue 6,770,000,000 shares of capital stock, including 20,000,000 shares of preferred stock, without par value, and 6,750,000,000 shares of common stock. The authorized common stock consists of: (i) 4,200,000,000 shares of FON Stock, consisting of 2,500,000,000 shares of Series 1 FON Stock, 500,000,000 shares of Series 2 FON Stock and 1,200,000 shares of Series 3 FON Stock; (ii) 200,000,000 shares of Class A Common, consisting of 100,000,000 shares of FT Class A Stock and 100,000,000 shares of DT Class A Stock; and (iii) 2,350,000,000 shares of PCS Stock, consisting of 1,250,000,000 shares of Series 1 PCS Stock, 500,000,000 shares of Series 2 PCS Stock and 600,000,000 shares of Series 3 PCS Stock.

  The Series 3 FON Stock and Series 3 PCS Stock will be issued only to FT and DT (and certain majority-owned subsidiaries of FT and/or DT which satisfy certain criteria (the "Qualified Subsidiaries")). The Series 2 FON Stock will be issued only to the Cable Parents and will be issued only if the PCS Stock is converted into FON Stock in accordance with the terms described below prior to the conversion of all shares of Series 2 PCS Stock into Series 1 PCS Stock.

  The authorized but unissued shares of FON Stock, PCS Stock and Preferred Stock will be available for issuance by Sprint from time to time, as determined by the Sprint Board, for any proper corporate purpose, which could include raising capital for use by either Group, payment of dividends, providing compensation or benefits to employees or acquiring other companies or businesses. The issuance of such shares would not be subject to approval by the stockholders of Sprint unless deemed advisable by the Sprint Board or required by applicable law, regulation or stock exchange listing requirements. Neither holders of FON Stock or PCS Stock will have any preemptive rights. The Cable Parents and FT and DT will, however, possess the Equity Purchase Rights described under "The Formation Transactions--Equity Purchase Rights."

  Holders of PCS Stock and FON Stock are common stockholders of Sprint and are subject to all risks associated with an investment in Sprint and all of its businesses, assets and liabilities.

Summary Chart of Authorized Capital Stock of Sprint

  The following table shows the number of authorized shares of capital stock of Sprint.


                                                                                    No. of
                                                                                  Authorized
  Designation                       Class             Series        Par Value       Shares
  -----------                -------------------- -------------- --------------- -------------
  The "Series 1 FON Stock"   FON Stock            Series 1       $2.00 per share 2,500,000,000
  The "Series 2 FON Stock"   FON Stock            Series 2       $2.00 per share   500,000,000
  The "Series 3 FON Stock"   FON Stock            Series 3       $2.00 per share 1,200,000,000
  The "FT Class A Stock"     Class A Common Stock N/A            $2.50 per share   100,000,000
  The "DT Class A Stock"     Class A Common Stock Series DT      $2.50 per share   100,000,000
  The "Series 1 PCS Stock"   PCS Stock            Series 1       $1.00 per share 1,250,000,000
  The "Series 2 PCS Stock"   PCS Stock            Series 2       $1.00 per share   500,000,000
  The "Series 3 PCS Stock"   PCS Stock            Series 3       $1.00 per share   600,000,000
  The "Preferred Stock--     Preferred Stock      First Series   No par value        1,742,853
   First Series"
  The "Preferred Stock--     Preferred Stock      Second Series  No par value        8,758,472
   Second Series"
  The "Preferred Stock--     Preferred Stock      Fifth Series   No par value               95
   Fifth Series"
  The "Preferred Stock--     Preferred Stock      Sixth Series   No par value        1,500,000
   Sixth Series"
  The "PCS Preferred Stock"  Preferred Stock      Seventh Series No par value          300,000
  The "Preferred Stock--     Preferred Stock      Eighth Series  No par value        1,250,000
   Eighth Series"

  There are an aggregate of 6,448,580 shares of Preferred Stock authorized for issuance that are not shown in the table above. See "Anti-Takeover Considerations--Sprint Preferred Stock."

Representation of the Common Equity of Sprint and the Groups

  The total common equity of Sprint, the FON Group and the PCS Group is represented as follows:

  . The total common equity of Sprint is represented by the outstanding shares of (A) the FON Stock, (B) the PCS Stock and (C) the Class A Common.

  . The total common equity of the FON Group is represented by the outstanding shares of (A) the FON Stock and (B) the FT Class A Stock and DT Class A Stock (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively).

  . The total common equity of the PCS Group is represented by (A) the outstanding shares of the PCS Stock, (B) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, and (C) the outstanding shares of FT Class A Stock and DT Class A Stock (but only to the extent such stock represents a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively).

Class A Common Stock


  Reclassification of All Class A Common Stock. In the Recapitalization, the Class A Common Stock held by FT and DT prior to the Formation Transactions was reclassified into an equal number of shares of FT Class A Stock and DT Class A Stock, respectively, each with a par value per share of $2.50. As a result of this reclassification, the attributes of such stock changed as follows:

  . The FT Class A Stock is now deemed to represent a number of shares of Series 3 FON Stock equal to the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and a number of shares of Series 3 PCS Stock equal to the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group.

  . The DT Class A Stock is now deemed to represent a number of shares of Series 3 FON Stock equal to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and a number of shares of Series 3 PCS Stock equal to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  The "Number Of Shares Issuable" Concept. The Articles provide that the FT Class A Stock and DT Class A Stock each initially represent an equity interest in both the FON Group and the PCS Group. The "Number Of Shares Issuable" terms reflect the number of shares of FON Stock or PCS Stock that, at any time, might be issued in respect of the equity interests represented by the FT Class A Stock or DT Class A Stock. Accordingly,

  . the "Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group" represents, at any time, the number of shares of FON Stock that would be issuable to holders of FT Class A Stock in respect of the equity interest of such stock in the FON Group;

  . the "Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group" represents, at any time, the number of shares of PCS Stock that would be issuable to holders of FT Class A Stock in respect of the equity interest of such stock in the PCS Group;

  . the "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group" represents, at any time, the number of shares of FON Stock that would be issuable to holders of DT Class A Stock in respect of the equity interest of such stock in the FON Group; and

  . the "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group" represents, at any time, the number of shares of PCS Stock that would be issuable to holders of DT Class A Stock in respect of the equity interest of such stock in the PCS Group.

  As used elsewhere in this Prospectus, "Shares Issuable With Respect To The Class A Equity Interest In The FON Group" means, at any time, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group" means, at any time, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  Right to Cause Issuance of FON Stock and PCS Stock. The Articles provide each holder of a share of FT Class A Stock with the right, exercisable at any time and from time to time, to cause Sprint to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designated transferee of such holder; and

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designated transferee of such holder.

Any transfer of such shares to a designated transferee must be permitted under the Amended and Restated Stockholders' Agreement (as defined herein). A holder of FT Class A Stock may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group, or in any combination thereof; provided,

    (x) when the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this right,

    (y) when the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this right, and

    (z) if at any time the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group are both zero, the FT Class A Stock may be redeemed, at Sprint's option, at a redemption price of $0.001 per share.

  Similarly, the Articles also provide each holder of a share of DT Class A Stock with the right, exercisable at any time and from time to time, to cause Sprint to issue the following:

    (i) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, either a share of Series 3 FON Stock to such holder
  (or to a Qualified Subsidiary of such holder) or a share of Series 1 FON Stock to a designated transferee of such holder; and

    (ii) in respect of each share notionally represented in the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, either a share of Series 3 PCS Stock to such holder (or to a Qualified Subsidiary of such holder) or a share of Series 1 PCS Stock to a designated transferee of such holder.

Any transfer of such shares to a designated transferee must be permitted under the Amended and Restated Stockholders' Agreement. A holder of DT Class A Stock may exercise its right to cause any such issuance solely with respect to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, solely with respect to the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, or in any combination thereof; provided,

    (i) when the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group is reduced to zero, no further shares of Series 1 FON Stock or Series 3 FON Stock may be issued pursuant to this right,

    (ii) when the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group is reduced to zero, no further shares of Series 1 PCS Stock or Series 3 PCS Stock may be issued pursuant to this right, and

    (iii) if at any time the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group are both zero, the DT Class A Stock may be redeemed, at Sprint's option, at a redemption price of $0.001 per share.

  Automatic Adjustment to Par Value Amount. Upon each issuance of any shares of Series 1 FON Stock and/or Series 3 FON Stock, on the one hand, and Series 1 PCS Stock and/or Series 3 PCS Stock, on the other, in accordance with the rights described above under "--Right to Cause Issuance of FON Stock and PCS Stock,"

    (i) in the case of an exercise of such right by a holder of FT Class A Stock, each share of the FT Class A Stock will be automatically reclassified into a share of FT Class A Stock with a new par value amount equal to the Reduced Par Value Amount, and the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group, as applicable, will be reduced to reflect such issuance of shares; and

    (ii) in the case of an exercise of such right by a holder of DT Class A Stock, each share of the DT Class A Stock will be automatically reclassified into a share of DT Class A Stock with a new par value amount equal to the Reduced Par Value Amount, and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, as applicable, will be reduced to reflect such issuance of shares.

Conversion and Redemption

  The Articles do not provide for either mandatory or optional conversion or redemption of the FON Stock, except for Sprint's ability to redeem FON Stock beneficially owned by Aliens (as defined in the Articles) in certain circumstances. The terms of the PCS Stock permit the conversion and redemption of PCS Stock upon the terms described below.

  Mandatory Dividend, Redemption or Conversion of PCS Stock. If there is a Disposition, in one transaction or a series of related transactions, by Sprint and/or its subsidiaries of all or substantially all of the properties and assets attributed to the PCS Group to one or more persons or entities (other than (w) the Disposition by Sprint of its properties and assets in one transaction or a series of related transactions in connection with the dissolution or the liquidation and winding up of Sprint and the distribution of assets to stockholders, (x) the Disposition of the properties and assets of the PCS Group as contemplated by "--Redemption of PCS Stock for Subsidiary Stock" described below, (y) to any person or entity controlled by Sprint or
(z) pursuant to a Related Business Transaction), then Sprint shall, on or prior to the 85th Trading Day after the date of consummation of such Disposition (the "PCS Group Disposition Date"), (I) pay a dividend on the PCS Stock or (II) redeem some or all of the PCS Stock or convert PCS Stock into FON Stock (or another class or series of common stock of Sprint), all as provided by the following subparagraphs (1) and (2) as the Sprint Board shall have selected:

  (1) provided that there are funds of Sprint legally available therefor:

    (a) pay to the holders of the shares of PCS Stock a dividend, subject to the limitations described below under "--Dividends on Common Stock," in cash and/or in securities (other than a dividend of any class or series of FON Stock or PCS Stock) or other property having a fair value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding

        PCS Fraction as of the record date for determining holders entitled to receive such dividend multiplied by the fair value of the Net Proceeds of such Disposition; or

    (b)(i) if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the PCS Group, redeem all outstanding shares of PCS Stock in exchange for cash and/or for securities (other than any class or series of FON Stock or PCS Stock) or other property having a Fair Value as of the PCS Group Disposition Date in the aggregate equal to the product of the Outstanding PCS Fraction as of the redemption date multiplied by the Fair Value of the Net Proceeds of such Disposition (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the same)); or

      (ii) if such Disposition involves substantially all (but not all) of the properties and assets attributed to the PCS Group, redeem the number of whole shares of PCS Stock (which may be all of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive trading days beginning on the sixteenth trading day immediately succeeding the PCS Group Disposition Date closest to the product of the Outstanding PCS Fraction as of the date such shares are selected for redemption multiplied by the Fair Value as of the PCS Group Disposition Date of the Net Proceeds of such Disposition, in exchange for cash and/or securities (other than any class or series of FON Stock or PCS Stock) or other property having a Fair Value in the aggregate equal to such product (such aggregate amount to be allocated to shares of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock in the ratio of the number of shares of each such series outstanding to the other series (so that the amount of consideration paid for the redemption of each share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock is the
           same)); or

  (2) convert each outstanding share of PCS Stock into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not publicly-traded at such time and shares of another class or series of common stock of Sprint (other than PCS Stock) are then publicly-traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion) equal to 110% of the ratio of the average Market Value of one share of PCS Stock over the period of ten consecutive trading days beginning on the sixteenth trading day following the PCS Group Disposition Date to the average Market Value of one share of FON Stock (or such other class or series of common stock) over the same ten trading day period;

  If Sprint:

    (i) pays a dividend to the holders of shares of PCS Stock in accordance with subparagraph (1)(a), then it will also pay a dividend to the holders of Class A Common equivalent on a Per Class A PCS Share Basis to that paid to the holders of Shares;

    (ii) redeems all outstanding shares of PCS Stock in accordance with subparagraph (1)(b)(i), then Sprint will pay an aggregate amount to the holders of FT Class A Stock and DT Class A Stock equivalent on a Per Class A PCS Share Basis to the per share redemption amount paid in accordance with subparagraph (1)(b)(i) in respect of the total Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively;

    (iii) redeems shares of PCS Stock in accordance with subparagraph
  (1)(b)(ii), then Sprint will pay to the holders of FT Class A Stock and DT Class A Stock an amount in accordance with subparagraph (1)(b)(ii) immediately above but only in respect of the same proportion of the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the Number Of Shares Issuable

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

  With Respect To The DT Class A Equity Interest In The PCS Group, respectively, as the PCS Stock redeemed in accordance with (1)(b)(ii); and

    (iv) converts shares of PCS Stock in accordance with subparagraph (2), then (i) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group will convert into a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and (ii) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group will convert into a Number of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, each such conversion to be on the same basis as set forth in subparagraph
  (2).

  If the payment of the dividend or the redemption price with respect to the PCS Stock provided for by subparagraph (1) above occurs prior to November 23, 2001, then the Sprint Board may convert each share of PCS Stock remaining outstanding, but only as of a Conversion Date prior to the first anniversary of the payment of such dividend or redemption price, into a number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, as applicable (or, if the Series 1 FON Stock is not publicly- traded at such time and shares of any other class or series of common stock of Sprint (other than PCS Stock) are then publicly-traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the trading day immediately preceding the date of the notice of such conversion) equal to 110% of the Optional Conversion Ratio as of the fifth trading day prior to the date of the notice of such conversion; provided that upon such conversion, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively.

  Any such conversion described above would dilute the interest in Sprint of holders of FON Stock and would preclude holders of either FON Stock or PCS Stock from retaining their investment in a security reflecting separately the business of their respective Group. In determining whether to effect any such conversion following a dividend or partial redemption after the disposition of substantially all (but not all) assets of the PCS Group, the Sprint Board, in its sole discretion and consistent with its fiduciary duties to all Sprint stockholders, in addition to other matters, would likely consider whether the remaining properties and assets attributed to the PCS Group continue to constitute a viable business. Other considerations could include the number of shares of PCS Stock remaining issued and outstanding, the per share market price of such stock and the cost of maintaining stockholder accounts.

  Notwithstanding the foregoing provisions, Sprint will redeem PCS Stock as provided by subparagraph (1)(b)(i) or (1)(b)(ii) above only if the amount to be paid in redemption of such stock is less than or equal to the sum of (i) the amount available for the payment of dividends on such shares to be redeemed measured as of the redemption date and (ii) the amount determined to be capital in respect of the shares to be redeemed in accordance with applicable corporation law as of the redemption date.

  The Sprint Board may pay any dividend or redemption price referred to in subparagraph (1)(a) in cash, securities (other than any class or series of FON Stock or PCS Stock or other common equity securities of Sprint) or other property, regardless of the form or nature of the proceeds of the disposition; provided that if such payment is made in voting securities (other than any class or series of FON Stock or PCS Stock or other common equity securities of Sprint) of Sprint or another entity, holders of Series 2 PCS Stock will receive voting securities with voting power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock.

  For these purposes, "substantially all of the properties and assets" attributed to the PCS Group as of any date means a portion of such properties and assets that represents at least 80% of the Fair Value of the properties and assets attributed to the PCS Group as of such date.

  Conversion at Option of Sprint. At any time following November 23, 2001, the Sprint Board may convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock into the number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3

FON Stock, respectively (or, if the Series 1 FON Stock is not publicly-traded at such time and shares of any other class or series of common stock of Sprint (other than PCS Stock) are then publicly-traded, of such other class or series of common stock as has the largest total market capitalization as of the close of business on the trading day immediately preceding the date of the notice of conversion) equal to, on the Conversion Date, (i) if following November 23, 2001 but prior to November 23, 2002, 110% of the Optional Conversion Ratio as of the fifth trading day prior to the date of the notice of such conversion, or (ii) if on or after November 23, 2002 at such conversion ratio (if any) as Sprint's Board determines to be fair to holders of the PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class. Upon such conversion, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively.

  Redemption of PCS Stock for Subsidiary Stock. At any time, Sprint's Board may, provided there are funds legally available for such purpose, redeem all of the outstanding shares of PCS Stock in exchange for the number of shares of common stock of one or more wholly-owned subsidiaries of Sprint (collectively, the "PCS Group Subsidiary") that collectively hold directly or indirectly all of the assets and liabilities attributed to the PCS Group (and no other assets or liabilities of Sprint or any subsidiary thereof) equal to the product of the Outstanding PCS Fraction and the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such exchange of shares (including any shares of such PCS Group Subsidiary which will be retained by Sprint in respect of any Inter-Group Interest of the FON Group in the PCS Group), such PCS Group Subsidiary shares to be divided among the holders of PCS Stock pro rata in accordance with the number of shares of PCS Stock held by each on the redemption date, each of which shares of common stock of such PCS Group Subsidiary will be, upon such delivery, fully paid and nonassessable; provided, however, that

    (i) such redemption may not occur prior to November 23, 2000 unless it is approved by the affirmative vote of the holders of a majority of shares of PCS Stock and Class A Common (to the extent such stock represents Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), voting together as a single class,

    (ii) holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the redemption date will receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with voting power equivalent on a per share basis to such shares received by holders of Series 1 PCS Stock, and

    (iii) on such redemption date, the holders of FT Class A Stock and DT Class A Stock will receive the number of shares of the PCS Group Subsidiary equal to the product of (A) the FT Class A PCS Interest Fraction, in the case of the holders of the FT Class A Stock, and the DT Class A PCS Interest Fraction, in the case of holders of DT Class A Stock and (B) the number of shares of common stock of such PCS Group Subsidiary to be outstanding immediately following such issuance of shares;

and provided further, that no such redemption may occur unless (i) the redemption is tax-free to the holders of PCS Stock or (ii) another arrangement exists for the benefit of the holders of PCS Stock redeemed such that, net of all taxes related to such redemption and to such other arrangement itself which are realized by such stockholders, such stockholders will be in a position that is substantially equivalent economically to the position they would be in after a tax-free distribution.

  Effects on Convertible Securities. The following provisions with respect to Convertible Securities only apply to the extent that the terms of such Convertible Securities do not provide for other adjustments in the event of a conversion, exchange or redemption.

  After any conversion date or redemption date on which all outstanding shares of any class or series of PCS Stock are converted or redeemed, any share of such class or series of PCS Stock that is issued on conversion, exchange or exercise of any Convertible Securities will, immediately upon issuance pursuant to such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, Sprint or the Sprint Board or the holder of such Convertible
Security:

    (i) if the shares of such class or series of PCS Stock outstanding on such conversion date were converted into shares of another class or series of FON Stock or PCS Stock (or another class or series of common stock of Sprint) pursuant to the provisions described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or "--Conversion at Option of Sprint," be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of Sprint that the number of shares of such class or series of PCS Stock issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such conversion date; or

    (ii) if the shares of such class or series of PCS Stock outstanding on such redemption date were redeemed pursuant to the provisions described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or redeemed for common stock of the PCS Group Subsidiary, pursuant to the provisions described under "--Redemption of PCS Stock for Subsidiary Stock," be redeemed, to the extent of funds of Sprint legally available therefor, for $.01 per share in cash for each share of such class or series of PCS Stock issued upon such conversion, exchange or exercise.

  General Conversion and Redemption Provisions. Not later than the 10th trading day following the consummation of a Disposition referred to above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of shares outstanding of PCS Stock, (iii) the number of shares of PCS Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (iv) the Outstanding PCS Fraction, the FT Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice. Not earlier than the 26th trading day and not later than the 30th trading day following the consummation of such Disposition, Sprint will announce publicly by press release which of the actions specified in clause
(a), (b)(i) or (b)(ii) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" it has irrevocably determined to take.

  If Sprint determines to pay a dividend on shares of PCS Stock as described in clause (a) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not later than the 30th trading day following the consummation of such Disposition, cause notice to be given to each holder of PCS Stock, Class A Common and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th trading day and not later than the 50th trading day following the consummation of such Disposition, (2) the anticipated payment date of such dividend (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of such PCS Stock, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the FT Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice,
(6) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such convertible securities on or prior to the record date referred to in clause (1) of this sentence. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem PCS Stock pursuant to clause (b)(i) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not earlier than the 45th trading day and not later than the 35th trading day prior to the redemption date, cause notice to be given to each holder of shares of PCS Stock, Class A Common and Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the redemption date will be redeemed, (2) the redemption date (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the FT Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice,
(6) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of cash and/or securities or other property, (7) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which such outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "--Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and
(9) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such redemption date. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem PCS Stock pursuant to clause (b)(ii) of subparagraph (1) under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," Sprint shall, not later than the 30th trading day following the consummation of the Disposition referred to in such subparagraph, cause notice to be given to each holder of shares of PCS Stock, Class A Common and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a date, not earlier than the 40th trading day and not later than the 50th trading day following the consummation of the Disposition in respect of which such redemption is to be made, on which shares of PCS Stock shall be selected for redemption, (2) the anticipated redemption date (which shall not be more than 85 trading days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the Outstanding PCS Fraction, the FT Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described under "--Effects on Convertible Securities" if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement that Sprint will not be required to register a transfer of any shares of PCS Stock for a period of 15 trading days next preceding the date referred to in clause
(1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, but not earlier than 40 trading days nor more than 50 trading days following the consummation of such Disposition, Sprint will cause a notice to be given to each holder of record of shares of PCS Stock to be redeemed setting forth (1) the number of shares of PCS Stock held by such holder to be redeemed, (2) a statement that such shares of PCS Stock will be redeemed, (3) the redemption date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of PCS Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of Sprint after the redemption date and (7) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of the redemption date. Such notices will be sent by first-class mail, postage prepaid to each such holder, at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to convert the PCS Stock pursuant to subparagraph (2) or as otherwise described under "--Mandatory Dividend, Redemption or Conversion of PCS Stock" or "--Conversion at Option of Sprint," as the case may be, Sprint will, not earlier than the 45th trading day and not later than the 35th trading day prior to the conversion date, cause notice to be given to each holder of shares of PCS Stock, Class A Common and Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of PCS Stock will be converted, (2) the conversion date (which, in the case of a conversion after a Disposition, will not be more than 85 trading days following the consummation of such Disposition), (3) the per share number of shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of Sprint, as the case may be, to be received with respect to each share of PCS Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer, are to be surrendered for delivery of certificates for shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of Sprint, as the case may be, (5) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such conversion date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of Sprint.

  If Sprint determines to redeem shares of PCS Stock as described under "-- Redemption of PCS Stock for Subsidiary Stock," Sprint will cause notice to be given to each holder of shares of PCS Stock to be redeemed, and to each holder of Class A Common and Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of PCS Stock outstanding on the redemption date will be redeemed in exchange for shares of common stock of the PCS Group Subsidiary, (2) the redemption date, (3) the Outstanding PCS Fraction, the FT Class A PCS Interest Fraction and the DT Class A PCS Interest Fraction on the date of such notice, (4) the place or places where certificates for shares of PCS Stock to be redeemed, properly endorsed or assigned for transfer, are to be surrendered for delivery of certificates for shares of the PCS Group Subsidiary, (5) a statement to the effect that, except as otherwise provided below, dividends on such shares of PCS Stock will cease to be paid as of such redemption date, (6) the number of shares of PCS Stock outstanding and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (7) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities will be entitled to receive shares of common stock of the PCS Group Subsidiary upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 30 trading days nor more than 45 trading days prior to the redemption date to each such holder at such holder's address as the same appears on the transfer books of Sprint. If any shares of Series 2 PCS Stock or Series 3 PCS Stock are outstanding immediately prior to the redemption date, then the notice provided to each holder of Series 2 PCS Stock or Series 3 PCS Stock, as the case may be, pursuant to this provision will also indicate that such holders of shares of Series 2 PCS Stock and Series 3 PCS Stock outstanding immediately prior to the redemption date will receive on a per share basis, pursuant to such redemption, shares of common stock of such PCS Group Subsidiary with voting power equivalent to such shares received by holders of Series 1 PCS Stock.

  If less than all of the outstanding shares of PCS Stock are to be redeemed as described above under "--Mandatory Dividend, Redemption or Conversion of PCS Stock," then the shares to be redeemed by Sprint will be selected from among the holders of shares of PCS Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among each class or series of PCS Stock (including pro rata among all holders of Series 2 PCS Stock and Series 3 PCS Stock) or, if Series 2 PCS Stock is no longer outstanding, by lot or such other method as may be determined by the Sprint Board to be equitable.

  Neither the failure to mail any notice described above to any particular holder of PCS Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of PCS Stock or of outstanding Convertible Securities or the validity of any such conversion or redemption.

  Sprint will not be required to issue or deliver fractional shares of any capital stock or any other securities to any holder of PCS Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of PCS Stock is held at the same time by the same holder, Sprint may aggregate the number of shares of any capital stock that is issuable or any other securities or property that is distributable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of PCS Stock, Sprint will, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value on the fifth trading day prior to the date such payment is to be made (without interest). For purposes of this provision, "Fair Value" of any fractional share means (A) in the case of any fraction of a share of Sprint capital stock, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by Sprint's Board.

  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of PCS Stock; provided, however, that if the conversion date or redemption date, as the case may be, with respect to any shares of PCS Stock is subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto the holders of such shares of PCS Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

  Before any holder of PCS Stock will be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock, and/or other securities or property to be distributed to such holder with respect to any conversion or redemption of shares of PCS Stock, such holder will surrender at such place as Sprint will specify certificates for shares of PCS Stock properly endorsed or assigned for transfer (unless Sprint waives such requirement). Sprint will, as soon as practicable after receipt of certificates representing such shares of PCS Stock, deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person is entitled, together with any fractional payment referred to above, in each case without interest. If less than all of the shares of PCS Stock represented by any one certificate are to be converted or redeemed, Sprint will issue and deliver a new certificate for the shares of PCS Stock not redeemed.

  From and after any applicable conversion date or redemption date, all rights of a holder of PCS Stock that were converted or redeemed will cease, except for the right, upon surrender of the certificates representing such shares of PCS Stock, to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. Subject to the next sentence, no holder of a certificate that immediately prior to the applicable conversion date or redemption date represented shares of PCS Stock will be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which PCS Stock was converted until the surrender of such holder's certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of Sprint as of a record date after the conversion date or redemption date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion date, Sprint will, however, be entitled to treat the certificates for PCS Stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of Sprint for which the shares of PCS Stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

  Sprint will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of PCS Stock. Sprint will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of PCS Stock so converted or redeemed were registered, and no such issuance or delivery will be made unless and until the person requesting such issuance or delivery has paid to Sprint the amount of any such tax or has established to the satisfaction of Sprint that such tax has been paid.

  Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power. If the total number of Converted Votes represented by the aggregate number of issued and outstanding shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be, is below one percent of the outstanding voting power of Sprint for more than 90 consecutive days, then (i) Sprint will notify FT and DT of the date on which such conversion will occur as soon as practicable following the date on which such 90-day period ends (the "Conversion Trigger Date") but in no event later than ten business days after the Conversion Trigger Date and (ii) each outstanding share of Series 2 PCS Stock or Series 2 FON Stock will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively. Such conversion will take place on the 90th day following the Conversion Trigger Date.

  Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Certain Transfers. Upon any transfer of shares of Series 2 PCS Stock or Series 2 FON Stock, as the case may be (other than a transfer to a Cable Holder) each such share so transferred will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of Series 1 PCS Stock or Series 1 FON Stock, respectively, as of the date of such transfer.

  Immediately upon the conversion of shares of Series 2 PCS Stock (or, if applicable, Series 2 FON Stock) into shares of Series 1 PCS Stock (or, if applicable, Series 1 FON Stock), as described above under "--Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power" (such shares so converted hereinafter referred to as the "Converted Series Shares"), the rights of the holders of such Converted Series Shares, as such, will cease and the holders thereof will be treated for all purposes as having become the record owners of the shares of Series 1 PCS Stock or Series 1 FON Stock, as the case may be, issuable upon such conversion, provided that such persons will be entitled to receive when paid any dividends declared on the Converted Series Shares as of a record date preceding the time the Converted Series Shares were converted (the "Series Conversion Time") and unpaid as of the Series Conversion Time.

Voting Rights of Common Stock

  In General. Pursuant to the Articles, except as otherwise provided by law or as expressly set forth in the Articles, each share of FON Stock, PCS Stock and Class A Common will be entitled to vote, in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," on all matters in respect of which the holders of Sprint's common stock are entitled to vote, and, except as otherwise provided by the terms of any outstanding series of Preferred Stock, the holders of FON Stock, PCS Stock and Class A Common will vote together with the holders of all other classes or series of capital stock which have general voting power on all such matters as a single class; provided, however, that

    (i) the affirmative vote of holders of a majority of the votes represented by the FON Stock and Class A Common, voting together as a single class in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," will be required to adopt any proposed amendment to Sprint's Articles of Incorporation that would (A) increase or decrease the aggregate number of authorized shares of the FON Stock, (B) increase or decrease the par value of the shares of the FON Stock or (C) alter or change the powers, preferences or special rights of the shares of the FON Stock so as to affect them adversely, and

    (ii) the affirmative vote of holders of a majority of the votes represented by the PCS Stock and Class A Common, voting together as a single class in accordance with the provisions set forth in "--Number of Votes" and "--Temporary Voting Adjustment For Class A Holders," will be required to adopt any proposed amendment to Sprint's Articles of Incorporation that would (A) increase or decrease the aggregate number of authorized shares of the PCS Stock, (B) increase or decrease the par value of shares of the PCS Stock or (C) alter or change the powers, preferences or special rights of the shares of the PCS Stock so as to affect them adversely.

  Number of Votes. Pursuant to the Articles,

  . on each matter to be voted on by the holders of FON Stock, PCS Stock and Class A Common voting together as a single class,

    -- each outstanding share of Series 1 FON Stock and Series 3 FON Stock will be entitled to one vote (subject, in the case of the Series 3 FON Stock, to any increase in accordance with "--Temporary Voting Adjustment For Class A Holders");

    -- subject to any increase resulting from the provisions described in "--Temporary Voting Adjustment For Class A Holders," each outstanding share of FT Class A Stock and DT Class A Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) equal to the sum of (A) in the case of the FT Class A Stock, the FT Class A FON Vote Per Share and the FT Class A PCS Vote Per Share (computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places) and
       (B) in the case of the DT Class A Stock, the DT Class A FON Vote Per Share and the DT Class A PCS Vote Per Share (computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places);

    -- each outstanding share of Series 1 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) (the "PCS Per Share Vote") equal to the number of votes determined by multiplying one by the ratio of the average trading prices, over a 20 Trading Day period, of one share of Series 1 PCS Stock to one share of Series 1 FON Stock, computed as of the tenth trading day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places;

    -- each outstanding share of Series 2 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to ten percent of the applicable PCS Per Share Vote;

    -- each outstanding share of Series 3 PCS Stock will be entitled to a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of one vote) equal to the applicable PCS Per Share Vote (subject to any increase in accordance with the provisions described in "--Temporary Voting Adjustment For Class A Holders"); and

    -- each outstanding share of Series 2 FON Stock will be entitled to ten percent of one vote;

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


  . on each matter to be voted on by the holders of Series 1 FON Stock, Series 2 FON Stock, Series 1 PCS Stock and Series 2 PCS Stock, voting together as a single class, (i) each outstanding share of Series 1 FON Stock will be entitled to one vote, (ii) each outstanding share of Series 2 FON Stock will be entitled to ten percent of one vote; (iii) each outstanding share of Series 1 PCS Stock will be entitled to the PCS Per Share Vote determined as described above; and (iv) each outstanding share of Series 2 PCS Stock will be entitled to ten percent of such applicable PCS Per Share Vote;

  . on each matter to be voted on by the holders of FON Stock and Class A Common, voting together as a single class, each outstanding share of (i) Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock will be entitled to one vote and (ii) FT Class A Stock and DT Class A Stock will be entitled to the FT Class A FON Vote Per Share and the DT Class A FON Vote Per Share, respectively;

  . on each matter to be voted on by the holders of the PCS Stock and Class A Common, voting together as a single class, each outstanding share of
     (i) Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock will be entitled to one vote and (ii) FT Class A Stock and DT Class A Stock will be entitled to the FT Class A PCS Vote Per Share and the DT Class A PCS Vote Per Share, respectively; and

  . on each matter to be voted on by the holders of the Class A Common, Series 3 FON Stock and Series 3 PCS Stock (the "Class A Stock"), voting together as a single class, each outstanding share of (i) Series 3 FON Stock will be entitled to one vote, (ii) Series 3 PCS Stock will be entitled to the PCS Per Share Vote determined as described above, (iii) DT Class A Stock will be entitled to the DT Class A PCS Vote Per Share and the DT Class A FON Vote Per Share, and (iv) FT Class A Stock will be entitled to the FT Class A PCS Vote Per Share and the FT Class A FON Vote Per Share, respectively.

  In addition to the provisions set forth above, (i) if shares of only one class or series of common stock are outstanding on the record date for determining the holders of common stock entitled to vote on any matter, then each share of that class or series will be entitled to one vote and (ii) if any class or any series of FON Stock or PCS Stock votes as a separate class with respect to any matter, each share of that class or series will, for purposes of such vote, be entitled to one vote on such matter.

  Temporary Voting Adjustment For Class A Holders. If any conversions of shares of Series 2 PCS Stock or Series 2 FON Stock into shares of Series 1 PCS Stock or Series 1 FON Stock, respectively, as described above under "-- Conversion and Redemption--Automatic Conversion of Series 2 PCS Stock and Series 2 FON Stock--Below One Percent Voting Power" and "--Certain Transfers," or any increases in the per share vote of other Sprint voting securities upon a transfer of such voting securities, occur on or after the tenth trading day preceding a record date for purposes of determining the stockholders entitled to vote or to receive the payment of a dividend, then the per share vote of the Class A Common, Series 3 FON Stock and Series 3 PCS Stock determined in accordance with "--Number of Votes" will be increased such that the aggregate Percentage Ownership Interest of each holder of Class A Stock (a "Class A Holder") will not be diluted as a result of such conversions until 12:01 a.m. on the day immediately following the date of such stockholder meeting or the dividend payment date, respectively.

  Other Voting-related Matters. Sprint anticipates that, for the foreseeable future, the FON Stock will continue to represent a majority of the voting power of all classes and series entitled to vote in the election of directors (other than Class A directors, who would be elected solely by the holders of Class A Common, Series 3 FON Stock and Series 3 PCS Stock).

  Sprint will set forth the number of outstanding shares of FON Stock and PCS Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and will disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of each class or series of the FON Stock and the PCS Stock.

  The relative voting rights of the FON Stock, Class A Common and the PCS Stock fluctuate as described above so that a holder's voting rights more closely reflect the Market Value of such holder's equity investment in Sprint. Fluctuations in the relative voting rights of the FON Stock and the PCS Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Sprint to acquire such percentage of both such classes of FON Stock and PCS Stock, and limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

  The holders of FON Stock or PCS Stock do not have any rights to vote separately as a class on any matter coming before stockholders of Sprint, except (i) for certain limited class voting rights provided under Kansas law described below and (ii) as described under "--Conversion and Redemption-- Redemption of PCS Stock for Subsidiary Stock." In addition to the approval of the holders of a majority of the voting power of all shares of FON Stock, Class A Common and PCS Stock voting together as a single class, the approval of a majority of the outstanding shares of the FON Stock, Class A Common or the PCS Stock, voting as a separate class, would be required under Kansas law to approve any amendment to the Articles that would change the par value of the shares of the class (other than as already provided in the Articles) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Similar approval of a majority of the outstanding shares of any series of FON Stock, Class A Common or PCS Stock will be required for similar changes affecting only such series of stock. Because most matters brought to a stockholder vote would only require the approval of a majority of the voting power of the FON Stock, Class A Common and PCS Stock, voting together as a single class, if the holders of any such class of FON Stock, Class A Common or PCS Stock have more than the number of votes required to approve any such matter, the holders of that class will be in a position to control the outcome of the vote on such matter. See "Risk Factors--The Tracking Stocks--Limited Separate Stockholder Rights; No Additional Rights with Respect to the Groups; Effects on Voting Power."

Liquidation

  If any voluntary or involuntary liquidation, dissolution or winding up of Sprint occurs, then after payment or provision for payment of the debts and other liabilities of Sprint, including the liquidation preferences of any series of Preferred Stock, the holders of FON Stock, Class A Common and PCS Stock will be entitled to receive the remaining assets of Sprint, regardless of the Group to which such assets are attributed, divided among such holders in accordance with the per share Liquidation Units attributable to each such class or series of stock as follows:

    (i) each share of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock will be attributed one Liquidation Unit;

    (ii) at the time of the liquidation, dissolution or winding up of Sprint, each share of FT Class A Stock will be attributed a number of Liquidation Units (which may be more or less than one whole Liquidation Unit and may include a fraction of a Liquidation Unit) equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the PCS Ratio (approximately 0.205), divided by (B) the aggregate number of shares of FT Class A Stock outstanding;

    (iii) at the time of the liquidation, dissolution or winding up of Sprint, each share of DT Class A Stock will be attributed a number of Liquidation Units (which may be more or less than one whole Liquidation Unit and may include a fraction of a Liquidation Unit) equal to (A) the sum of (I) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group and (II) the product of the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group and the PCS Ratio (approximately 0.205), divided by (B) the aggregate number of shares of DT Class A Stock outstanding; and

    (iv) each share of PCS Stock will be attributed approximately 0.205 Liquidation Units.

  The per share Liquidation Units of each such class or series of stock will be subject to adjustment as determined by Sprint's Board to be appropriate to reflect equitably (i) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class or series of stock or (ii) any dividend or other distribution of shares of such class or series of stock to holders of shares of such class or series of stock. For example, if Sprint were to effect a two-for-one split of the FON Stock, the FON Stock would be entitled to

0.5 of a Liquidation Unit per share in order to avoid dilution of the aggregate liquidation rights of holders of PCS Stock. Neither the merger nor consolidation of Sprint, nor the transfer of all or part of its assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Sprint within the meaning of this provision. Notwithstanding the foregoing, any transaction or series of related transactions which results in the distribution of all or substantially all of the assets of the PCS Group (excluding any portion of such assets retained by Sprint or distributed to holders of FON Stock in respect of the FON Group's Inter-Group Interest in the PCS Group) to the holders of the outstanding PCS Stock and Class A Common (to the extent of any Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) by way of the distribution of equity interests in one or more entities that collectively hold, directly or indirectly, all or substantially all of the assets of the PCS Group (including, without limitation, the PCS Group Subsidiary) will not constitute a voluntary or involuntary liquidation, dissolution or winding up of Sprint for purposes of this provision but will instead be subject to the provisions described above under "--Conversion and Redemption--Redemption of PCS Stock for Subsidiary Stock."

  The Liquidation Units of the FON Stock, Class A Common and PCS Stock were determined by Sprint in consultation with its legal and financial advisors. Sprint expects that a majority of its Liquidation Units would be attributed to the FON Stock if a liquidation were to occur in the foreseeable future. Sprint considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to trading in FON Stock and PCS Stock. No holder of FON Stock has any special right to receive specific assets attributable to the FON Group and no holder of PCS Stock has any special right to receive specific assets attributable to the PCS Group in the case of a dissolution or liquidation and winding-up of Sprint.

Dividends on Common Stock

  Dividends may be declared and paid on the FON Stock, the Class A Common and the PCS Stock out of the funds of Sprint legally available for such purpose. Sprint's Board, in accordance with this requirement and the Tracking Stock Policies, may at any time declare and pay dividends (i) exclusively on the FON Stock and the Class A Common (on a Per Class A FON Share Basis), (ii) exclusively on the PCS Stock and the Class A Common (on a Per Class A PCS Share Basis) or (iii) on the FON Stock and the Class A Common (on a Per Class A FON Share Basis), on the one hand, and the PCS Stock and the Class A Common (on a Per Class A PCS Share Basis), on the other, in equal or unequal per share amounts, notwithstanding the amount of dividends previously declared on each class or series of stock, the respective voting or liquidation rights of each class or series of stock or any other factor.

  Dividend Policy. The Sprint Board will periodically consider appropriate dividend policies and practices relating to future dividends on the FON Stock and the PCS Stock. The Sprint Board does not expect to declare any dividends on the PCS Stock in the foreseeable future.

  Pursuant to the Tracking Stock Policies, dividends on FON Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the FON Group Available Dividend Amount.

  Pursuant to the Tracking Stock Policies, dividends on PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount.

  As of September 30, 1998, based on their respective financial statements, the funds of Sprint legally available for the payment of dividends under Kansas law would have been at least $8.5 billion, the FON Group Available Dividend Amount would have been approximately $7.6 billion and the PCS Group Available Dividend Amount (after giving effect to the Recapitalization, the PCS Restructuring, the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring, the Offerings and the purchase of PCS Stock by FT and DT in connection with the Offerings) would have been approximately $4.0 billion. No assurance can be made as to the continued availability of such amounts. Dividend payments on the FON Stock or on the PCS Stock could be precluded because of the unavailability of legally available funds under Kansas law, even if the

Available Dividend Amount test with respect to the relevant Group is met. See "Risk Factors--The Tracking Stocks--Potential Diverging Interests--No Assurance of Payment of Dividends."

  Share Distributions. Subject to the requirements for declaration and payment of dividends generally under the Articles and in accordance with the Tracking Stock Policies adopted by Sprint's Board, Sprint's Board may declare and pay dividends or distributions of shares of FON Stock and PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of FON Stock and PCS Stock) on shares of FON Stock, Class A Common and PCS Stock or shares of Preferred Stock only as follows:

    (A) dividends or distributions of shares of (i) Series 1 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 FON Stock), (ii) Series 2 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 FON Stock) and (iii) Series 3 FON Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 FON Stock) on shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common (but only in respect of the Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, as well as on Preferred Stock attributed to the FON Group exclusively;

    (B) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on shares of (i) Series 1 PCS Stock, (ii) Series 2 PCS Stock and
  (iii) Series 3 PCS Stock and shares of Class A Common (but only in respect of the Shares Issuable With Respect To The Class A Equity Interest In The PCS Group), respectively, and Preferred Stock attributed to the PCS Group exclusively;

    (C) dividends or distributions of shares of (i) Series 1 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 1 PCS Stock), (ii) Series 2 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 2 PCS Stock) and (iii) Series 3 PCS Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Series 3 PCS Stock) on (x) shares of (i) Series 1 FON Stock, (ii) Series 2 FON Stock and
  (iii) Series 3 FON Stock and shares of Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), respectively, or (y) shares of Preferred Stock to the extent attributed to the FON Group, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest required under the terms of the Articles as a result of such dividend or distribution, plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued or any other outstanding Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group; and

    (D) dividends or distributions of shares of Preferred Stock to the extent attributed to the PCS Group (or Convertible Securities convertible into or exchangeable or exercisable for shares of Preferred Stock to the extent attributed to the PCS Group) on shares of FON Stock or Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group, but in any such case only if immediately prior to such dividend or distribution the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest is greater than or equal to the sum of (1) the amount of any decrease in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest required under the terms of the Articles as a result of such dividend or distribution plus (2) the number of shares of PCS Stock issuable upon conversion, exchange or exercise of any Convertible Securities that have been issued as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of Preferred Stock to the extent attributed to the FON Group.

  For purposes of this provision, any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for FON Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) or PCS Stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) will be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

Determinations by the Sprint Board

  Any determinations made in good faith by the Sprint Board under any provision described under "Description of Capital Stock," and any determinations with respect to any Group or the rights of holders of shares of either FON Stock or PCS Stock, would be final and binding on all stockholders of Sprint, subject to the rights of stockholders under applicable Kansas law and under the federal securities laws.

Stock Transfer Agent and Registrar

  UMB Bank, n.a. is the transfer agent, registrar and dividend paying agent for the FON Stock and the PCS Stock.

Stock Exchange Listings

  The New York Stock Exchange lists the Series 1 FON Stock, which is traded under the symbol "FON," and the Series 1 PCS Stock, which is traded under the symbol "PCS."

Description of Warrants; Warrant Inter-Group Interest

  The Warrants were issued as part of the consideration issued to the Cable Parents and their subsidiaries at the time of the PCS Restructuring Closing. The Warrants were issued pursuant to the terms of the Warrant Agreements dated as of November 23, 1998 between Sprint and each Cable Parent or an affiliate thereof (the "Warrant Agreements"). Subject to adjustment as described below, each Warrant is exercisable for a share of PCS Stock at the option of the holder at any time prior to November 23, 2003 at an initial exercise price (the "Exercise Price") with respect to each Warrant equal to the average daily closing prices of a share of Series 1 PCS Stock for the period of 30 consecutive trading days ending on the 45th trading day following the commencement of regular way trading in connection with the Recapitalization.

  Concurrently with the consummation of the PCS Restructuring and pursuant to the Restructuring Agreement, Sprint acquired an Inter-Group Interest of the FON Group in the PCS Group that has terms equivalent to the Warrants (the "Warrant Inter-Group Interest").

  The Warrants held by TCI, Comcast and Cox and their respective Affiliates represent approximately 1.50%, .72% and .75% of the total shares of PCS Stock outstanding, respectively, as of December 31, 1998 (including Series 1 PCS Stock held by the public, Series 2 PCS Stock held by the Cable Parents, Series 3 PCS Stock held by FT and DT, the shares of PCS Stock that are issuable with respect to the Class A Common held by FT and DT and the Inter-Group Interest held by the FON Group, but not including shares issuable upon conversion of the PCS Preferred Stock or shares issued in the Offerings), and the Warrant Inter-Group Interest of the FON Group represents approximately 3.0% of such total shares of PCS Stock outstanding.

  The Warrants are freely transferable by the Cable Parents and their subsidiaries. Each Warrant represents the right, subject to the provisions of the Warrant Agreements, to purchase (i) if the holder of such Warrant is a

Cable Holder, one share of Series 2 PCS Stock and (ii) if such holder is not a Cable Holder, one share of Series 1 PCS Stock. Any whole number of Warrants may be exercised by the holder by the surrender of the certificate evidencing such Warrants at the principal office of Sprint at any time prior to November 23, 2003. Such surrender must be accompanied by any of (i) the payment to Sprint of the amount, in cash or by certified or bank cashier's check or by wire transfer in immediately available funds, of the Exercise Price then in effect for each Warrant exercised, (ii) a request that Sprint withhold from the number of shares of PCS Stock to be issued upon exercise of the Warrants a number of shares equal to (A) the Exercise Price multiplied by the aggregate number of Warrants then being exercised, divided by (B) the closing price per share of the Series 1 PCS Stock on the trading day immediately preceding the date of the notice of exercise or (iii) a combination of payment as set forth in (i) and (ii) in an amount equal to such aggregate Exercise Price.

  The Exercise Price and the number of shares of PCS Stock issuable upon exercise of the Warrants will be subject to adjustment on the occurrence of certain events, including:

    (i) the payment by Sprint of dividends (or the making of other distributions) with respect to PCS Stock payable in shares of PCS Stock;

    (ii) subdivisions, combinations and reclassifications of the PCS Stock;

    (iii) the issuance of rights or warrants to the holders of the PCS Stock entitling them to subscribe for or purchase shares of PCS Stock (or securities convertible into PCS Stock), in each case for consideration per share of PCS Stock which is less than the then current market price per share of Series 1 PCS Stock (as determined pursuant to the Warrant Agreement); and

    (iv) the distribution to the holders of PCS Stock of any of Sprint's assets, debt securities or any rights or warrants to purchase securities (but excluding any cash dividend on the PCS Stock unless the aggregate amount of such cash dividend together with the amount of all cash dividends on the PCS Stock with ex-dividend dates occurring in the 365 consecutive-day period ending on the date immediately prior to the ex-dividend date with respect to such cash dividend is on a per share basis more than 5% of the average market value per share of the Series 1 PCS Stock as measured during a specified portion of such period).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price; provided that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  If Sprint consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter will entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such consolidation, merger or sale of assets would have been entitled to receive upon completion of such consolidation, merger or sale of assets. Sprint has agreed not to effect any such consolidation, merger, transfer or share exchange unless prior to or simultaneously with the consummation thereof the successor (if other than Sprint) resulting from such consolidation or merger or the person purchasing such assets or other appropriate person assumes, by written instrument, the obligation to deliver to the holder of the Warrant such securities, cash or other assets as, in accordance with the foregoing provisions, the holder may be entitled to purchase and the other obligations under the Warrant.

  Subject to the following paragraph, if the PCS Stock into which the Warrant is convertible is redeemed by Sprint, then, from and after the effective date of such redemption, the holders of Warrants then outstanding will be entitled to receive upon exercise of such Warrants, in lieu of shares of PCS Stock, the kind and amount of shares of stock and other securities and property receivable in such redemption by a holder of the number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to the effective date of such redemption.

  In the case of (i) a redemption by Sprint of the outstanding shares of PCS Stock by distribution of stock of a subsidiary of Sprint in payment of the redemption price of the PCS Stock, or (ii) a spinoff by means of the

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

distribution of stock of a subsidiary of Sprint as a dividend to all holders of PCS Stock, then each holder of the Warrants may elect to have the Warrants thereafter exercisable for shares of stock of the subsidiary (the "Spun-Off Subsidiary") that is spun off as a result of such transaction (the "Redemption Securities"). If, pursuant to such redemption or spinoff, the holders of PCS Stock also receive property or assets of Sprint other than the Redemption Securities, then each holder of the Warrants may elect to have each Warrant converted into two separate warrants, one of which will be an obligation of the Spun-Off Subsidiary and will be convertible into those Redemption Securities that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff and the other of which will be an obligation of Sprint and will be convertible into such other property or assets that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff. If any holder of the Warrants elects not to so convert the Warrant, the Warrant will remain an obligation of Sprint and will thereafter be convertible only into such property or assets (if any) other than Redemption Securities that would have been received by the holder of a number of shares of PCS Stock for which the Warrant could have been exercised immediately prior to such redemption or spinoff.

  Any Warrants that are not exercised on or prior to November 23, 2003 will terminate and be of no further effect.

  The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the PCS Stock, receive notice of any meeting of the stockholders of Sprint, consent to any action of the stockholders of Sprint, receive notice of any other stockholder meeting, or to any other rights as stockholders of Sprint.

  The Warrant Inter-Group Interest has terms equivalent to the Warrants, as summarized above and as set forth in the Warrant Agreements. Under the Restructuring Agreement, Sprint has agreed that it will effect such changes from time to time to the Warrant Inter-Group Interest as may be necessary to reflect any changes to the terms, rights, powers and privileges of the Warrants.

  Sprint has authorized and reserved for issuance such number of shares of Series 1 PCS Stock and Series 2 PCS Stock as are issuable upon the exercise of all outstanding Warrants and the conversion of the Warrant Inter-Group Interest.

Description of PCS Preferred Stock; Preferred Inter-Group Interest

  The following statements with respect to the PCS Preferred Stock and the Preferred Inter-Group Interest are subject to the detailed provisions of the certificate of designations relating to the PCS Preferred Stock (the "Certificate of Designations"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

  General. The PCS Preferred Stock was issued at the PCS Restructuring Closing to the Cable Parents to purchase (i) $240 million of indebtedness advanced by the Cable Parents to fund the operations of Sprint Spectrum Holdings between May 26, 1998 and the PCS Restructuring Closing and (ii) interest on such indebtedness. Shares of PCS Preferred Stock were issued either directly for the purchase of such indebtedness and interest or as consideration in the Mergers with respect to any of such indebtedness and interest as was capitalized by the Cable Parents prior to the closing of the PCS Restructuring. The Preferred Inter-Group Interest was issued by the PCS Group to the FON Group to extinguish (i) $270.6 million of indebtedness advanced by Sprint (and allocated to the FON Group) to fund the operations of Sprint Spectrum Holdings and SprintCom between May 26, 1998 and the PCS Restructuring Closing and (ii) interest on such indebtedness. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock."

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


  The number of authorized shares of PCS Preferred Stock is 300,000. The PCS Preferred Stock is, and the PCS Stock issuable upon conversion thereof will be, validly issued, fully paid and nonassessable. The holders of the PCS Preferred Stock do not have, by virtue of such ownership, any preemptive rights with respect to any shares of capital stock of Sprint or any other securities of Sprint convertible into or carrying rights or options to purchase any such shares. The PCS Preferred Stock is not subject to any sinking fund or other obligation of Sprint to set aside funds in order to redeem the PCS Preferred Stock. If not converted by the holder or earlier redeemed by Sprint, the PCS Preferred Stock will become mandatorily redeemable on November 23, 2008. The PCS Preferred Stock is not listed on the NYSE. The shares of PCS Stock issuable upon conversion of the PCS Preferred Stock have been approved for issuance on the NYSE subject to official notice of issuance.

  Ranking. The PCS Preferred Stock ranks junior as to dividends and upon liquidation to shares of the First Series of the Preferred Stock, Second Series of the Preferred Stock, Fifth Series of the Preferred Stock and any other Preferred Stock designated as senior to the PCS Preferred Stock as to dividends or upon liquidation, dissolution or winding up ("Senior Stock"), and will have a preference over shares of Common Stock and any other class or series of Junior Stock. The term "Junior Stock" means any stock ranking junior as to dividends or upon liquidation, dissolution or winding up to the PCS Preferred Stock.

  Dividends. Holders of shares of PCS Preferred Stock are entitled to receive, when, as and if declared by the Sprint Board out of funds of Sprint legally available for payment, cumulative cash dividends payable at the rate of $6.73 per share quarterly in arrears on each September 30, December 31, March 31 and June 30 (each a "Dividend Payment Date") or, if any such date is not a business day, the dividends due on such Dividend Payment Date shall be paid on the next succeeding business day. Dividends on the PCS Preferred Stock are cumulative and accumulate from the date of original issuance of the PCS Preferred Stock. Dividends are cumulative from such date, whether or not in any dividend period or periods there shall be funds of Sprint legally available for the payment of such dividends.

  Each such dividend will be payable, net of any amounts required to be withheld for taxes, to holders of record as they appear on the stock records of Sprint at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Sprint Board. Dividends payable for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. A dividend of $2.77 per share was paid on December 31, 1998. Dividends shall accrue on a daily basis whether or not there are funds of Sprint legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends shall accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends. Before any dividends on the Common Stock or any other class or series of stock of Sprint ranking junior to the PCS Preferred Stock as to dividends shall be paid or declared and set apart for payment, the holders of shares of the PCS Preferred Stock will be entitled to receive the full accumulated cash dividends for all quarterly dividend periods ending on or before the date on which any dividend on any such class or series of stock ranking junior to the PCS Preferred Stock as to dividends is declared or is to be paid.

  Redemption. Except as provided below, shares of PCS Preferred Stock are not redeemable prior to November 23, 2001. Sprint may at its option redeem the PCS Preferred Stock in whole or in part after November 23, 2001, at any time or from time to time, upon at least thirty days' prior notice, at a redemption price equal to the Liquidation Preference (as defined herein) per share of PCS Preferred Stock, plus any accumulated unpaid dividends (whether or not declared) up to but excluding such redemption date. In connection with a Spin Off or a Redemption Event, Sprint may, at its option, redeem the PCS Preferred Stock in whole after November 23, 2000 and before November 23, 2001, upon at least thirty days prior notice, at a redemption price equal to the premium price per share of PCS Preferred Stock, plus any accumulated unpaid dividends (whether or not declared) up to but excluding such redemption date, which redemption will be deemed effective immediately prior to the consummation of the Spin Off or the Redemption Event. If less than all the outstanding PCS Preferred Stock is to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as may be determined by the Sprint Board to be equitable, without regard to whether the shares to be redeemed are convertible into Series 1 PCS Stock or Series 2 PCS Stock. Shares so redeemed shall be cancelled and upon such cancellation shall be deemed to be authorized and unissued shares of Preferred Stock, without par value, of Sprint but will not be reissued as shares of the same series.

  To the extent permitted by law, Sprint will redeem, on November 23, 2008 (or, if such day is not a business day, on the first business day thereafter) (subject to extension as provided in the last sentence of this paragraph, the "Mandatory Redemption Date"), all remaining shares of PCS Preferred Stock then outstanding, at the redemption price of $1,000 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the Mandatory Redemption Date. Prior to authorizing or making such redemption with respect to the PCS Preferred Stock, Sprint, by resolution of the Sprint Board will, to the extent of funds legally available therefor, declare a dividend on the PCS Preferred Stock payable on the Mandatory Redemption Date in an amount equal to any accrued and unpaid dividends on the PCS Preferred Stock as of such date and, if Sprint does not have sufficient legally available funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends will be added to the redemption price. After paying any accrued and unpaid dividends pursuant to the foregoing sentence, if the funds of Sprint legally available for redemption of shares of the PCS Preferred Stock then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, those funds which are legally available will be used to redeem the maximum possible number of shares of the PCS Preferred Stock. At any time and from time to time thereafter, when additional funds of Sprint are legally available to discharge its obligation to redeem all of the outstanding shares of PCS Preferred Stock required to be redeemed pursuant to this paragraph (the "Mandatory Redemption Obligation"), such funds will be immediately used to discharge such Mandatory Redemption Obligation until the balance of such shares have been redeemed. If and so long as the Mandatory Redemption Obligation shall not be fully discharged, (x) dividends on any remaining outstanding shares of PCS Preferred Stock shall continue to accrue and be added to the dividend payable pursuant to the second preceding sentence and
(y) Sprint shall not declare or pay any dividend or make any distribution on any Parity Stock or Junior Stock. With respect to any Exchange Preferred Stock or Mirror Preferred Stock, the Mandatory Redemption Date shall be the later to occur of (i) November 23, 2008, and (ii) the fifth anniversary of the date of issuance of such Exchange Preferred Stock or Mirror Preferred Stock.

  If any quarterly dividend payable on the PCS Preferred Stock is in arrears and until all such dividends in arrears have been paid or declared and set apart for payment, Sprint may not redeem any shares of Parity Stock or Junior Stock unless all outstanding shares of PCS Preferred Stock are simultaneously redeemed and may not purchase or otherwise acquire any shares of PCS Preferred Stock or any Parity Stock or Junior Stock except (i) by conversion into or exchange for stock ranking junior as to dividends or (ii) in accordance with a purchase or exchange offer made by Sprint to all holders of record of PCS Preferred Stock and such Parity Stock upon the same terms as to holders of any series and, in the case of offers relating to more than one series, upon such terms as between such series as the Sprint Board or, to the extent permitted by applicable law, any authorized committee thereof, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series of stock, will result in fair and equitable treatment as between such series, which determination will be conclusive.

  Sprint will redeem the PCS Preferred Stock in whole or in part in accordance with and to the extent required by Section 6.6 of the Restructuring Agreement. See "The Formation Transactions--Funding of the PCS Group Prior to the PCS Restructuring Closing; The PCS Preferred Stock--Sprint Spectrum Holdings" and "--SprintCom."

  Liquidation Preference. Subject to prior payment of preferred amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of Sprint the holders of the PCS Preferred Stock will be entitled to receive out of the assets of Sprint available for distribution to stockholders, before any distribution of the assets is made to the holders of Sprint Common Stock or any other class or series of stock ranking junior to the PCS Preferred Stock upon liquidation, the sum of U.S. $1,000 per share (the "Liquidation Preference"), plus in each case any accumulated unpaid dividends (whether or not declared), to the date of final distribution. If upon any liquidation, dissolution or winding up of Sprint the amounts payable with respect to the

PCS Preferred Stock and any other Parity Stock are not paid in full, the holders of the PCS Preferred Stock and such Parity Stock will share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of PCS Preferred Stock will not be entitled to any further participation in any distribution of assets by Sprint. A consolidation or merger of Sprint with or into one or more other corporations (whether or not Sprint is the surviving corporation in such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of Sprint shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Sprint. Notice of a liquidation, dissolution or winding up of Sprint shall be filed at each office or agency maintained for the purpose of conversion of the PCS Preferred Stock, and shall be mailed to the holders of PCS Preferred Stock at their last addresses as they shall appear on the stock register of Sprint, at least 20 business days before any such action, stating the date on which any such action is expected to become effective. The failure to give or receive such notice or any defect therein will not affect the legality or validity of any such action.

  Voting Rights. Except as otherwise required by law, each outstanding share of the PCS Preferred Stock is entitled to vote on all matters in respect of which the holders of the common stock of Sprint are entitled to vote, and the holders of the PCS Preferred Stock will vote together with the holders of all other classes or series of capital stock that have general voting power on all such matters as a single class; provided, however, that the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the PCS Preferred Stock are entitled is necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Articles or of any amendment thereto (including any certificate of designation or any similar document relating to any series of preferred stock) of Sprint, which would materially and adversely affect the voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock; provided, however, that neither (i) the creation, issuance, or increase in the amount of authorized shares of, any series of preferred stock nor (ii) the consummation of any transaction described under "--Conversion Rights" in which the voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock are addressed as contemplated thereunder will (in either such case) be deemed to materially and adversely affect such voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the PCS Preferred Stock.

  On each matter to be voted on by the holders of the PCS Preferred Stock, each outstanding share of the PCS Preferred Stock is entitled to a number of votes equal to the number of votes that could be cast with respect to such matter by the holder of that number of shares of the series of PCS Stock into which such share of PCS Preferred Stock could be converted if the requirements for conversion under "--Conversion Rights" had been satisfied by such voting party on the record date for determining the stockholders of Sprint who are entitled to vote with respect to such matter.

  Conversion Rights. Each holder of shares of PCS Preferred Stock may at such holder's option at any time convert any or all of such holder's shares of PCS Preferred Stock into (i) if such holder is a Cable Holder, shares of Series 2 PCS Stock, and (ii) if such holder is not a Cable Holder, shares of Series 1 PCS Stock. All references herein to shares of Series 2 PCS Stock issuable upon conversion of shares of PCS Preferred Stock refer to shares of Series 1 PCS Stock if the holder of such PCS Preferred Stock is not a Cable Holder. Such shares of PCS Preferred Stock are convertible into a number of fully paid and nonassessable whole shares of Series 2 PCS Stock as is equal to the aggregate Liquidation Preference of the shares of PCS Preferred Stock surrendered for conversion divided by the Initial Conversion Price (as adjusted from time to time, the "Conversion Price"). In case of the redemption of any shares of the PCS Preferred Stock, such right of conversion shall cease and terminate as to the shares duly called for redemption at the close of business on the date fixed for redemption, unless Sprint defaults in the payment of the redemption price plus all accrued and unpaid dividends. If Sprint defaults with respect to such payment, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date that such default is cured. Upon conversion Sprint will make no payment or adjustment on account of dividends accrued or in arrears on the PCS Preferred Stock surrendered for conversion.

  Holders of shares of PCS Preferred Stock at the close of business on a record date for any payment of declared preferred dividends will be entitled to receive the Preferred Dividends payable on those shares of PCS Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion pursuant to this section of those shares of PCS Preferred Stock following such record date and before the close of business on such Dividend Payment Date. Except as provided in the preceding sentence, upon any conversion of shares of PCS Preferred Stock, Sprint will make no payment of or allowance of unpaid Preferred Dividends, whether or not in arrears, on such shares of PCS Preferred Stock, or for previously declared dividends or distributions on the shares of Series 2 PCS Stock issued upon conversion.

  Conversion of shares of PCS Preferred Stock may be effected by delivering certificates evidencing such shares of PCS Preferred Stock, together with written notice of conversion stating the number of shares to be converted and a proper assignment of such certificates to Sprint or in blank, to the office of the transfer agent for the PCS Preferred Stock or to any other office or agency maintained by Sprint for that purpose and otherwise in accordance with conversion procedures established by Sprint. Each conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements will have been satisfied.

  No fraction of a share of Series 2 PCS Stock will be issued upon any conversion. In lieu of the fraction of a share to which the holder of shares of the PCS Preferred Stock surrendered for conversion would otherwise be entitled, such holder shall receive, as soon as practicable after the date of conversion, an amount in cash equal to the same fraction of the market value of a full share of Series 1 PCS Stock. For the purposes of this subparagraph, the market value of a share of Series 1 PCS Stock shall be the Closing Price of such a share on the day immediately preceding the date upon which such shares of PCS Preferred Stock are surrendered for conversion.

  Conversion Price Adjustments. The Conversion Price is subject to adjustment on the occurrence of certain events, including:

    (i) the payment by Sprint of dividends (or the making of other distributions) with respect to PCS Stock payable in shares of PCS Stock;

    (ii) subdivisions, combinations and reclassifications of the PCS Stock;

    (iii) the issuance of rights or warrants to the holders of the PCS Stock entitling them to subscribe for or purchase shares of PCS Stock (or securities convertible into PCS Stock), in each case for consideration per share of PCS Stock which is less than the then current market price per share of Series 1 PCS Stock (as determined pursuant to the Certificate of Designations); and

    (iv) the distribution to the holders of PCS Stock of any of Sprint's assets, debt securities or any rights or warrants to purchase securities (but excluding any cash dividend on the PCS Stock unless the aggregate amount of such cash dividend together with the amount of all cash dividends on the PCS Stock with ex-dividend dates occurring in the 365 consecutive-day period ending on the date immediately prior to the ex-dividend date with respect to such cash dividend is on a per share basis more than 5% of the average market value per share of the Series 1 PCS Stock as measured during a specified portion of such period).

  No adjustment in the Conversion Price is required unless such adjustment would require an increase or decrease of at least 1.0% in the Conversion Price; provided that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  If Sprint consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each share of PCS Preferred Stock thereafter shall entitle the holder thereof to receive upon conversion thereof the number of shares of capital stock or other securities or property which the holder of a number of shares of PCS Stock into which such share of PCS Preferred Stock would have been converted immediately prior to such consolidation, merger or sale of assets would have received upon completion of such consolidation, merger or sale of assets. Sprint has agreed not to effect any such consolidation, merger, transfer or share exchange unless prior to or simultaneously with the consummation thereof the successor (if other than

Sprint) resulting from such consolidation or merger or the person purchasing such assets or other appropriate person shall assume, by written instrument, the obligation to deliver to the holders of the PCS Preferred Stock such securities, cash or other assets as, in accordance with the foregoing provisions, the holder may be entitled to purchase and the other obligations under the Certificate of Designations.

  Subject to the following paragraph, if the PCS Stock into which the PCS Preferred Stock is convertible is redeemed by Sprint, then, from and after the effective date of such redemption, the holders of PCS Preferred Stock then outstanding shall be entitled to receive upon exercise of such PCS Preferred Stock, in lieu of shares of PCS Stock, the kind and amount of shares of stock and other securities and property receivable in such redemption by a holder of the number of shares of PCS Stock into which each share of PCS Preferred Stock could have been converted immediately prior to the effective date of such redemption.

  In the case of (i) a redemption by Sprint of the outstanding shares of PCS Stock by distribution of stock of a subsidiary of Sprint in payment of the redemption price of the PCS Stock or (ii) a spinoff by means of the distribution of stock of a subsidiary of Sprint as a dividend to all holders of PCS Stock, then each holder of the PCS Preferred Stock may elect to have the PCS Preferred Stock thereafter convertible into shares of stock of the subsidiary (the "Spun-Off Subsidiary") that is spun off as a result of such transaction (the "Redemption Securities"). If, pursuant to such redemption or spinoff, the holders of PCS Stock also receive property or assets of Sprint other than the Redemption Securities, then each holder of the PCS Preferred Stock may elect to have each share of PCS Preferred Stock converted into two separate shares of preferred stock, one of which will be issued by the Spun-Off Subsidiary and will be convertible into those Redemption Securities that would have been received by the holder of a share of PCS Preferred Stock if such shares of PCS Preferred Stock had been converted into PCS Stock immediately prior to such redemption or spinoff and the other of which will be issued by Sprint and will be convertible into such other property or assets that would have been received by the holder of a share of PCS Preferred Stock if such share of PCS Preferred Stock had been converted into PCS Stock immediately prior to such redemption or spinoff. If any holder of the PCS Preferred Stock elects not to so convert any share of PCS Preferred Stock, such share of PCS Preferred Stock will remain an obligation of Sprint and will thereafter be convertible only into such property or assets (if any) other than Redemption Securities that would have been received by the holder of a share of PCS Preferred Stock if such share had been converted into PCS Stock immediately prior to such redemption or spinoff.

  The Preferred Inter-Group Interest has terms equivalent to the PCS Preferred Stock, as summarized above and as set forth in the Certificate of Designations. Under the Restructuring Agreement, Sprint has agreed that it will effect such changes from time to time to the Preferred Inter-Group Interest as may be necessary to reflect any changes to the terms, rights, powers and privileges of the PCS Preferred Stock.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of Series 1 PCS Stock. The following discussion does not address the effect of any applicable state, local or foreign laws or any federal tax laws other than those pertaining to the income tax. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Series 1 PCS Stock, or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its broad authority under Section 337(d) of the Code. Any such change, which may or may not be retroactive, could alter the tax consequences to Sprint or the stockholders of Sprint discussed herein. This discussion is also based on certain assumptions regarding the circumstances in existence at the time of the Recapitalization, including certain representations made or to be made by Sprint and others. This discussion assumes that stockholders of Sprint hold their shares of Sprint as capital assets within the meaning of Section 1221 of the Code.

Classification of Series 1 PCS Stock as Stock of Sprint

  In the opinion of King & Spalding, counsel to Sprint, any outstanding stock that is designated as common stock of Sprint in the Articles, including the Series 1 PCS Stock, will constitute voting stock of Sprint for United States federal income tax purposes.

  The Internal Revenue Service (the "IRS") announced in 1987 that it was studying and would not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but the dividend rights of which are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In 1997 the IRS placed such instruments on its list of areas in which rulings or determination letters will not be issued. There are no court decisions or other authorities that bear directly on transactions similar to the Offerings or the Recapitalization. It is possible, therefore, that the IRS could assert that the PCS Stock (including the Series 1 PCS Stock) or the FON Stock or both represent property other than stock of Sprint ("Other Property"). If such stocks were treated as Other Property, Sprint or its subsidiaries would recognize a significant taxable gain on the sale of Series 1 PCS Stock and would have recognized significant taxable gain on the Recapitalization, in each case in an amount equal to the excess of the fair market value of such stock constituting Other Property over its federal income tax basis to Sprint or its subsidiaries allocable to such Other Property. In addition, Sprint and the entities in the PCS Group could lose their ability to file consolidated federal income tax returns. As a result, the tax losses expected to be incurred by the PCS Group could not offset the taxable income expected to be earned by the FON Group and any dividends paid or deemed paid to Sprint by the PCS Group or FON Group could be taxable to Sprint, subject to any applicable dividends received deduction. Counsel believes that if the status for United States federal income tax purposes of the FON Stock or PCS Stock were challenged, a court would agree with counsel's conclusions that such stock represents stock of Sprint, although there can be no assurance that a court would reach that result.

Non-U.S. Stockholders

  The following is a general discussion of certain United States federal income tax consequences of the ownership and disposition of Series 1 PCS Stock by a Non-U.S. Stockholder. A "Non-U.S. Stockholder" is a holder who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual or a foreign estate or trust.

  Dividends

  Dividend payments received by a Non-U.S. Stockholder on shares of Series 1 PCS Stock will generally be subject to the withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Dividends paid to a Non-U.S. Stockholder that are effectively connected with a Non-U.S. Stockholder's conduct of a trade or business within the United States will not be subject to the withholding tax, but, instead, will be subject to regular U.S. federal income tax at the graduated rates in the same manner as if the Non-U.S. Stockholder were a U.S. resident, unless a tax treaty exemption applies to exclude such dividends from U.S. tax. If the Non-U.S. Stockholder is a corporation, any effectively connected income may also be subject to a "branch profits tax." A Non-U.S. Stockholder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation described above.

  Sale or Exchange of Series 1 PCS Stock

  A Non-U.S. Stockholder generally will not be subject to federal income tax on any gain realized on the taxable sale or exchange of Series 1 PCS Stock unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, (ii) the gain is derived from sources within the United States and the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of such sale or exchange and has a "tax home" in the United States, (iii) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) Sprint is a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act of 1980 and the Non-U.S. Stockholder has owned, directly or indirectly, more than five percent of the value of the class of stock in question at any time during the five-year period ending at the time of the sale or exchange. Sprint does not believe that it is a United States real property holding corporation as of the date hereof, although it has not determined or established whether it will be a United States real property holding corporation in the future.

Information Reporting and Backup Withholding for U.S. and Non-U.S.
Stockholders

  On October 6, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations will generally be effective with respect to payments made after December 31, 1999. Except as provided below, this section describes rules applicable to payments made on or before December 31, 1999.

  Certain non-corporate holders of Series 1 PCS Stock may be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding will apply only if the stockholder (i) fails to furnish his Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he has furnished a correct TIN and has not been notified by the IRS that he is subject to backup withholding for failure to report payments of interest or dividends.

  Upon the sale or other taxable disposition of Series 1 PCS Stock by a stockholder to or through a United States office of a broker, the broker generally must backup withhold at a rate of 31% and report the sale to the IRS, unless the holder certifies its taxpayer identification number or its exempt Non-U.S. status under penalties of perjury, or otherwise establishes an exemption from backup withholding. Upon the sale or other taxable disposition of Series 1 PCS Stock by a Non-U.S. Stockholder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but not backup withhold), unless the broker has documentary evidence in its files that the seller is a Non-U.S. Stockholder and/or certain other conditions are met, or the holder otherwise establishes an exemption. Stockholders should consult their tax advisors regarding their qualification for a tax exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules are generally allowable as credit against a stockholder's U.S. federal income tax liability (if any), which may entitle such stockholder to a refund, provided that the required information is furnished to the IRS.

  The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Stockholders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above. Prospective purchasers of Series 1 PCS Stock are urged to consult their own tax advisors as to the effect, if any, of the Final Regulations on their purchase, ownership and disposition of Series 1 PCS Stock.

  PROSPECTIVE PURCHASERS OF SERIES 1 PCS STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF SERIES 1 PCS STOCK AND POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions stated in the underwriting agreement between Sprint and the U.S. Underwriters (the "U.S. Underwriting Agreement"), each of the U.S. Underwriters named below, for whom Warburg Dillon Read LLC and Salomon Smith Barney Inc. are acting as the joint global coordinators and book-running managers and, together with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as U.S. representatives (collectively, the "U.S. Representatives"), has severally agreed to purchase, and Sprint has agreed to sell to each such U.S. Underwriter, the number of shares of Series 1 PCS Stock set forth opposite the name of such U.S.
Underwriter:

                                                                        Number
      U.S. Underwriter                                                of Shares
      ----------------                                                ----------
      Warburg Dillon Read LLC........................................
      Salomon Smith Barney Inc. .....................................
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................
      Donaldson, Lufkin & Jenrette Securities Corporation............
      Lehman Brothers Inc............................................
      J.P. Morgan Securities Inc.....................................
                                                                      ----------
       Total......................................................... 13,585,000
                                                                      ==========

  Subject to the terms and conditions stated in the underwriting agreement between Sprint and the International Underwriters (the "International Underwriting Agreement"), each of the International Underwriters named below, for whom UBS AG, acting through its division Warburg Dillon Read, Salomon Brothers International Limited, Merrill Lynch International, Donaldson, Lufkin & Jenrette International, Lehman Brothers International (Europe) and J.P. Morgan Securities Ltd. are acting as the international representatives (the "International Representatives" and, together with the U.S. Representatives the "Representatives"), has severally agreed to purchase, and Sprint has agreed to sell to each such International Underwriter, the number of shares of Series 1 PCS Stock set forth opposite the name of such International
Underwriter:

                                                                        Number
      Manager                                                          of Shares
      -------                                                          ---------
      UBS AG, acting through its division Warburg Dillon Read.........
      Salomon Brothers International Limited..........................
      Merrill Lynch International.....................................
      Donaldson, Lufkin & Jenrette International......................
      Lehman Brothers International (Europe)..........................
      J.P. Morgan Securities Ltd. ....................................
                                                                       ---------
       Total.......................................................... 3,400,000
                                                                       =========

  The U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the several Underwriters to purchase the shares of Series 1 PCS Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the shares of Series 1 PCS Stock are purchased by the U.S.

Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the shares of Series 1 PCS Stock agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements (other than those covered by the over-allotment option described below) must be so purchased. The price to public and underwriting discount per share of Series 1 PCS Stock for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering, and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  The U.S. Underwriters and the International Underwriters (collectively, the "Underwriters") propose to offer part of the shares of Series 1 PCS Stock to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Series 1 PCS Stock to certain dealers at
a price less a concession not in excess of $    per share under the public
offering price. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $    per share to certain other dealers. After the
initial offering of the shares of Series 1 PCS Stock to the public, the public offering price and such concessions may be changed by the Representatives.

  Sprint has granted to the U.S. Underwriters and the International Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 2,547,750 additional shares of Series 1 PCS Stock from Sprint at the price to public less the underwriting discount. The Underwriters may exercise such option solely for the purpose of over-allotments, if any, incurred in connection with the offering of the shares offered hereby. To the extent that the U.S. Underwriters and the International Underwriters exercise such option, each of the U.S. Underwriters and the International Underwriters, as the case may be, will become obligated, subject to certain conditions, to purchase an additional number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

  Each U.S. Underwriter has severally agreed that, as part of the distribution of the 13,585,000 shares of Series 1 PCS Stock offered by the U.S. Underwriters, (i) it is not purchasing any of the U.S. Securities for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any of the U.S. Securities or distribute any U.S. Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the 3,400,000 shares of Series 1 PCS Stock offered by the International Underwriters, (x) it is not purchasing any of the International Securities for the account of any United States or Canadian Person and (y) it has not offered or sold, and will not offer or sell, directly or indirectly, any of the International Securities or distribute any International Prospectus to any person in the United States or Canada or to any United States or Canadian Person.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and International Underwriters, including: (i) certain purchases and sales between the U.S. Underwriters and the International Underwriters;
(ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Underwriter or by an International Underwriter who is also acting as a U.S. Underwriter; and (iv) other transactions specifically approved by the Representatives. As used herein, "United States or Canadian Person" shall mean any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian Federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and shall include any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Series 1 PCS Stock as may be mutually agreed. The price of any shares of Series 1 PCS Stock so sold shall be the public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares of Series 1 PCS Stock initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Any offer of shares of Series 1 PCS Stock in Canada will be made only pursuant to an exemption from the registration and qualification requirements in any jurisdiction in Canada in which such offer is made.

  Each International Underwriter has severally represented and agreed that it
(i) has not offered or sold, and prior to the expiration of six months from the closing date, will not offer or sell in the United Kingdom any International Securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purpose of their business or in circumstances which constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (ii) has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the International Securities in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the International Securities if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by Sprint, the U.S. Underwriters or the International Underwriters that would permit any offering to the general public of the shares of Series 1 PCS Stock offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares of Series 1 PCS Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Sprint has agreed that, for a period of 90 days from the date of this Prospectus, it will not, without the prior written consent of either Warburg Dillon Read LLC or Salomon Smith Barney Inc., offer, sell, contract to sell, or announce the offering of, register, cause to be registered or announce the registration or intended registration of, any shares of PCS Stock or any securities convertible into or exercisable or exchangeable for PCS Stock or grant any options or warrants to purchase shares of PCS Stock, except: (i) grants of options to purchase PCS Stock and issuances of PCS Stock pursuant to any employee or director benefit plan, including stock option and stock purchase plans, and registrations in connection with such grants or issuances,
(ii) issuances of PCS Stock pursuant to any dividend reinvestment plan, (iii) issuances of PCS Stock upon conversion of securities or exercise of warrants outstanding on the date of closing of the Offerings which are or become convertible into or exercisable for shares of PCS Stock, (iv) issuances of PCS Stock pursuant to Rights granted under the Rights Agreement, (v) issuances in connection with an acquisition or merger, (vi) issuances of PCS Stock to, or registrations of PCS Stock for, the Cable Parents, FT and DT in connection with the Offerings or upon any exercise of their respective Equity Purchase Rights or registration rights, (vii) issuances or registrations of shares of PCS Stock which are issuable to FT, DT or third parties in respect of the shares of Class A Common held by FT and DT and (viii) issuances of PCS Stock in connection with strategic or other significant investments in which the purchaser agrees to be bound for any remaining portion of such 90-day period on the above terms. Sprint's executive officers and directors and senior management of the PCS Group listed under "Management of the PCS Group" have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of either Warburg Dillon Read LLC or Salomon Smith Barney Inc., offer, sell or contract to sell or file (or participate in the filing of) a registration statement (with respect to shares owned by them) with the SEC with respect to any shares of PCS Stock or any securities convertible into or exercisable or exchangeable for PCS Stock, except sales, transfers or surrenders to Sprint and, in the case of Sprint's directors, sales through the Directors' Shares Plan Grantor Trust Agreement upon retirement or termination of service. Either Warburg Dillon Read LLC or Salomon Smith Barney Inc., in its sole discretion, may release any of the shares of PCS Stock subject to the lock-up at any time without notice.

  Sprint has also entered into "lock-up" arrangements with the Cable Parents, FT and DT. Sprint has agreed with the Underwriters not to waive any of its rights under such lock-up agreements, without the consent of either Warburg Dillon Read LLC or Salomon Smith Barney Inc. See "The Formation Transactions-- Lock-Up Agreements."

  The Series 1 PCS Stock is listed on the New York Stock Exchange under the symbol "PCS."

  The U.S. Underwriting Agreement and the International Underwriting Agreement provide that Sprint will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  Warburg Dillon Read LLC and Salomon Smith Barney Inc., on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Series 1 PCS Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from an Underwriter or a dealer when the Securities originally sold by such an Underwriter or a dealer are purchased in a covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Series 1 PCS Stock to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  The Representatives and the other Underwriters have been retained to perform certain investment banking and advisory services for Sprint and its affiliates from time to time. Sprint retained Warburg Dillon Read LLC and Salomon Smith Barney Inc. to act as financial advisors in connection with the PCS Restructuring. Sprint retained Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Warburg Dillon Read LLC and Lehman Brothers Inc. to act as co-managers in connection with the offering of $5.0 billion of debt securities of Sprint Capital Corporation effected in November 1998.

                                 LEGAL MATTERS

  The validity of the Series 1 PCS Stock offered in the Offerings will be passed upon for Sprint by Don A. Jensen, Esq., Vice President and Secretary of Sprint. As of December 31, 1998, Mr. Jensen was the beneficial owner of approximately 31,000 shares of FON Stock and 15,500 shares of PCS Stock, and had options to purchase in excess of 60,000 shares of FON Stock and 30,000 shares of PCS Stock. Certain other legal matters will be passed upon for Sprint by King & Spalding. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Cravath, Swaine & Moore.

                                    EXPERTS

  The consolidated financial statements and consolidated financial statement schedule of Sprint and the combined financial statements of the PCS Group as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and in the Registration Statement (as defined herein) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996, and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Sprint and the combined financial statements of the FON Group and the PCS Group appearing in Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173 and in Sprint's Current Report on Form 8-K dated November 2, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996 and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements of Sprint and combined financial statements of the FON Group and the PCS Group are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements and consolidated financial statement schedule of Sprint appearing in Sprint's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the report of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements and consolidated financial statement schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included or incorporated by reference in this Prospectus and the related combined financial statement schedule included elsewhere or incorporated by reference in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph referring to the emergence from the development stage) have been so included or incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedule of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996, not separately presented in this Prospectus, incorporated by reference in this Prospectus from the Sprint Corporation Annual Report on Form 10-K for the year ended December 31, 1997, Registration Statement No. 333-65173 and Form 8-K dated November 2, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation as of December 31, 1997 and 1996, not separately presented in this Prospectus, are incorporated by reference in this Prospectus from Registration Statement No. 333-65173, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, (which express unqualified opinions and include explanatory paragraphs referring to the emergence from the development stage) which are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Sprint is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC by Sprint can be inspected and copied at the office of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and copies of such materials can be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by telephone at 1-800-732-0330. The SEC also maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, located at http://www.sec.gov. In addition, the PCS Stock is listed on the New York Stock Exchange and similar information concerning Sprint can be inspected and copied at its offices, located at 20 Broad Street, New York, New York 10005.

  Sprint has filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the PCS Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents filed as an exhibit or incorporated by reference into the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to Sprint and the PCS Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by Sprint are incorporated by reference into the Registration Statement and this Prospectus:

  (i)Sprint's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (ii)Sprint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  (iii)Sprint's Current Reports on Form 8-K dated May 26, 1998, June 29, 1998, October 28, 1998, November 2, 1998, November 12, 1998 and November 23, 1998;

  (iv)Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173;

  (v)The description of PCS Common Stock contained in Sprint's Registration Statement on Form 8-A relating to Sprint's PCS Common Stock, filed November 2, 1998; and

  (vi)The description of PCS Group Rights contained in Amendment No. 1 to Sprint's Registration Statement on Form 8-A relating to Sprint's PCS Group Rights, filed November 25, 1998.

  In addition, all documents filed by Sprint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion of the Offerings shall be deemed to be incorporated by reference into the Registration Statement and this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in a subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

  Sprint hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information filed by it that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such information should be directed to Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention: Investor Relations (telephone number: (800) 259-3755).

                                   GLOSSARY

  "Affiliate," as defined in the Restructuring Agreement, means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person. For purposes of the provisions described under "The Formation Transactions--Standstill Agreements--Transfers," "Affiliate" of a Holder includes any person that is jointly Controlled, directly, or indirectly through one or more intermediaries, by one or more Cable Holders, or Affiliates of one or more Cable Holders, without regard to whether such person would be an Affiliate of the Holder pursuant to the first sentence of this definition.

  "Articles" means the Articles of Incorporation of Sprint on file with the Kansas Secretary of State.

  "Associate" means any associate within the meaning of Rule 12b-2 under the Exchange Act.

  "Average Trading Price" of a share of any class or series of capital stock of Sprint on any day, as defined in the Articles, means the average Closing Price of such capital stock determined over the 20 Trading Days immediately preceding the date of such determination; provided that for purposes of this definition only, "Closing Price" of a share of any class or series of capital stock for such 20 Trading Day period means, (i) the "Closing Price" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Closing Price" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock, shall be appropriately adjusted, as determined by the Sprint Board, to reflect such subdivision, combination, dividend or distribution.

  "BTA" means Basic Trading Area, a wireless telecommunications term. The United States is broken down into 493 MTAs for economic purposes. These areas were defined by the FCC for the purpose of issuing licenses for PCS. Several BTAs make up each MTA.

  "CDMA" means Code Division Multiple Access, a digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air and reassembles the speech into its original format.

  "Change of Control," as defined in the Articles, means a:

    (a) decision by the Sprint Board to sell Control of Sprint or not to oppose a third party tender offer for Sprint Voting Securities representing more than 35% of the Voting Power of Sprint; or

    (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and provided, further, that any transaction between Sprint and FT and DT or otherwise involving FT and DT and any of their direct or indirect subsidiaries which are party to a contract therefor shall not be deemed to be a Change of Control.

  "Change of Control," as defined in the Standstill Agreements with the Cable Parents, means the consummation of:

    (a) a third party tender offer for Voting Securities of Sprint representing more than 35% of the Voting Power of Sprint;

    (b) a sale of all or substantially all of the assets of Sprint in one transaction or in a series of related transactions;

    (c) a merger or other business combination that would result in (a) a Person holding Voting Securities of the resulting entity representing 35% or more of the Voting Power of Sprint or (ii) the stockholders of Sprint immediately prior to the record date for such transaction owning less than 50% of the outstanding equity securities of the surviving Person following such combination; or

    (d) a change in the identity of a majority of the directors on the Sprint Board due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of directors by the holders of Preferred Stock; or
  (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors;

  provided that a Strategic Merger shall not be deemed a Change of Control.

  "Closing Price," as defined in the Articles, means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such security is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected in good faith by the Sprint Board. If the security is not publicly-held or so listed or publicly-traded, "Closing Price" means the fair market value of such security.

  "CMRS" means Commercial Mobile Radio Service providers, an FCC term for cellular and PCS providers.

  "Committed Percentage," as defined in the Amended Stockholders' Agreement, means the percentage of Sprint Voting Power owned by the Class A Holders plus the percentage of Sprint Voting Power they are committed to purchase (but not pursuant to the Master Agreement until such shares are acquired pursuant to such agreement), determined on a basis that includes as outstanding the shares such holders of Class A Common are committed to purchase (but not pursuant to the Master Agreement until such shares are acquired pursuant to such agreement).

  "Common Stock" means any class of common stock of Sprint, except the Class A Common.

  "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with"), as defined in the Articles, means, with respect to a person or group, any of the following:

    (a) ownership by such person or group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question; or

    (b) possession by such person or group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

  "Controlled Affiliates," as defined in the Restructuring Agreement, means the "Controlled Affiliate" of (i) any person (other than a Parent or any subsidiary of a Parent) means the Parent of such person as of the date of the Restructuring and each subsidiary of such Parent as of the date of determination, and (ii) any parent or its subsidiary means such Parent and each subsidiary of such Parent as of the date of determination.

  "Conversion Date," as defined in the Articles, means the date fixed by the Sprint Board as the effective date for the conversion of shares of PCS Stock into shares of FON Stock (and Shares Issuable With Respect To The Class A Equity Interest In The PCS Group into Shares Issuable With Respect To The Class A Equity Interest In The FON Group) as shall be set forth in the notice to holders of shares of PCS Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock.

  "Converted Votes," as defined in the Articles, means, on any particular day,
(i) in the case of a share of Series 2 PCS Stock, the applicable PCS Per Share Vote such stock would have had on such date if such stock were considered a share of Series 1 PCS Stock and (ii) in the case of a share of Series 2 FON Stock, one vote per share.

  "Convertible Securities," as defined in the Articles, means any securities of Sprint or of any subsidiary thereof (other than shares of FON Stock or PCS Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class or series of FON Stock or PCS Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

  "Covered Proposal," as defined in the Standstill Agreements, means any proposal by Sprint (i) for a merger, consolidation, business combination, recapitalization or similar transaction, (ii) to modify or amend either the Articles or the provisions of the Sprint Bylaws relating to the Capital Stock Committee in a manner that would adversely affect the rights of holders of the Series 1 PCS Stock or the Series 2 PCS Stock, (iii) for the issuance of Sprint Voting Securities, (iv) for the sale of substantially all assets or a dissolution or liquidation of Sprint, or (v) for any other matter that would require approval of the holders of PCS Stock, voting as a separate class.

  "CP Preference Period," as defined in the Amended Registration Rights Agreement, means the period beginning on the CP Registration Rights Commencement Date and ending on the earlier of (i) the date upon which the Cable Parents have completed registered public offerings of Registrable Securities (as defined in the Registration Rights Agreement) with an aggregate public offering price for such Registrable Securities of $2 billion or (ii) the date which is 12 months after the CP Registration Rights Commencement Date.

  "CP Registration Rights Commencement Date" means the later of the 90th day following the Offerings or May 22, 1999 (180 days following the PCS Restructuring Closing).

  "CP Secondary Preference Period," as defined in the Amended Registration Rights Agreement, means the period ending on the earlier of (i) the fourth anniversary of the CP Registration Rights Commencement Date or (ii) the date upon which the Cable Parents have completed registered public offerings of Registrable Securities with an aggregate public offering price for such Registrable Securities of $3 billion.

  "Disposition," as defined in the Articles, means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

  "Distribution Date," as defined in the Rights Agreement, means the earlier of (i) the close of business on the tenth Business Day after the Stock Acquisition Date, and (ii) the close of business on the tenth business day (or such later date as the Sprint Board shall determine prior to such time as any person becomes an Acquiring Person) after the date of the commencement by any person (other than Sprint, any subsidiary of Sprint, any employee benefit plan of Sprint or of any subsidiary of Sprint, or any person or entity organized, appointed or established by Sprint for or pursuant to the terms of any such plan) of, or the first public announcement of the intention of such person to commence, a tender offer or exchange offer, the consummation of which would result in any person becoming the beneficial owner of Sprint Voting Securities then outstanding representing 15% or more of the voting power of Sprint.

  "Domestic," as defined in the Tracking Stock Policies, means geographically within the 50 states of the United States or the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

  "Domestic PCS License," as defined in the Tracking Stock Policies, means a license to use PCS Spectrum within Domestic areas granted by the FCC or other applicable authority.

  "Domestic PCS Services," as defined in the Tracking Stock Policies, means any services offered or provided within a Domestic geographic area using a Domestic PCS License.

  "Domestic Wireless Mobile Telephony Services," as defined in the Tracking Stock Policies, means a communications service provided through the use of a wireless connection from the user to a Domestic terrestrial telecommunications network that is capable of and generally utilized by Sprint for handing-off calls from one wireless cell to another and from one wireless sector within a cell to another and which is intended to allow the continuation of a user's single conversation, without interruption, as the user travels between cells and/or sectors within such network.

  "DT Class A FON Vote Per Share," as defined in the Articles, means, on any date, a number equal to X / Y, where "X" equals the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and "Y" equals the aggregate number of outstanding shares of DT Class A Stock.

  "DT Class A PCS Interest Fraction," as defined in the Articles means, as of any date, the fraction the numerator of which is the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group on such date and the denominator of which is the sum of (i) the number of shares of PCS Stock outstanding, (ii) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (iii) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, in each case as of such date.

  "DT Class A PCS Vote Per Share," as defined in the Articles, means, on any date, a number equal to (X/Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of DT Class A Stock, and "Z" equals, in the case of Class A Common and PCS Stock voting together as a single class, one, and in all other cases, the applicable PCS Per Share Vote on such date.

  "Dual-Band Handset" means a handset that will work (transmit and receive) on either the 800 MHz or 1,900-MHz frequencies.

  "Dual-Mode Handset" means a handset that will work (transmit and receive) for both analog and digital telecommunications systems.

  "ESMR" means Enhanced Specialized Mobile Radio communications services, supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide-call delivery networks.

  "Exchange Preferred Stock," as defined in the Certificate of Designations, means a series of convertible preferred stock of Sprint having terms, conditions, designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Sprint Board, to those of the PCS Preferred Stock for which such Exchange Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in the Certificate of Designations, (ii) the running of any time periods pursuant to the terms of the PCS Preferred Stock shall be tacked to the corresponding time periods in the Exchange Preferred Stock and
(iii) the Exchange Preferred Stock will not be convertible into, and the holders will have no conversion rights thereunder with respect to, (x) in the case of a redemption of Redeemable Capital Stock, the Redeemable Capital Stock redeemed, or the Redemption Securities issued, in the Redemption Event, and
(y) in the case of a Spin Off, the Spin Off Securities.


  "Fair Value," as defined in the Articles, means, in the case of equity securities or debt securities of a class that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been Publicly-Traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Sprint Board; provided, however, that in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Sprint Board based upon such appraisals or valuation reports of such independent experts as the Sprint Board shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Sprint Board.

  "FT Class A FON Vote Per Share," as defined in the Articles, means, on any date, a number equal to X / Y, where "X" equals the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and "Y" equals the aggregate number of outstanding shares of FT Class A Stock.

  "FT Class A PCS Interest Fraction," as defined in the Articles, means the fraction the numerator of which is the Number of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group on such date and the denominator of which is the sum of (i) the number of shares of PCS Stock outstanding, (ii) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (iii) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, in each case as of such date.

  "FT Class A PCS Vote Per Share," as defined in the Articles, means, on any date, a number equal to (X/Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group, "Y" equals the aggregate number of outstanding shares of FT Class A Stock and "Z" equals, in the case of Class A Common and PCS Stock voting together as a single class, one, and in all other cases, the applicable PCS Per Share Vote on such date.

  "FON Group," as defined in the Articles, means, as of any date from and after the PCS Restructuring Closing:

    (A) the interest of Sprint or any of its subsidiaries on such date in all of the assets, liabilities and businesses of Sprint or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed to the PCS Group;

    (B) a proportionate undivided interest in each and every business, asset and liability attributed to the PCS Group equal to the FON Group Inter-Group Interest Fraction as of such date;

    (C) all properties and assets transferred to the FON Group from the PCS Group (other than pursuant to paragraph (D) or (F) of this definition) pursuant to transactions in the ordinary course of business of both the FON Group and the PCS Group or otherwise as the Sprint Board may have directed as permitted by the Articles;

    (D) all properties and assets transferred to the FON Group from the PCS Group in connection with a reduction of the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest;

    (E) the interest of Sprint or any of its subsidiaries in any business or asset acquired and any liabilities assumed by Sprint or any of its subsidiaries outside the ordinary course of business and attributed to the FON Group, as determined by the Sprint Board as contemplated by the Articles; and

    (F) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest," or in securities of Sprint attributed to the PCS Group, for which provision shall be made as set forth in the third to last sentence of this definition), an amount of assets or properties previously attributed to the PCS Group of the same kind as were paid in such dividend or other distribution with respect to shares of PCS Stock and Class A Common (with respect to Shares Issuable With Respect To The Class A Equity Interest In The PCS Group) as have a Fair Value on the record date for such dividend or distribution equal to the product of (1) the Fair Value on such record date of such dividend or distribution to holders of shares of PCS Stock declared on a per share basis multiplied by (2) the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest (determined as of the record date for such dividend or distribution);

provided that from and after any transfer of any assets or properties from the FON Group to the PCS Group, the FON Group shall no longer include such assets or properties so transferred (other than as reflected in respect of such a transfer by the FON Group Inter-Group Interest Fraction, as provided by paragraph (B) of this definition).

  If Sprint shall pay a dividend or make some other distribution with respect to shares of PCS Stock payable in securities of Sprint that are attributed to the PCS Group (other than PCS Stock), the FON Group shall be deemed to hold an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock on a per share basis multiplied by the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest (determined as of the record date for such distribution) and, to the extent interest is or dividends are paid on the securities so distributed, the FON Group shall include, and there shall be transferred thereto out of the PCS Group, a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of such securities so deemed to be held by the FON Group if such securities were outstanding.

  Sprint may also, to the extent the securities so paid as a dividend or other distribution to the holders of PCS Stock are Convertible Securities and at the time are convertible into or exchangeable or exercisable for shares of PCS Stock, treat such Convertible Securities as are so deemed to be held by the FON Group to be deemed to be converted, exchanged or exercised, and shall do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the FON Group shall then no longer include an amount of the kind of properties or assets required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such properties or assets shall be attributed to the PCS Group)), in which case, from and after such time, the securities into or for which such Convertible Securities so deemed to be held by the FON Group were so considered converted, exchanged or exercised shall be deemed held by the FON Group and such Convertible Securities shall no longer be deemed to be held by the FON Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities so deemed to be held by the FON Group and the properties or assets, if any, to be attributed to the PCS Group in consideration of such conversion, exchange or exercise (if any) shall be filed in the records of the actions of the Sprint Board and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

  Reference to the FON Group prior to the PCS Restructuring Closing means those operations of Sprint other than the PCS Group.

  "FON Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the fair market value of the total assets attributed to the FON Group less the total amount of the liabilities attributed to the FON Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the FON Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of FON Stock and each class or series of Preferred Stock attributed to the FON Group.

  "FON Group Right," as defined in the Rights Agreement, means one right for each share of FON Stock issued prior to the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing the right to purchase one-thousandth of a share of Preferred Stock--Sixth Series, upon the terms and subject to the conditions set forth in the Rights Agreement.

  "FON Stock" means the FON Common Stock of Sprint, $2.00 par value per share.

  "GSM" means Global System for Mobile Communications or Groupe Special Mobile, an international digital cellular radio standard first developed in Western Europe. The GSM standard defines the components of the cellular radio network infrastructure, including base stations, switching centers, signaling system and interfaces and the radio access protocol. In Europe, GSM operates in the 900 MHz frequency range. It has been upgraded to function in the 1.8 GHz (DCN) and 1.9 GHz (PCS-1900) frequency ranges.

  "Independent Director," as defined in the Articles, means any member of the Sprint Board who (a) is not an officer or employee of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (b) is not a former officer of Sprint, or any holder of Class A Stock, or any of their respective subsidiaries, (c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to Sprint, or any holder of Class A Stock, or their respective subsidiaries, if, in the opinion of the Nominating Committee of the Sprint Board or the Sprint Board if a Nominating Committee is not in existence, such relationship is material to Sprint, any holder of Class A Stock, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with Sprint, any holder of Class A Stock, or any of their respective subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Sprint Board if a Nominating Committee is not in existence, such person is not independent of the management of Sprint, or any holder of Class A Stock or any of their respective subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Sprint Board. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Sprint Board and is separately compensated therefor, would nonetheless qualify as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement (as defined in the Articles) who is not an executive officer of Sprint shall be deemed to be an Independent Director hereunder.

  "Initial Conversion Price," as defined in the Certificate of Designations, means an amount equal to (i) 1.28 multiplied by (ii) the average of the daily closing prices of the Series 1 PCS Stock for the 30 consecutive Trading Days ending as of the 45th Trading Day following the commencement of regular way trading in connection with the Recapitalization.

  "Inter-Group Interest" means an ownership interest of the FON Group in the PCS Group, similar to the FON Group holding shares of PCS Stock. This ownership interest is referred to as an "Inter-Group Interest." Such interest was computed as follows: as of December 31, 1998, the total number of shares of PCS Stock intended to track the performance of the PCS Group was approximately 420,293,000. The Cable Parents' shares of Series 2 PCS Stock represented an aggregate of 46.4% of these shares, and the shares owned by FT and DT represented an aggregate of 11.5%. The publicly-traded shares of PCS Stock represented 41.0% of these shares. The remaining, unissued 1.1% represented the Inter-Group Interest. The Inter-Group Interest is not represented by actual shares and does not carry any vote.

  "Inter-Group Interest Fraction," as defined in the Articles, means a fraction the numerator of which is the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest on such date and the denominator of which is the sum of (A) such Number Of Shares Issuable With Respect To The FON Group

Inter-Group Interest, (B) the aggregate number of shares of PCS Stock outstanding on such date, (C) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest in the PCS Group on such date and (D) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group on such date. A statement setting forth the Inter-Group Interest Fraction as of the record date for any dividend or distribution on the PCS Stock, as of the end of each fiscal quarter of Sprint and as of any date otherwise required under the Articles or by the Sprint Board shall be filed by the Secretary of Sprint in the records of the Sprint Board not later than fifteen business days after such date.

  "Junior Stock," as defined in the Certificate of Designations, means any stock ranking junior as to dividends or upon liquidation, dissolution or winding up to the PCS Preferred Stock.

  " LEC" means a local exchange carrier, a company providing local telephone service.

  "Major Competitor of Sprint" means, in general, a company that materially competes with a portion of the telecommunications services business of Sprint in North America or the business of Global One or a company that has taken substantial steps to become such a Major Competitor.

  "Market Value" of a share of any class or series of capital stock of Sprint on any day (as defined in the Articles) means the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the NYSE Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Market tier of The Nasdaq Stock Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on such National Market System on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Sprint Board or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the Fair Value of a share of such class or series; provided that, for purposes of determining the Market Value of a share of any class or series of capital stock for any period,

    (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this definition) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and

    (ii) The "Market Value" of any share of capital stock on any day prior to
  (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Sprint Board, to reflect such subdivision, combination, dividend or distribution.

  "Mirror Preferred Stock," as defined in the Certificate of Designations, means convertible preferred stock issued by (i) in the case of a redemption of Redeemable Capital Stock, the issuer of the applicable Redemption Securities, and (b) in the case of a Spin Off, the issuer of the applicable Spin Off Securities and having terms, designations, conditions, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the judgment of the Sprint Board, to those of the PCS Preferred Stock for which such Mirror Preferred Stock is exchanged, except that (i) the liquidation preference will be determined as provided in the Certificate of Designations, (ii) the running of any time periods pursuant to the terms of the PCS Preferred Stock shall be tacked to the corresponding time periods in the Mirror Preferred Stock and
(iii) the Mirror Preferred Stock shall be convertible into the kind and amount of Redemption Securities or Spin Off Securities, as applicable, and other securities and property that the holder of a share of PCS Preferred Stock in respect of which such Mirror Preferred Stock is issued pursuant to the terms hereof would have received (x) in the case of the redemption of Redeemable Capital Stock, upon such redemption had such share of PCS Preferred Stock been converted immediately prior to the effective date of the Redemption Event and
(y) in the case of a Spin Off, in such Spin Off had such share of PCS Preferred Stock been converted immediately prior to the record date for such Spin Off.

  "MTA" means Metropolitan Trading Area, an area defined by the FCC for the purpose of issuing licenses for PCS. Each MTA consists of several BTAs. The United States is broken down into 51 MTAs.

  "Net Proceeds," as defined in the Articles, means, as of any date with respect to any disposition of any of the properties and assets attributed to the PCS Group, an amount, if any, equal to what remains of the gross proceeds of such disposition after payment of, or reasonable provision is made as determined by the Sprint Board for, (A) any taxes payable by Sprint (or which would have been payable but for the utilization of tax benefits attributable to the FON Group) in respect of such disposition or in respect of any resulting dividend or redemption, (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities (contingent or otherwise) of or attributed to the PCS Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of Sprint incurred in connection with the disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of Preferred Stock attributed to the PCS Group. For purposes of this definition, any properties and assets attributed to the PCS Group remaining after such disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Sprint Board determines can be expected to be supported by such properties and assets.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group," as defined in the Articles, means, as of the date of the PCS Restructuring Closing, a number equal to the aggregate number of outstanding shares of DT Class A Stock as of such date as a result of the Recapitalization; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with the Articles and any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The FON Group to the extent allocated to shares of DT Class A Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group," as defined in the Articles, means, as of the date of the PCS Restructuring Closing, a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of DT Class A Stock as of such date as a result of the Recapitalization; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the amount of certain payments made to the holders of DT Class A Stock divided by the corresponding redemption price per share of PCS Stock, (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of DT Class A Stock, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, and (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint; and

    (D) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest," as defined in the Articles, means, as of the date of the PCS Restructuring Closing, a number equal to 220,000,000 less the sum of (i) the Number Of Shares Issuable With Respect To The FT Class A Common Equity Interest In The PCS Group, (ii) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, (iii) one-half of the number of shares of Common Stock, par value $2.50 per share, outstanding immediately prior to the Recapitalization, and (iv) one-half of the number of shares of Common Stock, par value $2.50 per share, held as treasury shares by Sprint immediately prior to the Recapitalization; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, as determined by the Sprint Board to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any dividend or other distribution of shares of PCS Stock to holders of shares of PCS Stock or any reclassification of PCS Stock;

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the number of shares of PCS Stock issued or sold by Sprint that, immediately prior to such issuance or sale, were included (as determined by the Sprint Board pursuant to paragraph (C) of this definition) in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (2) the number of shares of PCS Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, (3) the number of shares of PCS Stock issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock and Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (4) the number of shares of PCS Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by Sprint as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of FON Stock or Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group) or shares of FON Preferred Stock, as the case may be, (5) the quotient of (a) the aggregate Fair Value of any PCS Preferred Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of PCS Preferred Stock) issued by Sprint as a dividend or other distribution (including in connection with any classification or exchange of shares) to holders of FON Stock, Class A Common (but only with respect to any Shares Issuable With Respect To The Class A Equity Interest In The FON Group), or shares of FON Preferred Stock, as the case may be, divided by (b) the Market Value of one share of PCS Stock as of the date of issuance of such PCS Preferred Stock (or Convertible Securities), or (6) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the PCS Group to the FON Group in consideration for a reduction in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest divided by (b) the Market Value of one share of PCS Stock as of the date of such transfer; and

    (C) increased by (1) the number of outstanding shares of PCS Stock repurchased by Sprint for consideration that had been attributed to the FON Group, (2) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (a) the Fair Value of properties or assets (including cash) theretofore attributed to the FON Group that are contributed, by action of the Sprint Board, to the PCS Group in consideration of an increase in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest, divided by (b) the Market Value of one share of PCS Stock as of the date of such contribution and (3) the number of shares of PCS Stock into or for which Convertible Securities are deemed converted, exchanged or exercised pursuant to the Articles;

provided, further, that the Sprint Board may make such subsequent changes to the calculations made pursuant to subparagraphs (A), (B) and (C) immediately above as may be required for purposes of accurately determining such number.

  "Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group," as defined in the Articles, means, as of the date of the PCS Restructuring Closing, a number equal to the aggregate number of outstanding shares of FT Class A Stock as of such date as a result of the Recapitalization; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A FON Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the FON Stock or any reclassification of FON Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 FON Stock or Series 3 FON Stock issued in accordance with the Articles and any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The FON Group to the extent allocated to shares of FT Class A Stock; and

    (C) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A FON Share Basis.

  "Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group," as defined in the Articles, as of the date of the PCS Restructuring Closing, means a number (rounded up to the nearest whole share) equal to one-half of the aggregate number of outstanding shares of FT Class A Stock as of such date as a result of the Recapitalization; provided, however, that such number shall from time to time thereafter be:

    (A) adjusted, on an equivalent Per Class A PCS Share Basis, to reflect any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the PCS Stock or any reclassification of PCS Stock; and

    (B) decreased (but to not less than zero), if before such decrease such number is greater than zero, by action of the Sprint Board by (1) the amount of certain payments made to the holders of FT Class A Stock divided by the corresponding redemption price per share of PCS Stock, (2) any reduction required to reflect the redemption of Shares Issuable With Respect To The Class A Equity Interest In The PCS Group to the extent allocated to shares of FT Class A Stock, (3) the amount necessary to reflect the conversion of some or all of this number into a Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group, and (4) the amount necessary to reflect the redemption thereof in exchange for the issuance of shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold directly or indirectly all of the assets and liabilities attributed to the PCS Group; and

    (C) decreased (but not less than zero), if before such decrease such number is greater than zero, by the number of certain shares of Series 1 PCS Stock or Series 3 PCS Stock issued by Sprint; and

    (D) adjusted by the Sprint Board to properly reflect any other necessary changes on an equivalent Per Class A PCS Share Basis.

  "Old Class A Right," as defined in the Rights Agreement, means one right for each share of FT Class A Stock issued prior to the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing (x) the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series, for each share represented by the quotient of the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group divided by the aggregate number of shares of FT Class A Stock issued and outstanding at that time, and (y) the right to purchase one one-thousandth of a share of Preferred Stock--Eighth Series, for each share represented by the quotient of the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group divided by the aggregate number of shares of FT Class A Stock issued and outstanding at that time.

  "Optional Conversion Ratio" as of any date, as defined in the Articles, means the ratio of the Average Trading Price of a share of Series 1 PCS Stock to the Average Trading Price of a share of Series 1 FON Stock; provided, that such ratio would be determined over a 60-Trading Day period if the 20-Trading Day period normally used to determine the Average Trading Price is less than 90% of such ratio as determined over a 60-Trading Day period.

  "Other Group," as defined in the Tracking Stock Policies, means any tracked group that Sprint may designate by future amendment to the Articles with respect to which Sprint creates or issues tracking stock to which it attributes or allocates any present or future assets or businesses.

  "Other Termination Event," as defined in the Standstill Agreement, means (i) a redemption of all of the outstanding shares of PCS Stock for the common equity securities of one or more wholly owned subsidiaries of Sprint that hold all or substantially all of the assets attributed to the PCS Group (as such term is defined in the Restructuring Agreement), (ii) a redemption of all or a substantial portion of the outstanding shares of PCS Stock upon the sale of all or substantially all of the assets of the PCS Group, or (iii) a conversion of all of the outstanding shares of PCS Stock into any class of Sprint common stock that is not a common equity tracking security that continues to reflect substantially all of the business, assets and liabilities comprising the PCS Group immediately prior to such conversion, but which shall not represent any business, assets or liabilities comprising any part of the FON Group immediately prior to such conversion.

  "Outstanding PCS Fraction," as defined by the Articles, means the fraction the numerator of which will be the number of shares of PCS Stock outstanding on such date and the denominator of which will be the sum of (i) the number of shares of PCS Stock outstanding on such date, (ii) the Number of Shares Issuable With Respect To The FON Group Inter-Group Interest on such date,
(iii) the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group on such date and (iv) the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group on such date. A statement setting forth the Outstanding PCS Fraction as of the record date for the payment of any dividend or distribution on PCS Stock and as of the end of each fiscal quarter of Sprint shall be filed by Sprint's Corporate Secretary in the records of the actions of the Board of Directors not later than fifteen business days after such date.

  "Outstanding Sprint Voting Securities" means the Sprint Voting Securities outstanding as of any particular date.

  "Parity Stock," as defined in the Certificate of Designations, means any stock ranking on a parity as to dividends or upon liquidation, dissolution or winding up with the PCS Preferred Stock.

  "PCS" means personal communications service. In Canada and the United States, PCS spectrum has been allocated for use by public systems at the 1.9 GHz frequency range. It is expected that PCS will initially consist primarily of enhanced voice, two-way data and text messaging services. Such PCS applications are expected to be followed over time by services offering integrated voice, data, image and eventually perhaps video capability. PCS systems operate in a similar manner to cellular systems.

  "PCS Group," as more fully defined in the Articles, means, as of any date from and after the PCS Restructuring Closing:

    (A) the interest on such date of Sprint and any of its subsidiaries in any of the following entities or any of their respective subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) (the "PCS Group Companies") and the corresponding interests in their respective assets and liabilities and the businesses conducted by such entities: SWV Six, Inc. (fka TCI Spectrum Holdings, Inc.); SWV One, Inc. (fka Com Telephony Services, Inc.); SWV Two, Inc. (fka Comcast Telephony Services, Inc.); SWV Three, Inc. (fka Cox Telephony Partners, Inc.); SWV Four, Inc. (fka Cox Communications Wireless, Inc.); Comcast Telephony Services; Cox Telephony Partnership; Sprint Enterprises, L.P.; MinorCo, L.P.; Sprint Spectrum Holding Company, L.P.; American PCS, L.P.; Cox Communications PCS, L.P.; NewTelco, L.P.; Sprint Spectrum L.P.; American Personal Communications Holdings, Inc.; American PCS Communications, LLC; APC PCS, LLC; APC Realty and Equipment Company, LLC; Sprint Spectrum Finance Corporation; Sprint Spectrum Equipment Company, L.P.; Sprint Spectrum Realty Company, L.P.; WirelessCo, L.P.; SWV Five, Inc. (fka TCI Philadelphia Holdings, Inc.); PhillieCo Partners I, L.P.; PhillieCo Partners II, L.P.; PhillieCo Sub, L.P.; PhillieCo., L.P.; PhillieCo Equipment & Realty Company, L.P.; SprintCom, Inc.; SprintCom Equipment Company, L.P.; PCS Leasing Co., L.P.; Cox PCS Assets, L.L.C.; and Cox PCS License, L.L.C.;

    (B) all assets and liabilities of Sprint and its subsidiaries attributed by the Sprint Board to the PCS Group, whether or not such assets or liabilities are or were also assets or liabilities of any of the PCS Group Companies;

    (C) all properties and assets transferred to the PCS Group from the FON Group (other than a transaction pursuant to paragraph (D) below) after the date of the PCS Restructuring Closing pursuant to transactions in the ordinary course of business of both the FON Group and the PCS Group or otherwise as the Sprint Board may have directed;

    (D) all properties and assets transferred to the PCS Group from the FON Group in connection with an increase in the Number Of Shares Issuable With Respect To The FON Group Inter-Group Interest; and

    (E) the interest of Sprint or any of its subsidiaries in any business or asset acquired and any liabilities assumed by Sprint or any of its subsidiaries outside of the ordinary course of business and attributed to the PCS Group, as determined by the Sprint Board pursuant to the Articles;

provided that

      (1) from and after the payment date of any dividend or other distribution with respect to shares of PCS Stock (other than a dividend or other distribution payable in shares of PCS Stock, with respect to which adjustment shall be made as provided in the definition of "Number Of Shares Issuable In Respect Of The FON Group Inter-Group Interest" in the Articles or in Sprint securities attributed to the PCS Group, for which provision shall be made as set forth in clause (2) below), the PCS Group will no longer include an amount of assets or properties previously attributed to the PCS Group of the same kind as so paid in such dividend or other distribution with respect of shares of PCS Stock as have a fair value on the record date for such dividend or distribution equal to the product of (a) the fair value on such record date of the aggregate of such dividend or distribution to holders of shares of PCS Stock declared multiplied by (b) a fraction the numerator of which is equal to the FON Group Inter-Group Interest Fraction in effect on the record date for such dividend or distribution and the denominator of which is equal to the Outstanding PCS Fraction in effect on the record date for such dividend or distribution (and in such eventuality such assets as are no longer included in the PCS Group will be attributed to the FON Group), and

      (2) if Sprint pays a dividend or makes some other distribution with respect to shares of PCS Stock payable in Sprint securities that are attributed to the PCS Group (other than PCS Stock), there will be excluded from the PCS Group an interest in the PCS Group equivalent to the number or amount of such securities that is equal to the product of the number or amount of securities so distributed to holders of PCS Stock multiplied by the fraction specified in clause 1(b) above (determined as of the record date for such distribution) (and such interest in the PCS Group shall be attributed to the FON Group) and, to the extent interest is or dividends are paid on the securities so distributed, the PCS

    Group will no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends as would have been paid in respect of the securities equivalent to such interest in the PCS Group deemed held by the FON Group if the securities equivalent to such interest were outstanding (and in such eventuality such assets as are no longer included in the PCS Group will be attributed to the FON Group).

Sprint may also, to the extent a dividend or distribution on the PCS Stock has been paid in Convertible Securities that are convertible into or exchangeable or exercisable for PCS Stock, cause such Convertible Securities as are deemed to be held by the FON Group in accordance with the terms of the Articles and clause (2) above to be deemed to be converted, exchanged or exercised, in which case such Convertible Securities will no longer be deemed to be held by the FON Group.

  The Tracking Stock Policies adopted by the Sprint Board provide that all businesses conducted by Sprint for offering or providing Domestic Wireless Mobile Telephony Services or any other Domestic PCS Services, and all acquisitions of Domestic PCS Licenses, will be allocated to the PCS Group. The Tracking Stock Policies generally may be changed by the Sprint Board at any time after the Recapitalization, although there is no present intention to do so.

  The "PCS Group Available Dividend Amount," on any date, as defined in the Tracking Stock Policies, means the amount, if any, by which (1) the product of
(a) the Outstanding PCS Fraction as of such date multiplied by (b) an amount equal to the fair market value of the total assets attributed to the PCS Group less the total amount of the liabilities attributed to the PCS Group (provided that Preferred Stock will not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the PCS Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of PCS Stock and each class or series of Preferred Stock attributed to the PCS Group.

  "PCS Group Percentage Interest," as defined in the Restructuring Agreement, means, with respect to any person, the percentage of the notional equity interest in the PCS Group owned by such Person, taking into account (i) the outstanding shares of PCS Stock, (ii) the shares of PCS Stock that would be outstanding if the Inter-Group Interest in the PCS Group then held by the FON Group were represented by shares of PCS Stock, (iii) after the Recapitalization, the shares of PCS Stock that would be outstanding if all of the outstanding shares of Class A Common were converted into Series 3 PCS Stock and Series 3 FON Stock pursuant to the Articles, and (iv) the maximum number of shares of PCS Stock that are issuable upon the exercise, conversion or exchange of the PCS Options (or that would be issuable in the case of a PCS Option represented by an Inter-Group interest held by the FON Group in the PCS Group), excluding from clause (iv) any Pre-Closing Options to the extent reflected as part of the Inter-Group Interest referred to in clause (ii).

  "PCS Group Right," as defined in the Rights Agreement, means one right for each share of PCS Stock issued (whether originally issued or delivered from Sprint's treasury) prior to the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing the right to purchase one one-thousandth of a share of Preferred Stock--Eighth Series, upon the terms and subject to the conditions set forth in the Rights Agreement.

  "PCS Options," as defined in the Restructuring Agreement, means (i) the options, warrants or other securities of Sprint or any of its Controlled Affiliates outstanding at such time that are exercisable or exchangeable for or convertible into shares of PCS Stock, but excluding (A) any rights of Cox Pioneer Partnership or its Affiliates under the Agreement of Limited Partnership of Cox Communications, PCS, L.P., dated as of December 31, 1996, as it is to be amended pursuant to the Cox L.A. Amendments, (B) the outstanding shares of Class A Common, and (C) any such options, warrants or other securities that will be satisfied by Sprint without the allocation of any cost or expense to the PCS Group or otherwise economically diluting the PCS Group Percentage Interest of any Cable Parent, and (ii) the Preferred Inter-Group Interest, the Warrant Inter-

Group Interest and any other Inter-Group Interests held by the FON Group in the PCS Group that have the same effect as the options, warrants and other securities referred to in clause (i) above.

  "PCS Per Share Vote," as defined in the Articles, means a number of votes (which, at any time, may be more or less than one whole vote and may include a fraction of a vote) equal to the number of votes determined by multiplying one by the ratio of the Average Trading Price of one share of Series 1 PCS Stock to the Average Trading Price of one share of Series 1 FON Stock computed as of the tenth Trading Day preceding the record date for determining the stockholders entitled to vote, expressed as a decimal fraction rounded to the nearest three decimal places.

  "PCS Ratio," as defined in the Articles, means the ratio of the average trading price, over a 20-Trading Day period, of one share of Series 1 PCS Stock to one share of Series 1 FON Stock determined, in each such case, as of the 21st Trading Day following the commencement of regular way trading of both the Series 1 PCS Stock and the Series 1 FON Stock. The PCS Ratio is approximately 0.205.

  "PCS Spectrum," as defined in the Tracking Stock Policies, means the electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz or such other electromagnetic spectrum as the FCC may allocate to license holders of electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz in exchange for the surrender of electromagnetic spectrum within the identified frequencies.

  "PCS Stock" means the PCS Common Stock of Sprint, $1.00 par value per share.

  "Per Class A FON Share Basis," as defined in the Articles, means, with respect to FT Class A Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group, respectively, "Y" equals the number of shares outstanding of FT Class A Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of FON Stock to which the FT Class A Stock or DT Class A Stock is being compared.

  "Per Class A PCS Share Basis," as defined in the Articles, means, with respect to FT Class A Stock or DT Class A Stock, an amount per share equal to (X / Y) x Z, where "X" equals the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group or the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group, respectively, "Y" equals the number of shares outstanding of FT Class A Stock or DT Class A Stock, respectively, and "Z" equals the per share number of votes or dividend amount, redemption amount or other payment paid to the class or series of PCS Stock to which the FT Class A Stock or DT Class A Stock is being compared.

  "Percentage Ownership Interest," as defined in the Articles, means, with respect to any person, that percentage of the Voting Power of Sprint represented by Votes associated with the Voting Securities of Sprint owned of record by such person or by its nominees.

  "Pre-Closing Options," as defined in the Restructuring Agreement, means the options, warrants and other securities of Sprint or any of its subsidiaries that were issued prior to and are outstanding as of the PCS Restructuring Closing and that were exercisable or exchangeable for or convertible into shares of Sprint Common Stock, which, in connection with the Recapitalization, became, in whole or in part, options, warrants or other securities that are exercisable or exchangeable for or convertible into shares of Series 1 PCS Stock (but excluding any PCS Options held by FT or DT).

  "Pops" means population equivalent. One person residing in a license area equals one Pop.

  "Publicly-Traded" with respect to any security, as defined in the Articles, means (i) registered under Section 12 of the Exchange Act, and (ii) listed for trading on the NYSE or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Exchange Act, that is the successor to either such exchange) or quoted in the National Association of Securities Dealers Inc. Automated Quotations System (or any successor system).

  "Qualifying Offer," as defined in the Rights Agreement, means an acquisition of shares of common stock of Sprint pursuant to a tender offer or an exchange offer for all outstanding shares of common stock of Sprint at a price and on terms determined by at least a majority of the members of the Sprint Board who are not officers of Sprint and who are not representatives, nominees, or affiliates or associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) fair to stockholders (taking into account all factors which such members of the Sprint Board deem relevant including, without limitation, prices which could reasonably be achieved if Sprint or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of Sprint and its stockholders.

  "Reduced Par Value Amount," as defined in the Articles, means at any time and only with respect to either the FT Class A Stock or the DT Class A Stock following an issuance of FON Stock and/or PCS Stock in accordance with the rights described under "--Right to Cause Issuance of FON Stock and PCS Stock," the amount resulting from (X - Y)/ Z, where

  "X" equals Z times the par value per share of either the FT Class A Stock or the DT Class A Stock, as applicable, immediately prior to an issuance of shares of FON Stock and/or PCS Stock in accordance with such rights,

  "Y" equals the number of shares of FON Stock and/or PCS Stock issued in accordance with such rights times the par value of such shares so issued, and

  "Z" equals the aggregate outstanding shares of FT Class A Stock or the DT Class A Stock, as applicable.

  "Related Business Transaction," as defined in the Articles, means any disposition of all or substantially all the properties and assets attributed the PCS Group in a transaction or series of related transactions that result in Sprint receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) the Sprint Board determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such disposition.

  "Series DT Right," as defined in the Rights Agreement, means one right for each share of DT Class A Stock issued prior to the Distribution Date, and in certain circumstances, after the Distribution Date, each such right initially representing (x) the right to purchase one one-thousandth of a share of Preferred Stock--Sixth Series for each share represented by the quotient of the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group divided by the aggregate number of shares of DT Class A Stock issued and outstanding at such time, and (y) the right to purchase one-thousandth of a share of Preferred Stock--Eighth Series for each share represented by the quotient of the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group divided by the aggregate number of shares of DT Class A Stock issued and outstanding at such time.

  "Shares Issuable With Respect To The Class A Equity Interest In The FON Group," as defined in the Articles, means, at any time, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The FON Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The FON Group.

  "Shares Issuable With Respect To The Class A Equity Interest In The PCS Group," as defined in the Articles, means, at any time, the Number Of Shares Issuable With Respect To The FT Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The DT Class A Equity Interest In The PCS Group.

  "SMR" means Specialized Mobile Radio, also known as TMR (Trunk Mobile Radio), a two-way radio telephony service making use of macrocells covering an area of up to 50 miles in diameter.

  "Spin-off," as defined in the Articles, means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect subsidiary of Sprint to the stockholders of Sprint.

  "Sprint Voting Securities" means the Class A Common, the FON Stock, the PCS Stock, the Preferred Stock and any other securities of Sprint having the right to vote.

  "Sprint Voting Stock" means the FON Stock, the PCS Stock, the Class A Common Stock and the Preferred Stock.

  "Stock Acquisition Date," as defined in the Rights Agreement, means the earlier of the date of (i) the first public announcement (which, for purposes of this definition, shall include, without limitation, a report filed under the Exchange Act) by Sprint or an Acquiring Person that an Acquiring Person has become such or (ii) the first public disclosure of facts by Sprint or an Acquiring Person indicating that an Acquiring Person has become an Acquiring Person; provided, however, that a Stock Acquisition Date shall not be deemed to have occurred if any person shall have inadvertently become an Acquiring Person and within ten Business Days after the date upon which Sprint shall first become aware of the occurrence of such an event, the Sprint Board in its sole discretion (1) approves the beneficial ownership interest then held by such person, or (2) provides such person a thirty day period to divest a sufficient number of Sprint Voting Securities so as to decrease the beneficial ownership of such person to less than 15% of the voting power of the Sprint Voting Securities then outstanding and such person has so divested at the end of any such thirty day period.

  "Strategic Merger," as defined in the Articles, means a merger or other business combination involving Sprint (a) in which the holders of Class A Stock are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of (i) the Fair Market Value of all consideration which such holders of Class A Stock have a right to receive with respect to such merger or other business combination, and (ii) if Sprint is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the holders of Class A Stock are entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or
Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) immediately after which no person or group (other than the holders of Class A Stock) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

  "Strategic Merger," as defined in the Standstill Agreements with the Cable Parents, means a merger or other business combination involving Sprint (a) in which the Cable Parent is entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conversion or otherwise) its shares of PCS Stock, with an aggregate fair market value equal to the sum of (i) the fair market value of all consideration that the Cable Parent has a right to receive with respect to such merger or other business combination, and (ii) if Sprint is the surviving parent entity, the fair market value of the equity securities of the surviving parent entity that the Cable Parent is entitled to retain, (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders, (c) immediately after which no person or group, as defined under the Exchange Act, (other than the Cable Parents) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity and
(d) in which holders of PCS Stock receive a common equity tracking security that continues to reflect substantially all of the business, assets and liabilities comprising the PCS Group immediately prior to such merger or other business combination together with such additional wireless business, assets and liabilities which may be included in the PCS Group of the surviving parent entity, but which shall not represent any business, assets or liabilities comprising any part of the other businesses, assets or liabilities of the surviving parent entity or its subsidiaries, including businesses, assets or liabilities of the FON Group immediately prior to such merger or business combination, it being understood that no merger or business combination shall be deemed to meet the requirements of this definition unless the requirements of each of clauses (a) through (d) above have been met. "Fair market value" with respect to any property, for purposes of this definition, shall be as determined in writing in good faith by a majority of the independent directors of Sprint.

  "TDMA" means Time Division Multiple Access, a digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user in order to permit more than one simultaneous conversation on a single RF channel.

  "Total Market Capitalization" of any class or series of common stock on any date, as defined in the Articles, means the product of (i) the Market Value of one share of such class or series of common stock on such date and (ii) the number of shares of such class or series of common stock outstanding on such date.

  "Trading Day," as defined in the Articles means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading or NASDAQ, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or NASDAQ, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Vote," as defined in the Articles and the Standstill Agreements, means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to Sprint, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Articles) with respect to matters other than the election of directors at a meeting of the stockholders of Sprint.

  "Voting Power," as defined in the Articles and the Standstill Agreements, means, with respect to an entity, the aggregate number of Votes outstanding as of such date in respect of such entity; provided that, pursuant to the Standstill Agreements, with respect to PCS Stock, the Vote per share used to calculate such aggregate number of Votes shall be the Vote per share most recently established by the Sprint Board, whether for the most recent vote of stockholders or for a vote of stockholders to be conducted in the future.

                         INDEX TO FINANCIAL STATEMENTS

PCS Group
  Report of Independent Auditors..........................................  F-2
  Combined Statements of Operations for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995...................................................................  F-3
  Combined Balance Sheets as of September 30, 1998 and December 31, 1997
   and 1996...............................................................  F-4
  Combined Statements of Cash Flows for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995...................................................................  F-5
  Notes to Combined Financial Statements..................................  F-6
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
  Independent Auditors' Report............................................ F-12
  Combined Balance Sheets as of September 30, 1998 and December 31, 1997
   and 1996............................................................... F-13
  Combined Statements of Operations for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-14
  Combined Statements of Changes in Partners' Capital for the nine months ended September 30, 1998 and 1997 and for the years ended December 31,
   1997, 1996 and 1995.................................................... F-15
  Combined Statements of Cash Flows for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-16
  Notes to Combined Financial Statements.................................. F-17
Sprint Corporation
  Report of Independent Auditors.......................................... F-35
  Independent Auditors' Report............................................ F-36
  Consolidated Statements of Income for the nine months ended September
   30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and
   1995................................................................... F-37
  Consolidated Balance Sheets as of September 30, 1998 and December 31,
   1997 and 1996.......................................................... F-38
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1998 and 1997 and for the years ended December 31, 1997,
   1996 and 1995.......................................................... F-39
  Consolidated Statements of Common Stock and Other Stockholders' Equity
   for the nine months ended September 30, 1998 and for the years ended
   December 31, 1997, 1996 and 1995....................................... F-40
  Notes to Consolidated Financial Statements.............................. F-41

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the PCS Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of Sprint Spectrum Holding Company, L.P., MinorCo., L.P., PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., (the "Partnerships") have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements of the PCS Group relates to data included for the Partnerships, it is based solely on their report. The PCS Group has a 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo., L.P. and a 47.1% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In the combined financial statements, the PCS Group's combined equity in the Partnerships is stated at $781 million and $1,032 million at December 31, 1997 and 1996, respectively, and the PCS Group's combined equity in the net loss of Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. is stated at $656 million, $192 million and $31 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PCS Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 2, the combined financial statements of the PCS Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
May 26, 1998

                                   PCS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in millions)

                                       Nine Months
                                     Ended September    Year Ended December
                                           30,                  31,
                                     ----------------  ------------------------
                                      1998     1997     1997     1996     1995
                                     -------  -------  -------  -------  ------
                                       (unaudited)
Operating Expenses
Selling, general and administrative
 expenses..........................  $  78.2  $   7.4  $  18.5  $   0.5  $  --
Depreciation and amortization......      1.8      --       --       --      --
                                     -------  -------  -------  -------  ------
  Total operating expenses.........     80.0      7.4     18.5      0.5     --
                                     -------  -------  -------  -------  ------
Operating Loss.....................    (80.0)    (7.4)   (18.5)    (0.5)    --
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo............   (686.5) (410.6)   (659.6)  (191.8)  (31.4)
                                     -------  -------  -------  -------  ------
Loss before income taxes...........   (766.5)  (418.0)  (678.1)  (192.3)  (31.4)
Income tax benefit.................    294.7    160.7    259.0     72.6    11.5
                                     -------  -------  -------  -------  ------
Net loss ..........................  $(471.8) $(257.3) $(419.1) $(119.7) $(19.9)
                                     =======  =======  =======  =======  ======



            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                            COMBINED BALANCE SHEETS
                                 (in millions)

                                                September 30,   December 31,
                                                ------------- -----------------
                                                    1998        1997     1996
                                                ------------- -------- --------
                                                 (unaudited)
Assets
Prepaid expenses and other current assets......   $   32.8    $    2.9 $    --
Property, plant and equipment, net.............    1,327.2       177.3      --
Investments in Sprint Spectrum Holdings and
 PhillieCo.....................................      475.4       968.4  1,175.8
Investment in PCS licenses.....................      544.5       544.5     84.0
Other noncurrent assets .......................      114.3         --       --
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========
Liabilities and Group Equity
Current liabilities
  Current maturities of long-term debt ........   $   42.5    $    --  $    --
  Accounts payable.............................       20.2        17.8      --
  Advance from the FON Group...................      410.0         --       --
  Payable to Sprint Spectrum Holdings..........       47.1        19.0      --
  Accrued expenses and other current
   liabilities.................................        7.3        20.8      --
                                                  --------    -------- --------
    Total current liabilities..................      527.1        57.6      --
Construction obligations.......................      429.0         --       --
Capital lease obligations......................      388.2         --       --
Deferred income taxes and other liabilities....      318.9       249.6     72.2
Group equity...................................      831.0     1,385.9  1,187.6
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========


            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in millions)

                                  Nine Months
                                     Ended                 Year Ended
                                 September 30,            December 31,
                               ------------------  ----------------------------
                                 1998      1997      1997       1996     1995
                               --------  --------  ---------  --------  -------
                                  (unaudited)
Operating Activities
Net loss.....................  $ (471.8) $ (257.3) $  (419.1) $ (119.7) $ (19.9)
Adjustments to reconcile net
 loss to net cash provided
 (used) by operating
 activities:
  Equity in net losses of
   affiliates................     686.5     410.6      659.6     191.8     31.4
  Depreciation and
   amortization..............       1.8       --         --        --       --
  Deferred income taxes......      56.9     191.2      175.7      64.2      8.0
  Current tax benefit
   utilized by the FON Group.    (351.6)   (351.9)    (434.7)   (136.8)   (19.5)
  Changes in assets and
   liabilities:
    Prepaid expenses and
     other current assets....     (29.9)     (2.2)      (2.9)      --       --
    Accounts payable and
     other current
     liabilities.............      17.0      35.4       57.6       --       --
    Noncurrent assets and
     liabilities, net........    (101.9)      --         1.3       --       --
                               --------  --------  ---------  --------  -------
Net cash provided (used) by
 operating activities........    (193.0)     25.8       37.5      (0.5)     --
                               --------  --------  ---------  --------  -------
Investing Activities
Capital expenditures.........    (672.1)    (68.2)    (153.7)      --       --
Purchase of PCS licenses.....       --     (460.1)    (460.1)    (84.0)     --
Investments in and loans to
 Sprint Spectrum Holdings and
 PhillieCo...................    (193.5)   (255.5)    (405.9)   (297.5)  (910.9)
                               --------  --------  ---------  --------  -------
Net cash used by investing
 activities..................    (865.6)   (783.8)  (1,019.7)   (381.5)  (910.9)
                               --------  --------  ---------  --------  -------
Financing Activities
Advance from the FON Group...     410.0       --         --        --       --
Contributions from (to) the
 FON Group...................    (124.6)    406.1      547.5     245.2    891.4
Current tax benefit utilized
 by the FON Group............     351.6     351.9      434.7     136.8     19.5
Change in construction
 obligations.................     429.0       --         --        --       --
Other........................      (7.4)      --         --        --       --
                               --------  --------  ---------  --------  -------
Net cash provided by
 financing activities........   1,058.6     758.0      982.2     382.0    910.9
                               --------  --------  ---------  --------  -------
Increase (Decrease) in Cash
 and Equivalents.............       --        --         --        --       --
Cash and Equivalents at
 Beginning of Period.........       --        --         --        --       --
                               --------  --------  ---------  --------  -------
Cash and Equivalents at End
 of Period...................  $    --   $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======
Noncash Investing and
 Financing Activities
Assets acquired under a
 capital lease obligation....  $  438.1  $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======

            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. Recapitalization Plan

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. Summary of Significant Accounting Policies

 Basis of Combination and Presentation

  The Combined Financial Statements of the PCS Group together with the Combined Financial Statements of the FON Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. The entities which comprise the PCS Group are commonly controlled companies. Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group Combined Financial Statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and (ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the PCS Group and the FON Group have not been eliminated.

  The Combined Financial Statements of the PCS Group provide holders of PCS stock with financial information regarding the underlying businesses of the PCS Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the PCS Group and the FON Group for the purpose of preparing the respective financial statements of such Groups, investors in PCS Stock and FON Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the PCS Group or the FON Group, and dividends or distributions on, or repurchases of, PCS Stock or FON Stock, will reduce the funds of Sprint legally available for payment of dividends on both the PCS Stock and the FON Stock. Accordingly, the PCS Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the FON Group Combined Financial Statements.

                                   PCS GROUP

  The PCS Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the PCS Group.

 Classification of Operations

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which includes (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on a consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings, PhillieCo and SprintCom are building the nation's first single-technology, all digital, state-of-the-art wireless network to provide PCS across the United States operating on one frequency. PCS uses digital technology, which has sound quality superior to analog cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voicemail and Caller ID.

 Earnings Per Share

  Historical earnings per share are omitted from the Combined Statements of Operations because the PCS Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements beginning on page F-35 for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring, the method of calculating earnings per share for the PCS Group will reflect the terms of the proposed amendments to Sprint's articles of incorporation. Earnings per share will be computed by dividing the net income or loss of the PCS Group by the weighted average number of shares of PCS Stock and dilutive securities, such as warrants and options, outstanding during the applicable period.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost and consists primarily of construction work in progress. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred. Once operations of SprintCom commence, property, plant and equipment will be depreciated on a straight-line basis over their estimated economic useful lives. The PCS Group launched service in certain of the SprintCom markets during the third quarter of 1998.

 Investment in PCS Licenses

  The PCS group has acquired licenses from the Federal Communications Commission ("FCC") to operate as a PCS service provider. These licenses are recorded at cost and will be amortized over a 40-year period commencing with the initiation of service in a specific geographic area. The FCC grants licenses for terms of up to ten years, and generally grants renewals for additional 10-year terms if the licensee has complied with its license obligations. The PCS Group believes it will be able to secure renewal of the PCS licenses that are held by the entities comprising the PCS Group. The PCS Group launched service in certain of the SprintCom markets during the third quarter of 1998.

                                   PCS GROUP

 Income Taxes

  The PCS Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  The operations of the PCS Group are included in the consolidated federal income tax return of Sprint. The PCS Group's federal income tax represents the difference between the Sprint consolidated federal income tax and the FON Group's federal income tax. The related current tax benefits generated from the inclusion of the PCS Group operating losses in the Sprint consolidated federal income tax return have been reflected as contributions from the FON Group to the PCS Group in the PCS Group combined statements of cash flow. The PCS Group's state tax is computed using a methodology consistent with that used to compute federal income tax.

 Capitalized Interest

  Sprint capitalized interest costs related to its investments in Sprint Spectrum Holdings and PhillieCo until July 1997, at which time Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. Amounts capitalized totaled $46 million, $96 million, and $43 million at December 31, 1997, 1996, and 1995, respectively. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalizes interest costs associated with the network buildout of SprintCom. Interest capitalized for the year ended December 31, 1997 was $24 million. Such interest was also contributed to and will be amortized by the PCS Group.

3. Investments in Sprint Spectrum Holdings and PhillieCo

  Sprint has a 40% interest in Sprint Spectrum Holdings and a 47.1% interest in PhillieCo, respectively. These investments are accounted for using the equity method. Combined, summarized financial information (100% basis) of these entities is as follows (in millions):

                                Nine Months             At or For the
                            Ended September 30,    Year Ended December 31,
                            --------------------  ----------------------------
                              1998       1997       1997       1996     1995
                            ---------  ---------  ---------  --------  -------
                                (unaudited)
   Results of operations
     Net operating
      revenues............. $   788.0  $   110.5  $   258.0  $    4.2  $   --
                            =========  =========  =========  ========  =======
     Operating loss........ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                            =========  =========  =========  ========  =======
     Net loss.............. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                            =========  =========  =========  ========  =======
   Financial position
     Current assets........                       $   417.9  $  401.8
     Noncurrent assets.....                         6,640.0   4,041.8
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========
     Current liabilities...                       $   834.5  $  471.2
     Noncurrent
      liabilities..........                         4,289.4   1,412.5
     Partners' equity......                         1,934.0   2,559.9
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========

                                   PCS GROUP

4. Income Taxes

  Income tax benefit consists of the following:

                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (in millions)
      Current income tax benefit
        Federal...................................... $(414.1) $(122.8) $(16.3)
        State........................................   (20.6)   (14.0)   (3.2)
                                                      -------  -------  ------
      Total current..................................  (434.7)  (136.8)  (19.5)
                                                      -------  -------  ------
      Deferred income tax expense (benefit)
        Federal......................................   187.0     59.4     5.8
        State........................................   (11.3)     4.8     2.2
                                                      -------  -------  ------
      Total deferred.................................   175.7     64.2     8.0
                                                      -------  -------  ------
      Total income tax benefit....................... $(259.0) $ (72.6) $(11.5)
                                                      =======  =======  ======

  The differences that caused the effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                        1997     1996    1995
                                                       -------  ------  ------
                                                           (in millions)
      Income tax benefit at the statutory rate........ $(237.3) $(67.3) $(11.0)
      Effect of
        State income taxes, net of federal income tax
         effect.......................................   (20.7)   (6.0)   (0.7)
        Other, net....................................    (1.0)    0.7     0.2
                                                       -------  ------  ------
      Income tax benefit.............................. $(259.0) $(72.6) $(11.5)
                                                       =======  ======  ======
      Effective income tax rate.......................    38.2%   37.8%   36.6%
                                                       =======  ======  ======

  The PCS Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases and for its share of similar temporary differences of Sprint Spectrum Holdings and PhillieCo. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 Deferred      1996 Deferred
                                               Income Tax         Income Tax
                                           ------------------ ------------------
                                           Assets Liabilities Assets Liabilities
                                           ------ ----------- ------ -----------
                                                       (in millions)
   Property, plant and equipment.......... $ --     $183.0    $ --      $28.5
   Capitalized interest...................   --       83.6      --       55.8
   Reserves and allowances................   8.2       --       2.2       --
   Operating loss carryforwards...........  24.1       --       8.9       --
   Other, net.............................   --       13.6      1.0       --
                                           -----    ------    -----     -----
   Total.................................. $32.3    $280.2    $12.1     $84.3
                                           =====    ======    =====     =====

  Management believes it is more likely than not that the deferred income tax asset will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of the existing deferred tax liability. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of this deferred income tax asset.

                                   PCS GROUP

  At December 31, 1997, the PCS Group had recorded tax benefits of $37 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 2000 through 2012.

5. PCS Group Equity

  Following is a reconciliation of the PCS Group's equity (in millions):

                                   Nine Months
                                 Ended September           Year Ended
                                       30,                December 31,
                                ------------------  --------------------------
                                  1998      1997      1997      1996     1995
                                --------  --------  --------  --------  ------
                                   (unaudited)
   Balance at beginning of
    period..................... $1,385.9  $1,187.6  $1,187.6  $  965.8  $ 51.1
   Net loss....................   (471.8)   (257.3)   (419.1)   (119.7)  (19.9)
   Contributions from the FON
    Group......................    268.5     804.3   1,052.1     478.3   954.1
   Equity transfers to the FON
    Group......................   (351.6)   (351.9)   (434.7)   (136.8)  (19.5)
                                --------  --------  --------  --------  ------
   Balance at end of period.... $  831.0  $1,382.7  $1,385.9  $1,187.6  $965.8
                                ========  ========  ========  ========  ======

6. Commitments and Contingencies

 Litigation, Claims and Assessments

  The holders of PCS Stock will be stockholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the FON Group.

  Various suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the PCS Group's Combined Financial Statements.

 Commitments

  In the third and fourth quarters of 1997, SprintCom entered into procurement and services contracts with Motorola and Nortel, respectively, for equipment, software and certain engineering services. These contracts provide for an initial term of five years with renewals for additional one-year periods. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates and various acceptance milestones. In the event of delay in delivering equipment or services, the procurement contracts provide for certain amounts to be paid to SprintCom by the vendor. The minimum commitments for the initial term are approximately $300 million and $200 million for Motorola and Nortel, respectively, for PCS CDMA 1900 MHz equipment and software.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring agreement through the closing date of the PCS Restructuring. The PhillieCo Partners have agreed to lend up to $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint has also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during the same period. Sprint has been financing SprintCom with cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans to Sprint Spectrum Holdings and SprintCom totaling $510.6 million, may be repaid from the proceeds of the Offerings (as defined in the Prospectus), but only to the extent the net proceeds of the Offerings exceed $500 million. It is Sprint's intent to complete the Offerings concurrently with the PCS Restructuring. There can be no assurance that the Offerings will occur. In the event the loans remain outstanding after the Offerings, the remaining balance will be converted into 10-year preferred stock (or, in the case of Sprint, a preferred inter-group interest).

                                   PCS GROUP

 Operating Leases

  Minimum rental commitments at December 31, 1997 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites and office space, are as follows (in millions):

      1998................................................................ $18.9
      1999................................................................  13.3
      2000................................................................  13.4
      2001................................................................  13.4
      2002................................................................   8.0
      Thereafter..........................................................   5.1

  Gross rental expense aggregated $4 million for the year ended December 31, 1997. Certain cell and switch site leases contain renewal options (generally for terms of five years) that may be exercised from time to time and are excluded from the above amounts.

7. Additional Financial Information

 Related Party Transactions

  Sprint Spectrum L.P. provides general management, engineering, procurement, accounting and other related services to SprintCom. Sprint Spectrum L.P. is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. For the year ended December 31, 1997, Sprint Spectrum L.P. provided $29 million in services to SprintCom, the majority of which are capitalized as property, plant and equipment within the Combined Balance Sheets of the PCS Group.

  Certain members of the FON Group provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such services totaled $17 million, $12 million, and $3 million, for the years ended December 31, 1997, 1996 and 1995, respectively.

8. Recently Issued Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its December 31, 1998 financial statements. This statement is not expected to have a significant effect on the PCS Group, as it only operates within one segment under the new standard.

9. Subsequent Events (unaudited)

  Subsequent to December 31, 1997, SprintCom entered into leveraged lease arrangements for certain telecommunications equipment. The leveraged leases are accounted for as capital leases. Lease obligations of $447 million have been recorded under these arrangements as of December 31, 1998. As of December 31, 1998, the PCS Group had also increased its construction obligations by $563 million since December 31, 1997.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. In
November 1998, Sprint Capital Corporation issued $5.0 billion in debt securities (guaranteed by Sprint) under the new shelf registration statement. As of December 31, 1998, Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the sale of the Senior Notes at a weighted average interest rate of approximately 8.5%. The PCS Group used approximately $3.3 billion of these funds to repay existing indebtedness.

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo
 Partners II, L.P.
Kansas City, Missouri

  We have audited the accompanying combined balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries, and PhillieCo Partners II, L.P. and subsidiaries (the "Partnerships") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Partnerships at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The Partnerships were in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnerships completed their development activities and commenced their planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

May 26, 1998
(August 6, 1998 as to Note 4)

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                          September 30,      December 31,
                                          ------------- -----------------------
                                              1998         1997         1996
                                          ------------- -----------  ----------
                                           (unaudited)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............   $  325,325   $   124,886  $   71,098
 Accounts receivable, net...............      165,508       116,415       3,315
 Receivable from affiliates.............       29,754        43,006      13,375
 Inventory..............................      177,859       103,894      72,414
 Prepaid expenses and other assets, net.       44,077        29,648      14,951
 Note receivable--unconsolidated
  partnership...........................          --            --      226,670
                                           ----------   -----------  ----------
  Total current assets..................      742,523       417,849     401,823
INVESTMENT IN PCS LICENSES, net.........    2,829,087     2,386,799   2,207,903
INVESTMENTS IN UNCONSOLIDATED
 PARTNERSHIP(S).........................          --        273,541     179,086
PROPERTY, PLANT AND EQUIPMENT, net......    4,531,850     3,538,238   1,441,627
MICROWAVE RELOCATION COSTS, net.........      325,602       271,612     135,802
MINORITY INTEREST.......................          --         56,667         --
OTHER ASSETS, net.......................       97,310       113,153      77,403
                                           ----------   -----------  ----------
TOTAL ASSETS............................   $8,526,372   $ 7,057,859  $4,443,644
                                           ==========   ===========  ==========
   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Advances from partners.................   $  185,000   $    45,000  $  167,819
 Accounts payable.......................      287,082       446,263     214,205
 Payable to affiliate...................        1,648        11,933       5,626
 Accrued interest.......................       95,132        59,605      34,057
 Accrued expenses.......................      379,638       237,123      49,482
 Current maturities of long-term debt...      124,491        34,562          49
                                           ----------   -----------  ----------
  Total current liabilities.............    1,072,991       834,486     471,238
CONSTRUCTION OBLIGATIONS................      575,725       705,280     714,934
LONG-TERM DEBT, net.....................    6,001,217     3,533,954     686,192
OTHER NONCURRENT LIABILITIES............       84,835        50,103      11,356
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNER INTEREST IN CONSOLIDATED
 SUBSIDIARY.............................       65,777           --          --
PARTNERS' CAPITAL AND ACCUMULATED
 DEFICIT:
 Partners' capital......................    4,611,025     4,127,244   3,120,479
 Accumulated deficit....................   (3,885,198)   (2,193,208)   (560,555)
                                           ----------   -----------  ----------
  Total partners' capital...............      725,827     1,934,036   2,559,924
                                           ----------   -----------  ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.   $8,526,372   $ 7,057,859  $4,443,644
                                           ==========   ===========  ==========

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                Nine Months                   Year Ended
                            Ended September 30,              December 31,
                          ------------------------  ---------------------------------
                             1998         1997         1997        1996       1995
                          -----------  -----------  -----------  ---------  ---------
                                (unaudited)
OPERATING REVENUES......  $   787,953  $   110,528  $   258,029  $   4,175  $     --
OPERATING EXPENSES:
 Cost of revenues.......      783,023      308,292      574,343     36,824        --
 Selling, general and
  administrative........      931,606      481,290      747,084    313,629     66,719
 Depreciation and amor-
  tization..............      529,166      189,924      316,276     11,297        211
                          -----------  -----------  -----------  ---------  ---------
   Total operating
    expenses............    2,243,795      979,506    1,637,703    361,750     66,930
                          -----------  -----------  -----------  ---------  ---------
LOSS FROM OPERATIONS....   (1,455,842)    (868,978)  (1,379,674)  (357,575)   (66,930)
OTHER INCOME (EXPENSE):
 Interest income........       24,467       24,636       27,817      8,593        476
 Interest expense.......     (358,321)     (55,568)    (123,490)      (323)       --
 Other income (expense).       (1,268)       3,907        5,108      1,586        (19)
 Equity in loss of
  unconsolidated
  partnerships..........         --       (125,455)    (168,935)   (96,850)   (46,206)
                          -----------  -----------  -----------  ---------  ---------
   Total other expense..    (335,122)     (152,480)    (259,500)   (86,994)   (45,749)
                          -----------  -----------  -----------  ---------  ---------
NET LOSS BEFORE MINORITY
 INTEREST...............   (1,790,964)  (1,021,458)  (1,639,174)  (444,569)  (112,679)
MINORITY INTEREST.......       98,974          --         6,521        --         --
                          -----------  -----------  -----------  ---------  ---------
NET LOSS................  $(1,691,990) $(1,021,458) $(1,632,653) $(444,569) $(112,679)
                          ===========  ===========  ===========  =========  =========


                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)

                              Nine Months                    Year Ended
                           Ended September 30,              December 31,
                          ----------------------  ----------------------------------
                             1998        1997        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------
                               (unaudited)
PARTNERS' CAPITAL:
Balance at beginning of
 period.................  $4,127,244  $3,120,479  $3,120,479  $2,391,801  $  128,795
Contributions of
 capital................     483,781     648,728   1,018,500     728,678   2,263,006
Return of capital.......         --      (11,735)    (11,735)        --          --
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................   4,611,025   3,757,472   4,127,244   3,120,479   2,391,801
ACCUMULATED DEFICIT:
Balance at beginning of
 period.................  (2,193,208)   (560,555)   (560,555)   (115,986)     (3,307)
Net loss................  (1,691,990) (1,021,458) (1,632,653)   (444,569)   (112,679)
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................  (3,885,198) (1,582,013) (2,193,208)   (560,555)   (115,986)
                          ----------  ----------  ----------  ----------  ----------
TOTAL PARTNERS' CAPITAL.  $  725,827  $2,175,459  $1,934,036  $2,559,924  $2,275,815
                          ==========  ==========  ==========  ==========  ==========





                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                               Nine Months                    Year Ended
                           Ended September 30,               December 31,
                         ------------------------  -----------------------------------
                            1998         1997         1997         1996        1995
                         -----------  -----------  -----------  ----------  ----------
                               (unaudited)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net loss............... $(1,691,990) $(1,021,458) $(1,632,653) $ (444,569) $ (112,679)
 Adjustments to recon-
  cile net loss to net
  cash provided by
  (used in) operating
  activities:
 Equity in loss of
  unconsolidated
  partnership...........         --       125,455      168,935      96,850      46,206
 Minority interest......     (98,974)         --        (6,521)        --          --
 Loss on disposition of
  non-network
  equipment.............       2,161          --           --          --          --
 Depreciation and
  amortization..........     529,166      189,924      316,854      11,278         242
 Amortization of debt
  discount and issuance
  costs.................      40,694       35,328       49,061      14,008         --
 Changes in assets and
  liabilities, net of
  effects of
  acquisition of APC:
   Receivables..........      (7,004)     (83,003)    (132,026)    (16,350)       (147)
   Inventory............     (64,293)      (9,374)     (27,398)    (72,413)        --
   Prepaid expenses and
    other assets........      (1,120)     (10,130)     (12,965)    (22,513)       (178)
   Accounts payable and
    accrued expenses....     (44,798)     153,182      389,740     251,791      47,836
   Other noncurrent
    liabilities.........      34,733       13,652       38,747       9,500       1,856
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     operating
     activities.........  (1,301,425)    (606,424)    (848,226)   (172,418)    (16,864)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...  (1,107,684)  (1,632,828)  (2,124,556) (1,419,216)    (31,806)
 Microwave relocation
  costs, net............     (45,254)    (104,411)    (123,816)   (135,828)        --
 Purchase of PCS
  licenses..............         --           --           --          --   (2,085,794)
 Purchase of APC, net of
  cash acquired.........     (28,906)         --        (6,764)        --          --
 Purchase of Cox PCS,
  net of cash acquired..     (28,300)         --           --          --          --
 Investment in
  unconsolidated
  partnerships..........         --      (112,695)    (191,171)   (190,390)   (131,752)
 Loan to unconsolidated
  partnership...........         --       (81,114)    (111,468)   (231,964)       (655)
 Payment received on
  loan to unconsolidated
  partnership...........         --       246,670      246,670       5,949         --
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     investing
     activities.........  (1,210,144)  (1,684,378)  (2,311,105) (1,971,449) (2,250,007)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Advances from partners.     140,000       45,000       45,000     167,819         --
 Net borrowing under
  revolving credit
  agreement.............   1,018,571      370,000      605,000         --          --
 Proceeds from issuance
  of long-term debt.....   1,314,242    1,327,553    1,763,045     674,200         --
 Change in construction
  obligations...........    (183,193)     176,383       (9,654)    714,934         --
 Payments on long-term
  debt..................     (61,393)    (169,308)    (170,809)        (24)        --
 Debt issuance costs....         --       (20,000)     (20,000)    (71,791)        --
 Partner capital
  contributions.........     483,781      642,499    1,012,272     728,678   2,263,006
 Return of capital......         --       (11,735)     (11,735)        --          --
                         -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     financing
     activities.........   2,712,008    2,360,392    3,213,119   2,213,816   2,263,006
                         -----------  -----------  -----------  ----------  ----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............     200,439       69,590       53,788      69,949      (3,865)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............     124,886       71,098       71,098       1,149       5,014
                         -----------  -----------  -----------  ----------  ----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $   325,325  $   140,688  $   124,886  $   71,098  $    1,149
                         ===========  ===========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 .  Interest paid, net
    of amount capital-
    ized................ $   169,115  $    12,226  $    35,629  $      323  $      --
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 .  Accrued interest of
    $139,000 and $51,673
    related to vendor
    financing was con-
    verted to long-term
    debt during the nine
    months ended Septem-
    ber 30, 1998 and the
    year ended December
    31, 1997, respec-
    tively.
 .  A PCS license cover-
    ing the Omaha MTA
    and valued at $6,229
    was contributed to
    the Company by Cox
    Communications dur-
    ing the nine months
    ended September 30,
    1997 and the year
    ended December 31,
    1997.

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

              (unaudited with respect to September 30, 1998)

1. Organization

  The accompanying combined financial statements present a combination of the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  The unaudited interim financial information presented has been prepared according to generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position, results of operations and cash flows of the Company.

  Sprint Spectrum Holding Company, L.P.--Sprint Spectrum Holding Company, L.P. ("Holdings") is a limited partnership formed in Delaware on March 28, 1995, by Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Cox Telephony Partnership and Comcast Telephony Services (together the "Partners"). Holdings was formed pursuant to a reorganization of the operations of an existing partnership, WirelessCo, L.P. ("WirelessCo") which transferred certain operating functions to Holdings. The Partners are subsidiaries of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"), respectively.

  The Partners of Holdings and MinorCo, L.P. have the following ownership interests as of December 31, 1997, and 1996 and September 30, 1998:

       Sprint Enterprises, L.P.............................................. 40%
       TCI Spectrum Holdings, Inc........................................... 30%
       Cox Telephony Partnership............................................ 15%
       Comcast Telephony Services........................................... 15%

  Each Partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. On May 15, 1996, EquipmentCo was formed to lease or own wireless communication network equipment, and RealtyCo was formed to lease or own real property on which wireless communication facilities are to be located. FinCo was formed on May 20, 1996 to be a co-obligor of the debt obligations discussed in Note 5.

  The results of American PCS, L.P. ("APC") are consolidated from November 1997, the date the Federal Communications Commission ("FCC") approved Holdings as the new managing partner (Note 4). APC, through subsidiaries, owns a PCS license for and operates a broadband GSM (global system for mobile communications) in the Washington D.C./Baltimore Major Trading Area ("MTA"), and has launched a code division multiple access ("CDMA") overlay for nearly all of its existing GSM PCS system. APC includes American PCS Communications, LLC, APC PCS, LLC, APC Realty and Equipment Company, LLC and American Personal Communications Holdings, Inc.

  As discussed in Note 4, Holdings became the managing partner of Cox Communications PCS, L.P. ("Cox PCS") in June 1998. Cox PCS results have been included in the combined statements of operations from January 1, 1998. Cox PCS, through subsidiaries, holds a PCS license for and operates a PCS system in the Los Angeles-San Diego-Las Vegas MTA. Cox PCS includes Cox PCS License, L.L.C., Cox PCS Assets, L.L.C., and PCS Leasing Co., L.P.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  MinorCo, L.P. ("MinorCo")--MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at September 30, 1998, December 31, 1997 and 1996, and APC at September 30, 1998 and December 31, 1997.

  PhillieCo Partners--The consolidated financial statements of PhillieCo Partners I, L.P. ("PhillieCo I") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo I and its consolidated subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P ("PhillieCo").

  The consolidated financial statements of PhillieCo Partners II, L.P. ("PhillieCo II") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo II and its minority investment interests in PhillieCo Sub, L.P. and PhillieCo, L.P.

  PhillieCo Sub was formed by PhillieCo I and PhillieCo II, both of which were formed by Sprint Enterprises, L.P., TCI Philadelphia Holdings, Inc. and Cox Communications Wireless, Inc. (together the "PhillieCo Partners"). PhillieCo Sub was formed pursuant to a reorganization under which the PhillieCo Partners transferred their ownership interests in PhillieCo, which was formed in Delaware on October 24, 1994, to PhillieCo I and PhillieCo II. The PhillieCo Partners are subsidiaries of Sprint, TCI and Cox, respectively.

  The PhillieCo Partners have the following ownership interest as of December 31, 1997 and 1996 and September 30, 1998:

       Sprint Enterprises, L.P............................................ 47.1%
       TCI Philadelphia Holdings, Inc..................................... 35.3%
       Cox Communications Wireless, Inc................................... 17.6%

  Each PhillieCo partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  Venture Formation and Affiliated Partnerships--A Joint Venture Formation Agreement (the "Formation Agreement"), dated as of October 24, 1994, and subsequently amended as of March 28, 1995, and January 31, 1996, was entered into by the Parents, pursuant to which the Parents agreed to form certain entities to (i) provide national wireless telecommunications services, including acquisition and development of PCS licenses, (ii) develop a PCS wireless system in the Los Angeles-San Diego-Las Vegas MTA, and (iii) take certain other actions.

  On October 24, 1994, WirelessCo was formed and on March 28, 1995, additional partnerships were formed consisting of Holdings, MinorCo, NewTelco, and Sprint Spectrum L.P. The Partners' ownership interests in WirelessCo were initially held directly by the Partners as of October 24, 1994, the formation date of WirelessCo, but were subsequently contributed to Holdings and then to Sprint Spectrum L.P. on March 28, 1995.

  Sprint Spectrum Holding Company, L.P. Partnership Agreement--The Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (now known as Holdings), dated as of January 31, 1996 (the "Holdings Agreement"), among Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services and Cox Telephony Partnership provides that the purpose of Holdings is to engage in wireless communications services.

  The Holdings Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  The Holdings Agreement provides for planned capital contributions by the Partners ("Total Mandatory Contributions") of $4.2 billion, which includes agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. The proposed budget for fiscal 1998 has not yet been approved by the partnership board, which has resulted in the occurrence of a Deadlock Event (as defined) under the Holdings Agreement as of January 1, 1998. If the 1998 proposed budget is not approved through resolution procedures set forth in the Holdings Agreement, certain specified buy/sell procedures may be triggered which may result in a restructuring of the partners' interest in Holdings or, in limited circumstances, liquidation of Holdings. See Note 10 for further discussion regarding a restructuring of the partnership structure. As of September 30, 1998 and December 31, 1997, approximately $4.2 billion and $4.0 billion, respectively, of the Total Mandatory Contributions had been contributed by the Partners to Holdings and its affiliated partnerships, of which approximately $3.3 billion had been contributed to Sprint Spectrum L.P.

  PhillieCo Partnership Agreement--The Second Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., (the "PhillieCo Agreement") dated as of March 12, 1997, among PhillieCo Sub and PhillieCo II provides that the purpose of PhillieCo is to engage in wireless communications services in the Philadelphia MTA. The PhillieCo Agreement provides for the governance and administration of partnership business, allocation of profits and losses (including provisions for special and curative allocations), tax allocations, transactions with partners, disposition of partnership interests and other matters. The PhillieCo Agreement provides for additional capital contributions to be made in accordance with capital contribution schedules to be set forth in approved annual budgets.

  The PhillieCo Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

  Emergence from Development Stage Company--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. The Company has commenced service in all of the MTAs in which it owns a license. As a result, the Company is no longer considered a development stage enterprise, and the balance sheets and statements of operations and of cash flows are no longer presented in development stage format.

  Management believes that the Company will incur additional losses in 1998 and require additional financial resources to support the current level of operations and the remaining network buildout for the year ended December 31, 1998. Management believes the Company has the ability to obtain the required levels of financing through additional financing arrangements or additional equity funding from the partners.

  Deadlock Event--The proposed budgets for fiscal year 1998 were not approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. See further discussions regarding a restructuring of the partnership structure in Note 10.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

2. Summary of Significant Accounting Policies

  Basis of Presentation--The financial statements are presented on a combined basis as the Partnerships are under common management for all periods presented. The assets, liabilities, results of operations and cash flows of entities in which the Company has a controlling interest have been consolidated. All significant intercompany accounts and transactions have been eliminated.

  Minority Interests--In November 1997, concurrent with the APC acquisition discussed in Note 4, American Personal Communications II, L.P. ("APC II") became the minority owner in APC. APC II has been allocated approximately $6.5 million in losses in APC since the date of acquisition. Prior to November 1997, APC II, as majority owner, had been allocated approximately $50 million in losses in excess of its investment. At December 31, 1997, after consolidation of APC, the total of such losses, approximately $56.7 million, was recorded as minority interest in the Partnerships' combined balance sheet. This treatment reflects that APC II continued to be responsible for funding its share of losses until January 1, 1998 when Holdings and MinorCo acquired the remaining interest in APC.

  In addition, in June 1998, concurrent with the Cox PCS acquisition discussed in Note 4, Cox Pioneer Partnership ("CPP") became the minority owner in Cox PCS with CPP's remaining ownership-interest in Cox PCS being recorded as minority interest in the combined balance sheet. CPP has been allocated approximately $99.0 million in losses in Cox PCS since the date of acquisition. Losses attributable to Cox incurred from January 1, 1998 through May 1998 are included in minority interest in the combined statements of operations.

  Trademark Agreement--Sprint(R) and Sprint PCS(R) are the registered trademark and service mark, respectively, of Sprint Communications Company L.P. and Sprint(R) and Sprint PCS SM are licensed to Holdings on a royalty-free basis pursuant to trademark license agreements between Holdings and Sprint Communications Company L.P.

  Revenue Recognition--Operating revenues for PCS services are recognized as service is rendered. Operating revenues for equipment sales are recognized at the time the equipment is delivered to a customer or an unaffiliated agent.

  Cost of Equipment--The Company uses multiple distribution channels for its inventory, including third-party retailers, Company-owned retail stores, its direct sales force and telemarketing. Cost of equipment varies by distribution channel and includes the cost of multiple models of handsets, related accessory equipment, and warehousing and shipping expenses.

  Cash and Cash Equivalents--The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in financial institutions with the highest credit ratings.

  Accounts Receivable--Accounts receivable are net of an allowance for doubtful accounts of approximately $23.9 million, $9.3 million and $0.2 million, at September 30, 1998 and December 31, 1997 and 1996, respectively.

  Inventory--Inventory consists of wireless communication equipment (primarily handsets). Inventory is stated at lower of cost (on a first-in, first-out basis) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost or fair value at the date of acquisition. Construction work in progress represents costs incurred to design and construct the PCS network. Repair and maintenance costs are charged to expense as incurred. When network equipment is retired, or otherwise disposed of, its book value, net of salvage, is charged to accumulated depreciation. When non-network equipment is sold, retired or abandoned, or otherwise disposed of, the cost and accumulated depreciation are relieved and any gain or loss is recognized. Property, plant and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Depreciable lives range from 3 to 20 years.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Equipment under Capital Leases--APC leases certain of its office and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of 5 to 7 years.

  Investment in PCS Licenses--During 1994 and 1995, the Federal Communications Commission ("FCC") auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to ten years, and generally grants renewals in 10-year terms if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of the PCS licenses held by its subsidiaries. PCS licenses are amortized over estimated useful lives of 40 years once placed in service. Accumulated amortization for PCS licenses totaled approximately $91.8 million, $46.8 million and $1.7 million as of September 30, 1998, December 31, 1997, and 1996, respectively. There was no amortization in 1995.

  Microwave Relocation Costs--The Company has also incurred costs associated with microwave relocation in the construction of the PCS network. Microwave relocation costs are amortized over the remaining life of the PCS licenses. Accumulated amortization for microwave relocation costs totaled approximately $10.6 million and $5.3 million as of September 30, 1998 and December 31, 1997, respectively. There was no amortization in 1996 or 1995.

  Intangible Assets--The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Company currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long-lived assets are assessed based on an undiscounted cash flow methodology.

  Capitalized Interest--Interest costs associated with the construction of capital assets (including the PCS licenses) incurred during the period of construction are capitalized. The total interest costs capitalized in the nine months ended September 30, 1998 was approximately $50.9 million, and was approximately $100.0 million and $30.5 million in 1997 and 1996, respectively. There were no amounts capitalized in 1995.

  Debt Issuance Costs--Included in other assets are costs associated with obtaining financing. Such costs are capitalized and amortized to interest expense over the term of the related debt instruments using the effective interest method. Accumulated amortization for the nine months ended September 30, 1998 was approximately $23.8 million, and was approximately $13.4 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively. There was no amortization in 1995.

  Operating Leases--Rent expense is recognized on the straight-line basis over the life of the lease agreement, including renewal periods. Lease expense recognized in excess of cash expended is included in non-current liabilities in the combined balance sheet.

  Major Customer--The Company markets its products through multiple distribution channels, including Company-owned retail stores and third-party retail outlets. The Company's subscribers are disbursed throughout the United States. Sales to one third-party retail customer represented approximately 21% and 88% of operating revenues in the combined statements of operations for the years ended December 31, 1997 and 1996, respectively. The Company reviews the credit history of retailers prior to extending credit and maintains allowances for potential credit losses. The Company believes that its risk from concentration of credit is limited.

  Income Taxes--The Company has not provided for federal or state income taxes since such taxes are the responsibility of the individual Partners.

  Financial Instruments--The carrying value of the Company's short-term financial instruments, including cash and cash equivalents, receivables from customers and affiliates and accounts payable approximates fair value. The fair value of the Company's long-term debt is based on quoted market prices for the same issues or current rates offered to the Company for similar debt. A summary of the fair value of the Company's long-term debt at December 31, 1997 and 1996 is included in Note 5.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  The fair value of the interest rate contracts is the estimated net amount that APC would pay to terminate the contracts at the balance sheet date. The fair value of the fixed rate loans is estimated using discounted cash flow analysis based on APC's current incremental borrowing rate at which similar borrowing agreements would be made under current conditions.

  Derivative Financial Instruments--Derivative financial instruments (interest rate contracts) are utilized by APC to reduce interest rate risk. APC has established a control environment which includes risk assessment and management approval, reporting and monitoring of derivative financial instrument activities. APC does not hold or issue derivative financial instruments for trading purposes.

  The differentials to be received or paid under interest rate contracts that are matched against underlying debt instruments and qualify for settlement accounting are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts are recognized as other income or expense when terminated in conjunction with the retirement of associated debt. Gains and losses on terminations of interest rate contracts not associated with the retirement of debt are deferred and amortized to interest expense over the remaining life of the associated debt to the extent that such debt remains outstanding.

  Comprehensive Income--In June 1997, the Financial Accounting Standards Board issued Statement of financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS No. 130") which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company's total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statements of operations.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications--Certain reclassifications have been made to the 1996 and 1995 combined financial statements to conform to the 1997 combined financial statement presentation.

3. Property, Plant and Equipment

  Property, plant and equipment consists of the following at September 30, 1998, December 31, 1997 and 1996 (in thousands):

                                           September 30,     December 31,
                                           ------------- ----------------------
                                               1998         1997        1996
                                           ------------- ----------  ----------
                                            (unaudited)
   Land..................................   $    3,288   $    1,445  $      905
   Buildings and leasehold improvements..      901,164      641,167      86,496
   Fixtures and office furniture.........      309,419      168,301      68,520
   Network equipment.....................    3,319,669    2,335,965     255,691
   Telecommunications plant--construction
    work in progress.....................      706,343      653,133   1,039,620
                                            ----------   ----------  ----------
                                             5,239,883    3,800,011   1,451,232
   Less accumulated depreciation.........     (708,033)    (261,773)     (9,605)
                                            ----------   ----------  ----------
                                            $4,531,850   $3,538,238  $1,441,627
                                            ==========   ==========  ==========

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Depreciation expense on property, plant and equipment for the nine months ended September 30, 1998 was approximately $471.4 million and was approximately $251.9 million, $9.6 million, and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

4. Investments in Partnerships

  APC--On January 9, 1995, WirelessCo acquired a 49% limited partnership interest in APC. In September 1997, Holdings increased its ownership in APC to 58.3% through additional capital contributions of approximately $30 million, and became the managing partner upon FCC approval in November 1997. As of January 1, 1998, Holdings and MinorCo increased their ownership percentages to 99.75% and 0.25%, respectively, of the partnership interests for approximately $30 million.

  The acquisition increasing ownership to 58.3% and subsequently to 100% was accounted for as a purchase and, accordingly, the operating results of APC have been consolidated since the date of the FCC's approval of the acquisition. In conjunction with the acquisition in November 1997, liabilities were assumed as follows with the remaining minority interest acquired on January 1, 1998 (in millions):

       Assets acquired.................................................... $503
       Cash paid..........................................................  (30)
       Minority interest..................................................   50
                                                                           ----
       Liabilities assumed................................................ $523
                                                                           ====

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year and that Holdings had owned 100% of APC and consolidated its results in the financial statements:

                                                            1997        1996
                                                         -----------  ---------
   Net sales............................................ $   364,460  $  76,013
   Net loss (before minority interest)..................  (1,716,142)  (554,976)

  Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to acquisition of controlling interest, Holdings' investment in APC was accounted for under the equity method. The partnership agreement between Holdings and APC II specified that losses were allocated based on percentage ownership interests and certain other factors. In January 1997, Holdings and APC II amended the APC partnership agreement with respect to the allocation of profits and losses. For financial reporting purposes, profits and losses were allocated in proportion to Holdings' and APC II's respective partnership interests, except for costs related to stock appreciation rights and interest expense attributable to the FCC interest payments which were allocated entirely to APC II. Losses of approximately $60 million, $97 million and $46 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in equity in losses of unconsolidated subsidiaries during the period prior to the acquisition of controlling interest.

  Cox PCS--On December 31, 1996, Holdings acquired a 49% limited partner interest in Cox PCS. CPP held a 50.5% general and a 0.5% limited partner interest and was the general and managing partner. Holdings increased its ownership in Cox PCS to 59.2% through an additional capital contribution of approximately $80.6 million and became managing partner upon FCC approval in June, 1998. This increase in ownership was the result of CPP exercising its right under the partnership agreement to require that Holdings acquire all or part of CPP's interest in Cox PCS based on fair market value at the time of the transaction. Through December 2008, CPP may put any remaining interest in Cox PCS to Holdings.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  The acquisition increasing ownership to 59.2% was accounted for as a purchase. The operating results of Cox PCS have been consolidated since the beginning of the year. The following table reflects the value of Cox PCS' assets and liabilities at the date of acquisition:

         Assets acquired.............................. $ 724,834
         Cash paid....................................   (80,558)
         Minority interest............................  (103,780)
                                                       ---------
         Liabilities assumed.......................... $ 540,496
                                                       =========

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited proforma information assumes the acquisition had occurred on January 1, 1997, and that Holdings had consolidated Cox PCS results in the financial statements:

                                                    December 31,
                                                        1997
                                                    ------------
         Net sales................................. $   295,395
         Net loss (before minority interest).......  (1,757,821)

   Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to the acquisition of controlling interest, Holdings' investment in Cox PCS was accounted for under the equity method.

  Under the terms of the partnership agreement, CPP and the Company are obligated to, among other things: (a) upon FCC consent to the assumption and recognition of the license payment obligations by Cox PCS, CPP is obligated to make capital contributions in an amount equal to such liability and related interest (the PCS license covering the Los Angeles-San Diego MTA was contributed to Cox PCS in March 1997); (b) Holdings is obligated to make capital contributions of approximately $368.9 million to Cox PCS; (c) Holdings is not obligated to make any cash capital contributions upon the assumption by Cox PCS of the FCC payment obligations until CPP has contributed cash in an amount equal to the aggregate principal and interest of such obligations; and,
(d) CPP and Holdings are obligated to make additional capital contributions in an amount equal to such partner's percentage interest times the amount of additional capital contributions being requested.

  As of December 31, 1997, approximately $348.2 million in equity, including $2.45 million to PCS Leasing Co, L.P. ("LeasingCo"), a subsidiary of Cox PCS, had been contributed to Cox PCS by the Company. Through December 31, 1996, $168 million had been contributed to Cox PCS. Losses are allocated to the partners based on their ownership percentages. Losses of approximately $108 million for the year ended December 31, 1997, are included in equity in losses of unconsolidated partnerships during the year prior to the acquisition of controlling interest. Subsequent to December 31, 1997, Holdings completed its funding obligation to Cox PCS under the partnership agreement. Concurrent with this funding, Holdings paid approximately $33.2 million in interest that had accrued on the unfunded capital obligation.

  Additionally, Holdings increased its ownership to 59.2% and became general partner in LeasingCo. LeasingCo was formed to acquire, construct or otherwise develop equipment and other personal property to be leased to Cox PCS. Holdings is not obligated to make additional capital contributions to LeasingCo beyond the initial funding of approximately $2.45 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

5. Long-Term Debt and Borrowing Arrangements

  Long-term debt consists of the following as of September 30, 1998 and December 31, 1997 and 1996 (in thousands):

                                              September 30,    December 31,
                                              ------------- -------------------
                                                  1998         1997      1996
                                              ------------- ---------- --------
                                               (unaudited)
   11% Senior Notes due in 2006.............   $  250,000   $  250,000 $250,000
   12 1/2% Senior Discount Notes due in
    2006, net of unamortized discount of
    $147,035 at September 30, 1998; $177,720
    and $214,501 at December 31, 1997 and
    1996, respectively......................      352,965      322,280  285,499
   Credit Facility--term loans..............      300,000      300,000  150,000
   Credit Facility--revolving credit........    1,565,000      605,000      --
   Vendor Financing.........................    2,527,002    1,612,914      --
   APC Senior Secured Term Loan Facility....      220,000      220,000      --
   APC Senior Secured Reducing Revolving
    Credit Facility.........................      200,000      141,429      --
   APC--Due To FCC, net of unamortized
    discount of $8,992 at September 30, 1998
    and $11,989 at December 31, 1997........       77,844       90,355      --
   Cox PCS Credit Facility..................      400,000          --       --
   Cox PCS--Due to FCC......................      213,855          --       --
   Other....................................       19,042       26,538      742
                                               ----------   ---------- --------
   Total debt...............................    6,125,708    3,568,516  686,241
   Less current maturities..................      124,491       34,562       49
                                               ----------   ---------- --------
   Long-term debt...........................   $6,001,217   $3,533,954 $686,192
                                               ==========   ========== ========

  Senior Notes and Senior Discount Notes--In August 1996, Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation (together, the "Issuers") issued $250 million aggregate principal amount of 11% Senior Notes due 2006 ("the Senior Notes"), and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2006 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes accrues at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002.

  On August 15, 2001, the Issuers will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date).

  The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth below, respectively, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period beginning on August 15 of the years indicated below:

                                            Senior Notes   Senior Discount Notes
   Year                                   Redemption Price   Redemption Price
   ----                                   ---------------- ---------------------
   2001..................................     105.500%           110.000%
   2002..................................     103.667%           106.500%
   2003..................................     101.833%           103.250%
   2004 and thereafter...................     100.000%           100.000%

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  In addition, prior to August 15, 1999, the Issuers may redeem up to 35% of the originally issued principal amount of the Notes with the net proceeds of one or more public equity offerings, provided that at least 65% of the originally issued principal amount at maturity of the Senior Notes and Senior Discount Notes would remain outstanding immediately after giving effect to such redemption. The redemption price of the Senior Notes is equal to 111.0% of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest, if any, to the redemption date. The redemption price of the Senior Discount Notes is equal to 112.5% of the accreted value at the redemption date of the Senior Discount Notes so redeemed.

  The Notes contain certain restrictive covenants, including (among other requirements) limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries.

  Bank Credit Facility--Sprint Spectrum L.P. (the "Borrower") entered into an agreement with The Chase Manhattan Bank ("Chase") as agent for a group of lenders for a $2 billion bank credit facility dated October 2, 1996. The proceeds of this facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general Borrower purposes.

  The facility consists of a revolving credit commitment of $1.7 billion and a $300 million term loan commitment. In December 1997, certain terms relating to the financial and operating conditions were amended. As of September 30, 1998, $1.6 billion had been drawn under the revolving credit facility at a weighted average interest rate of 8.19% with $100 million remaining available. As of December 31, 1997, $605 million had been drawn under the revolving credit facility at a weighted average interest rate of 8.42%, with $1.1 billion remaining available. There were no borrowings under the revolving credit commitment as of December 31, 1996. Commitment fees for the revolving portion of the agreement are payable quarterly based on average unused revolving commitments.

  The revolving credit commitment expires July 13, 2005. Availability will be reduced in quarterly installments ranging from $75 million to $175 million commencing January 2002. Further reductions may be required after January 1, 2002 to the extent that the Borrower meets certain financial conditions.

  The term loans are due in sixteen consecutive quarterly installments beginning January 2002 in aggregate principal amounts of $125,000 for each of the first fifteen payments with the remaining aggregate outstanding principal amount of the term loans due as the last installment.

  Interest on the term loans and/or the revolving credit loans is at the applicable LIBOR rate plus 0.625% ("Eurodollar Loans"), or the greater of the prime rate or 0.5% plus the Federal Funds effective rate, ("ABR Loans"), at the Borrower's option. The interest rate may be adjusted downward for improvements in the bond rating and/or leverage ratios. Interest on ABR Loans and Eurodollar Loans with interest period terms in excess of 3 months is payable quarterly. Interest on Eurodollar Loans with interest period terms of less than 3 months is payable on the last day of the interest period. As of September 30, 1998, and December 31, 1997 and 1996, the weighted average interest rate on the term loans was 8.20%, 8.39% and 8.19%, respectively.

  Borrowings under the Bank Credit Facility are secured by the Borrower's interests in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Credit Facility, the Vendor Financing agreements (discussed below) and certain other indebtedness of the Borrower. The credit facility is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Parents and the Partners.

  The Bank Credit Facility agreement and Vendor Financing agreements contain certain restrictive financial and operating covenants, including (among other requirements) maximum debt ratios (including debt to total

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or certain changes in controlling interest in the Borrower, as defined, among other provisions, constitute events of default.

  Vendor Financing--As of October 2, 1996, the Company entered into financing agreements with Northern Telecom, Inc. ("Nortel") and Lucent Technologies, Inc. ("Lucent" and together with Nortel, the "Vendors") for multiple drawdown term loan facilities totaling $1.3 billion and $1.8 billion, respectively. The proceeds of such facilities are to be used to finance the purchase of goods and services provided by the Vendors. Additionally, the commitments allow for the conversion of accrued interest into additional principal. Such conversions do not reduce the availability under the commitments. Interest accruing on the debt outstanding at December 31, 1997, can be converted into additional principal through February 8, 1999 and March 30, 1999, for Lucent and Nortel, respectively.

  In April 1997 and November 1997, the Company amended the terms of its financing agreement with Nortel. The amendments provide for a syndication of the financing commitment between Nortel, several banks and other vendors (the "Nortel Lenders"), and the modification of certain operating and financial covenants. The commitment provides financing in two phases. During the first phase, the Nortel Lenders will finance up to $800 million. Under the second phase, the Nortel Lenders will finance up to an additional $500 million upon the achievement of certain operating and financial conditions, as amended. As of September 30, 1998, $856.3 million, including converted accrued interest of $67.2 million, had been borrowed at a weighted average interest rate 8.78% with $510.9 million remaining available. At December 31, 1997, $630 million, including converted accrued interest of $18.6 million, had been borrowed at a weighted average interest rate of 8.98% with $189 million remaining available under the first phase. In addition, the Company paid $20 million in origination fees upon the initial drawdown under the first phase and will be obligated to pay additional origination fees on the date of the initial drawdown loan under the second phase. There were no borrowings under the Nortel facility at December 31, 1996.

  In May 1997 and December 1997, the Company amended the terms of its financing agreement with Lucent. The amendments provide for a syndication of the financing commitment between Lucent, Sprint and other banks and vendors (the "Lucent Lenders"), and the modification of certain operating and financial covenants. The Lucent Lenders have committed to financing up to $1.5 billion through December 31, 1997, and up to an aggregate of $1.8 billion thereafter. The Company pays a facility fee on the daily amount of certain loans outstanding under the agreement, payable quarterly. The Lucent agreement terminates June 30, 2001. As of September 30, 1998, the Company had borrowed approximately $1.7 billion, including converted accrued interest of $123.5 million, with $252.8 million remaining available under the Lucent facility at a weighted average interest rate of 8.70%. As of December 31, 1997, the Company had borrowed approximately $983 million, including converted accrued interest of $33.1 million, under the Lucent facility at a weighted average interest rate of 8.94%, with $850 million remaining available. There were no borrowings under the Lucent facility at December 31, 1996.

  The principal amounts of the loans drawn under both the Nortel and Lucent agreements are due in twenty consecutive quarterly installments, commencing on the date which is thirty-nine months after the last day of such "Borrowing Year" (defined in the agreements as any one of the five consecutive 12-month periods following the date of the initial drawdown of the loan). The aggregate amount due each year is equal to percentages ranging from 10% to 30% multiplied by the total principal amount of loans during each Borrowing Year.

  The agreements provide two borrowing rate options. During the first phase of the Nortel agreement and throughout the term of the Lucent agreement "ABR Loans" bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 2%. "Eurodollar Loans" bear interest at the London interbank

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

(LIBOR) rate (any one of the 30-, 60- or 90-day rates, at the discretion of the Company), plus 3%. During the second phase of the Nortel agreement, ABR Loans bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 1.5%; and Eurodollar loans bear interest at the LIBOR rate plus 2.5%. Interest from the date of each loan through one year after the last day of the Borrowing Year is added to the principal amount of each loan. Thereafter, interest is payable quarterly.

  Borrowings under the Vendor Financing are secured by the Shared Lien. The Vendor Financing is jointly and severally guaranteed by WirelessCo, RealtyCo, and EquipmentCo and is non-recourse to the Parents and the Partners.

  Certain amounts included under construction obligations on the combined balance sheets may be financed under the Vendor Financing agreements.

  APC Due to FCC--The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments. Based on the interest and payment provisions determined by the FCC and the Company's incremental borrowing rate for similar debt at the time the debt was issued, the Company has accrued interest beginning upon receipt of the license at an effective rate of 13%.

  APC Senior Secured Credit Facilities--As of February 7, 1997, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "Credit Agreement"). The Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interest and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%. The interest rate may be stepped down over the term of the credit agreement based on the ratio of outstanding debt to earnings before interest, tax, depreciation and amortization. Proceeds from the Credit Agreement were used to repay the outstanding financing from Holdings as of the closing date of the credit agreement, capital expenditures for the communications systems, general working capital requirements, and net operating losses.

  The Credit Agreement contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements.

  In January 1998 APC completed negotiations with its lenders to amend the Credit Agreement. As amended, the Credit Agreement contains certain covenants which, among other things, contain certain restrictive financial and operating covenants including, maximum debt ratios (including debt to total capitalization) and limitations on capital expenditures. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  Cox PCS Credit Facility--On February 25, 1998 Cox PCS entered into a $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. At September 30, 1998, $400 million had been borrowed under the term loan facilities at a weighted average interest rate of 8.13%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS. Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into the special purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the special purpose subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Cox PCS is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  Cox PCS Due to FCC--In conjunction with the assignment of the PCS license covering the Los Angeles-San Diego-Las Vegas MTA by CPP to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt requires eight interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license above, bears interest at 7.75% per annum and matures on January 31, 2001.

  Other Debt--At December 31, 1997 and September 30, 1998, other debt included a note payable to Lucent for the financing of debt issuance costs, a note payable for certain leasehold improvements, and capital leases acquired in the purchase of APC. Maturities on the debt range from 3 to 10 years, at interest rates from 8.32% to 21%.

  Interest Rate Contracts--As of September 30, 1998, APC had entered into ten interest rate contracts with an aggregate notional value of $134 million. As of December 31, 1997, APC had entered into nine interest rate contracts (swaps and a collar), with an aggregate notional amount of $122 million. Under the agreements APC pays a fixed rate and receives a variable rate such that it will protect APC against interest rate fluctuations on a portion of its variable rate debt. The fixed rates paid by APC on the interest rate swap contracts range from approximately 5.97% to 6.8%. Option features contained in certain of the swaps operate in a manner such that the interest rate protection in some cases is effective only when rates are outside a certain range. Under the collar arrangement, APC will receive 6.19% when LIBOR falls below 6.19% and pay 8% when LIBOR exceeds 8%. The contracts expire in 2001. The fair value of the interest rate contracts at September 30, 1998 and December 31, 1997 was an unrealized loss of approximately $4.8 million and $1.3 million, respectively. The notional amounts represent reference balances upon which payments and receipts are based and consequently are not indicative of the level of risk or cash requirements under the contracts. APC has exposure to credit risk to the counterparty to the extent it would have to replace the interest rate swap contract in the market when and if a counterparty were to fail to meet its obligations. The counterparties to all contracts are primary dealers that meet APC's criteria for managing credit exposures.

  Fair Value--The estimated fair value of the Company's long-term debt at December 31, 1997 and 1996 is as follows (in thousands):

                                               1997                1996
                                        ------------------- -------------------
                                        Carrying Estimated  Carrying Estimated
                                         Amount  Fair Value  Amount  Fair Value
                                        -------- ---------- -------- ----------
   11% Senior Notes.................... $250,000  $280,650  $250,000  $270,625
   12 1/2% Senior Discount Notes.......  322,280   389,300   285,499   337,950
   Credit facility--term loans.........  300,000   300,000   150,000   151,343
   Credit facility--revolver...........  605,000   605,000       --        --
   Vendor facility--Lucent.............  983,299   983,299       --        --
   Vendor facility--Nortel.............  629,615   629,615       --        --
   APC Senior Secured Term Loan
    Facility...........................  220,000   220,000       --        --
   APC Senior Secured Reducing
    Revolving Credit Facility..........  141,429   141,429       --        --
   FCC debt............................   90,355    98,470       --        --

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  At December 31, 1997, scheduled maturities of long-term debt and capital leases during each of the next five years are as follows (in thousands):

                                                   Long-term Debt Capital Leases
                                                   -------------- --------------
   1998...........................................    $ 29,800        $5,411
   1999...........................................      40,425         3,667
   2000...........................................      53,624           591
   2001...........................................     395,291            42
   2002...........................................     583,113           --
                                                                      ------
                                                                       9,711
   Less interest..................................                      (898)
                                                                      ------
   Present value of minimum lease payments........                    $8,813
                                                                      ======

6. Commitments and Contingencies

  Operating Leases--Minimum rental commitments as of December 31, 1997, for all noncancelable operating leases, consisting principally of leases for cell and switch sites and office space, for the next five years, are as follows (in thousands):

       1998............................................................ $139,890
       1999............................................................  135,940
       2000............................................................  109,081
       2001............................................................   66,168
       2002............................................................   21,655

  Gross rental expense for cell and switch sites aggregated approximately $106.5 million for the nine months ended September 30, 1998, and $97.1 million and $13.6 million for the years ended December 31, 1997 and 1996, respectively. There was no cell or switch site rental expense for the year ended December 31, 1995. Gross rental expense for office space approximated $37.4 million for the nine months ended September 30, 1998, and $34.1 million, $11.7 million, and $0.7 million for the years ended December 31, 1997, 1996, and 1995, respectively. Certain cell and switch site leases contain renewal options (generally for terms of 5 years) that may be exercised from time to time and are excluded from the above amounts.

  Procurement Contracts--On January 31, 1996, the Company entered into procurement and services contracts with AT&T Corp. (subsequently assigned to Lucent) and Nortel for the engineering and construction of a PCS network. Each contract provides for an initial term of ten years with renewals for additional one-year periods. The Vendors must achieve substantial completion of the PCS network within an established time frame and in accordance with criteria specified in the procurement contracts. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates, substantial completion dates, and final acceptance dates. In the event of delay in the completion of the PCS network, the procurement contracts provide for certain amounts to be paid to the Company by the Vendors. The minimum commitments for the initial term are $0.8 billion and $1.0 billion from Lucent and Nortel, respectively, which include, but are not limited to, all equipment required for the establishment and installation of the PCS network.

  On May 8, 1998, the Company amended its procurement and services agreement with Lucent. The amendment provides for an additional pricing structure for certain equipment, software and engineering services purchased by the Company from Lucent after January 1, 1998. Major original contract provisions, including but not limited to, the length of the contract and the payment terms, have not been amended. The minimum commitment under the amendment is approximately $353 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Handset Purchase Agreements--In June, 1996, the Company entered into a three-year purchase and supply agreement with a vendor for the purchase of handsets and other equipment totaling approximately $500 million. During 1997 and 1996, the Company purchased $332.7 million and $85 million under the agreement, respectively. The total purchase commitment was satisfied during the second quarter of 1998.

  In September, 1996, the Company entered into another three-year purchase and supply agreement with a second vendor for the purchase of handsets and other equipment totaling more than $600 million, with purchases that commenced in April, 1997. During 1997, the Company purchased $147.6 million under the agreement. The total purchase commitment must be satisfied by April 2000.

  Service Agreements--The Company has entered into an agreement with a vendor to provide PCS call record and retention services. Monthly rates per subscriber are variable based on overall subscriber volume. If subscriber fees are less than specified annual minimum charges, the Company will be obligated to pay the difference between the amounts paid for processing fees and the annual minimum. Annual minimums range from $20 million to $60 million through 2001. The agreement extends through December 31, 2001, with two automatic, two-year renewal periods, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  The Company has also entered into an agreement with a vendor to provide prepaid calling services. Monthly rates per minute of use are based on overall call volume. If the average minutes of use are less than monthly specified minimums, the Company is obligated to pay the difference between the average minutes used at the applicable rates and the monthly minimum. Monthly minimums range from $40,000 to $50,000 during the initial term. Certain installation and setup fees for processing and database centers are also included in the agreement and are dependent upon a need for such centers. The agreement extends through July 1999, with successive one-year term renewals, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  In January 1997, the Company entered into a four and one-half year contract for consulting services. Under the terms of the agreement, consulting services will be provided at specified hourly rates for a minimum number of hours. The total commitment is approximately $125 million over the term of the agreement.

  Litigation--The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial condition or results of operations.

7. Employee Benefits

  Employees performing services for the Company were employed by Sprint through December 31, 1995. Amounts paid to Sprint relating to pension expense and employer contributions to the Sprint Corporation 401(k) plan for these employees approximated $0.3 million in 1995.

  The Company maintains short-term and long-term incentive plans. All salaried employees of Sprint Spectrum L.P. are eligible for the short-term incentive plan commencing at date of hire. Employees of APC are covered by the APC plans. Short-term incentive compensation is based on incentive targets established for each position based on the Company's overall compensation strategy. Targets contain both an objective Company component and a personal objective component. Charges to operations for the short-term plan approximated $20.9 million for the nine months ended September 30, 1998, and $20.3 million, $12.5 million, and $3.5 million for the years ended December 31, 1997, 1996, and 1995, respectively.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Long-Term Compensation Obligation--The Company has two long-term incentive plans, the 1996 Plan and the 1997 Plan. Employees meeting certain eligibility requirements are considered to be participants in each plan. Participants in the 1996 Plan will receive 100% of the pre-established targets for the period from July 1, 1995 to June 30, 1996 (the "Introductory Term"). Participants in the 1996 Plan elected either a payout of the amount due or converted 50% or 100% of the award to appreciation units. Unless converted to appreciation units, payment for the Introductory Term of the 1996 Plan was made in the third quarter of 1998. Under the 1996 plan, appreciation units vest 25% per year commencing on the second anniversary of the date of grant and expire after a term of ten years. The 1997 Plan appreciation units vest 25% per year commencing on the first anniversary of the date of the grant and also expire after ten years. For the nine months ended September 30, 1998, approximately $14.2 million had been expensed under both plans. For the years ended December 31, 1997, 1996, and 1995, $18.3 million, $9.5 million, and $1.9 million, respectively, has been expensed under both plans. At December 31, 1997 a total of approximately 103 million units have been authorized for grant for both plans. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" for 1997 and 1996. No significant difference would have resulted if SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied. See Note 10 for further discussion.

  Savings Plans--Effective January, 1996, Holdings established a savings and retirement program (the "Savings Plan") for certain employees, which qualifies under Section 401(k) of the Internal Revenue Code. Most permanent full-time, and certain part-time, employees are eligible to become participants in the plan after one year of service or upon reaching age 35, whichever occurs first. Participants make contributions to a basic before tax account and supplemental before tax account. The maximum contribution for any participant for any year is 16% of such participant's compensation. For each eligible employee who elects to participate in the Savings Plan and makes a contribution to the basic before tax account, the Company makes a matching contribution. The matching contributions equal 50% of the amount of the basic before tax contribution of each participant up to the first 6% that the employee elects to contribute. Contributions to the Savings Plan are invested, at the participant's discretion, in several designated investment funds. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant. Expense under the Savings Plan approximated $5.2 million for the nine months ended September 30, 1998, and $5.0 million and $1.1 million in 1997 and 1996, respectively.

  APC also has an employee savings plan that qualifies under Section 401(k) of the Internal Revenue Code (the "APC Plan"). All APC employees completing one year of service were eligible and could contribute up to 15% of their pretax earnings. APC matched 100% of the first 3% of the employee's contribution. Employees were immediately fully vested in APC's contributions. In addition, APC could make discretionary contributions on behalf of eligible participants in the amount of 2% of employee's compensation. Expenses relating to the employee savings plan were not been significant since the date of acquisition.

  On June 26, 1998, the Partnership Board of Holdings approved the termination of the APC Plan. The assets of the APC Plan were liquidated, settled and transferred to Merrill Lynch Trust Company as trustee of the Plan. Additionally, APC Plan participants became participants in the Savings Plan.

  The Cox PCS Savings and Investment Plan (the "Cox PCS Plan") was established effective July 1, 1997. Substantially all Cox PCS employees are eligible to participate in the Cox PCS Plan after completing one year of eligible service (as defined) and attaining age 21. Employees may make contributions to the Cox PCS Plan on a pretax basis pursuant to Section 401(k) of the Internal Revenue Code. Cox PCS makes matching contributions equal to 75% of the employee's contribution up to a maximum amount equal to 4.5% of the employee's annual compensation. Employee contributions vest immediately, and Cox PCS' matching contributions vest over three years of service. Expense under the Cox PCS Plan approximated $0.9 million for the nine months ended September 30, 1998.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Profit Sharing (Retirement) Plan--Effective January, 1996, the Company established a profit sharing plan for its employees. Employees are eligible to participate in the plan after completing one year of service. Profit sharing contributions are based on the compensation, age, and years of service of the employee. Profit sharing contributions are deposited into individual accounts of the Company's retirement plan. Vesting occurs once a participant completes five years of service. For the years ended December 31, 1997 and 1996, expense under the profit sharing plan approximated $2.5 million and $0.7 million, respectively.

  Deferred Compensation Plan for Executives--Effective January, 1997, the Company established a non-qualified deferred compensation plan which permits certain eligible executives to defer a portion of their compensation. The plan allows the participants to defer up to 80% of their base salary and up to 100% of their annual short-term incentive compensation. The deferred amounts earn interest at the prime rate. Payments will be made to participants upon retirement, disability, death or the expiration of the deferral election under the payment method selected by the participant.

8. Related Party Transactions

  Business Services--The Company reimburses Sprint for certain accounting and data processing services, for participation in certain advertising contracts, for certain cash payments made by Sprint on behalf of the Company and other management services. The Company is allocated the costs of such services based on direct usage. Allocated expenses of approximately $10.5 million, $11.9 million, and $2.6 million are included in selling, general and administrative expense in the combined statements of operations for 1997, 1996, and 1995, respectively. In addition to the miscellaneous services agreement described above, the Company has entered into agreements with Sprint for invoicing services, operator services, and switching equipment. The Company is also using Sprint as its interexchange carrier, with the agreement for such services covered under the Holdings partnership agreement. Charges are based on the volume of services provided, and are similar to those that would be incurred with an unrelated third-party vendor.

  APC--Holdings entered into an affiliation agreement with APC in January 1995 which provides for the reimbursement of certain allocable costs and payment of affiliation fees by APC. For the year ended December 31, 1997, prior to acquisition, the reimbursement of allocable costs of approximately $14.0 million is included in selling, general and administrative expenses. There were no reimbursements recognized in 1996 or 1995. Additionally, affiliation fees are recognized based on a percentage of APC's net revenues.

  Cox PCS--Concurrent with the execution of the partnership agreement, the Company entered into an affiliation agreement with Cox PCS which provides for the reimbursement of certain allocable costs and payment of affiliate fees by Cox PCS. For the years ended December 31, 1997 and 1996, allocable costs of approximately $20.0 million and $7.3 million, respectively, are netted against selling, general and administrative expenses in the accompanying combined statements of operations. Of these total allocated costs, approximately $1.6 million and $7.3 million were included in receivables from affiliates in the respective combined balance sheets for December 31, 1997 and 1996, respectively. In addition, the Company purchases certain equipment, such as handsets, on behalf of Cox PCS. Receivables from affiliates for handsets and related equipment were approximately $31.2 million and $6 million at December 31, 1997 and 1996, respectively.

  SprintCom, Inc.--The Company provides services to SprintCom, Inc. ("SprintCom"), an affiliate of Sprint. The Company is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. Such services include engineering, management, purchasing, accounting and other related services. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, costs for services provided of $36.3 million and $29.1 million, respectively were allocated to SprintCom, and are included as a reduction of selling, general and administrative expenses in the accompanying combined statements of operations. Of the total allocated costs, approximately $23.3 million and $14.0 million are included in receivables from affiliates at September 30, 1998 and December 31, 1997, respectively. No such costs were incurred in 1996.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              (unaudited with respect to September 30, 1998)

  Paging Services--In 1996, the Company commenced paging services pursuant to agreements with Paging Network Equipment Company and Sprint Communications Company L.P. ("Sprint Communications"). For the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, Sprint Communications received agency fees of approximately $6.5 million, $10.6 million and $4.9 million, respectively.

  Advances from Partners to Holdings--In December 1996, the Partners advanced approximately $168 million to the Holdings, which was contributed to Cox PCS (Note 4). The advances were repaid in February 1997.

  Advances from PhillieCo Partners to PhillieCo--At December 31, 1997, the PhillieCo Partners had advanced $45 million to PhillieCo I, for general operating purposes. The advances accrue interest at prime. Subsequent to December 31, 1997 and through September 30, 1998, the PhillieCo Partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events:
(i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed in Note 1, or (iii) December 31, 1999.

9. Quarterly Financial Data (Unaudited)

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands):

                     1997                     First    Second   Third    Fourth
                     ----                    -------- -------- -------- --------
   Operating revenues....................... $  9,487 $ 25,813 $ 75,228 $147,501
   Operating expenses.......................  202,011  310,958  466,537  658,197
   Net loss.................................  217,069  338,719  465,670  611,195
                     1996
                     ----
   Operating revenues....................... $    --  $    --  $    --  $  4,175
   Operating expenses.......................   31,029   47,208   87,568  195,945
   Net loss.................................   67,505   91,205  102,035  183,824

10. Subsequent Events

  PCS Restructuring--Sprint has entered into a restructuring agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations (the "PCS Restructuring") subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint PCS and the joint venture interest of TCI and Cox in PhillieCo I and PhillieCo II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock will be intended to reflect separately the performance of these joint ventures and Sprint's other PCS interests. The operations will be referred to as the PCS Group.

  If the PCS Restructuring occurs as planned, the Partners will convert their advances to the Company as of December 31, 1997 to equity. The Partners have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through the closing date of the PCS Restructuring. Additionally, as part of the PCS Restructuring, certain of Sprint's equity-based incentive plans are intended to replace the Sprint Spectrum Long-Term Incentive Plans.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying consolidated balance sheets of Sprint Corporation ("Sprint") as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, and common stock and other stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint. Our responsibility is to express an opinion on these financial statements based on our audits. The 1997 financial statements of Sprint Spectrum Holding Company, L.P., a partnership in which Sprint has a 40% interest, have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the 1997 consolidated financial statements relates to data included for Sprint Spectrum Holding Company, L.P., it is based solely on their report. In the consolidated financial statements, Sprint's equity in Sprint Spectrum Holding Company, L.P. is stated at $749 million at December 31, 1997, and Sprint's equity in the net loss of Sprint Spectrum Holding Company, L.P. is stated at $625 million for the year then ended.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sprint at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 14 to the consolidated financial statements, Sprint discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1, as
to which the date is May 26, 1998

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P.
Kansas City, Missouri

  We have audited the consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries ("the Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sprint Spectrum Holding Company, L.P. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.

  The Partnership was in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnership completed its development activities and commenced its planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

February 3, 1998

                               SPRINT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                      (in millions, except per share data)

                              Nine Months                Year Ended
                          Ended September 30,           December 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (unaudited)
Net Operating Revenues..  $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
Operating Expenses
  Costs of services and
   products.............    5,691.3    5,523.7    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.......    2,802.0    2,395.1    3,245.2    3,116.4    2,842.1
  Depreciation and
   amortization.........    1,429.1    1,265.2    1,726.3    1,591.0    1,466.4
  Restructuring costs...        --         --         --         --        87.6
                          ---------  ---------  ---------  ---------  ---------
  Total operating
   expenses.............    9,922.4    9,184.0   12,422.5   11,620.3   10,901.0
                          ---------  ---------  ---------  ---------  ---------
Operating Income........    2,017.9    1,840.9    2,451.4    2,267.2    1,834.3
Interest expense........     (185.6)    (133.3)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One....................     (120.0)     (88.3)    (162.1)     (82.1)     (22.9)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............     (686.5)    (410.6)    (659.6)    (191.8)     (31.4)
Other income (expense),
 net....................       48.6       51.8      140.5      115.3      (38.9)
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income taxes...........    1,074.4    1,260.5    1,583.0    1,911.9    1,480.4
Income taxes............     (405.1)    (502.9)    (630.5)    (721.0)    (534.3)
                          ---------  ---------  ---------  ---------  ---------
Income from Continuing
 Operations.............      669.3      757.6      952.5    1,190.9      946.1
Discontinued operation,
 net....................        --         --         --        (2.6)      14.5
Extraordinary items,
 net....................       (4.4)       --         --        (4.5)    (565.3)
                          ---------  ---------  ---------  ---------  ---------
Net Income..............      664.9      757.6      952.5    1,183.8      395.3
Preferred stock
 dividends..............       (0.8)      (0.8)      (1.0)      (1.3)      (2.6)
                          ---------  ---------  ---------  ---------  ---------
Earnings applicable to
 common stock...........  $   664.1  $   756.8  $   951.5  $ 1,182.5  $   392.7
                          =========  =========  =========  =========  =========
Basic Earnings per
 Common Share
  Continuing operations.  $    1.55  $    1.76  $    2.21  $    2.82  $    2.71
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.62)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.54  $    1.76  $    2.21  $    2.80  $    1.13
                          =========  =========  =========  =========  =========
Basic weighted average
 common shares..........      430.7      430.3      430.2      421.7      348.7
                          =========  =========  =========  =========  =========
Diluted Earnings per
 Common Share
  Continuing operations.  $    1.52  $    1.74  $    2.18  $    2.79  $    2.69
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.61)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.51  $    1.74  $    2.18  $    2.77  $    1.12
                          =========  =========  =========  =========  =========
Diluted weighted average
 common shares..........      438.7      436.1      436.5      427.0      351.3
                          =========  =========  =========  =========  =========
Dividends per Common
 Share..................  $    0.75  $    0.75  $    1.00  $    1.00  $    1.00
                          =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (in millions, except per share data)

                                             September 30,    December 31,
                                             ------------- --------------------
                                                 1998        1997       1996
                                             ------------- ---------  ---------
                                              (unaudited)
Assets
Current assets
  Cash and equivalents.....................    $    47.7   $   101.7  $ 1,150.6
  Accounts receivable, net of allowance for
   doubtful accounts of $166.0 (unaudited),
   $146.7 and $117.4.......................      2,515.8     2,495.6    2,343.6
  Inventories..............................        349.9       352.0      305.3
  Prepaid expenses.........................        216.3       159.1      150.0
  Notes and other receivables..............        407.8       443.4      101.9
  Other....................................        206.4       199.6      181.5
                                               ---------   ---------  ---------
    Total current assets...................      3,743.9     3,751.4    4,232.9
Investments in equity securities...........        420.2       303.0      254.5
Property, plant and equipment
  Long distance communications services....      9,133.0     8,245.5    7,467.8
  Local communications services............     14,817.2    14,011.5   13,368.7
  Other....................................      2,309.2       953.9      574.3
                                               ---------   ---------  ---------
  Total property, plant and equipment......     26,259.4    23,210.9   21,410.8
  Less accumulated depreciation............     12,757.2    11,716.8   10,946.7
                                               ---------   ---------  ---------
    Net property, plant and equipment......     13,502.2    11,494.1   10,464.1
Investment in and advances to Sprint
 Spectrum Holdings and PhillieCo...........        610.1       989.6    1,242.9
Investments in and advances to other
 affiliates................................        634.0       459.1      284.2
Other assets...............................      1,543.4     1,187.6      347.8
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========
Liabilities and Stockholders' Equity
Current liabilities
  Current maturities of long-term debt.....    $    80.6   $   131.0  $    99.1
  Short-term borrowings....................          --          --       200.0
  Accounts payable.........................      1,099.0     1,100.1    1,026.7
  Accrued interconnection costs............        564.7       672.7      709.0
  Accrued taxes............................        399.2       270.7      189.2
  Advance billings.........................        213.3       202.9      199.7
  Other....................................        849.0       699.4      770.6
                                               ---------   ---------  ---------
    Total current liabilities..............      3,205.8     3,076.8    3,194.3
Construction obligations...................        429.0         --         --
Long-term debt.............................      5,039.8     3,748.6    2,974.8
Deferred credits and other liabilities
  Deferred income taxes and investment tax
   credits.................................      1,029.2     1,016.5      846.9
  Postretirement and other benefit
   obligations.............................      1,067.4       947.4      919.7
  Other....................................        370.8       358.8      359.0
                                               ---------   ---------  ---------
    Total deferred credits and other
     liabilities...........................      2,467.4     2,322.7    2,125.6
Redeemable preferred stock.................          9.5        11.5       11.8
Common stock and other stockholders' equity
  Common stock, par value $2.50 per share,
   1,000.0 shares authorized, 350.3 shares
   issued, and 344.5 (unaudited), 343.8 and
   343.9 shares outstanding................        875.7       875.7      875.7
  Class A common stock, par value $2.50 per
   share, 500.0 shares authorized, 86.2
   shares issued and outstanding...........        215.6       215.6      215.6
  Capital in excess of par or stated value.      4,490.8     4,457.7    4,425.9
  Retained earnings........................      4,012.7     3,693.1    3,222.4
  Treasury stock, at cost, 5.8 (unaudited),
   6.5 and 6.4 shares......................       (396.1)     (292.9)    (262.2)
  Other....................................        103.6        76.0       42.5
                                               ---------   ---------  ---------
    Total common stock and other
     stockholders' equity..................      9,302.3     9,025.2    8,519.9
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in millions)

                                 Nine Months
                                    Ended                 Year Ended
                                September 30,            December 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (unaudited)
Operating Activities
Net income..................  $  664.9  $  757.6  $  952.5  $1,183.8  $  395.3
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Equity in net losses of
   affiliates...............     824.9     506.9     843.7     273.7      39.1
  Extraordinary items, net..       1.1       --        --        4.9     565.3
  Depreciation and
   amortization.............   1,429.1   1,265.2   1,726.3   1,591.0   1,466.4
  Deferred income taxes and
   investment tax credits...      20.8     217.2     165.7     (10.3)      5.8
  Net (gains) losses on
   sales of assets..........       --        --      (93.2)      7.5       4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net....................     (20.2)    (92.9)   (127.0)   (982.1)   (135.4)
    Inventories and other
     current assets.........     (28.0)    (37.2)    (94.4)     15.7     (38.6)
    Accounts payable and
     other current
     liabilities............     124.1    (195.5)     18.0     362.0     178.1
    Noncurrent assets and
     liabilities, net.......     (69.0)    (14.3)    (18.4)    (25.5)    123.0
  Other, net................       2.3       3.7       5.8     (17.1)      6.4
                              --------  --------  --------  --------  --------
Net cash provided by
 continuing operations......   2,950.0   2,410.7   3,379.0   2,403.6   2,609.6
Net cash provided (used) by
 cellular division..........       --        --        --       (0.1)    162.5
                              --------  --------  --------  --------  --------
Net cash provided by
 operating activities.......   2,950.0   2,410.7   3,379.0   2,403.5   2,772.1
                              --------  --------  --------  --------  --------
Investing Activities
Capital expenditures........  (2,992.1) (1,903.9) (2,862.6) (2,433.6) (1,857.3)
Purchase of PCS licenses....       --     (460.1)   (460.1)    (84.0)       --
Investments in and loans to
 Sprint Spectrum Holdings
 and PhillieCo..............    (307.1)   (410.0)   (706.3)   (561.0)   (954.1)
Investments in and loans to
 other affiliates, net......    (395.3)    (98.5)   (385.5)    (81.4)    (37.8)
Paranet acquisition.........       --    (375.0)    (375.0)      --        --
Proceeds from sales of
 assets.....................       --        --      292.3       2.1       6.7
Other, net..................     (14.0)     33.8      (2.3)     42.4     (17.1)
                              --------  --------  --------  --------  --------
Net cash used by continuing
 operations.................  (3,708.5) (3,213.7) (4,499.5) (3,115.5) (2,859.6)
Repayment by cellular
 division of intercompany
 advances...................       --        --        --    1,400.0       --
Net cash used by cellular
 division...................       --        --        --     (140.7)   (324.6)
                              --------  --------  --------  --------  --------
Net cash used by investing
 activities.................  (3,708.5) (3,213.7) (4,499.5) (1,856.2) (3,184.2)
                              --------  --------  --------  --------  --------
Financing Activities
Payments on long-term debt..    (246.7)   (110.6)   (135.0)   (433.1)   (630.0)
Proceeds from long-term
 debt.......................     945.6       --      866.5       9.4     260.7
Change in construction
 obligations................     429.0       --        --        --        --
Net change in short-term
 borrowings.................       --      194.7    (200.0) (1,986.8)  1,109.5
Proceeds from Class A common
 stock issued...............       --        --        --    3,661.3       --
Dividends paid..............    (291.6)   (274.5)   (430.0)   (419.6)   (351.5)
Treasury stock purchased....    (235.4)   (128.8)   (144.5)   (407.2)      --
Other, net..................     103.6      81.0     114.6      55.1      33.9
                              --------  --------  --------  --------  --------
Net cash provided (used) by
 financing activities.......     704.5    (238.2)     71.6     479.1     422.6
                              --------  --------  --------  --------  --------
Increase (Decrease) in Cash
 and Equivalents............     (54.0) (1,041.2) (1,048.9)  1,026.4      10.5
Cash and Equivalents at
 Beginning of Period........     101.7   1,150.6   1,150.6     124.2     113.7
                              --------  --------  --------  --------  --------
Cash and Equivalents at End
 of Period..................  $   47.7  $  109.4  $  101.7  $1,150.6  $  124.2
                              ========  ========  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                      Capital in
                                                      Excess of
                            Common            Class A   Par or
                            Shares    Common  Common    Stated   Retained   Treasury
                          Outstanding  Stock   Stock    Value    Earnings    Stock     Other     Total
                          ----------- ------- ------- ---------- ---------  --------  -------  ---------
                                                         (in millions)
Beginning 1995 balance..     348.3    $ 871.4 $   --  $   942.9  $ 2,730.6  $   (9.6) $ (10.5) $ 4,524.8
Net income..............       --         --      --        --       395.3       --       --       395.3
Common stock dividends..       --         --      --        --      (348.9)      --       --      (348.9)
Common stock issued.....       0.6        1.4     --       13.5        --        --       --        14.9
Treasury stock issued...       0.3        --      --        --        (3.5)      9.6      --         6.1
Change in unrealized
 holding gains on
 investments, net.......       --         --      --        --         --        --      54.6       54.6
Other, net..............       --         0.1     --        3.6       (0.6)      --      (7.3)      (4.2)
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
Ending 1995 balance.....     349.2      872.9     --      960.0    2,772.9       --      36.8    4,642.6
Net income..............       --         --      --        --     1,183.8       --       --     1,183.8
Common stock dividends..       --         --      --        --      (346.1)      --       --      (346.1)
Class A common stock and
 preference stock
 dividends..............       --         --      --        --       (74.9)      --       --       (74.9)
Common stock issued.....       1.1        2.5     --       17.5        --        --       --        20.0
Class A common stock
 issued.................      86.2        --    215.6   3,436.3        --        --       --     3,651.9
Treasury stock
 purchased..............     (10.1)       --      --        --         --     (407.2)     --      (407.2)
Treasury stock issued...       3.7        --      --        --       (52.9)    145.0      --        92.1
Spinoff of cellular
 division...............       --         --      --        --      (260.2)      --       --      (260.2)
Other, net..............       --         0.3     --       12.1       (0.2)      --       5.7       17.9
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
Ending 1996 balance.....     430.1      875.7   215.6   4,425.9    3,222.4    (262.2)    42.5    8,519.9
Net income..............       --         --      --        --       952.5       --       --       952.5
Common stock dividends..       --         --      --        --      (343.3)      --       --      (343.3)
Class A common stock
 dividends..............       --         --      --        --       (86.2)      --       --       (86.2)
Treasury stock
 purchased..............      (3.0)       --      --        --          --    (144.5)     --      (144.5)
Treasury stock issued...       2.9        --      --        --       (48.8)    113.8      --        65.0
Tax benefit from stock
 options exercised......       --         --      --       26.2        --        --       --        26.2
Other, net..............       --         --      --        5.6       (3.5)      --      33.5       35.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
Ending 1997 balance.....     430.0      875.7   215.6   4,457.7    3,693.1    (292.9)    76.0    9,025.2
Net income (unaudited)..       --         --      --        --       664.9       --       --       664.9
Common stock dividends
 (unaudited)............       --         --      --        --      (258.6)      --       --      (258.6)
Class A common stock
 dividends (unaudited)..       --         --      --        --       (64.7)      --       --       (64.7)
Treasury stock purchased
 (unaudited)............      (3.9)       --      --        --         --     (260.2)     --      (260.2)
Treasury stock issued
 (unaudited)............       4.6        --      --        0.5      (12.8)    149.4      --       137.1
Other, net (unaudited)..       --         --      --       32.6       (9.2)      7.6     27.6       58.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
September 30, 1998
 balance (unaudited)....     430.7    $ 875.7 $ 215.6 $ 4,490.8  $ 4,012.7  $ (396.1) $ 103.6  $ 9,302.3
                             =====    ======= ======= =========  =========  ========  =======  =========

          See accompanying Notes to Consolidated Financial Statements.

                              SPRINT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Restructuring and Recapitalization Plans

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. Summary of Significant Accounting Policies

 Basis of Consolidation and Presentation

  The consolidated financial statements include the accounts of Sprint and its wholly-owned and majority-owned subsidiaries. Investments in entities in which Sprint exercises significant influence, but does not control, are accounted for using the equity method (see Note 3).

  The consolidated financial statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly Sprint's consolidated financial position, results of operations and cash flows.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  Sprint applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between Sprint's nonregulated operations and its regulated local exchange carriers were not eliminated from the consolidated financial statements. Revenues from these intercompany transactions were $262 million in 1995. All other significant intercompany transactions have been eliminated.

 Classification of Operations

 FON Group

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and

                              SPRINT CORPORATION
directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

 PCS Group

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

 Revenue Recognition

  Sprint recognizes operating revenues as services are rendered or as products are delivered to customers. Sprint records operating revenues net of an estimate for uncollectible accounts.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which were included in accounts payable, totaled $225 million at year-end 1997 and $127 million at year-end 1996. Sprint had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Common stock and other stockholders' equity--Other," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to Sprint's discontinued use of SFAS 71 at year-end 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  Sprint records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes. Investment tax credits

                              SPRINT CORPORATION
related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  Sprint capitalizes interest costs related to constructing capital assets, and to its investments in Sprint Spectrum Holdings and affiliates and its directly owned PCS licenses. Sprint stopped capitalizing interest on its investment in Sprint Spectrum Holdings and affiliates in July 1997 because Sprint Spectrum Holdings and affiliates no longer qualified as development-stage companies. Capitalized interest totaled $93 million in 1997, $104 million in 1996 and $57 million in 1995.

3. Investments

Investments in Equity Securities

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at year-end 1997 and $149 million at year-end 1996.

Investments in and Loans to Affiliates

  Investments accounted for using the equity method mainly consist of Sprint's investments in Sprint Spectrum Holdings, PhillieCo and Global One.

  Sprint is a 40% partner in Sprint Spectrum Holdings, a partnership with TCI, Comcast and Cox and a 47.1% partner in PhillieCo, a partnership with TCI and Cox. Sprint Spectrum Holdings and PhillieCo are building the nation's first single-technology, state-of-the-art wireless network to provide PCS across the United States. See Note 1 for more information regarding the PCS Restructuring, which will result in Sprint acquiring the interests of TCI, Comcast and Cox in Sprint Spectrum Holdings and TCI and Cox in PhillieCo.

  Combined, summarized financial information (100% basis) for Sprint Spectrum Holdings and PhillieCo accounted for using the equity method is as follows (in millions):

                                 Nine Months             At or For the
                             Ended September 30,    Year Ended December 31,
                             --------------------  ----------------------------
                               1998       1997       1997       1996     1995
                             ---------  ---------  ---------  --------  -------
                                 (unaudited)
Results of operations
  Net operating revenues.... $   788.0  $   110.5  $   258.0  $    4.2  $   --
                             =========  =========  =========  ========  =======
  Operating loss............ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                             =========  =========  =========  ========  =======
  Net loss.................. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                             =========  =========  =========  ========  =======
Financial position
  Current assets............                       $   417.9  $  401.8
  Noncurrent assets.........                         6,640.0   4,041.8
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========
  Current liabilities.......                       $   834.5  $  471.2
  Noncurrent liabilities....                         4,289.4   1,412.5
  Partners' equity..........                         1,934.0   2,559.9
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========

                              SPRINT CORPORATION

  At year-end 1997 and 1996, Sprint's investment in Sprint Spectrum Holdings, including advances and a vendor financing loan, totaled $1.2 billion.

  In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At year-end 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets--Other" on the Consolidated Balance Sheets.

  Sprint is also a partner in Global One, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") formed to provide seamless telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) for Global One and all other affiliates accounted for using the equity method is as follows (in millions):

                                    Nine Months
                                  Ended September         At or For the
                                        30,          Year Ended December 31,
                                 ------------------  --------------------------
                                   1998      1997      1997      1996     1995
                                 --------  --------  --------  --------  ------
                                    (unaudited)
Results of operations
  Net operating revenues........ $1,680.6  $1,535.4  $1,937.6  $1,723.7  $779.5
                                 ========  ========  ========  ========  ======
  Operating income (loss)....... $ (375.9) $ (473.1) $ (782.5) $ (436.4) $  8.6
                                 ========  ========  ========  ========  ======
  Net income (loss)............. $ (495.4) $ (494.4) $ (826.3) $ (399.7) $ 22.1
                                 ========  ========  ========  ========  ======
Financial position
  Current assets................                     $1,913.6  $  958.9
  Noncurrent assets.............                      4,221.0   2,737.5
                                                     --------  --------
  Total.........................                     $6,134.6  $3,696.4
                                                     ========  ========
  Current liabilities...........                     $1,965.7  $  714.3
  Noncurrent liabilities........                      2,105.8     629.6
  Partners' equity..............                      2,063.1   2,352.5
                                                     --------  --------
  Total.........................                     $6,134.6  $3,696.4
                                                     ========  ========

  Sprint's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. Employee Benefit Plans

Defined Benefit Pension Plan

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

                              SPRINT CORPORATION

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At year-end 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

  The net pension cost (credit) consists of the following:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (in millions)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At year-end, the funded status and amounts recognized in the Consolidated Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (in millions)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

Defined Contribution Plans

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. Sprint's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At year-end 1997, the plans held 20 million Sprint common shares.

                              SPRINT CORPORATION

Postretirement Benefits

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

  The net postretirement benefits cost consists of the following:

                          1997   1996   1995
                          -----  -----  -----
                            (in millions)
Service cost--benefits
 earned during the year.  $20.8  $21.7  $22.2
Interest on accumulated
 postretirement benefit
 obligation.............   52.3   49.9   58.7
Net amortization and
 deferral...............  (19.4) (13.7)  (9.4)
                          -----  -----  -----
Net postretirement
 benefits cost..........  $53.7  $57.9  $71.5
                          =====  =====  =====
Discount rate...........   7.75%  7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the Consolidated Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (in millions)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

                               SPRINT CORPORATION

5. Income Taxes

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (in millions)
Current income tax expense
  Federal............................................... $385.9  $655.4  $437.4
  State.................................................   78.9    75.9    91.1
                                                         ------  ------  ------
Total current...........................................  464.8   731.3   528.5
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  174.3   (22.2)   45.9
  State.................................................   (4.8)   23.5   (23.6)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  165.7   (10.3)    5.8
                                                         ------  ------  ------
Total................................................... $630.5  $721.0  $534.3
                                                         ======  ======  ======

  The differences that caused Sprint's effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (in millions)
Income tax expense at the statutory rate...............  $554.1  $669.2  $518.1
Less investment tax credits included in income.........     3.8    11.6    16.5
                                                         ------  ------  ------
Expected federal income tax expense after investment
 tax credits...........................................   550.3   657.6   501.6
Effect of state income taxes, net of federal income tax
 effect................................................    48.2    64.6    43.9
Equity in losses of foreign joint ventures.............    36.4     8.6     --
Other, net.............................................    (4.4)   (9.8)  (11.2)
                                                         ------  ------  ------
Income tax expense, including investment tax credits...  $630.5  $721.0  $534.3
                                                         ======  ======  ======
Effective income tax rate..............................    39.8%   37.7%   36.1%
                                                         ======  ======  ======

  Income tax expense (benefit) allocated to other items was as follows:

                                                        1997    1996    1995
                                                       ------  ------  -------
                                                           (in millions)
Discontinued operation................................ $  --   $  7.0  $  31.2
Extraordinary items...................................    --     (2.9)  (437.4)
Unrealized holding gains on investments (1)...........    4.4     1.7     30.7
Stock ownership, purchase and options arrangements
 (1)..................................................  (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Common stock and other stockholders' equity--Other."

                              SPRINT CORPORATION

  Sprint recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 Deferred      1996 Deferred
                                               Income Tax         Income Tax
                                           ------------------ ------------------
                                           Assets Liabilities Assets Liabilities
                                           ------ ----------- ------ -----------
                                                       (in millions)
Property, plant and equipment............. $  --   $1,488.8   $   --  $1,304.3
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  111.3       --     115.6       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  108.5       --     106.8       --
                                           ------  --------   ------  --------
                                            595.9   1,550.5    582.7   1,361.6
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
Total..................................... $584.1  $1,550.5   $569.0  $1,361.6
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At year-end 1997, Sprint had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, Sprint had tax benefits of $49 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

                               SPRINT CORPORATION

6. Borrowings

Long-term Debt

  Long-term debt at year-end was as follows:

                                                  Maturing     1997      1996
                                                ------------ --------  --------
                                                               (in millions)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper...........     --          866.5       --
  Other
    5.4% to 8.9% (1)........................... 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation (SNET) common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at year-end 1997, they could have been exchanged for 3.8 million SNET shares. At year-end 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the Consolidated Balance Sheets.

                              SPRINT CORPORATION

  Long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

      1998............................................................... $131.0
      1999...............................................................   33.4
      2000...............................................................  693.3
      2001...............................................................   40.8
      2002...............................................................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss.

Short-term Borrowings

  At year-end 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At year-end 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Bank notes outstanding at year-end 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At year-end 1997, the weighted average interest rate of commercial paper was 6.8%.

Other

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at year-end 1997.

7. Redeemable Preferred Stock

  Sprint has approximately 22 million authorized preferred shares, including nonredeemable preferred stock. The redeemable preferred stock outstanding, at year-end, is as follows:

                                                                     1997  1996
                                                                     ----- -----
                                                                         (in
                                                                      millions,
                                                                     except per
                                                                      share and
                                                                     share data)
Fifth series--stated value $100,000 per share, shares--95, voting, cumulative 6% annual dividend rate................................  $ 9.5 $ 9.5
Other--stated value $100 per share, shares--19,493 and 22,800, 4.7%
 annual dividend rate..............................................    2.0   2.3
                                                                     ----- -----
    Total..........................................................  $11.5 $11.8
                                                                     ===== =====

  Sprint's Fifth series preferred stock must be redeemed in full in 2003. If less than full dividends have been paid for four consecutive dividend periods, or if dividends in arrears exceed an amount equal to the dividends for six dividend periods, the Fifth series preferred stockholder may elect a majority of directors standing for election until all dividends in arrears have been paid.

                              SPRINT CORPORATION

8. Common Stock

Common Stock

  At year-end 1997, common stock reserved for future grants under stock option plans or for future issuances under various other arrangements was as follows:

                                                                      Shares
                                                                   -------------
                                                                   (in millions)
      Employees Stock Purchase Plan...............................      6.4
      Employee savings plans......................................      3.4
      Automatic Dividend Reinvestment Plan........................      1.2
      Officer and key employees' and directors' stock options.....      8.2
      Conversion of preferred stock and other.....................      1.4
                                                                       ----
          Total...................................................     20.6
                                                                       ====

  Under a Shareholder Rights Plan, one preferred stock purchase right is attached to each common and Class A common share. Each right is exercisable only if certain takeover events occur. Each right will initially entitle the holder to purchase 1/1000 of a share (a Unit) of a no par Preferred Stock-Sixth Series, Junior Participating (Preferred Stock) at $225 per Unit or, in certain cases, common stock. The Preferred Stock is voting, cumulative and accrues dividends on a quarterly basis generally equal to the greater of $100 per share or 1,000 times the total per share amount of all common dividends. No Preferred Stock shares were issued or outstanding at year-end 1997. The rights may be redeemed by Sprint at $0.01 per right and will expire in June 2007, unless extended. On June 29, 1998, the Sprint Board approved an amendment to Sprint's Shareholder Rights Plan to be effective on the filling of the PCS Stock Amendment with the Kansas Secretary of State. See Note 1 for a discussion of the PCS Restructuring, which necessitated the PCS Stock Amendment.

  During 1997, 1996 and 1995, Sprint declared and paid annual common stock dividends of $1.00 per share. The most restrictive covenant related to common dividends results from Sprint's $1.5 billion revolving credit agreement. Among other restrictions, this agreement requires Sprint to maintain specified levels of consolidated net worth. Due to this requirement, $2.7 billion of Sprint's $3.7 billion consolidated retained earnings was effectively restricted from the payment of dividends at year-end 1997. The indentures and financing agreements of certain of Sprint's subsidiaries contain provisions limiting cash dividend payments on subsidiary common stock held by Sprint. As a result, $567 million of those subsidiaries' $1.3 billion total retained earnings was restricted at year-end 1997. The flow of cash in the form of advances from the subsidiaries to Sprint is generally not restricted.

  During 1990, the Savings Plan Trust, an employee savings plan, acquired common stock from Sprint in exchange for a $75 million promissory note payable to Sprint. The note bears interest at 9% and is to be repaid from common stock dividends received by the plan and contributions made to the plan by Sprint according to plan provisions. The remaining $34 million note receivable balance at year-end 1997 is reflected as a reduction to "Common stock and other stockholders' equity--Other."

Class A Common Stock

  In January 1996, FT and DT acquired shares of a new class of convertible preference stock for a combined total of $3.0 billion. This resulted in FT and DT each holding 7.5% of Sprint's voting power. In April 1996, following the spinoff of Sprint's cellular division (Cellular) (see Note 15), the preference stock was converted into Class A common stock, and FT and DT each acquired additional Class A common shares. Following their combined investment of $3.7 billion, FT and DT each own Class A common shares with 10% of Sprint's voting power. During 1997, Sprint declared and paid Class A common dividends of $1.00 per share. During 1996, preference dividends totaled $0.16 per share, and Class A common dividends totaled $0.75 per share.

                              SPRINT CORPORATION

  FT and DT, as Class A common stockholders, have the right in most circumstances to proportionate representation on Sprint's Board of Directors. They may also purchase additional Class A common shares from Sprint to keep their ownership level at 10% each. FT and DT have entered into a standstill agreement with Sprint restricting their ability to acquire Sprint voting shares (other than as intended by their investment agreement with Sprint and related agreements). The standstill agreement also contains customary provisions restricting FT and DT from initiating or participating in any proposal with respect to the control of Sprint.

9. Stock-based Compensation

  Sprint's Management Incentive Stock Option Plan (MISOP) provides for the granting of stock options to employees who are eligible to receive annual incentive compensation. Eligible employees are entitled to receive stock options in lieu of a portion of the target incentive under Sprint's management incentive plans. The options generally become exercisable on December 31 of the year granted and have a maximum term of 10 years. MISOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 11 million. This amount increased by approximately 3 million shares on January 1, 1998.

  The Sprint Corporation Stock Option Plan (SOP) provides for the granting of stock options to officers and key employees. The options generally become exercisable at the rate of 25% per year, beginning one year from the grant date, and have a maximum term of 10 years. SOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 20 million.

  Every two years, the Employees Stock Purchase Plan (ESPP) offers all employees the election to purchase Sprint common stock at a price equal to 85% of the market value on the grant or exercise date, whichever is less. At year-end 1997, authorized shares under this plan approximated 18 million.

  In 1996, Sprint adopted the pro forma disclosure requirements under SFAS No. 123, "Accounting for Stock-based Compensation," and continued to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock option and employee stock purchase plans. Under APB 25, Sprint has recognized no compensation expense related to these plans.

  Pro forma net income and earnings per share (EPS) have been determined as if Sprint had used the fair value method of accounting for its stock option grants and ESPP share elections after 1994. Under this method, compensation expense is recognized over the applicable vesting periods and is based on the shares under option and their related fair values on the grant date.

  The following pro forma information will not likely represent the information reported in future years because options granted and ESPP shares elected after 1994 will continue to vest over the next several years. In addition, compensation expense resulting from the spinoff of Cellular (Spinoff) (see Note 15) will decline over the next several years.

  Sprint's pro forma net income and EPS were as follows:

                                                           1997(1) 1996(1) 1995
                                                           ------- ------- -----
                                                           (in millions, except
                                                              per share data)
Pro forma net income......................................  $ 908  $1,158  $ 388
                                                            =====  ======  =====
Pro forma basic EPS.......................................  $2.11  $ 2.74  $1.11
                                                            =====  ======  =====

--------
(1) Pro forma net income was reduced by $3 million ($0.01 per share) in 1997 and $6 million ($0.01 per share) in 1996 due to additional compensation resulting from modifications to terms of options and ESPP share elections made in connection with the Spinoff.

                              SPRINT CORPORATION

  During 1996, Sprint employees elected to purchase 2.8 million ESPP shares with a weighted average fair value (using the Black-Scholes pricing model) of $10.06 per share. No ESPP shares were offered in 1997 or 1995.

  The following tables reflect the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining those fair values using the Black-Scholes pricing model:

                                                                  MISOP   SOP
                                                                  -----  ------
1997
  Fair value on grant date....................................... $9.66  $11.74
  Risk-free interest rate........................................   6.2%    6.2%
  Expected volatility............................................  22.8%   22.8%
  Expected dividend yield........................................   2.3%    2.3%
  Expected life (years)..........................................     4       6
1996
  Fair value on grant date....................................... $9.17  $10.96
  Risk-free interest rate........................................   5.2%    5.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6
1995
  Fair value on grant date....................................... $6.67  $ 8.73
  Risk-free interest rate........................................   6.9%    7.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6

Stock option plan activity was as follows:

                                                               Weighted Average
                                                                  per Share
                                                   Shares (1) Exercise Price (1)
                                                   ---------- ------------------
                                                       (in millions, except
                                                          per share data)
      Outstanding, beginning of 1995..............     9.3          $24.67
        Granted...................................     4.3           24.69
        Exercised.................................    (0.8)          19.81
        Forfeited/Expired.........................    (0.5)          27.06
                                                      ----
      Outstanding, year-end 1995..................    12.3           24.88
        Granted...................................     4.9           36.94
        Exercised.................................    (2.6)          22.28
        Forfeited/Expired.........................    (1.0)          29.22
                                                      ----
      Outstanding, year-end 1996..................    13.6           29.42
        Granted...................................     9.4           46.14
        Exercised.................................    (3.4)          27.17
        Forfeited/Expired.........................    (0.9)          38.10
                                                      ----
      Outstanding, year-end 1997..................    18.7          $37.85
                                                      ====          ======

--------
(1) Due to the Spinoff, the shares and related exercise prices have been adjusted to maintain both the total fair market value of common stock underlying the options, and the relationship between the market value of Sprint's common stock and the option's exercise price.
  Outstanding options held by Cellular employees were converted into options and grants to purchase Cellular common stock and are not included in the above table.

                              SPRINT CORPORATION

  After adjustment for the Spinoff, options exercisable at year-end 1996 and 1995 were 8.4 and 6.4 million, respectively. At year-end 1996, the weighted average exercise price for exercisable options was $27.77. The following table summarizes outstanding and exercisable options at year-end 1997:

                       Options Outstanding         Options Exercisable
                 -------------------------------- ----------------------
                              Weighted
                               Average
                   Number     Remaining  Weighted               Weighted
                 Outstanding Contractual Average     Number     Average
   Range of          (in        Life     Exercise  Exercisable  Exercise
Exercise Prices   millions)  (in years)   Price   (in millions)  Price
---------------  ----------- ----------- -------- ------------- --------
$11.92--$14.96       0.1         2.2      $14.31       0.1       $14.31
$15.18--$19.24       0.1         3.7       17.91       0.1        17.91
$20.08--$24.50       2.7         6.2       23.71       1.7        23.30
$25.11--$29.96       1.8         4.7       27.38       1.4        26.80
$30.22--$39.94       5.0         7.6       35.16       3.0        34.28
$40.06--$49.88       7.3         8.5       44.88       1.9        43.33
$50.31--$58.38       1.7         7.4       51.92       0.1        51.69

10. Commitments and Contingencies

Litigation, Claims and Assessments

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation (Network 2000) on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, Sprint recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on Sprint's consolidated financial statements.

Contingencies

  On January 1, 1998, a "Deadlock Event" occurred due to the failure of the Sprint Spectrum Holdings partnership board to approve the proposed Sprint Spectrum Holdings budget and business plan. Under the partnership agreement, if a partner refers the issue for resolution pursuant to specified procedures and it remains unresolved, buy/sell provisions can be triggered, which could result in Sprint either increasing or selling its partnership interest. Discussions among the partners about restructuring their interests in Sprint Spectrum Holdings have resulted in the partners entering into a restructuring agreement (see Note 1).

                              SPRINT CORPORATION

Operating Leases

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

      1998............................................................... $324.1
      1999...............................................................  276.4
      2000...............................................................  174.2
      2001...............................................................  119.1
      2002...............................................................   97.1
      Thereafter.........................................................  243.7

  Gross rental expense totaled $410 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

11. Financial Instruments

Fair Value of Financial Instruments

  Sprint estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values Sprint could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of Sprint's financial instruments at year-end were as follows:

                                             1997                 1996
                                      -------------------- --------------------
                                      Carrying  Estimated  Carrying  Estimated
                                       Amount   Fair Value  Amount   Fair Value
                                      --------  ---------- --------  ----------
                                                   (in millions)
Financial assets
  Cash and equivalents............... $  101.7   $  101.7  $1,150.6   $1,150.6
  Investment in affiliate debt
   securities........................    142.4      142.4     122.5      122.5
  Investments in equity securities...    303.0      303.0     254.5      254.5
Financial liabilities
  Short-term borrowings..............      --         --      200.0      200.0
  Long-term debt
    Corporate........................  2,129.3    2,301.8   1,220.2    1,348.9
    Long distance division...........     40.3       41.7      67.9       69.0
    Local telecommunications
     division........................  1,710.0    1,812.3   1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements......      --         0.3       --         0.2
  Foreign currency contracts.........     (0.6)      (0.6)     (0.5)      (0.5)

  The carrying values of Sprint's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of Sprint's investments in debt and equity securities is based on quoted market prices. The estimated fair value of Sprint's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount Sprint would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

                              SPRINT CORPORATION

Concentrations of Credit Risk

  Sprint's accounts receivable are not subject to any concentration of credit risk. Sprint controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, Sprint's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, Sprint does not anticipate nonperformance by any of the counterparties related to these agreements.

Interest Rate Swap Agreements

  Sprint uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as an adjustment to interest expense. Sprint had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

Foreign Currency Contracts

  As part of its foreign currency exchange risk management program, Sprint purchases and sells over-the-counter forward contracts and options in various foreign currencies. Sprint had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. Sprint had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 were recorded related to foreign currency transactions and contracts.

12. Earnings per Share

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." This new standard simplifies the EPS calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. Sprint adopted SFAS 128 at year-end 1997. EPS for prior years has been restated to comply with SFAS 128.

  Under SFAS 128, primary EPS was replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Previously, primary EPS was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128, fully diluted EPS has not changed significantly, but has been renamed diluted EPS. Diluted EPS includes the effect of all potentially dilutive securities, such as options and convertible preferred stock.

  Sprint's convertible preferred stock dividends were $0.5 million in 1997, 1996 and 1995. Dilutive securities, such as options (see Note 9), included in the calculation of diluted weighted average common shares were 6.3 million shares in 1997, 5.3 million shares in 1996 and 2.6 million shares in 1995. Dilutive securities represented 8.0 and 5.8 million shares (unaudited) for the nine months ended September 30, 1998 and 1997, respectively.

                              SPRINT CORPORATION

13. Paranet Acquisition

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, Sprint's financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

14. Adoption of Accounting Principles for a Competitive Marketplace

  At year-end 1995, Sprint determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when Sprint discontinued using SFAS 71 consisted of the following:

                                                              Pretax   After-Tax
                                                             --------  ---------
                                                               (in millions)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
          Total............................................. $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
      Extraordinary charge..................................            $565.3
                                                                        ======

15. Spinoff of Cellular Division

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders. To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

                              SPRINT CORPORATION

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the Consolidated Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                               1996(1)   1995
                                                               -------  -------
                                                                (in millions)
      Net operating revenues.................................. $190.2   $ 834.4
      Operating expenses......................................  156.0     675.6
                                                               ------   -------
      Operating income........................................   34.2     158.8
      Interest expense........................................  (21.5)   (124.0)
      Other income (expense), net.............................   (8.3)     10.9
                                                               ------   -------
      Income before income taxes..............................    4.4      45.7
      Income taxes............................................   (7.0)    (31.2)
                                                               ------   -------
      Income (Loss) from cellular division.................... $ (2.6)  $  14.5
                                                               ======   =======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

16. Segment Information

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly included investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses, which consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

  The businesses comprising the PCS Group operate in a single segment. The PCS Group is building the nation's first single-technology, all-digital, state-of-the-art wireless network to provide PCS across the United States. PCS uses digital technology, which has sound quality superior to existing cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voice mail and Caller ID.

                              SPRINT CORPORATION

  Industry segment financial information follows:

                                                        Product
                                                      Distribution
                           Long          Local        & Directory
                         Distance  Telecommunications  Publishing   Emerging                     Intersegment
                         Division       Division        Division   Businesses   PCS    Corporate Eliminations   Total
                         --------  ------------------ ------------ ---------- -------  --------- ------------ ---------
                                                                (in millions)
1997
 Net operating
  revenues(1)........... $8,954.8       $5,290.2        $1,454.3     $ 57.4   $   --    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........    716.7          934.1             8.2       23.3       --       44.0        --       1,726.3
 Operating expenses.....  7,857.3        3,896.2         1,274.4      221.9      18.5       --      (845.8)    12,422.5
 Operating income(loss).  1,097.5        1,394.0           179.9     (164.5)    (18.5)      --       (37.0)     2,451.4
 Operating margin.......     12.3%          26.4%           12.4%       --        --        --         --          16.5%
 Capital expenditures...  1,218.1        1,258.4            10.5       79.6     153.7     142.3        --       2,862.6
 Identifiable assets....  6,464.6        7,609.7           519.0      585.9   1,693.1   1,312.5        --      18,184.8
1996
 Net operating
  revenues(2)........... $8,302.1       $5,126.8        $1,225.4     $  0.5   $   --    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........    633.3          909.1             7.2        0.5       --       40.9        --       1,591.0
 Operating expenses.....  7,378.1        3,789.8         1,123.8       63.8       0.5       --      (735.7)    11,620.3
 Operating income(loss).    924.0        1,337.0           101.6      (63.3)     (0.5)      --       (31.6)     2,267.2
 Operating margin.......     11.1%          26.1%            8.3%       --        --        --         --          16.3%
 Capital expenditures...  1,133.7        1,142.6             9.4       49.9       --       98.0        --       2,433.6
 Identifiable assets....  5,997.7        7,425.4           446.1       54.3   1,259.8   1,643.1        --      16,826.4
1995
 Net operating
  revenues(3)........... $7,277.4       $4,690.0        $1,147.6     $  --    $   --    $   --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........    581.6          835.6             7.4        --        --       41.8        --       1,466.4
 Operating expenses.....  6,570.6        3,649.2         1,060.9        --        --        --      (379.7)    10,901.0
 Operating income.......    706.8        1,040.8            86.7        --        --        --         --       1,834.3
 Operating margin.......      9.7%          22.2%            7.6%       --        --        --         --          14.4%
 Capital expenditures...    861.7          950.8             7.8        --        --       37.0        --       1,857.3
 Identifiable assets....  4,799.0        6,962.0           395.4        --      973.7   1,944.2        --      15,074.3

(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.

  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.

                              SPRINT CORPORATION

17. Additional Financial Information

Supplemental Cash Flows Information (in millions)

                                              Nine Months
                                                 Ended          Year Ended
                                             September 30,     December 31,
                                             ------------- --------------------
                                              1998   1997   1997   1996   1995
                                             ------ ------ ------ ------ ------
                                              (Unaudited)
Cash paid for:
  Interest (net of amounts capitalized)
    Continuing operations................... $174.1 $133.2 $197.9 $212.1 $263.5
                                             ====== ====== ====== ====== ======
    Cellular division....................... $  --  $  --  $  --  $ 21.5 $124.0
                                             ====== ====== ====== ====== ======
  Income taxes.............................. $279.1 $288.5 $365.8 $695.3 $532.8
                                             ====== ====== ====== ====== ======
Noncash activities:
  Capital lease obligations................. $438.1 $ 30.1 $ 30.1 $  --  $  --
                                             ====== ====== ====== ====== ======
  Tax benefit from stock options exercised.. $ 37.8 $ 19.5 $ 26.2 $ 14.1 $  7.5
                                             ====== ====== ====== ====== ======
  Net book value of assets and liabilities
   contributed to Global One................ $  --  $  --  $  --  $ 73.3 $  --
                                             ====== ====== ====== ====== ======
  Common stock issued under Sprint's ESPP... $ 73.8 $  --  $  5.2 $ 65.2 $  3.0
                                             ====== ====== ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 15) which had no immediate effect on cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

Supplemental Related Party Transactions

  Sprint provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to Sprint totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, Sprint's receivable from Global One was $154 and $163 million, respectively, and Sprint's payable to Global One was $104 and $49 million, respectively.

Restructuring Charge

  In 1995, Sprint's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million ($0.16 per share). The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

18. Recently Issued Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on Sprint's reported segments.

                              SPRINT CORPORATION

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. Sprint will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on Sprint's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

19. Subsequent Events (unaudited)

Borrowings

  During the first nine months of 1998, Sprint increased its short-term borrowings by $946 million. These borrowings, however, have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance them on a long-term basis. The borrowings have weighted average interest rates of 5.8%. Sprint also increased its construction obligations by $429 million since year-end 1997.

  In August 1998, Sprint entered into new revolving credit facilities with syndicates of banks totaling $5.0 billion. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. At September 30, 1998, $3.6 billion was available under these facilities.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. In November 1998, Sprint Capital Corporation issued $5.0 billion in debt securities (guaranteed by Sprint) under this new shelf registration. As of December 31, 1998 Sprint had loaned to the PCS Group $4.2 billion of the proceeds from the sale of the Senior Notes at a weighted average interest rate of 8.5%. The PCS Group used approximately $3.3 billion of these funds to repay existing indebtedness.

Other

  In April 1998, Sprint signed an agreement to sell approximately 80,000 residential and business access lines in rural Illinois. Sprint completed the sale of these properties and recorded the related gain in November 1998.

  In October 1998, Sprint's Board of Directors declared common and Class A common stock dividends of $0.25 per share payable December 28, 1998.

20. Comprehensive Income (unaudited)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income amounted to $671 million during the first nine months of 1998 and $770 million during the first nine months of 1997.

                              SPRINT CORPORATION

21. Quarterly Financial Data (unaudited)

                                                          Quarter
                                            -----------------------------------
                                              1st      2nd      3rd      4th
                                            -------- -------- -------- --------
                                              (in millions, except per share
                                                           data)
1997
  Net operating revenues(1)................ $3,578.5 $3,667.5 $3,778.9 $3,849.0
  Operating income(1), (2).................    604.7    595.5    640.7    610.5
  Income before extraordinary items(2),
   (3).....................................    290.0    255.9    211.7    194.9
  Net income...............................    290.0    255.9    211.7    194.9
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.67 $   0.59 $   0.49 $   0.45
    Diluted................................ $   0.67 $   0.59 $   0.49 $   0.45

                                                          Quarter
                                            -----------------------------------
                                              1st      2nd      3rd      4th
                                            -------- -------- -------- --------
                                              (in millions, except per share
                                                           data)
1996
  Net operating revenues(1)................ $3,335.3 $3,471.3 $3,502.5 $3,578.4
  Operating income(1), (2).................    574.9    580.9    598.9    512.5
  Income before extraordinary items(2).....    309.3    316.8    316.2    246.0
  Net income...............................    309.3    316.8    312.4    245.3
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.78 $   0.74 $   0.73 $   0.57
    Diluted................................ $   0.77 $   0.73 $   0.73 $   0.56

--------
(1) Consolidated net operating revenues and operating expenses reflect certain reclassifications to conform to the current presentation. These reclassifications had no effect on operating income or net income.
(2) In the 1997 second quarter and the 1996 fourth quarter, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) and $36 million ($0.09 per share), respectively (see Note 10).
(3) In the 1997 fourth quarter, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
(4) Sprint adopted SFAS 128 at year-end 1997 (see Note 12). All EPS amounts comply with this new standard.

[Inside cover: Photographs of customers using PCS phones, with caption:
 "Wireless phones for everyday for everyone..."]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any informa-tion or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Sprint, any Underwriter or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the securities offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                                  -----------
                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors--The PCS Group...............................................  22
Risk Factors--The Tracking Stocks ........................................  28
Special Note Regarding Forward-Looking Statements.........................  37
Price Range of the Series 1 PCS Stock.....................................  38
Dividend Policy...........................................................  38
Use of Proceeds...........................................................  38
Capitalization of the PCS Group...........................................  39
Capitalization of Sprint Corporation......................................  40
Historical PCS Group Selected Financial Data..............................  41
PCS Group Unaudited Pro Forma Condensed Combined Financial Statements.....  42
PCS Group Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  49
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
 Selected Financial Data..................................................  57
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
 Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  58
Sprint Corporation Selected Financial Data................................  67
Sprint Corporation Unaudited Pro Forma Condensed Combined Financial
 Statements...............................................................  68
Sprint Corporation Management's Discussion and Analysis of Financial
 Condition and Results of Operations......................................  75
Business of the PCS Group.................................................  88
Management of the PCS Group............................................... 101
The Formation Transactions................................................ 105
Tracking Stock Policies................................................... 119
Registration Rights....................................................... 123
Future Inter-Group Interest............................................... 133
Anti-Takeover Considerations.............................................. 134
Description of Capital Stock.............................................. 138
Certain Federal Income Tax Consequences................................... 163
Underwriting.............................................................. 166
Legal Matters............................................................. 169
Experts................................................................... 170
Available Information..................................................... 171
Incorporation of Documents by Reference................................... 171
Glossary.................................................................. G-1
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             16,985,000 Shares

                               Sprint Corporation



                           PCS Common Stock--Series 1

                                    -------

                                U.S. PROSPECTUS

                                     , 1999


                                    -------

                           Joint Global Coordinators

                        and Book-Running Managers:

                            Warburg Dillon Read LLC

                              Salomon Smith Barney

                                    -------

                              Salomon Smith Barney

                            Warburg Dillon Read LLC

                              Merrill Lynch & Co.

                          Donaldson, Lufkin & Jenrette

                                Lehman Brothers

                               J.P. Morgan & Co.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any informa-tion or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Sprint, any Underwriter or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the securities offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                                  -----------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors--The PCS Group...............................................  22
Risk Factors--The Tracking Stocks ........................................  28
Special Note Regarding Forward-Looking Statements.........................  37
Price Range of the Series 1 PCS Stock.....................................  38
Dividend Policy...........................................................  38
Use of Proceeds...........................................................  38
Capitalization of the PCS Group...........................................  39
Capitalization of Sprint Corporation......................................  40
Historical PCS Group Selected Financial Data..............................  41
PCS Group Unaudited Pro Forma Condensed Combined Financial Statements.....  42
PCS Group Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  49
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
 Selected Financial Data..................................................  57
Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
 Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  58
Sprint Corporation Selected Financial Data................................  67
Sprint Corporation Unaudited Pro Forma Condensed Combined Financial
 Statements...............................................................  68
Sprint Corporation Management's Discussion and Analysis of Financial
 Condition and Results of Operations......................................  75
Business of the PCS Group.................................................  88
Management of the PCS Group............................................... 101
The Formation Transactions................................................ 105
Tracking Stock Policies................................................... 119
Registration Rights....................................................... 123
Future Inter-Group Interest............................................... 133
Anti-Takeover Considerations.............................................. 134
Description of Capital Stock.............................................. 138
Certain Federal Income Tax Consequences................................... 163
Underwriting.............................................................. 166
Legal Matters............................................................. 169
Experts................................................................... 170
Available Information..................................................... 171
Incorporation of Documents by Reference................................... 171
Glossary.................................................................. G-1
Index to Financial Statements............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             16,985,000 Shares

                               Sprint Corporation


                                [LOGO] Sprint(R)
                                 Sprint PCS(R)

                           PCS Common Stock--Series 1

                                    -------

                            INTERNATIONAL PROSPECTUS

                                     , 1999


                                    -------

                           Joint Global Coordinators

                        and Book-Running Managers:

                              Warburg Dillon Read

                              Salomon Smith Barney
                                 International

                                    -------

                              Salomon Smith Barney
                                 International

                              Warburg Dillon Read

                          Merrill Lynch International

                          Donaldson, Lufkin & Jenrette

                                Lehman Brothers

                          J.P. Morgan Securities Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

   SEC registration fee............................................. $  178,107
   New York Stock Exchange listing fees.............................     50,000
   Accounting fees and expenses.....................................    100,000
   Legal fees and expenses..........................................  1,100,000
   Printing and engraving expenses..................................  1,400,000
   Transfer Agent and Registrar fees and expenses...................      1,000
   Miscellaneous expenses...........................................    170,893
                                                                     ----------
     Total.......................................................... $3,000,000
                                                                     ==========

Item 15. Indemnification of Directors and Officers.

  The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and the Registrant's Articles of Incorporation and Bylaws.

  Under Section 17-6305 of the Kansas General Corporation Code (the "Kansas Code"), a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

  Consistent with Section 17-6305 of the Kansas Code, Article IV, Section 10 of the Bylaws of the Registrant provide that the Registrant will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

  In accordance with Section 17-6002(b)(8) of the Kansas Code, the Registrant's Articles of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

  Under Article IV, Section 10 of the Bylaws of the Registrant, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his status as such, whether or not the Registrant would have the power to indemnify such persons against liability. The Registrant carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the Registrant for liabilities indemnified under the Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Bylaws.

  The Registrant has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of the Registrant.

  Reference is made to the indemnity agreements contained in the U.S. Underwriting Agreement and the International Underwriting Agreement relating to the securities being registered filed as Exhibit 1.1 and Exhibit 1.2 to the Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit                               Description
 ------- ----------------------------------------------------------------------
  1.1    Form of U.S. Underwriting Agreement between Sprint Corporation and the
         U.S. Underwriters.
  1.2    Form of International Underwriting Agreement between Sprint
         Corporation and the International Underwriters.
  2.1    Restructuring and Merger Agreement By and Among Sprint Corporation,
         Tele-Communications, Inc., Comcast Corporation, Cox Communications,
         Inc. and certain of their subsidiaries, dated as of May 26, 1998
         (filed as Exhibit 2 to Sprint Corporation Current Report on Form 8-K
         dated May 26, 1998 and incorporated herein by reference).


  4.1 The rights of Sprint's equity security holders are defined in the Fifth, Sixth, Seventh and Eighth Articles of the Articles of
         Incorporation of Sprint Corporation (filed as Exhibit 4A to Post-
         Effective Amendment No. 2 to Sprint Corporation Registration Statement on Form S-3 (Registration No. 033-58488) and incorporated herein by reference).
  4.2    Rights Agreement, dated as of November 23, 1998, between Sprint
         Corporation and UMB Bank, n.a. as Rights Agent (filed as Exhibit 4.1 to Amendment No. 1 to Sprint Corporation Registration Statement on
         Form 8-A relating to Sprint's PCS Group Rights, filed November 25,
         1998, and incorporated herein by reference).
  4.3    Provisions regarding the Capital Stock Committee are set forth in
         Article IV, Section 13 of the Bylaws (filed as Exhibit 4C to Post-
         Effective Amendment No. 2 to Sprint Corporation Registration Statement on Form S-3 (Registration No. 033-58488) and incorporated herein by reference).
  4.4    Tracking Stock Policies of Sprint Corporation (filed as Exhibit 4D to
         Post-Effective Amendment No. 2 to Sprint Corporation Registration
         Statement on Form S-3 (Registration No. 033-58488) and incorporated herein by reference).

 Exhibit                               Description
 ------- ----------------------------------------------------------------------
  4.5    Amended and Restated Standstill Agreement, dated as of November 23,
         1998, by and among Sprint Corporation, France Telecom S.A. and
         Deutsche Telekom AG (filed as Exhibit 4E to Post-Effective Amendment
         No. 2 to Sprint Corporation Registration Statement on Form S-3
         (Registration No. 033-58488) and incorporated herein by reference).
  5.1    Opinion of Don A. Jensen as to the legality of the securities being registered.
  8.1    Opinion of King & Spalding regarding tax matters.
  8.2    Opinion of Stinson, Mag & Fizzell (filed as Exhibit 8.2 to Amendment
         No. 1 to Sprint Corporation Registration Statement on Form S-4
         (Registration No. 333-65173) and incorporated herein by reference).
   8.3   Opinion of Stinson, Mag & Fizzell.
 10.1    Amended and Restated Registration Rights Agreement, dated as of
         November 23, 1998, among Sprint Corporation, France Telecom S.A. and
         Deutsche Telekom A.G.
 10.2    Registration Rights Agreement, dated as of November 23, 1998, among
         Sprint Corporation, Tele-Communications, Inc., Comcast Corporation and
         Cox Communications, Inc.
 10.3*   Form of Standstill Agreement, dated May 26, 1996, between Sprint
         Corporation and each of Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc.
 10.4    Employment Agreement, dated as of July 29, 1996, between Sprint
         Spectrum Holding Company, L.P. and Andrew Sukawaty (filed as Exhibit
         10.20 to Sprint Spectrum L.P. Registration Statement on Form S-1,
         Registration No. 333-06609 and incorporated herein by reference).
 10.5    Senior Note Indenture, dated August 15, 1996, among Sprint Spectrum
         L.P., Sprint Spectrum Finance Corporation, and The Bank of New York,
         as Trustee (filed as Exhibit 4.1 to Sprint Spectrum L.P. Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).
 10.6    Senior Discount Note Indenture, dated August 15, 1996, between Sprint
         Spectrum L.P., Sprint Spectrum Finance Corporation, and The Bank of
         New York, as Trustee (filed as Exhibit 4.3 to Sprint Spectrum L.P.
         Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).
 10.7    Credit Agreement, dated as of October 2, 1996, between Sprint Spectrum
         L.P. and Northern Telecom Inc. (filed as Exhibit 10.28 to Sprint
         Spectrum L.P. Annual Report on Form 10-K for the fiscal year ended
         December 31, 1996 and incorporated herein by reference).
 10.8    Credit Agreement, dated as of October 2, 1996, between Sprint Spectrum
         L.P. and Lucent Technologies Inc. (filed as Exhibit 10.29 to Sprint
         Spectrum, L.P. Annual Report on Form 10-K for the fiscal year ended
         December 31, 1996 and incorporated herein by reference).
 10.9    Credit Agreement, dated as of October 2, 1996, among Sprint Spectrum
         L.P., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and The Chase
         Manhattan Bank, as administrative agent for the lenders (filed as
         Exhibit 10.30 to Sprint Spectrum, L.P. Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.10   Trust Agreement, dated as of October 2, 1996 among Sprint Spectrum
         L.P., First Union National Bank and Kenneth D. Benton (filed as
         Exhibit 10.31 to Sprint Spectrum, L.P. Annual Report on Form 10-K for
         the fiscal year ended December 31, 1996 and incorporated herein by reference).

 Exhibit                               Description
 ------- ----------------------------------------------------------------------


 10.11   Pledge Agreement, dated as of October 2, 1996, made by Sprint Spectrum
         L.P. and MinorCo, L.P. in favor of the Trustees under the Trust
         Agreement (filed as Exhibit 10.32 to Sprint Spectrum, L.P. Annual
         Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.12   Borrower Security Agreement, dated as of October 2, 1996, made by
         Sprint Spectrum L.P. and MinorCo, L.P. in favor of the Trustees under the Trust Agreement (filed as Exhibit 10.33 to Sprint Spectrum, L.P.
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.13   Subsidiary Security Agreement, dated as of October 2, 1996, made by
         Sprint Spectrum L.P. and MinorCo, L.P. in favor of the Trustees under the Trust Agreement (filed as Exhibit 10.34 to Sprint Spectrum, L.P.
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.14 Guarantee, dated as of October 2, 1996, by WirelessCo, L.P. in favor of the trustees under the Trust Agreement (filed as Exhibit 10.35 to Sprint Spectrum, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.15   Guarantee, dated as of October 2, 1996, by Sprint Spectrum Equipment
         Company, L.P. in favor of the Trustees under the Trust Agreement
         (filed as Exhibit 10.36 to Sprint Spectrum, L.P. Annual Report on Form
         10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.16   Guarantee, dated as of October 2, 1996, by Sprint Spectrum realty
         Company, L.P. in favor of the Trustees under the Trust Agreement
         (filed as Exhibit 10.37 to Sprint Spectrum, L.P. Annual Report on Form
         10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).
 10.17 Amendment No. 1 dated as of May 29, 1997, to the Credit Agreement, dated as of October 2, 1996, among Sprint Spectrum L.P., Lucent
         Technologies Inc., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and Lucent Technologies Inc., as agent for the Lenders (filed as Exhibit
         10.1 to Sprint Spectrum, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).
 10.18 First Amendment dated as of April 30, 1997, to the Credit Agreement dated as of October 2, 1996, among Sprint Spectrum L.P., Northern
         Telecom Inc., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and Bank of America NT & SA, as agent for the Lenders (filed as Exhibit 10.2 to
         Sprint Spectrum, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).
 10.19 First Amendment dated as of December 15, 1997 to the Credit Agreement, dated as of October 2, 1996, among Sprint Spectrum L.P., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and The Chase Manhattan Bank, as
         Administrative Agent for the Lenders (filed as Exhibit 10.9 to Sprint
         Spectrum, L.P. Annual Report on Form 10-K for the fiscal year ended
         December 31, 1997 and incorporated herein by reference).
 10.20 Second Amendment dated as of December 15, 1997 to the Credit Agreement dated as of October 2, 1996, among Sprint Spectrum L.P., Lucent
         Technologies Inc., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and The
         Chase Manhattan Bank, as agent for the Lenders (filed as Exhibit 10.10 to Sprint Spectrum L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).
 10.21 Second Amendment dated as of November 20, 1997 to the Credit Agreement dated as of October 2, 1996, among Sprint Spectrum L.P., Northern
         Telecom Inc., the several banks and other financial institutions and entities from time to time parties to the Credit Agreement and Bank of America NT and SA, as agent for the Lenders (filed as Exhibit 10.10 to Sprint Spectrum L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

 Exhibit                               Description
 ------- ----------------------------------------------------------------------
  10.22  Master Restructuring and Investment Agreement among Sprint
         Corporation, France Telecom S.A. and Deutsche Telekom AG, dated as of
         May 26, 1998 (filed as Exhibit 99(B) to Sprint Corporation Current
         Report on Form 8-K dated May 26, 1998 and incorporated herein by reference).
  10.23* 364-Day Credit Agreement, dated as of August 7, 1998, among Sprint
         Corporation and Sprint Capital Corporation, as Borrowers, and The
         Initial Lenders Named Therein, as Initial Lenders, and Citibank, N.A.,
         as Administrative Agent, and Morgan Guaranty Trust Company of New
         York, as Syndication Agent, and Bank of America National Trust and
         Savings Association and The Chase Manhattan Bank, as Documentation
         Agents.
  10.24* Five-Year Credit Agreement, dated as of August 7, 1998, among Sprint
         Corporation and Sprint Capital Corporation, as Borrowers, and The
         Initial Lenders Named Therein, as Initial Lenders, and Citibank, N.A.,
         as Administrative Agent, and Morgan Guaranty Trust Company of New
         York, as Syndication Agent, and Bank of America National Trust and
         Savings Association and The Chase Manhattan Bank, as Documentation
         Agents.
  23.1.1 Consent of Ernst & Young LLP.
  23.1.2 Consent of Deloitte & Touche LLP.
  23.1.3 Consent of King & Spalding (included in Exhibit 8.1).
  23.1.4 Consent of Don A. Jensen (included in Exhibit 5.1).
  23.1.5 Consent of Stinson, Mag & Fizzell (included in Exhibit 8.3).
 *24.1   Power of attorney of the officers and directors of Registrant signing this Registration Statement.

--------

* Previously filed.

  (b) Financial Statement Schedules

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the consolidated financial statements of Sprint Corporation ("Sprint") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 3, 1998, except for Note 1, as to which the date is May 26, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule included in Item 16(b) of this Registration Statement. This schedule is the responsibility of the management of Sprint. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998

                              SPRINT CORPORATION
          SCHEDULE II--CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended December 31, 1997, 1996 and 1995

                                             Additions
                                          ----------------
                                 Balance  Charged Charged                Balance
                                beginning   to    to other   Other       end of
                                 of year  income  accounts deductions     year
                                --------- ------- -------- ----------    -------
                                                (in millions)
1997
 Allowance for doubtful
  accounts.....................  $117.4   $388.9   $ 4.0    $(363.6)(1)  $146.7
                                 ------   ------   -----    -------      ------
 Valuation allowance--deferred
  income tax assets............  $ 13.7   $  2.6   $ --     $  (4.5)     $ 11.8
                                 ------   ------   -----    -------      ------
1996
 Allowance for doubtful
  accounts.....................  $125.8   $248.5   $(1.5)   $(255.4)(1)  $117.4
                                 ------   ------   -----    -------      ------
 Valuation allowance--deferred
  income tax assets............  $ 17.4   $  1.9   $ --     $  (5.6)     $ 13.7
                                 ------   ------   -----    -------      ------
1995
 Allowance for doubtful
  accounts.....................  $ 87.5   $219.2   $ 7.0    $(187.9)(1)  $125.8
                                 ------   ------   -----    -------      ------
 Valuation allowance--deferred
  income tax assets............  $ 21.1   $  4.3   $ --     $  (8.0)     $ 17.4
                                 ------   ------   -----    -------      ------

--------
(1) Accounts written off, net of recoveries.

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P.
Kansas City, Missouri

  We have audited the combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (the "Partnerships") as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated May 26, 1998 (August 6, 1998 as to Note 4). Our audits also included the combined financial statement schedule of the Partnerships, included in Item 16(b). This financial statement schedule is the responsibility of the Partnerships' management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Kansas City, Missouri
May 26, 1998
(August 6, 1998 as to Note 4)


                        SPRINT SPECTRUM HOLDING COMPANY
                      COMBINED WITH MINORCO AND PHILLIECO
            SCHEDULE II--COMBINED VALUATION AND QUALIFYING ACCOUNTS
                 Years ended December 31, 1997, 1996 and 1995

                                          Additions
                                    ---------------------
                         Balance at   Charged    Charged                Balance at
                         beginning  to costs and to other   Other         end of
      Description         of year     expense    accounts deductions       year
------------------------ ---------- ------------ -------- ----------    ----------
                                             (in thousands)
Receivables
1997
 Allowance for doubtful
  accounts..............    $202      $11,539      $--     $(4,426)(1)    $7,315
1996
 Allowance for doubtful
  accounts..............    $--       $   202      $--     $   --         $  202
1995
 Allowance for doubtful
  accounts..............    $--       $   --       $--     $   --         $  --

--------
(1) Accounts written off, net of recoveries.

  Sprint will furnish to the Securities and Exchange Commission, upon request, a copy of the instruments defining the rights of holders of its long-term debt. The total amount of securities authorized under any of said instruments (other than those listed above) does not exceed 10% of the total assets of Sprint.

Item 17. Undertakings.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 22nd day of January, 1999.

                                          SPRINT CORPORATION

                                                 /s/ Arthur B. Krause
                                          By___________________________________

                                              Executive Vice President--Chief
                                                  Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                Name                             Title                    Date
                ----                             -----                    ----

          /s/ W.T. Esrey*            Chairman of the Board and
------------------------------------- Chief Executive Officer
            (W.T. Esrey)              (Principal Executive
                                      Officer)

          /s/ A.B. Krause*           Executive Vice President--
------------------------------------- Chief Financial Officer
           (A.B. Krause)              (Principal Financial
                                      Officer)

          /s/ J.P. Meyer*            Senior Vice President and
------------------------------------- Controller (Principal
            (J.P. Meyer)              Accounting Officer)

         /s/ DuBose Ausley*          Director
------------------------------------
          (DuBose Ausley)                                           January 22, 1999

        /s/ Warren L. Batts*         Director
------------------------------------
         (Warren L. Batts)

          /s/ Michel Bon*            Director
------------------------------------
            (Michel Bon)

      /s/ I.O. Hockaday, Jr.*        Director
------------------------------------
     (Irvine O. Hockaday, Jr.)

        /s/ Harold S. Hook*          Director
------------------------------------
          (Harold S. Hook)

               Name                  Title                         Date
               ----                  -----                         ----
        /s/ Ronald T. LeMay*         Director
------------------------------------
         (Ronald T. LeMay)

       /s/ Linda K. Lorimer*         Director
------------------------------------
        (Linda Koch Lorimer)

        /s/ Charles E. Rice*         Director
------------------------------------
         (Charles E. Rice)                                          January 22, 1999

          /s/ Ron Sommer*            Director
------------------------------------
            (Ron Sommer)

        /s/ Stewart Turley*          Director
------------------------------------
          (Stewart Turley)

     /s/ Arthur B. Krause

*By_______________________

  For himself and as Attorney-
          in-fact